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TABLE OF CONTENTS
LOCAL MATTERS, INC. INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on August 3, 2006

Registration No. 333-132637

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LOCAL MATTERS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7370 (Primary Standard Industrial Classification Code Number)	77-0392855 (I.R.S. Employer Identification Number)
1221 Auraria Parkway Denver, CO 80204 (303) 572-1122 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Perry Evans
President and Chief Executive Officer
Local Matters, Inc.
1221 Auraria Parkway
Denver, CO 80204
(303) 572-1122
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Brent D. Fassett, Esq. Michael D. Stack, Esq. Cooley Godward LLP 380 Interlocken Crescent Suite 900 Broomfield, CO 80021 (720) 566-4000	Mark G. Borden, Esq. Stuart R. Nayman, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 (617) 526-6000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)

Common Stock, $0.001 par value per share	3,833,334	$16.00	$61,333,344	$6,563.00

(1)
Includes 500,000 shares of Common Stock that may be purchased by the underwriters to cover overallotments, if any.

(2)
Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(3)
Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.

(4)
Previously paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS (Subject to Completion)                        Dated August 3, 2006

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

3,333,334 Shares

Common Stock

This is an initial public offering of shares of our common stock. We are offering 3,333,334 shares of our common stock. Prior to this offering, there has been no public market for our common stock. We have applied for the quotation of our common stock on the Nasdaq National Market under the symbol "LOCL." We expect that the public offering price will be between $14.00 and $16.00 per share.

Our business and an investment in our common stock involve significant risks. These risks are described under the caption "Risk Factors" beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Local Matters	$	$

The underwriters may also purchase up to an additional 500,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus, to cover overallotments.

The underwriters expect to deliver the shares against payment in New York, New York on                        , 2006.

Cowen and Company
CIBC World Markets
JMP Securities

                  , 2006

Internet
Mobile
local matters™
Voice
Media

local matters™

© Copyright Local Matters Inc. 2006. All Rights Reserved.

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
Dividend Policy
Capitalization
Dilution
Selected Consolidated Financial Data
Unaudited Combined Condensed Pro Forma Financial Information
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
Related Party Transactions
Principal Stockholders
Description of Capital Stock
Shares Eligible for Future Sale
Underwriting
Legal Matters
Experts
Where You Can Find Additional Information
Index to Consolidated Financial Statements

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

        Information contained on our web site is not part of this prospectus.

i

PROSPECTUS SUMMARY

        This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. You should carefully read the prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, including the information discussed under "Risk Factors" beginning on page 9 and our financial statements and notes thereto that appear elsewhere in this prospectus. As used in this prospectus, the terms "we," "our," "us," or "the Company" refer to Local Matters, Inc. and its subsidiaries, taken as a whole, unless the context otherwise indicates. Unless otherwise stated, all the information in this prospectus assumes that the underwriters will not exercise their overallotment option.

Company Overview

        We provide software and media services that enable Yellow Pages publishers and 411 service providers to expand their traditional service offerings and capitalize on emerging opportunities in the local search market. Our solutions are designed to broaden our clients' revenue opportunities by enabling them to both deliver improved consumer local search and shopping services and extend their advertising distribution channels.

        For Yellow Pages publishers, we provide software and services that convert the extensive local business information that they have aggregated for their print directories into online directories that provide a new distribution channel for their advertising customers. In addition to enabling our clients' online directories, we provide a proprietary Internet distribution channel to local advertisers, including Yellow Pages publishers, through a network of Internet sites under our AreaGuides.net brand. For 411 service providers, we provide our FlexiQ™ platform that allows operators to conduct queries quickly and efficiently to locate local business information.

        We deliver our solutions to 20 Yellow Pages publishers in seven countries and 22 U.S. and international 411 service providers in 13 countries. Our AreaGuides.net network of locally-focused Internet sites received an average of over 2.7 million unique visitors per month in 2005. Following the addition of our City-Guides.com group of Internet sites in February 2006, our AreaGuides.net network received an average of 4.4 million unique visitors per month during March, April and May 2006. As Internet, voice and wireless services begin to converge, we believe that we are well-positioned to connect the strengths of the Yellow Pages and the 411 services industries to produce compelling local search solutions.

Industry Overview

        Consumers have traditionally relied on Yellow Pages directories and 411 services to search for local businesses. Based on our market research and analysis, we estimate that the printed Yellow Pages advertising market was $14.3 billion in the United States, and $26.3 billion worldwide, in 2005, and total directory assistance revenues in the United States were $6.2 billion in 2004. We believe that consumers are increasingly turning to the Internet to search for local business information. As a result, the Internet is gaining credibility as an important advertising medium for local businesses. Based on our market research and analysis, we estimate that the worldwide market for local search, which consists of Internet Yellow Pages, local commercial Internet searches and wireless directory searches, will grow from $3.3 billion in 2005 to approximately $12.9 billion in 2010, a 31% compound annual growth rate.

Our Market Opportunity

        Despite the industry transition toward Internet-based local search and advertising, many current local online alternatives do not adequately meet the needs of consumers or local business advertisers.

Industry trends and the shortcomings of existing alternatives create a new growth opportunity for Yellow Pages publishers and 411 service providers.

        Consumers are underserved by current local search alternatives.    We believe that traditional Internet search portals do not provide a compelling consumer experience for Internet local search, because they do not deliver consistently relevant local results and they do not support consumer-oriented activities, such as comparative shopping. Similarly, we believe current 411 services fail to address evolving consumer needs, as consumers are becoming increasingly interested in completing searches that are more complex than traditional name and number searches, such as searches based on type of product or service offered, hours of operation, product specialties and location.

        Local business advertisers are underserved by current local Internet advertising alternatives.    Currently available methods of Internet advertising may not be cost-effective or sufficiently user-friendly for local businesses, limiting the ability of local advertisers to take advantage of this increasingly popular advertising channel.

        Challenges facing Yellow Pages publishers and 411 service providers.    Unless Yellow Pages publishers can develop differentiated Internet offerings and 411 service providers can develop enhanced services that meet the evolving needs of consumers, they risk losing market share and failing to capitalize on a significant revenue opportunity. However, many Yellow Pages publishers lack the technological expertise to develop and maintain content- and feature-rich Internet offerings, and many 411 service providers lack the technological expertise to develop enhanced content and functionality. Accordingly, we believe that they are likely to rely on outsourced products and services.

Benefits of Our Solutions

  Consumers

        Internet Yellow Pages directories and Destination Search portals powered by our technology provide a compelling local search experience for consumers which, we believe, will accelerate consumer adoption of these Internet local search solutions.

        Expanded local content and increased relevancy.    Our Internet local search solutions are designed to offer consumers highly relevant results because they are based on one of the most comprehensive sources of information on local businesses: the data aggregated by the Yellow Pages publishers for print advertising.

        Enhanced shopping experience.    Our Destination Search platform includes support tools that enable consumers to compare product or service offerings and relative convenience of local businesses and create interactive destination lists and maps.

  Local Business Advertisers

        Internet Yellow Pages directories and Destination Search portals powered by our technology, as well as our AreaGuides.net network of locally oriented websites, provide local businesses with the ability to reach consumers through the Internet.

        Effective directional advertising.    The Internet Yellow Pages directories and Destination Search portals that we design enable local advertisers to target consumers who are actively preparing to make a purchase decision and cross-sell to consumers seeking related products and services.

        Increased Internet presence.    Our Internet local search solutions enable local businesses that do not have a website to establish an Internet presence through our clients' directories. Our AreaGuides.net websites provide an Internet distribution channel targeted to travelers, new movers and other local consumers.

  Yellow Pages Publishers

        We believe that the Internet local search solutions that we design will benefit our clients in the following ways.

        Drive revenue growth and maintain market position.    By offering compelling Internet advertising opportunities to their advertising customers, our clients have the opportunity to cultivate a new category of revenue and may prevent their customers from migrating to Internet advertising channels offered by competitors, such as traditional Internet search portals.

        Overcome technical barriers to entry.    We provide Yellow Pages publishers with the software and services necessary to deploy Internet Yellow Pages directories and Destination Search portals. Our solutions can help our clients overcome the technical barriers to offering technologically advanced, content- and feature-rich local search services to consumers and compelling Internet advertising options to local businesses.

        Limit expense and time associated with meeting market opportunities.    By spreading the cost of research and development over multiple clients, we enable Yellow Pages publishers to establish compelling Internet local search services without incurring the costs associated with doing so in-house or retaining third-party service providers to build proprietary solutions. As a result, we believe that they are able to shorten their time-to-market and lower their total technology costs.

        Capitalize on additional distribution channels.    We enable our Yellow Pages clients to incorporate their Internet local search offerings into our AreaGuides.net websites. This drives Internet traffic to their Internet Yellow Pages directories and Destination Search portals and enables them to offer an additional advertising channel to their advertising customers.

  411 Service Providers

        Our 411-based local search solutions enable 411 service providers to quickly and accurately search directory databases in response to consumer queries and to automate consumer interactions. Our wireless messaging technology enables several international clients to respond to consumer queries via short message service, or SMS.

Our Strategy

        Our goal is to be the leading provider of software and media services that empower our clients to play a leading role in the evolving local search market. We also intend to pioneer innovations in what we refer to as mobile content services, which are intended to drive cooperative relationships between Yellow Pages publishers and 411 service providers. To achieve these goals, our strategy is to:

  •
  further our position as an innovator in local search;

  •
  capitalize on our relationships with Yellow Pages publishers and 411 service providers to drive the evolution and growth of mobile content services;

  •
  drive advertising distribution growth by developing leading local marketplace sites;

  •
  continue to cultivate our client relationships;

  •
  expand our client base; and

  •
  broaden our search engine marketing and search engine optimization offerings.

Recent Acquisitions

        In April 2005, we acquired substantially all of the assets of YP Web Partners, LLC, which we refer to as YPS. This acquisition provided us with our Internet Yellow Pages directory platform, which enables us to create and host Internet Yellow Pages directories for Yellow Pages publishers that want to rapidly establish an Internet version of their printed Yellow Pages.

        Also in April 2005, we acquired all of the outstanding stock of Information Services Extended, Inc., which we refer to as ISx, from a related party. We renamed ISx "Local Matters Voice and Wireless Division, Inc." in April 2006. This acquisition provided us with our 411-based local search platform.

        In October 2005, we acquired all of the outstanding stock of MyAreaGuide.com, Inc. and Online Web Marketing, Inc., which we refer to collectively as MAG. We renamed both companies comprising MAG "Local Matters Media Division, Inc." in May 2006. This acquisition provided us with our media services platform.

        Of our $8.5 million in revenues during 2005, $5.7 million was generated by YPS and MAG. During 2005, ISx was accounted for under the equity method. See "Management's Discussion and Analysis of Financial Condition and Results Of Operations—Background and Acquisitions" for a description of these acquisitions.

Company Information

        We were incorporated in California in 1994 as Nextron Communications, Inc. In 2002, we changed our name to Aptas, Inc. and began providing services that converted the local business information aggregated by Yellow Pages publishers into Internet searchable databases. In 2003, we reincorporated in Delaware. During 2005, we changed our name to Local Matters, Inc.

        Our principal executive offices are located at 1221 Auraria Parkway, Denver, Colorado 80204. Our telephone number is (303) 572-1122. We maintain an Internet website at www.localmatters.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

        Destination Search, FlexiQ, FlexiStation, FlexiCall, FlexiMessage, FlexiSearch, PageBoss, ListBoss, CityBoss and Local Matters' name and logo are our trademarks. All other trade names and trademarks or service marks appearing in this prospectus are the property of their respective holders.

The Offering

Common stock offered by us	3,333,334 shares
Common stock to be outstanding after this offering	11,117,199 shares
Use of proceeds	Based on an assumed initial public offering price of $15.00 per share, we expect to use approximately $18.5 million of the net proceeds of this offering to repay outstanding indebtedness, including accrued interest. A portion of this amount will be paid to an affiliate of one of our directors and principal shareholders. We also intend to use $1.3 million of the net proceeds of this offering to pay amounts owing under performance obligations. We intend to use the balance of the proceeds for general corporate purposes and working capital. See "Use of Proceeds."
Risk Factors	See "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
Proposed Nasdaq National Market symbol	LOCL

        The number of shares of common stock to be outstanding immediately after this offering is based on the number of shares outstanding as of May 31, 2006 and an assumed initial public offering price of $15.00 per share, the midpoint of the range on the cover of this prospectus, and excludes, as of that date:

  •
  141 shares of our common stock issuable upon exercise of outstanding options under our 1999 equity incentive plan, having a weighted average exercise price of $3,696.83 per share;

  •
  545,265 shares of our common stock issuable upon exercise of outstanding options under our 2004 equity incentive plan, having a weighted average exercise price of $12.17 per share, including 102,232 shares of our common stock issuable upon exercise of outstanding options originally issued under the Information Services Extended, Inc. 2001 stock plan, which we assumed in connection with our acquisition of Information Services Extended, Inc., or ISx, having a weighted average exercise price of $3.32 per share;

  •
  134,541 shares of our common stock reserved for future issuance under our 2004 equity incentive plan;

  •
  1,270,000 shares of our common stock reserved for future issuance under our 2006 equity incentive plan;

  •
  569,896 shares of our common stock issuable upon conversion of outstanding convertible promissory notes, plus additional shares of our common stock issuable upon conversion of accrued and unpaid interest, that will not automatically convert into shares of our common stock upon the closing of this offering; and

  •
  584,565 shares of our common stock issuable upon exercise of outstanding warrants, having a weighted average exercise price of $15.27 per share.

        Except for the historical financial statements and related data and as otherwise indicated, all information in this prospectus reflects the recapitalization described below, and assumes no exercise of the underwriters' overallotment option.

Recapitalization

        We will complete a recapitalization in connection with this offering. In this recapitalization, based on an assumed offering price of $15.00 per share, the midpoint of the range on the cover of this prospectus:

  •
  we will effect a 1-for-6.56 reverse split of our common stock;

  •
  9,236,198 shares of series 1 preferred stock will automatically convert into 1,407,848 shares of common stock;

  •
  15,000,000 shares of series 2 preferred stock will automatically convert into 2,000,000 shares of common stock;

  •
  6,463,480 shares of series 3 preferred stock will be automatically exchanged for 3,447,191 shares of common stock;

  •
  $12.7 million of our convertible notes payable, plus $0.6 million in accrued interest, will convert into 884,615 shares of common stock;

  •
  warrants to purchase 773,630 shares of our series 1 preferred stock will become exercisable for 117,915 shares of common stock at a weighted average price of $12.36 per share;

  •
  warrants to purchase 2,840,000 shares of our series 2 preferred stock will become exercisable for 378,666 shares of common stock at a price of $7.50 per share;

  •
  warrants to purchase 125,000 shares of our series 3 preferred stock will become exercisable for 66,666 shares of common stock at a price of $7.50 per share;

  •
  we expect to use a portion of the net proceeds of this offering to repay $9.5 million of the notes, plus $0.3 million in accrued interest, that we issued in connection with our acquisition of MAG;

  •
  we expect to use a portion of the net proceeds of this offering to repay $7.5 million of the notes that we assumed in connection with our acquisition of ISx;

  •
  we expect to use a portion of the net proceeds of this offering to repay $1.3 million of the notes, along with accrued interest, that we issued in connection with our acquisition of YPS; and

  •
  we expect to use a portion of the net proceeds to pay $1.3 million in full settlement of the amounts owing under performance obligations we incurred in connection with our acquisition of MAG.

        The number of shares of common stock issuable upon the conversion of our shares of series 2 preferred stock, the exchange of our series 3 preferred stock and the conversion of the $12.7 million promissory notes depend upon the public offering price per share of our common stock in this offering.

        Our series 1 preferred stock will automatically convert into shares of our common stock on a one for 6.56 basis upon the closing of this offering. Shares of series 2 preferred stock may be converted, at the election of the holders thereof, into a number of shares of our common stock determined by dividing the original purchase price of the shares being converted by $21.48. All shares of our series 2 preferred stock that were not previously converted into shares of our common stock will automatically convert upon the closing of this offering into a number of shares of common stock determined by dividing $15.0 million by a denominator equal to 50% of the public offering price per share, which will be $7.50 based on an assumed initial public offering price of $15.00 per share, the midpoint of the range on the cover of this prospectus. Our series 3 preferred stock will automatically be exchanged, immediately before the closing of this offering, for a number of shares of common stock determined by dividing $25.9 million by the lesser of 50% of the public offering price per share, which will be $7.50 based on an assumed initial public offering price of $15.00, and $21.48. The $12.7 million of convertible promissory notes will convert into a number of shares of common stock determined by dividing the outstanding principal plus accrued interest on the note by a denominator equal to the public offering price per share.

Summary Consolidated Financial Data

        The following tables present our summary consolidated financial data and should be read together with our financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The summary consolidated financial data for the years ended December 31, 2003, 2004 and 2005 are derived from our audited financial statements, which are included elsewhere in this prospectus. The unaudited summary consolidated financial data as of March 31, 2006 and for the three months ended March 31, 2005 and 2006 have been derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus, and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for these periods. The pro forma information contained in the consolidated balance sheet and net loss per share data is based on an assumed initial public offering price of $15.00, which is the midpoint of the range on the cover of this prospectus, and gives effect to:

  •
  the automatic conversion of all shares of series 1 preferred stock outstanding as of March 31, 2006 into 1,407,848 shares of common stock;

  •
  the automatic conversion of all shares of series 2 preferred stock outstanding as of March 31, 2006 into 2,000,000 shares of common stock;

  •
  the automatic exchange of all shares of series 3 preferred stock outstanding as of March 31, 2006 for 3,447,191 shares of common stock immediately prior to the completion of this offering;

  •
  the effects of a deemed dividend in the aggregate amount of $24.0 million upon beneficial conversion of our series 3 preferred stock; and

  •
  the automatic conversion of $12.7 million of convertible notes payable, plus accrued interest outstanding as of March 31, 2006, into 876,143 shares of common stock, the effect of a $0.7 million charge related to the acceleration of a note discount included in the convertible notes payable and the effects of a debt discount of $2.6 million resulting from a beneficial conversion option on the YPS note which will become convertible upon completion of this offering.

        The pro forma as adjusted information contained in the consolidated balance sheet data gives effect to the adjustments described above, the sale of 3,333,334 shares of our common stock in this offering at an assumed initial public offering price of $15.00 per share, which is the midpoint of the range on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and offering expenses, the repayment of approximately $18.5 million of outstanding notes payable, including accrued interest, and the payment of $1.3 million in full settlement of a performance obligation upon the consummation of this offering. In connection to the debt repayment, the pro forma as adjusted information gives effect to a $1.1 million charge related to the acceleration of a note discount related to an outstanding promissory note in the principal amount of $9.4 million.

        The pro forma as adjusted net loss per share attributable to common stockholders gives effect to the adjustments described above, with the exception that the number of shares of our common stock to be sold in this offering is limited to 1,425,261, which is the number necessary, after deducting underwriting discounts and commissions, to repay $18.5 million of outstanding notes payable, including accrued interest, and $1.3 million of performance obligations.

	Year ended December 31,			Three Months ended March 31,
	2003	2004	2005	2005	2006
	(unaudited) (in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues	$439	$1,895	$8,477	$751	$7,279
Cost of revenues	91	513	3,337	130	2,971

Gross profit	348	1,382	5,140	621	4,308
Operating expenses:
Sales and marketing	395	1,476	3,672	671	1,711
Product development and support	696	1,339	3,360	688	2,070
General and administrative	839	1,204	3,038	387	2,549
Amortization of intangible assets	—	—	2,751	—	1,622

Total operating expenses	1,930	4,019	12,821	1,746	7,952
Loss from operations	(1,582)	(2,637)	(7,681)	(1,125)	(3,644)
Interest expense, net	1,434	751	628	38	925
Impairment, income tax and other (income) expense	—	—	2,875	—	(4)
Equity in the loss of ISx, net of tax	—	—	7,384	—	—

Net loss	$(3,016)	$(3,388)	$(18,568)	$(1,163)	$(4,565)

Preferred stock deemed dividend from beneficial conversion	—	—	(126)	—	—

Net loss attributable to common stockholders	$(3,016)	$(3,388)	$(18,694)	$(1,163)	$(4,565)

Net loss per share attributable to common stockholders:
Historical	$(197.02)	$(221.32)	$(1,104.32)	$(75.97)	$(135.51)

Unaudited pro forma			$(5.45)		$(3.80)

Unaudited pro forma as adjusted			$(3.85)		$(3.33)

Shares used in computing net loss per share attributable to common stockholders:
Historical	15,308	15,308	16,928	15,308	33,687

Unaudited pro forma			3,432,383		7,698,315

Unaudited pro forma as adjusted			4,857,644		9,123,576

	March 31, 2006
	Historical	Pro Forma	Pro Forma As Adjusted
	(unaudited) (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$6,352	$6,352	$30,521
Working capital (deficit)	(4,660)	(2,908)	22,786
Total assets	87,004	87,004	112,423
Long-term obligations (including current portion)	35,757	21,163	4,258
Preferred stock	70,348	—	—
Stockholders' equity (deficit)	(33,456)	51,938	94,763

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the other information set forth in this prospectus before deciding to invest in shares of our common stock. If any of the events or developments described below occur, our business, financial condition or results of operations could be negatively affected. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment in our common stock.

Risk Related to Our Business

  Our company is difficult to evaluate because we have conducted our current business for a short period of time.

        We were incorporated in December 1994 as Nextron Communications, Inc. Until 2002, our business focused on providing Internet software products and services. We acquired the assets of the AccelX division of Webb Interactive Services Inc. in October 2001. We replaced our management in connection with this acquisition, and our new management restructured our business to focus on Internet Yellow Pages services. In April 2005, we acquired the outstanding stock of Information Services Extended, Inc., which we refer to as ISx, and substantially all of the assets of YP Web Partners, LLC, which we refer to as YPS. In October 2005, we acquired all of the outstanding stock of MyAreaGuide.com, Inc. and Online Web Marketing, Inc., which we refer to collectively as MAG. As a result, we have limited experience in our business markets, particularly in the 411-based local search and media services markets. In addition, we have conducted our combined operations as a single business for only a short period of time.

        In light of our acquisitions and evolving business model, we have limited historical financial data upon which to base planned operating expenses or forecast accurately our future operating results. We must make significant estimates and judgments in preparing our internal budgets and projections, and we may incur a greater level of expenses, or derive less revenue, than planned as a result of our combined operations. In addition, our recent acquisitions will make it difficult for investors and securities analysts to evaluate our business and prospects. In particular, period-to-period comparisons of our historical results of operations may not be meaningful.

  We have incurred annual net losses since our inception, and we may incur net losses in the foreseeable future.

        Between April 2005 and October 2005, we acquired three businesses, all of which are material to our operations. Prior to these acquisitions, we generated limited revenues, incurred annual operating losses and generated negative cash flows. We generated revenues of approximately $0.4 million in 2003, $1.9 million in 2004, $8.5 million in 2005, and $7.3 million for the three months ended March 31, 2006. We incurred a net loss of $3.0 million in 2003, $3.4 million in 2004, $18.6 million in 2005, and $4.6 million for the three months ended March 31, 2006. Of our $8.5 million in revenues during 2005, $5.7 million was generated by acquired companies. Of our $18.6 million net loss for 2005, $8.8 million was generated by acquired companies. As of March 31, 2006, we had an accumulated deficit of approximately $94.5 million, including $60.5 million from discontinued operations. Two of the businesses that we acquired in April 2005 have a history of losses. ISx generated revenues of $9.3 million in 2003 and 2004, and $1.9 million in the first three months of 2005, resulting in net losses of $1.1 million in 2003, $2.0 million in 2004 and $1.1 million in the first three months of 2005. YPS has a limited revenue history. YPS generated revenues of $0.8 million in 2003, $2.9 million in 2004 and $0.9 million in the first three months of 2005, resulting in a net loss of $0.6 million in 2003, net income of $7,000 in 2004 and net income of $0.3 million in the first three months of 2005.

        We may not achieve or maintain profitability in the future. In particular, we expect that our expenses relating to sales and marketing and product development and support, as well as our general and administrative costs, will increase, requiring us to increase revenues in order to achieve and maintain profitability. If we do not achieve and maintain profitability, our financial condition will be materially and adversely affected, and we will eventually be unable to continue our operations. If we fail to achieve or maintain profitability on a quarterly or annual basis within the timeframe expected by investors or securities analysts, the market price of our common stock will decline.

  Our quarterly revenues and other operating results can be difficult to predict and can fluctuate substantially.

        We expect that our operating results will fluctuate significantly from period to period, particularly in light of our recent acquisitions, the emerging nature of the local search markets and our limited experience operating our current businesses as a combined entity. These fluctuations may be caused by a number of uncertainties, including:

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  our ability to attract new clients for our Destination Search platform and Internet Yellow Pages directory platform;

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  our success in creating and managing search engine marketing and search engine optimization initiatives designed to increase traffic to the Internet local search solutions of our clients and our AreaGuides.net network of Internet sites;

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  our ability to develop new wireless 411-based local search solutions, and obtain and retain clients for those solutions;

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  the success of any revenue-sharing agreements to which we are or may in the future become party, or changes to our pricing policies;

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  product and price competition;

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  the timing of development, introduction and market acceptance of new products and services, or enhancements to current products or services, by us or our competitors;

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  the timing of delivery of new and existing solutions to our clients, and their acceptance of those solutions;

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  the rate of expansion and effectiveness of our sales force;

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  the length of the sales cycle for our product and service offerings;

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  software defects or other product quality problems;

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  seasonal and weather-related fluctuations in the travel industry; and

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  the mix of higher margin license and media services revenues and lower margin service revenues.

        These uncertainties may lead to volatility in our stock price as securities analysts and investors respond to these quarterly fluctuations.

  We have recently made a number of significant acquisitions. If we do not manage and integrate these or future acquisitions properly, our results will suffer.

        We have grown rapidly by acquiring other businesses and entering into business combinations. Since April 2005, we have acquired ISx, YPS and MAG, all of which are material to the operation of our business and our business strategy. We may continue to acquire businesses, technologies and products that are expected to complement our existing operations. Growth through acquisitions entails numerous risks, including:

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  significant strain on our financial, management and operational resources, including the distraction of our management team in identifying potential acquisition targets, conducting due diligence and negotiating acquisition agreements;

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  difficulties in integrating the operations, personnel, products, services technologies and financial, computer, payroll and other systems of the acquired businesses;

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  difficulties in combining product and service offerings;

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  retaining and creating adequate incentives for members of the management teams of the constituent businesses who join our company;

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  the potential loss of key employees or clients of the acquired businesses;

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  entering geographic and business markets in which we have little or no prior experience;

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  unanticipated liabilities or contingencies of acquired businesses;

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  fluctuations in our operating results caused by incurring considerable expenses to acquire businesses before receiving the anticipated revenues expected to result from the acquisitions; and

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  dilution to existing stockholders if we use stock to acquire businesses.

        In addition, acquisitions may result in the incurrence of debt, restructuring charges and large one-time write-offs, such as write-offs for acquired in-process research and development costs. Acquisitions also result in goodwill and other intangible assets that are subject to impairment tests, which could result in future impairment charges.

        We may not be able to successfully complete the integration of the businesses that we have recently acquired or successfully integrate any businesses that we may acquire in the future. We may not realize the anticipated benefits or synergies of the companies we acquire or with which we enter into business combinations to the extent, or in the timeframe, anticipated. The anticipated benefits and synergies are based on projections and assumptions, not actual experience, and assume a successful integration. Furthermore, revenues that the acquired businesses have achieved in past periods may not be indicative of future operating results.

        In the future, we may not be able to identify suitable acquisition candidates, and if we do, we may not be able to complete these acquisitions on acceptable terms, or at all. From time to time, we may enter into negotiations for acquisitions that are not ultimately consummated. Those negotiations could result in diversion of management time and significant out-of-pocket costs. If we fail to evaluate and execute acquisitions properly, we may not be able to achieve our anticipated level of growth, and our revenues could decline or our costs could increase.

  If the market for local search does not develop as we anticipate, or if we are unable to compete effectively with companies offering similar local search capabilities, our revenues may decline or we may not achieve or maintain profitability.

        The market for advanced local search solutions is relatively new and rapidly evolving. We cannot be certain that our offerings will achieve and sustain high levels of client and consumer adoption, which will be necessary to increase our revenues and achieve and maintain profitability. In addition, the Internet search markets, including the market for local search solutions, are intensely competitive. We expect competition in these markets to persist and intensify, and we may not have the resources or expertise to compete successfully in the future. This could result in the loss of existing clients and the failure to attract new clients, resulting in a decline in our revenues.

        Many of our competitors and potential competitors, especially large, well-established Internet search portals have:

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  significantly greater financial, support, technical, development, marketing, sales, service and other resources;

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  larger installed client bases;

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  longer operating histories;

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  greater name recognition; and

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  more established relationships than we have.

        In addition, competitors could bundle their products with, or incorporate capabilities in addition to, those that we provide. Products with such additional functions may be appealing to some clients because they would reduce the number of different types of software or applications used to run their businesses. Our niche competitors' products may be more effective than our solutions at performing particular search functions or may be more customized for particular client needs in a given market. Furthermore, our competitors may be able to respond more quickly than we are able to respond to changes in client requirements.

  Clients that individually generate more than 10% of our consolidated revenues accounted for 60% of our total revenues in 2005. Because we rely on a small number of clients, the loss of any of them would substantially reduce our revenues or market share.

        We derive a substantial portion of our revenues from a small number of clients. After taking into account the acquisitions we completed in 2005, and giving effect to these acquisitions as if they were completed on January 1, 2005, our two largest Internet local search clients accounted for 33% of our total revenues during 2005, our largest media services client accounted for 9% of our total revenues during 2005 and our largest 411-based local search client accounted for 7% of our total revenues during 2005. Consequently, the loss of any of these clients, a significant decrease in business from any of these clients or the failure to obtain new clients could cause our revenues to substantially decline or could result in loss of market share or increased operating losses. Our reliance on a limited number of clients could cause our revenues to fluctuate from quarter to quarter based on the services required by, and timing of payments from, these clients.

  Our two largest Internet local search clients recently combined operations. This combination may result in a decrease in our revenues.

        Our two largest Internet local search clients, Dex Media, Inc. and R.H. Donnelley Publishing and Advertising, Inc., combined their businesses in the first quarter of 2006. Our relationships with Dex Media and R.H. Donnelley are particularly important to us because we derive a significant portion of our revenues from these clients, and because Dex Media is one of only three clients that currently license our Destination Search platform.

        Our agreement with Dex Media, which expires in December 2007, may be terminated by Dex Media at any time on only 60 days' prior written notice, and either party may terminate the agreement prior to its scheduled expiration in the event of certain breaches of the agreement by the other party. Our agreement with R.H. Donnelley terminates upon expiration of publication cycles of the directories subject to the agreement, and does not provide for automatic renewal. Either party may terminate this agreement prior to its scheduled expiration in the event of a material breach of the agreement by the other party. We, Dex Media or R.H. Donnelley may elect not to renew the respective agreements upon their expiration. If the agreements are renewed, they may be renewed on terms that are materially different from those currently in place. The termination or non-renewal of the agreement with either Dex Media or R.H. Donnelley would cause our revenue to decline and could make it more difficult to expand our client base.

  Our failure to manage our growth could impair our business.

        We have rapidly and significantly expanded our operations. For example, we increased the number of our employees from 37 full-time employees as of November 1, 2004 to 192 full-time employees as of

March 31, 2006. We anticipate further significant expansion of our operations in an effort to meet our business objectives. Our expansion to date has strained, and will continue to strain, our management, financial controls, operational support systems, personnel and other resources. Any future expansion could further increase these strains. We may not be able to manage growth of our operations if we do not:

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  improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

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  hire, train and manage additional qualified personnel;

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  expand and upgrade our technologies; and

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  effectively manage relationships with our clients, suppliers and other third parties.

        These initiatives will increase our fixed costs, which might make it more difficult for us to reduce expenses quickly to offset any revenue shortfalls. If we fail to manage our growth effectively, our business could be disrupted, and our ability to expand our client base and service offerings could suffer. Any failure to successfully address these issues could create a significant risk that the value of our common stock will decline.

  We may need additional funding to meet our obligations and to pursue our business strategy. Additional funding may not be available to us and our financial condition could therefore be adversely affected.

        We may require additional funding to meet our ongoing obligations and to pursue our business strategy. We expect our operating expenses to significantly increase in 2006 as a result of the acquisitions we completed in 2005 and expansion of our business. Even after our planned repayment of indebtedness, we will have significant continuing repayment obligations under the terms of our outstanding promissory notes, including obligations of up to $4.2 million over the next two years relating to indebtedness that we expect to remain outstanding following the consummation of this offering. In addition, we have agreed with the sellers of MAG to pay them $1.3 million in full satisfaction of amounts owing in connection with certain performance milestones within five days of the consummation of this offering.

        The timing and amount of our funding requirements, however, may vary significantly, and we cannot provide any assurance that we will be able to fund our operations for a period beyond the next 12 months. We expect to devote substantial resources to our product development and support efforts and to our sales and marketing efforts associated with the development and commercialization of our local search solutions. Our funding requirements will depend on numerous factors, including:

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  the extent to which our local search solutions, including our Destination Search platform and 411-based local search solutions, gain increased market share and are commercially successful in the United States and internationally;

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  the level of profitability of our local search solutions and media services solutions;

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  the progress, level and timing of our product development and support activities related to our local search solutions;

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  unforeseen costs, delays and problems;

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  the cost and effectiveness of our sales and marketing programs;

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  the timing of any conversion of our outstanding promissory notes into shares of our common stock;

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  the status of competing products;

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  milestone payments due pursuant to the terms of our acquisition of MAG;

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  the establishment of additional strategic or licensing arrangements with other companies, or acquisitions; and

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  the level of costs associated with building and maintaining public company systems and infrastructure.

        We do not currently have any arrangements or credit facilities in place as a source of funds for these requirements.

        If we were to need additional funds, or if we enter into an acquisition or strategic arrangement with another company, we may need to sell additional equity or debt securities. Any sale of additional equity or debt securities may result in dilution to our stockholders, and debt financing may involve covenants limiting or restricting our ability to take specific actions, such as incurring additional debt or making capital expenditures. We cannot be certain that additional public or private financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to delay, reduce the scope of, or eliminate one or more aspects of our research and development activities, which could harm the growth of our business.

  Our future performance will depend on our ability to retain the services of our chief executive officer, as well as other key personnel.

        Our future performance depends to a significant extent on the continued service of Perry Evans, our president and chief executive officer, whose experience and relationships in the media and Internet industries are critical to our business. We also depend on the other members of our current management and the management of the businesses we have acquired. We have entered into employment agreements with Perry Evans, our President and Chief Executive Officer; Michael D. Dingman, our Chief Financial Officer; John Kemp, our Executive Vice President, Voice and Wireless Solutions; Jeannette McClennan, our Chief Marketing Officer and Executive Vice President, Media Services; Curtis Fletcher, our Senior Vice President, Finance, Treasurer and Secretary; and Susan Dalton, our Executive Vice President of Engineering and Operations. However, these employment agreements are terminable at will by us or by the employee. Accordingly, our key personnel could terminate their employment with us at any time without penalty and may become employed by one of our competitors, or otherwise compete directly or indirectly with us, after expiration of a contractual non-compete period, which is generally six to 12 months. In addition, we have a significant number of employees who do not have non-compete agreements. The loss of the services of Mr. Evans, or any other employee with knowledge about our business that is not known to others in our company, could have a material adverse effect on our business prospects.

  If we are not able to attract and retain highly skilled managerial and technical personnel with Internet experience, we may not be able to implement our business model successfully.

        We rely upon technical employees to develop and maintain much of the technology used to provide our products and services. In order to fully implement our business plan, we will need to attract and retain additional qualified personnel. In order to do so, we may need to pay higher compensation to our employees than we currently expect. If we are not able to hire or retain the necessary personnel to implement our business strategy, our competitiveness in the local search market will suffer.

  Reductions in information technology spending by our clients, or advertising spending by local businesses, could limit our ability to grow our business.

        Our revenue growth and profitability depend on the information technology spending of our clients and, indirectly, on the advertising expenditures of small- and medium-sized businesses. We sell our solutions primarily to Yellow Pages publishers and 411 service providers whose information technology spending fluctuates with general economic and business conditions. As a result, decreased demand for information technology caused by a weakening economy may cause a decline in our revenues. Historically, economic downturns have resulted in overall reductions in corporate information technology spending. In particular, software that enables Internet local search portals and 411 services may be viewed by some of our existing and potential clients as a lower priority and may be among the first expenditures reduced as a result of unfavorable economic conditions.

        Many Yellow Pages advertisers are small- and medium-sized businesses. These businesses may be more likely to be significantly affected by economic downturns than larger, more established businesses. These businesses may have limited advertising funds, which they may choose to spend on traditional print advertising rather than the new media products we enable our clients to offer. If small- and medium-sized businesses experience economic hardship, they may be unwilling to spend resources on advertising in general, and Internet advertising in particular, which could negatively affect the overall demand for our services and reduce our revenues.

  Our internally developed software may contain undetected errors that could limit our ability to provide our products and services and diminish the attractiveness of our software and service offerings.

        Each of our major products and related services includes proprietary software that generally has been internally developed. This software may contain undetected errors, defects or bugs. We may discover significant errors or defects in the future that we may not be able to fix in a timely manner, or at all. Our inability to fix any errors could limit our ability to provide our services, impair the reputation of our brands and our services and diminish the attractiveness of our solutions to our clients and their customers.

  Our technical systems are vulnerable to interruption and damage that may be costly and time-consuming to resolve and may harm our business and reputation.

        We primarily host our Internet Yellow Pages directories and our AreaGuides.net websites at locations in St. George, Utah and Las Vegas, Nevada. Although we maintain offsite backup servers and redundant power supplies, a disaster could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition and results of operations. Our systems and operations are vulnerable to damage or interruption from:

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  fire;

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  floods;

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  network failure;

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  hardware failure;

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  software failure;

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  power loss;

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  telecommunications failures;

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  break-ins;

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  terrorism, war or sabotage;

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  computer viruses;

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  denial of service attacks;

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  penetration of our network by unauthorized computer users and "hackers" and other similar events;

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  natural disaster; and

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  other unanticipated problems.

        We may not have developed or implemented adequate protections or safeguards to overcome any of these events. We also may not have anticipated or addressed many of the potential events that could threaten or undermine our technology network. Any of these occurrences could cause material interruptions or delays in our business, result in the loss of data or render us unable to provide services to our clients. Our firewall hardware and software may not be adequate to thwart hacker attacks. Although we maintain property insurance and business interruption insurance, our insurance may not be adequate to compensate us for all losses that may occur as a result of a catastrophic system failure or other loss, and our insurers may not be able or may decline to do so for a variety of reasons. If we fail to address these issues in a timely manner, we may lose the confidence of our clients and their customers, our revenue may decline and our business could suffer.

        In addition, as we expand our service offerings and enter into new business areas, we may be required to significantly modify and expand our software and technology platform. If we fail to accomplish these tasks in a timely manner, our business and reputation will likely suffer and demand for our services could reduce or fail to grow.

  Rapid technological changes may require adjustments to our operations. If we fail to adjust our operations in a timely fashion, our revenues could decline.

        Our success depends significantly on our ability to improve existing products and services and introduce new products, services and applications that satisfy the changing requirements of clients in a rapidly developing and evolving local search market. We may need to adjust our operations, including developing new products, offering new services and revising and updating our existing products and services to adjust to technological advances and changing demand. If we cannot adjust our operations in response to technological advances or changes in the market, our revenues may decline, our costs may increase and our competitive position in the local search market may weaken.

  The success of our business is dependent, in part, on the continued growth of the Internet as a business tool for consumers and small- and medium-sized businesses.

        Our ability to generate revenues from Yellow Pages publishers depends on the continued acceptance of the Internet as a communications, advertising and commerce platform for consumers and small- and medium-sized businesses. Delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility and quality of service could adversely affect the use of the Internet as a business tool. The performance of the Internet and its acceptance as a business tool have been harmed in the past by viruses, worms and similar malicious programs, and the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If for any reason the Internet does not remain a widespread communications medium and commercial platform or businesses do not continue to desire an Internet presence, the demand for our services and products would be significantly reduced.

  If we cannot maintain or increase the number of consumers who use AreaGuides.net or the Internet local search portals of our clients, our revenues will decline.

        A significant portion of our media services revenues are currently directly dependent on the number of users of our AreaGuides.net websites, including revenues from content-targeted advertising, performance-based advertising and national banner and site sponsorship advertising. If the number of users of these websites falls, our revenues will decline and could cause us to incur losses.

        If our Yellow Pages clients are unable to maintain or increase the number of consumers using their Destination Search portals or Internet Yellow Pages directories, they may fail to attract local business advertising and lose market share to Internet search portals or other local advertising media. This could result in the loss of clients for us or a reduction of revenues.

  Our quarterly results of operations might fluctuate due to a disruption to the travel industry, due to natural disaster or another cause, which could adversely affect our growth rate and in turn the market price of our common stock.

        Our media services business is materially dependent on the travel industry. In the event of a decline in travel, due to a natural disaster or otherwise, the revenues of our media services business may decline and the price of our common stock could decline.

  Approximately 12% of our consolidated revenues for 2005 were generated in foreign jurisdictions. As we expand our international operations, we will become more susceptible to risks associated with international clients.

        We intend to continue to expand our client relationships internationally into markets within North and South America, the Pacific Rim and Europe.

        Doing business with foreign clients subjects us to additional risks and uncertainties that we do not generally face in the United States, including:

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  pricing environments and business practices that may vary from country to country and favor local competitors;

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  unexpected changes in foreign regulatory requirements, including Internet and technology regulations;

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  lack of local recognition of our branding, which may require that we spend significant amounts of time and money to build brand identity;

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  localization of products and services, including translation into foreign languages;

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  fluctuations in the value of the U.S. dollar relative to foreign currencies;

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  longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

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  difficulties supporting international operations;

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  potentially adverse tax consequences, including foreign tax systems and restrictions on the repatriation of earnings;

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  maintaining and servicing computer hardware in distant locations;

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  multiple and changing laws and legal standards, including employment, tax, trade, privacy and data protection laws and regulations; and

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  reduced or varied protection for intellectual property rights in some countries.

        As of March 31, 2006, we had $0.6 million of receivables denominated in currencies other than the U.S. dollar. As a result, our operating results and cash flows are subject to fluctuations due to changes in the relative values of the U.S. dollar and foreign currencies. These fluctuations could negatively affect our operating results and could cause our net income or loss to vary from quarter to quarter. We do not currently engage in currency hedging activities to limit the risk of exchange rate fluctuations.

  The telecommunications industry is going through significant consolidation, which could reduce our revenues and adversely impact our business.

        In offering our 411-based local search services, we create, install and maintain software and database applications for telecommunications companies in the United States and abroad. Several of the large telecommunications providers in the United States have recently entered into business consolidations. AT&T Wireless was acquired by Cingular Wireless in 2004, Nextel Communications, Inc. was acquired by Sprint in 2005, MCI Corp. was acquired by Verizon Communications in 2006 and BellSouth Corporation and AT&T Inc. announced their intent to merge in 2006. If a client of ours is acquired by a company we do not do business with, we may lose the client, which would cause our revenues to decline.

        In addition, industry analysts expect the wireline 411 services business to decline. Several of our principal clients are experiencing loss of call volume in the 411 services market, which could reduce our revenues. In Europe, where we earn significant revenues, the 411 services market is being deregulated, which may result in reduced call volumes for incumbent 411 service providers, adversely affecting our revenues. In the United States, vendor consolidation in 411 services and call automation is resulting in intense competition in those markets. These and other changes in the telecommunications industry could materially adversely affect our business and results of operations.

  We may become subject to burdensome governmental regulation and legal uncertainties, which could limit our growth.

        Additional laws and regulations directly applicable to Internet communications, commerce and advertising may be enacted, covering issues such as user privacy, pricing, content, domain-name registration, taxation and quality of products and services. Any new legislation could hinder growth in the use of the Internet generally and decrease the acceptance of the Internet as a medium for communications, commerce and advertising. Various United States and foreign governments, as well as international bodies such as the United Nations, might attempt to regulate or levy sales or other taxes relating to our activities, which could reduce demand for our solutions or increase the costs of doing business with us. For example, the United States federal government passed legislation in 2004 placing a three-year ban on state and local governments' imposition of new taxes on Internet access or electronic commerce transactions. If that ban is not extended, state and local governments may begin to levy additional taxes on Internet access and electronic commerce transactions upon the legislation's expiration in November 2007.

        The laws governing the Internet remain largely unsettled, even in areas where legislation has been enacted. It may take several years to determine whether, how and to what extent existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens and restrictions on companies conducting business over the Internet.

  Our failure to adequately protect our intellectual property and proprietary rights could harm our competitive position.

        Our success is substantially dependent upon our proprietary technology. We rely on a combination of copyright, trade secret, trademark and other common laws in the United States and other jurisdictions, as well as confidentiality procedures and contractual restrictions, to protect our proprietary technology, processes and other intellectual property. We have no issued patents, and much of our proprietary information and processes may not be patentable. We cannot assure you that we will develop proprietary technologies that are patentable or that our pending patent application will be issued or that its scope will be broad enough to provide us with meaningful protection or competitive advantage. In addition, an issued patent may be challenged by a third party and invalidated. Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Despite any efforts to protect our proprietary rights, third parties may, in an unauthorized manner, copy, use or otherwise obtain our intellectual property, and market software or services based on our intellectual property or technology. We cannot assure you that our means of protecting our proprietary rights now or in the future will be adequate or that our competitors will not independently develop similar technology, duplicate our products or services or design around patents issued to us, if any, or other intellectual property rights.

        To the extent we expand our international activities, our exposure to unauthorized copying and use of our software and proprietary information may increase. Some license provisions protecting against unauthorized use, copying, transfer and disclosure of our licensed products may be unenforceable under the laws of certain jurisdictions and foreign countries in which we operate. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States.

        If we are unable to adequately protect our intellectual property and proprietary rights, our ability to compete would be diminished and our business and operations would be adversely affected. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation, whether successful or unsuccessful, could result in substantial costs and diversion of management resources, either of which could seriously harm our business.

  We may be subject to intellectual property claims that create uncertainty about ownership of technology essential to our business and divert our managerial and other resources.

        There has been a substantial amount of litigation in the technology industry regarding intellectual property rights. We cannot assure you that third parties will not, in the future, challenge our intellectual property rights or claim infringement or misappropriation by us with respect to our current or future software, services, patents, copyrights, trademarks or other proprietary rights. We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. An intellectual property proceeding could:

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  cause us to enter into unfavorable royalty or license agreements in order to obtain the right to use necessary technologies;

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  cause us to pay substantial damages, including treble damages, if we are found to have willfully infringed another party's intellectual property rights;

  •
  put our patent application at risk of not being issued;

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  require us to discontinue the sale of our products and services;

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  create negative publicity that adversely affects the demand for our solutions;

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  require us to indemnify our clients; or

  •
  require us to expend additional development resources to redesign our solutions.

        In addition, from time to time there have been claims challenging the ownership of software created by companies that incorporate open source software into their products. We use open source software in our solutions and, as a result, could be subject to suits by third parties claiming ownership of what we believe to be open source software.

        Any patent or copyright litigation could create uncertainty as to the ownership of technology and services that we view as proprietary and essential to our business. In addition, a successful claim of patent infringement against us and our failure or inability to obtain a license for the infringed or similar technology on reasonable terms, or at all, could substantially increase our expenses or otherwise have a material adverse effect on our business.

  We may incur impairment losses related to goodwill and other intangible assets, which could have a material and adverse effect on our financial results.

        We have accounted for all of our acquisitions as purchase transactions, and we have allocated the purchase price for each acquisition to the acquired assets and the assumed liabilities based on their estimated fair value. We recorded as goodwill the excess of purchase price over the fair value of the tangible and intangible assets acquired. We have recorded a substantial amount of goodwill on our consolidated balance sheet as a result of the acquisitions. As of March 31, 2006, the carrying value of our goodwill was $35.2 million.

        We allocated a portion of the purchase prices for ISx, YPS and MAG to identifiable intangible assets, including customer contracts, developed technology, customer lists, domain name portfolio, affiliate network and non-compete agreements. We determined the fair value of these intangible assets using an estimate of the discounted future cash flows related to the assets, and we are amortizing these intangible assets over their estimated useful lives, which range from one to ten years. The estimates we made in allocating the purchase prices for our acquisitions to tangible and intangible assets, and in assessing liabilities recorded as part of the purchase price, involved the application of judgments and the use of estimates, the accuracy of which could be significantly affected by our operating results and financial position. In particular, actual cash flows from acquired assets could differ materially from estimated cash flows which could result in future impairment charges.

        We are required to perform impairment reviews of our goodwill, which is determined to have an indefinite life and is not amortized. We perform such reviews annually or earlier if an event or change in circumstances indicates an impairment may have occurred. We are also required to evaluate our other intangible assets for indicators of potential impairment. Future impairment reviews may result in charges against earnings to write-down the value of goodwill and other intangible assets.

  New accounting standards or interpretations of existing accounting standards could adversely affect our operating results.

        United States generally accepted accounting principles are subject to interpretation by the Financial Accounting Standards Board, or FASB, the American Institute of Certified Public Accountants, or the AICPA, the Securities and Exchange Commission, or the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

        For example, we recognize software and services revenues in accordance with Statement of Position, or SOP, 97-2, Software Revenue Recognition, as amended by SOP 98-9, Software Revenue Recognition with Respect to Certain Transactions. The AICPA and the SEC continue to issue interpretations and guidance for applying the relevant accounting standards to a wide range of sales contract terms and business arrangements that are prevalent in software licensing arrangements. As a result of future interpretations or applications of existing accounting standards, including SOP 97-2 and SOP 98-9, by regulators, our internal accountants or our independent registered public accounting firm, we could be required to delay revenue recognition into future periods, which would adversely affect our operating results.

        Certain factors have in the past and may in the future cause us to defer recognition for license fees beyond delivery. For example, in instances in which client acceptance of our software and related professional services is required, we do not consider delivery to have occurred until we receive notification of acceptance from the client. In addition, arrangements involving our Destination Search and FlexiQ platforms generally involve customization or implementation services that are essential to the functionality of the software. Because of these factors and other specific requirements under U.S. generally accepted accounting principles for software revenue recognition, we generally are not permitted to recognize revenues when we initially deliver software or perform services.

        In December 2004, the FASB issued SFAS 123R, Share Based Payments. SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of an equity instrument based on the fair value of the award on the grant date. We will recognize the costs of options issued after January 1, 2006 in our consolidated financial statements over the requisite service period, which is usually the vesting period. The effects of adopting SFAS 123R will depend on numerous factors, including the nature and amount of the stock-based awards we grant in the future. We expect stock-based compensation to significantly increase our expenses in future periods.

Risks Related to this Offering and Ownership of our Common Stock

  We have a substantial amount of debt, which will limit the net proceeds we will receive from this offering. If we are unable to service the debt we will have after this offering, our ability to raise additional capital will be limited.

        Historically, we have funded our operations and acquisitions primarily through proceeds from financing activities, including the issuance of debt securities. In addition, we have issued debt and equity securities directly to sellers in acquisitions. We intend to use approximately $18.5 million of the proceeds of this offering to repay outstanding indebtedness. Even after these payments, we will have significant amounts of outstanding debt. Following the consummation of this offering, we expect to have a convertible secured promissory note outstanding in the principal amount of $4.1 million, which we issued in April 2005 in connection with our acquisition of YPS. This note, which we refer to as the YPS note, bears an interest rate of 8% per year, payable quarterly in cash. The principal amount of this note, which was reduced from $10.0 million to $6.1 million in December 2005, was originally due in three annual installments of approximately $2.0 million on each of May 1, 2006, 2007 and 2008. In May 2006, we agreed with the former owners of YPS to pay 50% of the initial installment in cash on May 3, 2006 and 50% in cash on the earlier of July 31, 2006 or the date that is five days after the consummation of this offering. Unless the holder of the YPS note elects to convert this note into shares of our common stock or we are able to require the holder to convert this note into shares of our common stock, we will be obligated to repay all principal amounts and interest outstanding on the YPS note in cash.

        Our level of existing debt poses the risk that:

  •
  we may be unable to repay our debt;

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  if any cash flow remains after the repayment of indebtedness, it may not be adequate to fund our operations; and

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  we may be unable to withstand competitive pressures and be less flexible in responding to changing business and economic conditions.

        If we are unable to pay interest on our indebtedness when due, or to repay the principal amount of our indebtedness when due, we will go into default under the terms of that indebtedness. In that event, the interest rate on the defaulted note would increase significantly, and the holders of our indebtedness could elect to declare the notes due in full. After any default, the holders of our indebtedness could exert pressure on us to sell assets or take other actions which may not be in the best interests of our stockholders.

  We have broad discretion as to how we use the net proceeds from this offering, and our investment of these proceeds may not yield a favorable return.

        Our management has broad discretion as to how to spend and invest $24.2 million of the net proceeds of this offering. We may spend or invest these proceeds in ways with which our stockholders may not agree. Accordingly, you will need to rely on our judgment with respect to the use of these proceeds, and you will not have the opportunity as part of your investment decision to assess whether they are being used or invested appropriately. Pending their use, we plan to invest the proceeds of this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

  The market price of our common stock may be highly volatile, and you may not be able to resell your shares at or above the initial public offering price.

        Prior to this offering, there has not been a public market for our common stock. We cannot assure you that an active trading market for our common stock will develop following this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. The initial public offering price for the shares will be determined by negotiations between us and representatives of the underwriters and may not be indicative of prices that will prevail in the trading market.

        The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

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  loss of any of our major clients;

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  market acceptance of our new and existing services and technologies;

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  quarterly variations in our, our competitors' or clients' operating results;

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  the announcement and introduction of new services, products or product enhancements by us or our competitors;

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  our ability to develop and market new and enhanced products;

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  changes in governmental regulations affecting our industry;

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  actual or anticipated changes in earnings estimates or recommendations by securities analysts;

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  general economic and market conditions and other factors that may be unrelated to our operating performance or the operating performance of our clients or competitors;

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  changes in the market valuations of similar companies;

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  announcements by us or our competitors of significant acquisitions, joint ventures or capital commitments;

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  sales of common stock or other securities by us or our stockholders in the future;

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  additions or departures of key personnel; and

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  developments relating to proprietary rights by us or our competitors.

        In addition, the stock market in general and the market for technology companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market, class-action securities litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management's attention and resources, which could materially adversely affect our business and financial condition.

  Our principal stockholders and management own a significant percentage of our stock and will be able to exercise significant influence.

        Our executive officers, directors and principal stockholders, together with their respective affiliates, beneficially own approximately 81.2% of our voting stock, including shares issuable upon the exercise of outstanding options and warrants and conversion of outstanding indebtedness, and we expect that upon completion of this offering, that same group will continue to hold a majority of our outstanding voting stock. Accordingly, even after this offering, these stockholders will likely be able to determine the composition of our board of directors, retain the voting power to approve all matters requiring stockholder approval and continue to have significant influence over our operations. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the fair market value of our common stock.

  New rules, including the Sarbanes-Oxley Act of 2002 and related rules, may make it difficult for us to attract or retain qualified officers and directors, which could adversely affect our business and our ability to maintain the listing of our common stock on the Nasdaq National Market.

        We may be unable to attract and retain qualified officers, directors and members of board committees necessary for our effective management as a result of the recent changes in the rules and regulations that govern publicly held companies, including certifications from executive officers and requirements regarding financial experts on boards of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the Securities and Exchange Commission, as well as the adoption of new and more stringent rules by the Nasdaq Stock Market.

        Further, certain of these recent and proposed changes heighten the requirements for board or committee membership, particularly with respect to an individual's independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, our business and our ability to maintain the listing of our shares of common stock on the Nasdaq National Market could be adversely affected.

  If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud, which could harm our brand and operating results.

        We must maintain effective internal financial controls for us to provide reliable and accurate financial reports and effectively prevent fraud. Our compliance with the internal control reporting requirements will depend on the effectiveness of our financial reporting and data systems and controls. We expect these systems and controls to become increasingly complex to the extent that we integrate our recent acquisitions and our business grows. To effectively manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. We cannot be certain that these measures will ensure that we design, implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation or operation, could harm our operating results or cause us to fail to meet our financial reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock and our access to capital.

  We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC and the Nasdaq Stock Market, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage.

        In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls over financial reporting and disclosure controls and procedures. In particular, commencing in 2007, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow our management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expenses and expend significant management efforts. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the Nasdaq National Market, SEC or other regulatory authorities, which would require additional financial and management resources.

  Future sales of our common stock in the public market could cause our stock price to fall.

        Sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. After this offering, we will have 11,117,199 shares of common stock outstanding, including shares to be issued upon conversion of our series 1 preferred stock and series 2 preferred stock, exchange of our series 3 preferred stock and conversion of $12.7 million in aggregate principal amount plus accrued interest on the notes we issued in connection with our acquisitions of MAG and ISx, based on shares outstanding as of May 31, 2006 and an assumed initial public offering price of $15.00, which is the midpoint of the range on the cover of this prospectus. Upon the consummation of this offering, these notes, which we refer to as the MAG notes and the ISx notes, will convert into 884,615 shares of common stock, and we will issue 6,855,039 shares of common stock upon the automatic conversion or exchange of our shares of preferred stock. In addition, the holder of the YPS note will have the right, at any time beginning approximately six months after the consummation of this offering, to convert the remaining unpaid principal amount, plus accrued interest on the YPS note, into 444,444 shares of our common stock at the price paid by the public in this offering. This conversion amount is based on the original principal amount of that note, and not the principal amount of the note of $4.1 million expected to be outstanding after this offering. In addition, the holder of a promissory note we issued in connection with our acquisition of ISx has the right to convert the $1.9 million balance of that note plus accrued interest, into shares of our common stock at the price paid by the public in this offering.

        Holders of substantially all of our outstanding capital stock will be required to enter into a lock-up agreement with the underwriters of this offering that will restrict the stockholders' ability to transfer shares of our common stock for at least 180 days from the date of this prospectus. The lock-up agreements, together with restrictions under the securities laws described in "Shares Eligible for Future Sale," limit the number of shares of common stock that may be sold immediately following the consummation of this offering.

        All of the 3,333,334 shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, which we refer to as the Securities Act, except for any shares purchased by our affiliates as defined in Rule 144 under the Securities Act. Of the remaining 7,783,865 shares of common stock outstanding after this offering 199,475 shares will be freely transferable without restriction or further registration pursuant to Rule 144(k) of the Securities Act, 15,270 shares will be eligible for sale pursuant to Rules 144 and 701 of the Securities Act 90 days after the date of this prospectus and 7,569,120 shares will be available for sale after the expiration of the lock-up period and subject to restrictions imposed by securities laws. At the expiration of the lock-up period, based on shares outstanding as of May 31, 2006, approximately 7,569,120 shares of common stock, including the 884,615 shares of our common stock issuable upon the conversion of our outstanding convertible promissory notes, will become eligible for immediate resale, subject to restrictions imposed by securities laws. In addition, 286,983 shares of our common stock issuable upon the exercise of outstanding vested options and 584,565 shares of our common stock issuable upon the exercise of outstanding warrants will be available for sale after the expiration of the contractual lock-up period and subject to volume and other limitations imposed by securities laws. Cowen and Company, LLC could release all or some portion of the shares subject to lock-up agreements prior to expiration of the lock-up period.

  If you purchase shares of common stock sold in this offering, you will experience immediate dilution. You will experience further dilution if we issue shares in future financing transactions, upon conversion of our outstanding indebtedness or upon exercise of options or warrants.

        If you purchase shares of common stock in this offering, you will experience immediate dilution of $13.10 per share, because the price that you pay will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares.

        If we raise additional funds by issuing additional common stock, or securities convertible into or exchangeable or exercisable for common stock, our stockholders will experience additional dilution, and new investors could have rights superior to existing stockholders.

        Upon the consummation of this offering, $7.0 million in principal amount, plus accrued interest on the MAG notes and $5.7 million of the outstanding principal amount of the ISx notes plus accrued interest, will convert into shares of our common stock at a conversion price equal to the initial public offering price. The holder of the YPS note has the option, under certain circumstances, to convert the amount outstanding under that note into shares of our common stock at a conversion price equal to the price at which the shares of our common stock are sold in this offering. The holder of the YPS note elected to receive the first installment of $2.0 million, plus accrued interest, in cash. In lieu of receiving payment of one-half of the remaining $4.1 million principal amount expected to be outstanding after this offering in cash on each of May 1, 2007 and 2008, the holder of the YPS note can elect:

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  at the time of any such annual installment payment, to receive $3.3 million plus accrued interest, in shares of our common stock, at the price paid in this offering; or

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  at any time following the expiration of the lock-up agreements in connection with this offering, to convert the entire remaining principal balance of the YPS note, plus accrued interest, into shares of our common stock in the amount of $6.7 million, plus accrued interest, calculated based on the price paid in this offering.

        We also have the option, under certain circumstances, to require the conversion of the YPS note into shares of our common stock. You will incur dilution if any portion of the YPS note is converted into shares of our common stock.

        Pursuant to our 2004 equity incentive plan, our management is authorized to grant stock options and other forms of equity compensation to our employees, directors and consultants, and following the completion of this offering, our employees will be eligible to participate in our 2006 equity incentive plan. In addition, we also have warrants outstanding to purchase 584,565 shares of our common stock. You will incur dilution upon exercise of any outstanding stock options or warrants.

  Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

        As of December 31, 2005 we had net operating loss carryforwards of approximately $63.0 million for federal income tax purposes and $29.8 million for state income tax purposes. Under Section 382 of the Internal Revenue Code, if a corporation undergoes an "ownership change," the corporation's ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. An ownership change is generally defined as a greater than 50% change in its equity ownership by value over a three-year period. In light of our recent private placements and acquisitions that have occurred over the past three years, and the sale of shares in this offering, we believe that we will have triggered "ownership change" limitations. We have not completed an analysis to determine to what extent our ability to utilize our net operating loss carryforwards is limited. However, we believe that our ability to use our net operating loss carryforwards is limited, and that such limitations will likely be significant. We may also experience ownership change in the future as a result of subsequent shifts in our stock ownership.

  Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders.

        Provisions in our restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions include:

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  authorizing the issuance of "blank check" preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

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  establishing a classified board of directors;

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  limiting our stockholders' ability to remove directors for cause, by requiring such removal to be approved by the holders of at least two-thirds of our outstanding capital stock;

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  prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

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  eliminating the ability of stockholders to call a special meeting of stockholders; and

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  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

FORWARD-LOOKING STATEMENTS

        This prospectus contains, in addition to historical information, forward-looking statements. These statements are based on our management's beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Forward-looking statements include statements concerning:

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  our possible or assumed future results of operations;

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  our business strategies;

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  our ability to attract and retain clients;

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  our ability to sell additional products and services to clients;

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  our cash needs and financing plans:

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  our competitive position;

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  our industry environment;

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  our potential growth opportunities;

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  the effects of future regulation; and

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  the effects of competition.

        All statements in this prospectus that are not historical facts are forward-looking statements. We may, in some cases, use terms such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would" or similar expressions that convey uncertainty of future events or outcomes to identify forward-looking statements.

        The outcome of the events described in these forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These important factors include our financial performance and the other important factors we discuss in greater detail in "Risk Factors." You should read these factors and the other cautionary statements made in this prospectus as applying to all related forward-looking statements wherever they appear in this prospectus. Given these factors, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management's beliefs and assumptions only as of the date on which the statements are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

        We estimate that the net proceeds of this offering will be approximately $43.9 million, based upon an assumed initial public offering price of $15.00 per share, which is the midpoint of the range on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and offering expenses. If the underwriters exercise their overallotment option in full, we estimate that the net proceeds will be approximately $50.9 million.

        We plan to use a portion of our net proceeds from this offering to repay $9.5 million of the outstanding MAG notes, plus accrued interest. We issued these notes in October 2005 to fund a portion of the purchase price of MAG. Interest accrues on the face amount of these notes at a rate of 6% per year, and these notes are due and payable upon the closing of this offering.

        We plan to use $7.5 million of the net proceeds of this offering to repay a portion of one of the ISx notes. If the underwriters exercise their overallotment in full, we will use approximately $9.4 million to repay the remaining balance of the ISx notes if full, in accordance with the terms of the ISx notes. ISx issued these notes in April 2005 in connection with the restructuring of existing indebtedness. No interest is due or payable on this promissory note in 2006. The notes are due and payable in full on March 13, 2013, if not previously repaid or converted into shares of our series 1 preferred stock, and are secured by the assets of the business of ISx. Affiliates of Kevin Kimberlin, one of our directors and principal stockholders, hold the ISx notes.

        We also plan to use approximately $1.3 million of the proceeds of this offering to pay the remaining 50% of the first installment of the YPS note, including accrued interest, and $1.3 million to pay the sellers of MAG in full satisfaction of our remaining obligations to those sellers based on performance milestones.

        We intend to use the remaining net proceeds from this offering for general corporate purposes, to fund development of our new 411-based local search initiatives, and to fund the development of new traffic sources for our Media Services solutions. In addition, while we may use a portion of the net proceeds from this offering to acquire or license complementary products, technologies or businesses, including Internet domain names, we currently have no agreements or commitments relating to any of these types of transactions.

        As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. Accordingly, our management will have broad discretion as to how to spend and invest approximately $24.2 million of the net proceeds of this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds.

        The amount and timing of our expenditures will depend on several factors, including the amount of cash used by our operations. Pending their use, we plan to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Under the original terms of our acquisition of MAG, we would have been obligated to pay up to $3.5 million of additional consideration to the sellers if MAG achieved certain specified earnings targets in 2006 and 2007. We have agreed not to pay any cash dividends as long as we are subject to this obligation. We have agreed that, if we consummate this offering by October 31, 2006, we will pay $1.3 million in full settlement of this obligation. Furthermore, we do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our board of directors.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2006:

  •
  on an actual basis,

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  on a pro forma basis based on an assumed initial public offering price of $15.00 per share, which is the midpoint of the range on the cover of this prospectus, to give effect to:

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  the filing of our restated certificate of incorporation to authorize 100,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock;

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  the conversion of all shares of series 1 preferred stock outstanding as of March 31, 2006 into 1,407,848 shares of common stock;

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  the conversion of all shares of series 2 preferred stock outstanding as of March 31, 2006 into 2,000,000 shares of common stock;

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  the exchange of all shares of series 3 preferred stock outstanding as of March 31, 2006 for 3,447,191 shares of common stock immediately prior to the completion of this offering;

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  the effects of a deemed dividend in the aggregate amount of $24.0 million upon beneficial conversion of our series 3 preferred stock; and

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  the conversion of $12.7 million of convertible notes payable outstanding, plus accrued interest as of March 31, 2006 into 876,143 shares of common stock, related interest expense upon acceleration of a debt discount of $0.7 million, and the effects of a debt discount of $2.6 million resulting from a beneficial conversion option.

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  on a pro forma as adjusted basis to give effect to the events described above and:

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  the sale of 3,333,334 shares of common stock in this offering at an assumed initial offering price of $15.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses of $6.1 million;

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  the repayment of approximately $18.5 million of outstanding notes payable, including accrued interest, upon the closing of this offering and related interest expense upon acceleration of a debt discount of $1.1 million; and

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  the payment of $1.3 million to the MAG sellers in satisfaction of amounts owing based on performance milestones.

        You should read the information in this table together with our consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

	As of March 31, 2006
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except per share data)
	(unaudited)
Cash and cash equivalents	$6,352	$6,352	$30,521

Long-term obligations (net of current portion)	$32,375	$19,081	$3,200
Preferred stock
Series 1 preferred stock ($.001 par value), 10,000,000 shares authorized and 9,236,198 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	30,745	—	—
Series 2 preferred stock ($.001 par value), 18,000,000 shares authorized and 15,000,000 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	15,570	—	—
Series 3 preferred stock ($.001 par value), 7,500,000 shares authorized and 6,463,480 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	24,033	—	—

Total preferred stock	70,348	—	—
Stockholders' equity (deficit):
Common stock ($0.001 par value), 100,000,000 shares authorized, 42,431 shares issued and outstanding, actual; 7,773,613 shares issued and outstanding, pro forma; 11,106,947 shares issued and outstanding, pro forma as adjusted	—	8	11
Additional paid-in capital	61,024	147,077	191,017
Accumulated other comprehensive income	(1)	(1)	(1)
Accumulated deficit	(94,479)	(95,145)	(96,264)

Total stockholders' equity (deficit)	(33,456)	51,939	94,763

Total capitalization	$69,267	$71,020	$97,963

        The number of shares of common stock to be outstanding immediately after this offering is based on the number of shares outstanding as of March 31, 2006 and an assumed initial public offering price of $15.00 per share, which is the midpoint of the range on the cover of this prospectus, and excludes, as of that date:

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  141 shares of our common stock issuable upon exercise of outstanding options under our 1999 equity incentive plan, having a weighted average exercise price of $3,696.83 per share;

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  579,031 shares of our common stock issuable upon exercise of outstanding options under our 2004 equity incentive plan, having a weighted average exercise price of $12.15 per share, including 102,372 shares of our common stock issuable upon exercise of outstanding options originally issued under the Information Services Extended, Inc. 2001 stock plan, which we assumed in connection with our acquisition of ISx, having a weighted average exercise price of $3.32 per share;

  •
  102,553 shares of our common stock reserved for future issuance under our 2004 equity incentive plan;

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  1,270,000 shares of our common stock reserved for future issuance under our 2006 equity incentive plan;

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  569,896 shares of our common stock issuable upon conversion of outstanding convertible promissory notes, plus additional shares of our common stock issuable upon conversion of accrued and unpaid interest, that will not automatically convert into shares of our common stock upon the closing of this offering; and

  •
  584,565 shares of our common stock issuable upon exercise of outstanding warrants, having a weighted average exercise price of $15.27 per share.

        We expect to complete a 1-for-6.56 reverse split of our common stock before the completion of this offering. All share amounts in this prospectus have been retroactively adjusted to give effect to this stock split.

DILUTION

        If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share of our common stock after this offering. The historical net tangible book value of our common stock as of March 31, 2006 was a deficit of approximately $105.9 million, or $(2,495.06) per share, based on the number of shares outstanding as of March 31, 2006. Historical net tangible book value per share is determined by dividing the number of outstanding shares of our common stock into our total tangible assets, or total assets less intangible assets, less our total liabilities and less the carrying value of our total preferred stock.

        Investors participating in this offering will incur immediate, substantial dilution. Our pro forma net tangible book value as of March 31, 2006 was a deficit of approximately $20.5 million, or approximately $(2.63) per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the pro forma number of shares of our common stock outstanding after giving effect to the conversion of all eligible convertible notes and the conversion or exchange of all outstanding shares of preferred stock into 7,731,182 shares of our common stock upon completion of this offering, including the effects of a debt discount resulting from a beneficial conversion option relating to promissory notes outstanding becoming convertible. After giving effect to the sale of common stock offered in this offering at an assumed initial public offering price of $15.00 per share, the midpoint of the range on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and offering expenses and the repayment of $18.5 million of outstanding notes payable and $1.3 million payment of a performance obligation upon the closing of this offering, our pro forma as adjusted net tangible book value as of March 31, 2006 would have been approximately $21.1 million, or approximately $1.90 per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $2,496.96 per share to existing stockholders, and an immediate dilution of $13.10 per share to investors participating in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$15.00
Historical net tangible book value per share as of March 31, 2006	$(2,495.06)
Increase in net tangible book value per share attributable to: conversion or exchange of preferred stock, conversion of outstanding promissory notes, including accrued interest, and debt discount for notes which become convertible	2,492.43

Pro forma net tangible book value per share as of March 31, 2006	(2.63)
Increase in net tangible book value per share attributable to investors participating in this offering	4.53

Pro forma as adjusted net tangible book value per share after this offering		1.90

Pro forma dilution per share to investors participating in this offering		$13.10

        The following table summarizes, on a pro forma as adjusted basis as of March 31, 2006, the differences between the number of shares of common stock purchased from us, the total consideration and the average price per share paid by existing stockholders and by investors participating in this offering, before deducting estimated underwriting discounts and commissions and offering expenses, at an assumed initial public offering price of $15.00 per share:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders before this offering	7,773,613	70%	$144,446,000	74%	$18.58
Investors participating in this offering	3,333,334	30	50,000,000	26	15.00

Total	11,106,947	100%	$194,446,000	100%

        The discussion and tables above assume no exercise of the underwriters' overallotment option or any outstanding options or warrants. If the underwriters' overallotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to 67% of the total number of shares of common stock to be outstanding after this offering, and the number of shares of common stock held by investors participating in this offering will be increased to 3,833,334 shares or 33% of the total number of shares of common stock to be outstanding after this offering.

        The share data in the table above is based on the number of shares outstanding as of March 31, 2006 and an assumed initial public offering price of $15.00 per share which is the midpoint of the range on the cover of this prospectus, and excludes, as of that date:

  •
  141 shares of our common stock issuable upon exercise of outstanding options under our 1999 equity incentive plan, having a weighted average exercise price of $3,696.83 per share;

  •
  579,031 shares of our common stock issuable upon exercise of outstanding options under our 2004 equity incentive plan, having a weighted average exercise price of $12.15 per share, including 102,372 shares of our common stock issuable upon exercise of outstanding options under the Information Services Extended, Inc. 2001 stock plan, which we assumed in connection with our acquisition of ISx, having a weighted average exercise price of $3.32 per share;

  •
  102,553 shares of our common stock reserved for future issuance under our 2004 equity incentive plan;

  •
  1,270,000 shares of our common stock reserved for future issuance under our 2006 equity incentive plan;

  •
  569,896 shares of our common stock issuable upon conversion of outstanding convertible promissory notes, plus additional shares of our common stock issuable upon conversion of accrued and unpaid interest, that will not automatically convert into shares of our common stock upon the closing of this offering; and

  •
  584,565 shares of common stock issuable upon exercise of outstanding warrants, having a weighted average exercise price of $15.27 per share.

        We do not intend to issue additional options under our 2004 equity incentive plan following the consummation of this offering. The share reserve under our 2006 equity incentive plan will be subject to automatic annual increases in accordance with the terms of that plan. To the extent that any of these options or warrants are exercised, new options are issued under our equity incentive plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

        You should read the following selected financial data together with our financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The selected financial data in this section is not intended to replace our financial statements and the accompanying notes. We have derived the selected balance sheet data as of December 31, 2004 and 2005, and the selected statement of operations data for each of the three years in the period ended December 31, 2005, from our audited financial statements, which are included elsewhere in this prospectus. The selected balance sheet data as of December 31, 2002 and 2003, and the selected statement of operations data for the year ended December 31, 2002 are derived from our audited financial statements, which are not included in this prospectus. The unaudited balance sheet data as of December 31, 2001, and statement of operations data for the year then ended, have not been included. Our results for 2001 related solely to a loss of $15.4 million (unaudited) from discontinued operations and our net liabilities as of December 31, 2001, were $7.9 million (unaudited) and were all associated with the discontinued operations. We have derived the selected balance sheet data as of March 31, 2006 and the selected statement of operations data for the three months ended March 31, 2005 and 2006 from our unaudited consolidated financial statements, which are included elsewhere in this prospectus. The unaudited selected consolidated financial statement data include, in our opinion, all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position and results of operations for these periods. Our historical results are not necessarily indicative of our future results.

	Year ended December 31,				Three Months ended March 31,
	2002(1)	2003	2004	2005(2)	2005	2006
					(unaudited)
	(in thousands, except share and per share amounts)
Statement of Operations Data:
Revenues	$81	$439	$1,895	$8,477	$751	$7,279
Cost of revenues	17	91	513	3,337	130	2,971

Gross profit	64	348	1,382	5,140	621	4,308
Operating expenses:
Sales and marketing	454	395	1,476	3,672	671	1,711
Product development and support	784	696	1,339	3,360	688	2,070
General and administrative	849	839	1,204	3,038	387	2,549
Amortization of intangible assets	—	—	—	2,751	—	1,622

Total operating expenses	2,087	1,930	4,019	12,821	1,746	7,952
Loss from operations	(2,023)	(1,582)	(2,637)	(7,681)	(1,125)	(3,644)
Interest expense, net	2,375	1,434	751	628	38	925
Impairment, income tax and other (income) expense	—	—	—	39	—	(4)
Loss on impairment of recission right	—	—	—	2,836	—	—
Equity in the loss of ISx, net of tax	—	—	—	7,384	—	—

Net loss from continuing operations	$(4,398)	$(3,016)	$(3,388)	$(18,568)	$(1,163)	$(4,565)
Preferred stock deemed dividend from beneficial conversion	—	—	—	(126)	—	—

Net loss attributable to common shareholders	$(4,398)	$(3,016)	$(3,388)	$(18,694)	$(1,163)	$(4,565)

Basic and diluted net loss per common share from continuing operations attributable to common stockholders:
Historical	$(455.66)	$(197.02)	$(221.32)	$(1,104.32)	$(75.97)	$(135.51)
Pro forma (unaudited)(3)				$(5.45)		$(3.80)
Pro forma as adjusted (unaudited)(4)				$(3.85)		$(3.33)
Shares used to compute basic and diluted net loss per common share from continuing operations attributable to common stockholders:
Historical	9,652	15,308	15,308	16,928	15,308	33,687
Pro forma (unaudited)(3)				3,432,383		7,698,315
Pro forma as adjusted (unaudited)(4)				4,857,644		9,123,576

	As of December 31,				As of March 31,
	2002	2003	2004	2005(2)	2006
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$5	$3,507	$941	$6,347	$6,352
Working capital (deficit)	(838)	2,475	(789)	(4,056)	(4,660)
Total assets	272	4,191	2,081	91,594	87,004
Long-term obligations, net of discount (including current portion)	110	400	933	35,303	35,757
Accumulated deficit	(64,942)	(67,958)	(71,346)	(89,914)	(94,479)
Total common stockholders' deficit	(5,006)	(7,945)	(11,287)	(29,067)	(33,456)

(1)
Does not include a net loss from discontinued operations of $3,538 for the year ended December 31, 2002. Our total net loss for the year ended December 31, 2002, including net loss from discontinued operations, was $7,936.

(2)
We completed a number of material acquisitions in 2005. A year-to-year comparison of our results, therefore, may not be meaningful. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Background and Acquisitions" for a description of these acquisitions.

(3)
Pro forma net loss per share and pro forma weighted average shares outstanding for the year ended December 31, 2005 and the three months ended March 31, 2006 reflect, as of the beginning of the period or the date of issuance, if later: the automatic conversion of all shares of series 1 preferred stock outstanding as of March 31, 2006 into 1,407,848 shares of common stock; the automatic conversion of all shares of series 2 preferred stock outstanding as of March 31, 2006 into 2,000,000 shares of common stock; the automatic exchange of all shares of series 3 preferred stock outstanding as of March 31, 2006 for 3,447,191 shares of common stock; the automatic conversion of $12.7 million of convertible notes payable outstanding, plus accrued interest as of March 31, 2006, into 876,143 shares of common stock, interest expense of $0.7 million related to the acceleration of a debt discount, and the effects of a deemed dividend in the aggregate amount of $24.0 million upon the beneficial conversion of our series 3 preferred stock.

(4)
Pro forma as adjusted net loss per share and pro forma weighted average shares outstanding for the three months ended March 31, 2006 give effect to the adjustments described in note (3), and the sale of 1,425,261 shares of our common stock in this offering, which is the number necessary to pay outstanding principal and interest on $18.5 million of the Company's outstanding notes payable, a $1.3 million payment of a performance obligation and a $1.1 million charge related to the acceleration of a note discount related to a note payment, at an assumed initial public offering price of $15.00 per share, which is the midpoint of the range on the cover of this prospectus, after deducting underwriting discounts and commissions.

UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL INFORMATION

        The following unaudited combined condensed pro forma financial information has been derived from our historical consolidated financial statements, and those of our subsidiaries, appearing elsewhere in this prospectus. The unaudited pro forma statement of operations for the year ended December 31, 2005 gives effect to our acquisitions of YPS, MAG and ISx as if each had occurred on January 1, 2005. The adjustments to the historical consolidated financial statements are based upon available information and upon assumptions that we believe to be reasonable. These adjustments are described in the accompanying notes. The unaudited combined condensed pro forma financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the transactions actually been consummated on the dates indicated and does not purport to be indicative of results of operations as of any future date or for any future period.

        In April 2005, we acquired substantially all of the assets of YPS for initial consideration of approximately $20.3 million, including transaction costs of approximately $0.3 million. Of this amount, we paid $10.0 million in cash and issued a convertible promissory note in an original principal amount of $10.0 million. The principal amount of this promissory note was subsequently reduced to $6.1 million as of December 31, 2005 pursuant to the terms of our acquisition agreement.

        Also in April 2005, we acquired all of the outstanding stock of ISx. We paid total consideration of approximately $16.8 million, including transaction costs of approximately $0.3 million. In this transaction, we issued 4,097,801 shares of our series 1 preferred stock and a warrant exercisable for an additional 440,700 shares of our series 1 preferred stock at a purchase price of $0.49 per share. In addition, we issued options to purchase 147,894 shares of our common stock upon the assumption of ISx's stock option plan and, upon the consummation of this offering, we will assume $15.1 million of ISx's debt. From April 14, 2005 to December 31, 2005, we reflected the financial results of ISx in our consolidated financial statements under the equity method of accounting, as a result of our right to rescind the transaction. On December 30, 2005, by agreement with the former shareholders of ISx, the rescission right was terminated, we completed the acquisition and consolidated the financial results of ISx from that date.

        In October 2005, we acquired all of the outstanding stock of MAG. We paid total consideration for MAG of approximately $35.9 million, including transaction costs of approximately $0.3 million. Of this amount, we paid $17.6 million in cash, and we issued convertible promissory notes in the principal amount of $16.5 million. We recorded an additional $1.5 million of purchase consideration as of December 31, 2005 based on the achievement of specified earnings targets as outlined in the acquisition agreement.

        We have accounted for all of our acquisitions as purchase transactions, and this unaudited combined condensed pro forma financial information reflects that method of accounting. Under the purchase method of accounting, the total purchase price, including direct acquisition costs, is allocated to the net assets and liabilities acquired based upon estimates of the fair value of those assets and liabilities. Any excess purchase price is allocated to goodwill. The allocation of the purchase prices in the YPS, MAG and ISx acquisitions was based upon estimates of the fair value of the acquired assets and liabilities in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations.

        You should read our unaudited combined condensed pro forma financial information and the accompanying notes together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical consolidated financial statements and the accompanying notes, the historical consolidated financial statements of YPS and the accompanying notes, the historical financial statements of MAG and the accompanying notes and the historical financial statements of ISx and the accompanying notes. These financial statements and accompanying notes are included elsewhere in this prospectus.

UNAUDITED COMBINED CONDENSED PRO FORMA STATEMENT OF OPERATIONS

For the Year Ended December 31, 2005

						Pro Forma
		YPS, from January 1 to April 13, 2005(2)	ISx, from January 1 to April 13, 2005(2)	MAG, from January 1, to October 13, 2005(2)
					Consolidation of ISx, from April 14 to December 29, 2005(3)
	Local Matters, Inc., as reported(1)
						Acquisition Adjustments	Combined
	(in thousands, except share and per share amounts)
Revenues:
Software and services	$6,893	$1,422	$2,214	$—	$4,311	$—	$14,840
Media services	1,584	—	—	8,620	—	—	10,204

Total revenues	8,477	1,422	2,214	8,620	4,311	— (4)	25,044

Cost of revenues:
Software and services	2,734	673	634	—	1,271	404	5,716
Media services	603	—	—	1,329	—	292	2,224

Total cost of revenues	3,337	673	634	1,329	1,271	696 (5)	7,940

Gross profit	5,140	749	1,580	7,291	3,040	(696)	17,104
Operating expenses:
Sales and marketing	3,672	101	937	935	3,065	—	8,710
Product development and support	3,360	147	367	—	1,956	—	5,830
General and administrative	3,038	127	1,396	2,867	3,624	—	11,052
Amortization of intangible assets	2,751	—	220	—	1,043	3,163 (6)	7,177

Total operating expenses	12,821	375	2,920	3,802	9,688	3,163	32,769

Income (loss) from operations	(7,681)	374	(1,340)	3,489	(6,648)	(3,859)	(15,665)
Interest expense, net	628	8	155	—	648	2,346 (7)	3,785
Other (income) expense	2,875	—	—	(40)	—	—	2,835

Income (loss) before provision for income taxes and equity in the losses of ISx, net of tax	(11,184)	366	(1,495)	3,529	(7,296)	(6,205)	(22,285)
Provision for income taxes	—	—	18	—	88	—	106

Net loss before equity in the losses of ISx, net of tax	(11,184)	366	(1,513)	3,529	(7,384)	(6,205)	(22,391)
Equity in the losses of ISx, net of tax	7,384	—	—	—	(7,384)	—	—

Net income (loss)	$(18,568)	$366	$(1,513)	$3,529	$—	$(6,205)	$(22,391)

Preferred stock dividend from beneficial conversion	(126)						(126)

Net loss attributable to common stockholders	$(18,694)						$(22,517)

Basic and diluted net loss attributable to common stockholders per common share	$(1,104.32)						$(1,330.16)

Shares used in computing basic and diluted net loss attibutable to common stockholders per common share	16,928						16,928

See accompanying notes to unaudited combined condensed pro forma statement of operations.

NOTES TO UNAUDITED COMBINED CONDENSED PRO FORMA

STATEMENT OF OPERATIONS

(dollars in thousands, except where noted otherwise)

        (1)   Derived from the audited consolidated statement of operations for Local Matters, Inc. for the year ended December 31, 2005.

        (2)   Derived from the unaudited results of operations for YPS for the period of January 1, 2005 through April 13, 2005, the unaudited results of operations for ISx for the period of January 1, 2005 through April 13, 2005 and the unaudited results of operations for MAG for the period of January 1, 2005 through October 13, 2005.

        (3)   Derived from the unaudited results of operations of ISx for the period from April 14 to December 29, 2005. During the period of April 14, 2005 through December 29, 2005, we accounted for our investment in ISx under the equity method of accounting and the results of operations for this period reflect the impact of purchase price allocations.

        (4)   The pro forma information does not include an adjustment to reduce the deferred revenue of the acquired companies. During 2005, revenue was reduced by $3,610 as a result of applying a fair value adjustment to deferred revenue. In the first quarter of 2006 there was an additional reduction to revenue of $1,280 as a result of the fair value adjustment. The adjustment is expected to continue to reduce revenue in the remaining nine months of 2006 for a total 2006 year adjustment of $4,252. The effect of this adjustment on periods subsequent to 2006 is not expected to be significant.

        (5)   The components of the pro forma adjustment to cost of revenues are as follows:

Entry to record additional amortization expense for the acquisitions' acquired identifiable core technology intangible assets as if the acquisitions had occurred on January 1, 2005	$981
Entry to remove the original amortization expense for the core technology intangible asset that was recorded during the period January 1 to April 13, 2005, in the historical operating results of ISx	(157)
Entry to remove the amortization of capitalized software that was recorded during the period January 1 to April 13, 2005, in the historical operating results of ISx	(128)

Total adjustment	$696

        (6)   The pro forma adjustment to amortization of intangible assets consists of additional amortization expense of $3,163 for the identifiable intangible assets acquired in the acquisitions as if the acquisitions had occurred on January 1, 2005, using lives from 1 to 10 years. We calculated this pro forma adjustment by subtracting the original ISx amortization expense of $220 from $3,383, for a net adjustment of $3,163.

        (7)   The components of the pro forma adjustment to interest expense are as follows:

Entry to record additional interest on the convertible notes payable used to purchase YPS as if the acquisition had occurred on January 1, 2005	$144
Entry to record the full year of interest for the $5.7 million principal note held by ISx at an interest rate of 6%, the full year of no interest on the $9.3 million principal note held by ISx, and the full year of amortization of the $755 and $1,818 discount on the $5.7 million and $9.3 million principal notes, respectively, as if the acquisition of ISx, and renegotiations of the notes had occurred as of January 1, 2005.	1,427
Entry to record additional interest on the note payable used to purchase MAG as if the acquisition had occurred on January 1, 2005	775

Total adjustment	$2,346

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of financial condition and results of operations in conjunction with the "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. In addition to historical information, the following discussion and analysis includes forward-looking information that involves risks, uncertainties and assumptions. Our actual results and the timing of events could differ materially from those anticipated by these forward-looking statements as a result of many factors, including those discussed under "Risk Factors" and elsewhere in this prospectus. See the discussion under "Forward-Looking Statements" on page 27 of this prospectus.

Company Overview

        We provide software and media services that enable Yellow Pages publishers and 411 service providers to expand their traditional service offerings and capitalize on emerging opportunities in the local search market. Our solutions are designed to expand the revenue opportunities of our clients by enabling them to deliver improved consumer local search and shopping services and to broaden their advertising distribution channels.

        For Yellow Pages publishers, we provide software and services that convert the extensive local business information that they have aggregated for their printed directories into online directories that provide a new distribution channel for their advertising customers. In addition to enabling our clients' online directories, we provide a proprietary Internet distribution channel to local advertisers, including Yellow Pages publishers, through a network of Internet sites under our AreaGuides.net brand. For 411 service providers, we provide our FlexiQ platform that allows operators to conduct queries quickly and efficiently to locate local business information.

        We derive our revenues primarily from two sources:

  •
  software and services, consisting of license fees and service fees related to our Internet local search and 411-based local search solutions; and

  •
  media services, consisting of pay-per-click and other fees generated by AreaGuides.net.

        Our revenues have grown from approximately $0.4 million in 2003 to approximately $8.5 million in 2005. This growth has resulted primarily from strategic acquisitions, through which we have developed and acquired new products and services and expanded the number of clients using our solutions. We deliver our solutions to 20 Yellow Pages publishers in seven countries and 22 U.S. and international 411 service providers in 13 countries. Our AreaGuides.net network of locally-focused Internet sites received an average of over 2.7 million unique visitors per month in 2005. Following the addition of our city-guides.com group of Internet sites in February 2006, our AreaGuides.net network received an average of 4.4 million unique visitors per month during March, April and May 2006.

        We believe that our ability to increase revenues in the future will depend on:

  •
  expanding the number of clients purchasing our Destination Search platform;

  •
  expanding the number of international 411 service providers purchasing our FlexiQ platform;

  •
  generating greater media services revenues; and

  •
  developing, marketing and selling our mobile content services to 411 service providers.

        In order to execute our growth strategy successfully, we must increase awareness of our company generally, increase awareness of our Destination Search and FlexiQ product offerings and expand the depth and number of our client relationships. In order to generate increased media services revenues, we must drive greater volumes of Internet traffic to our AreaGuides.net websites.

        We are focused on providing Yellow Pages publishers and 411 service providers with the technology infrastructure and media services necessary to establish and maintain a meaningful position in the local search market. We believe that Internet local search and 411-based local search services are beginning to converge in what we refer to as mobile content services, and we believe that our long-term success will depend in part on our ability to use our solutions to drive cooperation between Yellow Pages publishers and 411 service providers as mobile content services evolve.

Background and Acquisitions

        We were organized in December 1994 to provide Internet software products and services. We acquired the assets of the AccelX division of Webb Interactive Services Inc. in October 2001. We replaced our management in connection with this acquisition, and our new management restructured our business to focus on Internet Yellow Pages services. In 2002, we changed our name to Aptas, Inc. We reincorporated in Delaware in December 2003. In May 2005, we changed our name to Local Matters, Inc.

        Operating as Aptas, we provided content transformation solutions for converting local business information aggregated by printed Yellow Pages publishers into searchable databases. In 2004, we provided these solutions to four Yellow Pages publishers, including Dex Media, Inc. Through our client relationships, we identified several significant challenges facing Yellow Pages publishers as they attempted to capitalize on Internet local search opportunities. In order to help Yellow Pages publishers address these challenges, we developed a strategy to broaden our software and services offerings through both internal development efforts and acquisitions.

        Beginning in April 2005, we acquired three businesses. We have accounted for each acquisition under the purchase method of accounting and have included the operating results of the acquired businesses in our financial statements from the respective dates of acquisition, except in the case of the acquisition of Information Services Extended, Inc., which we refer to as ISx. We renamed ISx "Local Matters Voice and Wireless Division, Inc." in April 2006. Between April 14, 2005 and December 30, 2005, we accounted for our ownership of all outstanding common stock of ISx under the equity method of accounting.

        In April 2005, we acquired substantially all of the assets of YP Web Partners, LLC, which we refer to as YPS, for initial consideration of approximately $20.3 million, including transaction costs of approximately $0.3 million. Of this amount, we paid $10.0 million in cash and issued a convertible promissory note in an original principal amount of $10.0 million. The principal amount of this promissory note was reduced to $6.1 million as of December 31, 2005 pursuant to the terms of our acquisition agreement. See "Description of Capital Stock—Convertible Notes" for a description of this promissory note. In connection with our allocation of the purchase price for YPS, we recorded $10.1 million of intangible assets and $6.0 million of goodwill. This acquisition provided us with our Internet Yellow Pages directory platform, which enables us to create and host Internet Yellow Pages directories for Yellow Pages publishers that want to rapidly establish an Internet version of their printed Yellow Pages.

        Also in April 2005, we acquired all of the outstanding stock of ISx from a related party. We paid total consideration of approximately $16.8 million, including transaction costs of approximately $0.3 million. This consideration included 4,097,801 shares of our series 1 preferred stock and a warrant exercisable for an additional 440,700 shares of our series 1 preferred stock at an exercise price of $0.49 per share. In addition, we issued options to purchase 147,894 shares of our common stock upon the assumption of ISx's stock option plan. In connection with our allocation of the purchase price for ISx, we recorded $15.3 million of intangible assets and $12.5 million of goodwill. This acquisition provided us with our 411-based local search platform. Upon the consummation of this offering, we will assume $15.1 million of ISx's debt. See "Description of Capital Stock—Convertible Notes—ISx Notes" for a description of the promissory notes evidencing this debt. Of the shares of series 1 preferred stock that we issued in partial consideration for our acquisition of ISx, approximately 165,000 shares are currently subject to an indemnity claim by us against the sellers under the terms of the acquisition agreement.

        Under the terms of our ISx acquisition agreement, we had the right to rescind the acquisition before December 31, 2005 under certain circumstances. As a result of this right, we did not consolidate the financial results of ISx for the period from April 14, 2005 to December 29, 2005. During that period, we recorded our investment in the outstanding shares of ISx under the equity method of accounting. Under the equity method of accounting, we reported 100% of ISx's net loss in 2005 as a separate line item in our consolidated statement of operations rather than consolidating its financial results with ours. On December 30, 2005, we agreed to terminate our rescission right, and we have consolidated the financial results of ISx since that date.

        In order to fund the cash portion of the YPS purchase price, we completed a private placement of 15,000,000 shares of series 2 preferred stock, substantially all of which was purchased by affiliates of the same related party from which we purchased ISx, for gross proceeds of $15.0 million, simultaneously with the closing of the ISx and YPS acquisitions.

        In October 2005, we acquired all of the outstanding stock of MyAreaGuide.com, Inc. and Online Web Marketing, Inc., which we refer to collectively as MAG. Both companies were controlled by the same stockholder group, and we acquired both companies in the same transaction. We paid total consideration for MAG of approximately $35.9 million, including transaction costs of approximately $0.3 million. Of this amount, we paid $17.6 million in cash, and we issued convertible promissory notes in the principal amount of $16.5 million. See "Description of Capital Stock—Convertible Notes—MAG Notes" for a description of these notes. In addition, under the terms of our acquisition agreement, the sellers earned an additional $1.5 million based on the performance of MAG and we accrued this amount as of December 31, 2005. In February 2006, we paid the sellers $0.6 million in cash and issued 213,480 shares of series 3 preferred stock to satisfy this $1.5 million liability. Under the terms of our acquisition agreement, if MAG achieved certain performance milestones in 2006 and 2007, we would have been obligated to pay the sellers up to an additional $3.5 million in cash over the next two years. In May 2006, we agreed with the sellers to pay them $1.3 million within five days of the consummation of this offering in full satisfaction of all amounts owing based on these performance milestones. In connection with our allocation of the purchase price for MAG, we recorded $18.5 million to intangible assets and $16.7 million of goodwill. We renamed both companies comprising MAG "Local Matters Media Division, Inc." in May 2006. Our acquisition of MAG provided us with our media services platform.

        In order to fund the cash portion of the MAG purchase price, we completed a private placement of 5,000,000 shares of series 3 preferred stock, for proceeds of approximately $20.0 million, simultaneously with the closing of the acquisition. In November 2005, in order to fund expected working capital requirements, we completed an additional private placement of approximately 1,250,000 shares of series 3 preferred stock to an additional investor for proceeds of $5.0 million. Our proceeds, net of issuance costs, for these private placements were approximately $23.2 million.

Sources of Revenues

  Software and Services Revenues

        Our software and services revenues consist of license fees and services fees related to our Internet local search and 411-based local search solutions.

        Internet local search revenues.    We sell our Internet local search solutions to Yellow Pages publishers in two product lines: our Destination Search platform and our Internet Yellow Pages directory platform.

        Destination Search clients can purchase either the entire suite of our Destination Search platform, or individual components of our platform, such as our content transformation services. Currently, we sell our private label Destination Search platform as a perpetual license, but in the future we may sell it through other arrangements. We install the software for our clients and provide ongoing customization and maintenance. We recognize all revenues from these arrangements ratably over the term of the applicable maintenance agreement, which is typically 12 months. This enables us to forecast the amounts to be recognized monthly over the term of the agreement. We invoice our clients based on the terms of the applicable contract and typical payment terms provide that our clients will pay us within 30 days of invoicing. As of March 31, 2006, we had two clients using our Destination Search platform and another client had engaged us to design a private label version of our Destination Search platform to be launched in the future.

        We sell our content transformation services to Yellow Pages publishers and recognize revenues from fees based on the volume of Yellow Pages advertisements that we process. Our agreements for content transformation services typically have a term of one to three years, during which we process updated advertisements from the client's printed directories. We invoice our clients monthly and typical payment terms provide for payment within 30 days of invoicing. We recognize revenues monthly based upon delivery and acceptance of the processed advertisement data. As of March 31, 2006, we had six clients purchasing our content transformation services on a stand-alone basis and one client using our content transformation services as part of its Destination Search portal.

        We sell our Internet Yellow Pages directory platform under our Boss™ product line. We typically charge a one-time setup fee for converting a client's printed Yellow Pages directory into an online format, and charge monthly fees for the use of the specific software components of the platform purchased by the client, and for the hosting and maintenance of this platform on an outsourced basis. The typical agreement has a term of one to three years. We invoice our clients monthly and typical payment terms provide for payment within 30 days of invoicing. We base the amount of the monthly invoice on several factors, including the components of the Boss platform purchased, the number of pages displayed and whether the Internet directory displays information in a list format or an enhanced format. As of March 31, 2006, we had 13 clients purchasing our Internet Yellow Pages directory platform.

        411-based local search revenues.    We generally sell our FlexiQ product platform to 411 service providers as term or perpetual licenses. We generate revenues from the licensing of components of this platform, and related professional service fees and maintenance fees. Professional service fees relate to customization and implementation of the platform, which can typically take several months to complete. We invoice our clients monthly and typical payment terms provide for payment within 30 days of invoicing. We defer all revenues until the completion of this work and acceptance of the project by the client. Upon client acceptance, we recognize all revenues ratably over the remaining term of the corresponding maintenance agreement, which is typically 12 months. In subsequent periods, we typically earn revenues from the same client upon the renewal of annual maintenance agreements, which we invoice annually in advance. We then recognize those revenues ratably over the maintenance term. As of March 31, 2006, we had 22 clients using our 411-based local search platform.

  Media Services Revenues

        We generate revenues from media services principally through pay-per-click and other fees paid by clients for directing Internet traffic from our AreaGuides.net websites to our clients' websites. Our media services clients include Apartments.com, Overture Services, Inc., Orbitz.com and regional and national Yellow Pages publishers. We also generate revenues from search engine marketing, which we refer to as SEM, search engine optimization, which we refer to as SEO, and custom website development.

        For our pay-per-click clients, we charge fees based on performance measurements specified in the applicable client agreement, such as number of searches, clicks or leads. The typical agreement has a term of one to three years. We invoice pay-per-click clients monthly based on the applicable fee structure. Typical payment terms provide for payment within 30 to 45 days of invoicing. We recognize pay-per-click revenues upon delivery of qualified and reported clicks to third-party websites. As of March 31, 2006, we had seven pay-per-click clients.

        Through our subsidiary Online Web Marketing, we receive additional revenues from SEM and SEO services. We provide these services to R.H. Donnelley, one of our primary Internet Yellow Pages directory clients. We intend to derive additional revenues from these activities in the future by providing these services to an increasing number of our clients. Internet search portals generally generate two types of results: organic results, which are ranked based on implied popularity, and sponsored results, which are ranked based on the amount the sponsor pays to the Internet search portal to include a website in the results of the consumer's keyword search. In our SEO initiatives, we refine key attributes of websites to optimize the listing and inclusion of those websites in the organic results generated by Internet search portals. In our SEM initiatives, we assess which keywords to purchase from major Internet search portals to increase the rank of the website in the sponsored search results generated by these portals. We also attempt to optimize the amount to bid on the keywords, and can provide traffic analysis and tracking for our clients' advertising campaigns. We charge recurring monthly fees for our SEO services. We currently charge fees for our SEM services as a fixed percentage of the total amount of a client's keyword acquisition costs. We intend to derive additional revenues from these activities in the future by providing these services to an increasing number of our clients.

        Through our subsidiary Online Web Marketing, we also provide custom website development and hosting services for small to medium-sized businesses. We receive a contracted amount for developing and hosting these websites for a fixed amount of time, which is typically 12 months.

        In our AreaGuides.net network, we also use affiliate marketing to contract with Internet domain owners, such as California.com and Arizona.com, to provide content for their sites on an outsourced basis. We receive pay-per-click fees with respect to Internet traffic redirected from these affiliate sites and pay a portion of those fees to the affiliate owner of the site.

Cost of Revenues

  Software and Services

        Our cost of software and services revenues principally consists of:

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  compensation, employee benefits and other employee expenses related to delivering our Internet-based and 411-based local search solutions to clients;

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  third-party software license and service fees;

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  expenses related to maintaining our network infrastructure, including Internet connectivity and data storage;

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  depreciation associated with computer equipment; and

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  amortization associated with capitalized software and acquired technology intangible assets.

  Media Services

        Our cost of media services revenues principally consists of:

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  compensation, employee benefits and other employee expenses related to delivering our media services solutions;

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  traffic acquisition costs incurred to drive traffic to our AreaGuides.net websites;

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  revenue share payments to our affiliate sites and similar royalty payments;

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  expenses related to maintaining our hosting network infrastructure, including Internet connectivity and data storage;

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  depreciation associated with computer equipment; and

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  amortization associated with acquired technology intangible assets.

        In addition, we allocate a portion of general overhead, which we define as rent, occupancy charges and non-network related depreciation expense, to all departments based on employee costs, as we believe this to be the most appropriate measure. As a result, a portion of these expenses is reflected in our cost of revenue.

Operating Expenses

  Sales and Marketing

        Sales and marketing expenses consist primarily of commissions, payroll and related expenses for personnel engaged in marketing and sales functions, advertising and promotional expenditures and expenses related to design and creative services. In addition, we allocate a portion of general overhead charges to sales and marketing expenses.

  Product Development and Support

        Product development and support expenses consist primarily of compensation and related benefits, consulting fees and other operating expenses for personnel associated with product development and support, existing product enhancement and maintenance, and quality assurance. In addition, we allocate a portion of general overhead charges to product development and support expenses.

  General and Administrative

        General and administrative expenses consist primarily of payroll and related expenses for executive and administrative personnel, facilities costs, expenditures on professional services such as legal and insurance services, and other general corporate expenses. In addition, we allocate a portion of general overhead charges to general and administrative expenses.

  Acquisition-Related Amortization

        We have accounted for all of our recent acquisitions using the purchase method of accounting. We allocate the total purchase price, including direct acquisition costs, to the net tangible assets acquired based upon estimates of the fair value of those assets. We allocate any excess purchase price to identifiable intangible assets and goodwill. We amortize identifiable intangible assets over the estimated useful lives of those assets. We have allocated a significant amount of the purchase price in our acquisitions to identifiable intangible assets. We expect to experience a significantly higher level of amortization expense in the first several years following these acquisitions as these identifiable intangibles are amortized.

Critical Accounting Policies and Estimates

        Our management's discussion and analysis of our financial condition and results of our operations are based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires management to make estimates, assumptions and judgments that affect the amounts reported for assets, liabilities, revenue, expenses and the disclosure of contingent liabilities. We base our estimates and judgments about the ultimate outcome of future events on historical experience and other factors. Our actual results may differ from these estimates in the event unforeseen events occur or should the assumptions used in the estimation process differ from actual results.

        Our significant accounting policies are more fully described in note 2 to our consolidated financial statements, which are included elsewhere in this prospectus. On an ongoing basis, we evaluate the estimates, assumptions and judgments involved in applying our accounting policies, particularly as they relate to the accounting policies that we believe are most important to the portrayal of our financial condition and results of operations. We regard an accounting estimate or assumption to be a "critical accounting estimate" in situations in which:

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  the nature of the estimate or assumption is material due to the level of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and

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  the impact of the estimates and assumptions on our financial condition or operating performance is material.

        We have discussed our accounting policies with the audit committee of our board of directors, and we believe the following satisfy the definition of critical accounting policies and estimates.

  Revenue Recognition

        Software and services.    We apply judgments regarding the application of software revenue recognition accounting principles to our specific agreements and transactions. We generate a portion of our revenues from the sale of software licenses and services. We recognize revenue pursuant to American Institute of Certified Public Accountants Statement of Position, or SOP, 97-2, Software Revenue Recognition, as amended. For all of our software arrangements, we recognize revenue only when we can determine that persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and we deem collection to be probable. We evaluate these four criteria as follows:

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  Persuasive evidence of an arrangement.    We consider a non-cancelable agreement signed by the client and by us to be persuasive evidence of an arrangement.

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  Delivery.    We generally consider delivery to have occurred when the software is delivered to the client site and the related professional services are completed. In instances in which client acceptance of the software and related professional services is required, we do not consider delivery to have occurred until we receive notification of acceptance from the client.

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  Fixed or determinable fee.    We generally consider the fee to be fixed or determinable if the fee is not subject to adjustment, or if we have not granted extended payment terms to the client. If the fee is not fixed or determinable, we recognize revenue as the adjustment right lapses or when fees become due.

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  Collection is probable.    We consider collection to be probable if our internal credit evaluation indicates that the client will be able to pay amounts as they become due under the arrangement. If we determine that collection is not probable, we defer the revenue and recognize it upon cash collection.

        Our software arrangements typically contain multiple revenue elements, including a perpetual license, professional services and maintenance. SOP 97-2 requires the separation of multiple revenue elements based on vendor specific objective evidence, or VSOE, of fair value. If, in our judgment, VSOE of fair value does not exist for each element, we defer recognition of all revenue until the last element is delivered. Because pricing between clients varies significantly based on the level of services we provide, we have determined that VSOE of fair value does not exist for our maintenance or professional services. As a result, in multiple-element arrangements that include maintenance or professional services, we defer revenues relating to each element until all of the criteria for the recognition of revenue have been met for each element, including delivery and acceptance of the software and services. We then recognize revenues for the entire arrangement ratably over the remaining maintenance period.

        Our arrangements involving our Destination Search and FlexiQ platform generally involve customization or implementation services that are essential to the functionality of the software. These arrangements do not qualify for separate element revenue recognition treatment, as described above, and instead must be accounted for under SOP 81-1, Accounting for Performance of Construction-Type Contracts and Certain Production-Type Contracts. Under the completed contract method of accounting permitted by SOP 81-1, we recognize revenue only upon contract completion and record all project costs and revenues as deferred items on the balance sheet until that time. Following contract completion and acceptance by the client, we recognize revenues and costs for the entire arrangement ratably over the remaining maintenance period.

        We recognize revenues derived from content transformation services and our hosted Boss product services when the four criteria for revenue recognition have been met. We analyze these arrangements to determine whether an objective output measure, such as the number of advertisements processed or Yellow Pages directories placed online, exists for the arrangement. If, in our judgment, an objective output measure exists, we recognize revenues based on the quantities delivered. If we cannot determine an adequate objective output measure, we recognize services ratably over the term of the arrangement. We defer recognition of up-front fees received in services arrangements and recognize these revenues ratably over the term of the client arrangement.

        Media services.    We generate revenue from media services principally through pay-per-click, cost-per-action and other transaction-based fees paid by clients. We also generate revenues from search engine marketing fees, search engine optimization fees and custom website development fees.

        For pay-per-click services, we recognize revenue when the four criteria for the recognition of revenue have been met. We generally recognize revenues upon our delivery of qualified and reported clicks to third-party websites, which occurs when an online user clicks on advertisements that either our client or we have placed on our AreaGuides.net websites. In general, for purposes of revenue recognition, we regard each click on an advertisement as a completed transaction. For cost-per-action services, we recognize revenue when the online user is redirected from our AreaGuides.net websites to a third-party website and completes the specified action. Customers are invoiced monthly based on transaction activity. Normal payment terms are net 30 days from the date of the invoice.

        We recognize SEM and SEO revenues monthly as we provide the services to the client.

        Through our Online Web Marketing subsidiary, we also receive revenues for custom website development and hosting. We charge either an hourly fee for these services or an initial setup fee and annual hosting fee. We defer recognition of up-front fees received in services arrangements and recognize those revenues ratably over the term of the customer arrangement.

        Deferred revenues.    We have included in our consolidated balance sheets deferred revenue amounts that we have billed but not yet recognized as revenue. Our deferred revenue relates primarily to cash received for maintenance contracts and professional services fees in advance of services performed. We recognize this revenue ratably upon the delivery and acceptance of the applicable services. In instances in which client acceptance of software and related professional services is required, we do not commence recognition until we receive notification of acceptance from the client.

        We have also included in our consolidated balance sheets deferred costs, consisting of costs incurred prior to the recognition of related revenue, in amounts up to, but not exceeding the balance of deferred revenue. We defer direct and incremental costs we incur, as defined in SAB 104 and SFAS 91 Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, related to deferred revenue for customization and implementation services related to revenue arrangements that we account for pursuant to SOP 81-1, and recognize them ratably over the remaining maintenance period in accordance with the recognition of revenue. These direct and incremental costs consist primarily of labor costs.

        We have recorded acquired deferred revenue in connection with our acquisitions. We record acquired deferred revenue at fair value to the extent it represents a legal obligation assumed by us in accordance with Emerging Issues Task Force, or EITF, 01-03, Accounting in a Business Combination for Deferred Revenue of an Acquiree. For EITF 01-03 purposes, we consider unfulfilled professional services and maintenance contracts to be legal obligations of the acquired entity. We are required to estimate the fair value of acquired deferred revenue, which we determine by estimating the prices that would be paid by willing participants in recent exchange transactions. We recorded an aggregate of approximately $2.2 million of acquired deferred revenue as a result of our acquisitions during 2005. In determining this amount, we estimated the cost of future services we were obligated to provide and then applied an estimated market margin. As a result of these estimates, our revenues for 2005 did not reflect $3.6 million of revenues that would have been recognized by the acquired companies. Also as a result of these estimates, our revenues for 2006 will not reflect $4.3 million of revenues that would have been recognized by the acquired companies. The substantial majority of these revenues in 2005 and 2006 would have been recognized by ISx.

        We make estimates of fair value based upon assumptions we believe are reasonable. We base these estimates on historical experience and information obtained from the management of acquired companies. Critical estimates in valuing deferred revenue include future expected costs to be incurred to fulfill client arrangements, as well as the determination of a market margin. These estimates are inherently uncertain and unpredictable. Our assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur which could affect the accuracy or validity of our assumptions and estimates.

  Allowance for Doubtful Accounts

        We make initial credit evaluations at the inception of our client arrangements and regularly assess our ability to collect outstanding client invoices. We provide an allowance for doubtful accounts when we determine that the collection of an outstanding client receivable is not probable. Management determines the adequacy of our allowance based on known troubled accounts, historical bad debt experience and other currently available evidence. As of December 31, 2003 and 2004, there were no amounts recorded in the allowance for doubtful accounts. As of December 31, 2005 and March 31, 2006, we had recorded $0.4 million as an allowance for doubtful accounts.

  Goodwill, Other Intangibles and Long-lived Assets

        We have accounted for all of our acquisitions as purchase transactions, and we allocated the purchase price for each acquisition to the acquired assets and assumed liabilities based on their estimated fair value. We record as goodwill the excess of purchase price over the fair value of the tangible and identifiable intangible assets acquired. We allocated a portion of the purchase prices for ISx, YPS and MAG to identifiable intangible assets, including client contracts, developed technology, client lists, domain name portfolio, affiliate network and non-compete agreements. We determined the fair value of these intangible assets using an estimate of the discounted future cash flows related to the assets. We are amortizing these intangible assets over their estimated useful lives, which range from one to ten years. We determined the estimated useful lives of our customer contracts and affiliate network, in part, by considering the automatic renewal provisions in our direct customer support and affiliate network contracts. With these provisions, there is very little cost associated with renewing the contract and the automatic renewals usually occur without material modifications to the existing terms or conditions. In addition, our experience indicates that we have very low termination or non-renewal rates among customers. In determining the estimated useful life for our domain name portfolio, we took into account our history of increasing revenue annually over the past several years from our domain name portfolio. Although there is a relatively short history of generating this type of revenue, we expect that we will likely continue to generate increasing revenues, which we believe contributes to the longer life of these intangible assets.

        The estimates we made in allocating these purchase prices to tangible and intangible assets, and in assessing liabilities recorded as part of the purchase price, involved the application of judgment and the use of estimates, which could significantly affect our operating results and financial position. In particular, actual future cash flows from acquired assets could differ materially from estimated future cash flows, which could result in future impairment charges. We engaged a third-party valuation specialist to assist us in this allocation. These allocations are preliminary pending the completion of the valuations

        The terms of our acquisitions of YPS and MAG included contingent consideration which will be recorded based on the attainment of performance targets. Under the terms of our acquisition of YPS, we were entitled to a reduction in the principal amount of the promissory note we issued to YPS if certain specified earnings targets were not met in 2005. As a result, we recorded a reduction in the principal amount of the note of $3.9 million, which reduced the balance of the note and acquired goodwill. Under the terms of our acquisition of MAG, we would have been obligated to pay up to an aggregate of $5.0 million if MAG achieved specified earnings targets in 2005, 2006 and 2007. MAG achieved its earnings target for 2005, triggering an initial $1.5 million payment from us in February 2006 and a corresponding increase in acquired goodwill. Of this amount, we paid $0.6 million in cash and issued $0.9 million of shares of series 3 preferred stock. In May 2006, we agreed with the sellers to pay them $1.3 million within five days of the consummation of this offering in full satisfaction of all amounts owing based on these performance milestones. This payment will further increase the balance of goodwill acquired.

        Statement of Financial Accounting Standards, or SFAS, 142, Goodwill and Other Intangible Assets, requires us to test goodwill for impairment annually, as well as when an event or change in circumstance indicates an impairment may have occurred. We perform our annual impairment test in the fourth quarter of each year. We evaluate goodwill for impairment by comparing the fair value of the goodwill carried within a reporting unit to our carrying amount. If the fair value of the goodwill is less than its carrying amount, we record an impairment loss to the extent that the implied fair value of the goodwill of the reporting unit is less than its carrying value.

        For purposes of performing the impairment test for goodwill as required by SFAS 142, we estimate fair value by computing the expected discounted cash flows by reporting unit based on historical result trends, which we adjust to reflect our best estimates of future market and operating conditions. From time to time we may use an independent third-party valuation service to assist in the determination of fair value. Determining the fair value of a reporting unit is judgmental and involves the use of significant estimates and assumptions, such as cash flow projections, market multiples and discount rates. The estimates we make in determining fair value of our reporting units could affect the timing and size of any future impairment charges. Future impairment of our goodwill could significantly affect our operating results and financial position. As of December 31, 2003 and 2004 we did not record any amounts as goodwill. As of December 31, 2005, the carrying value of our goodwill was $32.0 million and our annual impairment test did not indicate any impairment. As of March 31, 2006, the carrying value of our goodwill was $35.2 million.

        In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we continually review whether events or circumstances have occurred indicating that the estimated remaining useful lives of our long-lived assets, including fixed assets and intangible assets, may warrant revision or that the carrying value may be impaired. If we identified any such circumstances, we would compare the carrying value of such assets to the estimated undiscounted future cash flows expected from the use of the assets and their eventual disposition. If such cash flows are not sufficient to support the asset's recorded value, we record an impairment charge to reduce the carrying value of the long-lived asset to its estimated fair value. In addition, we consider significant changes in the manner of our use of the acquired assets or the strategy of our overall business, as well as significant negative industry or economic trends, each of which could also trigger an impairment review. We must use judgment in evaluating whether events or circumstances indicate that useful lives should change or that the carrying value of assets has been impaired. In particular, the determination of future cash flows involves significant estimates on the part of management. In order to estimate the fair value of a long-lived asset, we may engage a third party to assist with the valuation. Any revision in the useful life or the amount of an impairment could affect the timing or size of any future impairment charges, and could significantly affect our operating results and financial position. As of December 31, 2005, the carrying value of our intangible assets, other than goodwill, was $42.7 million. As of March 31, 2006, the carrying value of our intangible assets, other than goodwill, was $37.2 million.

  Income Taxes

        We are subject to income taxes both in the United States and foreign jurisdictions, and we account for income taxes under SFAS 109, Accounting for Income Taxes. We use estimates in determining our provision for income taxes. In making these determinations, we make estimates based upon differences between financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We reduce deferred tax assets by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will not be realized. Due to a history of losses, we believe it is more likely than not that our net deferred tax assets will not be realized, and have recorded a full valuation allowance.

        Under Section 382 of the Internal Revenue Code, if a corporation undergoes an "ownership change," the corporation's ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. An ownership change is generally defined as a greater than 50% change in its equity ownership by value over a three-year period. In light of our recent private placements and acquisitions over the past three years, and the sale of shares in this offering, we believe that we have triggered "ownership change" limitations. We have not completed an analysis to determine to what extent our ability to utilize our net operating loss carryforwards is limited, and such limitations will likely be significant. In the future, we may also experience ownership changes, as defined by Section 382, as a result of subsequent shifts in our stock ownership. As of December 31, 2005 we had net operating loss carryforwards of approximately $63.0 million and $29.8 million for federal and state income tax purposes, respectively.

  Stock-Based Compensation

        For employee stock options granted before January 1, 2006, we applied the intrinsic value recognition and measurement principles of Accounting Principles Board Opinion, or APB, Number 25, Accounting for Stock Issued to Employees, and related interpretations. Under APB 25, compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices only to the extent that the exercise prices are less than the fair market value at the date of grant. Prior to January 1, 2006, we followed the disclosure provisions of SFAS 123, Accounting for Stock-Based Compensation, as amended. All stock-based awards to non-employees are accounted for at their fair value in accordance with EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and related interpretations.

        Prior to January 1, 2006, we granted stock options at exercise prices equivalent to the fair value of our common stock as estimated by our board of directors, with input from management, as of the date of grant. Because there has been no public market for our common stock, our board of directors determined the fair value of our common stock by considering a number of objective and subjective factors, including:

  •
  our operating and financial performance;

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  the prices at which we issued shares of preferred stock in connection with acquisitions or in private placement transactions;

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  the superior rights and preferences of securities senior to our common stock at the time of each grant;

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  the non-liquid nature of our common stock;

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  business risks we faced and key company milestones;

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  comparable company and industry analysis; and

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  the anticipated initial public offering price per share and the timing of this offering.

        We did not perform or obtain contemporaneous valuations for our common stock prior to December 2005 because our efforts were focused on our operations and product development and our financial and managerial resources for doing so were limited.

        However, in connection with our preparation of financial statements for this offering and for the purpose of accounting for employee stock-based compensation, our board of directors considered whether the options granted had deferred stock-based compensation elements that should be reflected in our financial statements. In making that determination, we performed several retrospective valuations of the fair market value of our common stock during the twelve months ended December 31, 2005.

        We utilized the valuation methodologies outlined in the AICPA's Practice Aid Valuation of Privately-Held Company Equity Securities Issued as Compensation, which we refer to as the practice aid, and we believe that the valuation methodologies were consistent with the practice aid. We considered the following factors in making these fair market value determinations:

  •
  our proprietary products and services (technology):

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  our management team and workforce skills and experience;

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  general economic conditions and outlook;

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  our capital structure, financial condition, financial strength;

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  state of the industry and markets in which we operate;

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  the competitive environment; and

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  assessment of risk factors.

        We based our determinations of the fair value of our common stock on the probability-weighted expected return method. We utilized two generally accepted valuation approaches: a market multiple approach and an income approach. We analyzed the expected returns to holders of our common stock under four possible scenarios:

  •
  continued long-term operation as a private company;

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  failure and dissolution of our company;

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  strategic sale or merger of our company; and

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  an initial public offering.

        The market multiple approach, the income approach and the determination of the fair market value of our common stock under the probability-weighted expected return method require our management to make significant estimates and assumptions. These estimates and assumptions affect the amounts of stock compensation expense included in our financial statements. As a result of the estimates and assumptions used, we determined that the fair market value of our common stock as of the dates during 2005 on which we granted stock options was equal to or greater than the exercise price of the stock options. As a result, there was no stock based compensation recorded in operating expenses.

        In applying the market guideline public company approach and the market merger and acquisition transaction method, revenue multiples of between three and five were used, based on public companies we deemed to be comparable to ours. In applying the probability-weighted expected return method, we used discount rates of 31% as of April 14, 2005 and 29% as of December 31, 2005. Our estimates of the likelihood of our company continuing operations as a private company ranged from 55% at April 14, 2005 to 15% at December 31, 2005 and the likelihood of our company effecting an initial public offering ranged from 5% as of April 14, 2005 to 40% as of December 31, 2005.

        While we believe we applied reasonable methodologies and assumptions under the practice aid, the estimates and assumptions are highly uncertain and difficult to measure.

        As disclosed more fully in Note 9 to our consolidated financial statements appearing elsewhere in this prospectus, we granted stock options with exercise prices of $3.28 to $22.04 per share during the period from March 31, 2005 to March 16, 2006, which was the last date on which we granted options during 2006. Also, as disclosed in Note 9 to our consolidated financial statements, we determined that the fair value of our common stock increased from $4.92 to $15.00 from April 14, 2005 to March 31, 2006. We performed retrospective valuation analyses of our common stock as of three distinct dates during this period: as of the end of our 2005 fiscal year and as of April 14, 2005 and October 14, 2005, which were the dates of significant corporate events, such as an acquisition or funding. The increases in the per share fair value, as determined by these retrospective valuations, are due to a number of factors, including those discussed below.

        On April 14, 2005, we completed the acquisition of the outstanding stock of ISx, the acquisition of the assets and liabilities of YPS, and raised $15.0 million through the sale of preferred stock. In addition, we gained credibility and exposure in the industry during the first quarter of 2005 as a result of the announcement of an agreement with Dex Media and our selection by DasOrtliche for local search and content projects. We believe these events contributed to the fair value of our common stock of $4.92 as of April 14, 2005.

        Between April 14, 2005 and October 14, 2005, the following events occurred:

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  we were selected by Fonecta Group, part of European Directories NA, for their local search content initiative in April 2005;

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  we named Ernest J. Sampias as our chief financial officer in June 2005;

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  we launched our Destination Search platform in September 2005; and

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  we acquired the outstanding stock of MAG and raised $20.0 million through the sale of preferred stock on October 14, 2005.

We believe that these transactions directly contributed to the increase in the fair value of our common stock to $20.86 as of October 14, 2005.

        In November 2005 we sold an additional $5.0 million of preferred stock and on December 30, 2005, we completed our acquisition of ISx by terminating our right to rescind that transaction. We believe the completion of the financing and the finalization of the ISx acquisition directly contributed to an increase in the fair value of our common stock to $22.04 as of December 31, 2005 which was determined by contemporaneous valuation.

        Beginning February 2006, we estimated the fair value of our common stock based on the estimated price to the public in this offering. Based on an estimated price to the public in this offering of $15.00, the intrinsic value of the options outstanding at March 31, 2006 was $163,000, of which $158,000 related to vested options and $5,000 related to unvested options.

        Although it is reasonable to expect that the completion of this offering may add value to shares of our common stock because they will have increased liquidity and marketability, we cannot determine the amount of the additional value with precision or certainty.

        The following table shows the stock option activity, including weighted average exercise price per share, weighted fair market value of our common stock for financial reporting purposes, and the difference between the two at recent grant dates:

Stock Award Grant Date	# of Options Granted	Weighted Average Exercise Price Per Share	Fair Market Value Per Share	Weighted Average Intrinsic Value Per Share
March 31, 2005	26,483	$5.90	$4.92	$—
April 14, 2005 (ISx, assumed options)	147,894	3.28	4.92	1.64
April 15, 2005	3,609	5.90	4.92	—
June 15, 2005	125,763	10.82	10.82	—
February 8, 2006	18,144	22.04	15.00	—
March 15, 2006	183,949	22.04	15.00	—

        We believe that we have used reasonable methodologies, approaches and assumptions consistent with the practice aid to determine the fair value of our common stock. For this reason, we have determined that all of our stock options, other than those assumed in connection with the acquisition of ISx, have been granted at a price per share equal to or in excess of the fair market value of our common stock at the time of grant.

        In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS 123R, Share-Based Payments. This standard eliminates the alternative of applying the intrinsic value measurement provisions of APB 25 to stock compensation awards issued to employees. Instead, SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost must be recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period, which is usually the vesting period.

        The following table shows the intrinsic value of our outstanding vested and unvested options as of March 31, 2006 based upon a $15.00 per share common stock price, which is the mid-point of the estimated price range on the cover of this prospectus:

	Number of Shares Underlying Option	Intrinsic Value
		(In thousands)
Total Vested Options Outstanding	261,291	$2,478
Total Unvested Options Outstanding	115,646	598

Total Intrinsic Value		$3,076

        SFAS 123R requires that we adopt the fair value method of accounting for stock based arrangements on a prospective basis beginning on January 1, 2006. Under this method, we will continue to account for employee stock-based awards outstanding as of December 31, 2005 under the provisions of APB 25, and we will account for any stock-based awards granted or modified after this date under the provisions of SFAS 123R. We recognize the cost of options issued after January 1, 2006 in our consolidated financial statements over the requisite service period. We have used a Black-Scholes model to estimate the fair value of our stock-based compensation arrangements. This model requires that we make assumptions, including stock price volatility, forfeiture rates and expected life. We estimated volatility utilizing the historical volatility of peer companies, forfeiture rates based on expected levels of employee turnover and expected life using a "short cut" method. As a result of our adoption of SFAS 123R, we recorded additional compensation expense of $92,000 in the three months ended March 31, 2006. The effects in future periods of adopting SFAS 123R will depend on numerous factors, including the nature and amount of the stock-based awards we grant in the future, the valuation model we choose to value the stock-based awards, the assumed forfeiture rate, and the method we choose for recognizing stock-based compensation expense over the requisite service period. We expect a significant increase in stock-based compensation expense in future periods because of our adoption of SFAS 123R.

  Beneficial Conversion Features

        We have historically issued convertible securities, including debt securities and preferred stock. We are required to evaluate the convertible features of these securities, as well as related warrants to purchase preferred and common stock that were issued with these securities, under Emerging Issues Task Force, or EITF, Issue No. 00-27, Application of EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, to Certain Convertible Instruments, SFAS 133, Accounting for Derivative Instruments and Hedging Activities and EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock. Based on the provisions of this guidance, we recorded a discount with respect to the convertible notes issued in 2002 and 2003 due to the warrants that were issued with those convertible notes. This discount resulted in an increase in interest expense over the term of the convertible notes. In addition, some of our outstanding warrants to purchase shares of our preferred stock were converted into shares of preferred stock in 2003 and 2005. As a result of this beneficial conversion, we recorded a deemed dividend to preferred stockholders, which increased the net loss attributable to common stockholders.

        We will be required to record additional deemed dividends upon the closing of this offering. Our series 3 preferred stock will be automatically exchanged, immediately before the closing of this offering, for a number of shares of common stock determined by dividing $25.9 million by the lesser of 50% of the public offering price, which will be $7.50 based on an assumed initial public offering price of $15.00 per share, and $21.48 per share. This deemed dividend will increase our net loss attributable to common stockholders by $24.0 million.

        In addition, the promissory note we issued in connection with our acquisition of YPS becomes convertible into shares of our common stock upon the consummation of this offering in certain circumstances and subject to certain limitations. This note will be convertible at the holder's option into 444,444 shares, of our common stock at a conversion price equal to the price at which shares of our common stock are offered to the public in this offering, based on the original principal balance of the note, rather than the reduced principal balance of $4.1 million expected to be outstanding after this offering. These features require us to record a discount of $2.6 million on the note, which will increase interest expense over the term of the note. If we repay the note before maturity, the amount of loss or gain on the extinguishment of the liability will depend, in part, on the fair value of the beneficial conversion feature at the date this note is repaid.

  Accounting Treatment of our Acquisition of ISx

        FASB Interpretation No. 46, or FIN 46, Consolidation of Variable Interest Entities clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support provided by any parties, including the equity holders. FIN 46R requires the consolidation of these entities, known as variable interest entities, by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity's expected losses, receive a majority of the entity's expected residual returns, or both.

        In accordance with an agreement with the sellers of ISx, we had the right to rescind the acquisition of ISx until December 31, 2005, if we had not completed an initial public offering by that date. Upon acquiring our interest in ISx, we recorded the fair value of the rescission right of $3.3 million. This fair value was determined using a Black Scholes valuation model with the assistance of third-party valuation specialists and considers our combined right to put the outstanding stock of ISx back to the former owners of ISx and call the series 1 preferred stock issued from those former owners in the transaction. The significant assumptions utilized in determining the fair value of this right included an estimate of volatility, the fair values of ISx and our series 1 preferred stock, and an assessment of the probability of completing an initial public offering by December 31, 2005.

        As a result of this rescission right, ISx was a variable interest entity under FIN 46R. During the period that the rescission right was in place, we were not required to fund the operations of ISx and did not assume the liabilities of ISx. In addition, we could not take a dividend or other cash distribution out of the ISx operations. In connection with the April 14, 2005 acquisition, one of the former owners agreed that, under certain circumstances and subject to certain conditions, if ISx required additional working capital during the rescission period, the former owner, Spencer Trask Intellectual Capital Company, LLC, would contribute up to $1.0 million to ISx. As a result, we were not at risk for the losses of ISx and, if we had exercised the rescission right, all losses for the period would be absorbed by the former owners. Because we were not primarily at risk for the losses of ISx, we did not consolidate ISx's financial statements with ours until December 30, 2005. We have accounted for the acquisition of ISx for the period from the acquisition date through December 30, 2005 under the equity method of accounting. Upon termination of the rescission right, we began consolidating ISx's financial results with ours.

        On December 30, 2005, we reached an agreement with the former owners of ISx under which we agreed not to exercise our right to rescind the acquisition of the outstanding stock of ISx. In exchange, the holder of a promissory note issued by ISx in the face amount of approximately $9.1 million agreed to modifications to that promissory note. The modifications included a capitalization of interest accrued in 2005, a waiver of interest and elimination of periodic principal payment requirements during 2006 and, if we do not close an initial public offering by December 31, 2006, the forgiveness of $5.0 million of the note and conversion of the remaining principal balance into shares of our series 1 preferred stock at $17.97 per share. We accounted for this modification as an exchange of the right to rescind the acquisition of ISx for a reduction in the recorded amount of the promissory note to its new fair value, which we determined to be $7.6 million. As the amount of the reduction of the recorded value of the promissory note, partially offset by the fair value of the 200,000 shares of the series 1 preferred stock discussed below, was approximately $0.5 million. This amount, which represented the value received for the rescission right, was less than the $3.3 million original recorded value of the rescission option. Accordingly, we recorded a loss on impairment of the rescission right of $2.8 million when the impairment became other than temporary.

        Pursuant to an agreement entered into in April 2001, ISx owed Spencer Trask Ventures, Inc. a fee for its services in introducing ISx to us in connection with the ISx acquisition. In connection with the acquisition of ISx, Spencer Trask Ventures agreed to defer receipt of this fee, equal to approximately $1.0 million, until the termination of the rescission period associated with the aforementioned rescission right. By agreement entered into on December 30, 2005 with Spencer Trask Intellectual Capital Company, LLC, which we refer to as STICC, we issued, in lieu of cash, 200,000 shares of our series 1 preferred stock, with an estimated fair value of $1.0 million, in full satisfaction of this fee. STICC agreed to the $1.5 million reduction in the carrying value of the promissory note described above. We wrote off the remaining $0.5 million in basis in the rescission right. Therefore, the net impact of this transaction on the purchase price was zero. We do not believe that we have any other investments in variable interest entities.

Results of Operations

        The following table sets forth, for the periods indicated, our selected unaudited consolidated statements of operations data expressed in thousands, with percentages expressed as a percentage of total revenues for the periods presented:

	Year ended December 31,						Three Months ended March 31,
	2003		2004		2005		2005		2006
							(unaudited)
Revenues:
Software and services	$439	100%	$1,895	100%	$6,893	81%	$751	100%	$4,388	60%
Media services	—	—	—	—	1,584	19%	—	—	2,891	40%

Total revenues	439	100%	1,895	100%	8,477	100%	751	100%	7,279	100%
Cost of revenues:
Software and services	91	21%	513	27%	2,734	32%	130	17%	1,746	24%
Media services	—	—	—	—	603	7%	—	—	1,225	17%

Total cost of revenues	91	21%	513	27%	3,337	39%	130	17%	2,971	41%

Gross profit	348	79%	1,382	73%	5,140	61%	621	83%	4,308	59%
Operating expenses:
Sales and marketing	395	90%	1,476	78%	3,672	43%	671	89%	1,711	24%
Product development and support	696	159%	1,339	71%	3,360	40%	688	92%	2,070	28%
General and administrative	839	191%	1,204	64%	3,038	36%	387	52%	2,549	35%
Amortization of intangible assets	—	—	—	—	2,751	32%	—	—	1,622	22%

Total operating expenses	1,930	440%	4,019	212%	12,821	151%	1,746	232%	7,952	109%

Loss from operations	(1,582)	(360)%	(2,637)	(139)%	(7,681)	(91)%	(1,125)	(150)%	(3,644)	(50)%
Interest expense	1,434	327%	751	40%	628	7%	38	5%	925	13%
Other (income) expense	—	—	—	—	2,875	34%	—	—	(6)	—
Income tax expense	—	—	—	—	—	—	—	—	2	—
Equity in the loss of ISx, net of tax	—	—	—	—	7,384	87%	—	—	—	—

Net loss	$(3,016)	(687)%	$(3,388)	(179)%	$(18,568)	(219)%	$(1,163)	(155)%	$(4,565)	(63)%

Three Months Ended March 31, 2005 and 2006

  Revenues by Segment

        As a result of our acquisitions of ISx and MAG in 2005, we have three reportable segments: Internet local search, 411-based local search and media services. The following table represents our revenues by segment for the three months ended March 31, 2006, in thousands. We have not presented this information for the comparable prior period because our only reportable segment for that period was Internet local search.

	Revenues	As a % of total revenues
Internet local search	$2,411	33%
411-based local search	1,977	27%
Media services	2,891	40%

Total revenues	$7,279	100%

        Segment loss for the three months ended March 31, 2006, in thousands, was as follows:

Loss
Internet local search	$(2,368)
411-based local search	(2,076)
Media services	(121)

Consolidated net loss	$(4,565)

  Revenues

        Our total revenues increased $6.5 million, from $0.8 million for the three months ended March 31, 2005 to $7.3 million for three months ended March 31, 2006. This increase resulted from our acquisition of YPS, which provided us with our Internet Yellow Pages directory platform, our acquisition of MAG, which provided us with our media services platform, our acquisition of ISx, which provided us with our 411-based local search platform, and from growth in revenues from the sale of our Destination Search platform and content transformation services. During the three months ended March 31, 2006, we generated revenues of $1.6 million from our Internet Yellow Pages directory platform, $2.9 million from our media services solutions, primarily from pay-per-click and other fees paid by advertisers, $2.0 million from our 411-based local search solutions and $0.5 million from sales of our Destination Search platform, including revenues from bundled content transformation services from one customer. This represented an increase over the comparable period in 2005 of $1.6 million from our Internet Yellow Pages directory platform, $2.9 million from our media services solutions, $2.0 million from our 411-based local search solutions, and $0.1 million from the sale of our Destination Search platform.

        Due to ongoing consolidation and some predictions of a decline in call volume from land lines within the 411 services industry, we are unable to predict whether our revenues from 411-based local search solutions will continue to increase in the future. In addition, our two largest Internet Local Search customers have recently combined their businesses. These customers accounted for approximately 33% of our total revenues during 2005. Because the termination or non-renewal of either contract with these entities would cause our revenues to decline and make it more difficult for us to expand our client base, we are unable to predict whether our Internet local search revenues will continue to increase in future periods. We expect to generate an increasing percentage of our revenues in the future from the sale of components of our Destination Search platform and from media services, including SEM and SEO services.

  Cost of Revenues

        Our total cost of revenues increased $2.8 million, from $0.1 million for the three months ended March 31, 2005 to $3.0 million for the comparable period in 2006. Of this increase, approximately $0.6 million resulted from increased costs associated with delivering our Internet Yellow Pages directory platform, $1.2 million resulted from increased costs associated with delivering our media services platform and $1.1 million resulted from increased costs associated with delivering our 411-based local search solutions. We have included in the total cost of revenues $0.8 million of amortization expense associated with intangible assets from acquisitions. As a percentage of revenues, cost of revenues increased from 17% for the first quarter of 2005 to 41% for the first quarter of 2006. We do not expect our cost of revenues as a percentage of total revenues to change significantly in future periods.

  Operating Expenses

        Sales and marketing.    Our total sales and marketing expenses increased $1.0 million, from $0.7 million for the three months ended March 31, 2005 to $1.7 million for the three months ended

March 31, 2006. This increase in sales and marketing expenses was the result of an increase in departmental headcount and related employee expenses of $1.0 million. The increase is primarily a result of our acquisitions in the second and fourth quarters of 2005, and additional employees required for the increased marketing and sales efforts of our Destination Search platform and overall corporate marketing initiatives. We expect our total sales and marketing expenses to increase in total but decrease as a percentage of total revenues in the future.

        Product development and support.    Our total product development and support expenses increased $1.4 million, from $0.7 million for the three months ended March 31, 2005 to $2.1 million for three months ended March 31, 2006. The increase was the result of a $1.2 million increase in compensation and employee costs due to additional product development and support personnel and a $0.1 million increase in both facility expenses and consulting expenses. Our headcount increased between the two periods as a result of our acquisitions of YPS, ISx and MAG, and growth in the number of personnel associated with the development of our Destination Search platform. We expect our product development and support expenses to continue to increase, but decrease as a percentage of total revenues, in the future.

        General and administrative.    Our total general and administrative expenses increased $2.2 million, from $0.4 million for the three months ended March 31, 2005 to $2.5 million for the three months ended March 31, 2006. This increase was primarily the result of increases in administrative employee-related expenses of $1.2 million and an increase of $0.9 million in outside consulting and professional fees during the 2006 period incurred in connection with integrating our acquired businesses and the preparation for this offering. We expect our general and administrative expenses to continue to increase, but decrease as a percentage of total revenues, in the future.

        Amortization of intangible assets.    During the three months ended March 31, 2006, we recognized $2.4 million in amortization of intangible assets related to the acquisitions of YPS, ISx and MAG, of which $0.8 million in amortization of capitalized core technology is included in cost of revenues. We did not recognize any similar amortization expenses during the comparable period in 2005. We expect this expense to decrease in future periods as a portion of the intangible assets become fully amortized.

  Other Expenses

        Interest expense.    Our total interest expense increased $0.9 million, from $38,000 for the first three months of 2005 to $0.9 million for three months ended March 31, 2006. The increase was the result of an interest charge of $0.5 million in the three months ended March 31, 2006 related to the amortization of a loan discount on the promissory notes we issued in connection with our acquisition of ISx and $0.4 million in interest expense associated with the promissory notes we issued in connection with our acquisitions of MAG and YPS. We expect interest expense to decrease in future periods as the note discount becomes fully amortized and as the promissory note balances are paid down. We expect to use a portion of the net proceeds of this offering to repay indebtedness, which would result in a decrease in interest expense in the future.

        Other (income) expense.    Other income for the three months ended March 31, 2006 of $6,000 consists primarily of interest income on cash and cash equivalent balances.

        Provision for income taxes.    The provision for income taxes for the three months ended March 31, 2006 is related to statutory income tax amounts for operations in foreign countries.

Years Ended December 31, 2004 and 2005

  Revenues by Segment

        The following table represents our revenues by segment for 2005, in thousands. We have not presented this information for prior periods because we had only one reportable segment in those periods.

	Revenues	As a % of total revenues
Internet local search	$6,893	81%
411-based local search	—	0%
Media services	1,584	19%

Total revenues	$8,477	100%

        Segment loss for 2005, in thousands, is as follows:

Loss
Internet local search	$(8,345)
411-based local search	(10,220)
Media services	(3)

Consolidated net loss	$(18,568)

        We have consolidated the financial results of MAG since we acquired MAG in October 2005. Before October 2005, we had no media services revenue. We have consolidated the financial results of ISx since December 30, 2005. Before that date, we had no 411-based local search revenue. Under the terms of our acquisition agreement with ISx, we had the right to rescind that acquisition until December 31, 2005, if we had not completed an initial public offering by that date. Because we retained this right during 2005, and as a result were not primarily at risk for the losses of ISx, we did not consolidate ISx's financial statements with ours until December 30, 2005. We have accounted for the acquisition of ISx for the period from the acquisition date through December 29, 2005 under the equity method of accounting. Under the equity method of accounting, we reported 100% of ISx's net loss in 2005 as a separate line item in our consolidated statement of operations rather than consolidating its financial statements with ours. From April 14, 2005 to December 29, 2005, ISx had revenues of $4.3 million, all of which were from the sale of 411-based local search solutions.

  Revenues

        Our total revenues increased $6.6 million, from $1.9 million for 2004 to $8.5 million for 2005. This increase resulted from our acquisition of YPS, which provided us with our Internet Yellow Pages directory platform, from our acquisition of MAG, which provided us with media services revenues, and from growth in revenues from the sale of our Destination Search platform and content transformation services. During the period from April 14, 2005, the date of the YPS acquisition, to December 31, 2005, we generated revenues of $4.1 million from our Internet Yellow Pages directory platform. From October 14, 2005, the date of the MAG acquisition, to December 31, 2005 we generated revenues of $1.6 million from our media services solutions, primarily from pay-per-click and other fees paid by advertisers. During 2005, we generated $1.8 million in revenues from the sale of our Destination Search platform, including revenues from bundled content transformation services from one customer. During 2005, excluding the content transformation services bundled with our Destination Search platform, we generated $1.0 million in revenues from our content transformation services. Our revenues from content transformation services increased in 2005 compared to 2004, after including revenue from content transformation services bundled with our Destination Search platform. On December 30, 2005, we began consolidating the financial statements of ISx with ours. As a result, we expect to record additional revenues in subsequent periods from 411-based local search solutions.

  Cost of Revenues

        Our total cost of revenues increased $2.8 million, from $0.5 million for 2004 to $3.3 million for 2005. Of this increase, approximately $2.2 million resulted from increased costs associated with delivering our Internet Yellow Pages directory platform, and $0.6 million resulted from increased costs associated with delivering our media services platform. As a percentage of revenues, cost of revenues increased by 13% during the 2005 period compared to the 2004 period.

  Operating Expenses

        Sales and marketing.    Our total sales and marketing expenses increased $2.2 million, from $1.5 million for 2004 to $3.7 million for 2005. This increase in sales and marketing expenses was the result of an increase in departmental headcount and related employee expenses of $1.1 million and an increase in consulting expenses of $0.8 million as a result of our acquisitions, the marketing and sale of our Destination Search platform and overall corporate marketing initiatives. In addition, travel, advertising and tradeshow costs increased $0.3 million.

        Product development and support.    Our total product development and support expenses increased $2.1 million, from $1.3 million for 2004 to $3.4 million for 2005. The increase was the result of a $1.9 million increase in compensation and employee costs due to additional product development and support personnel and a $0.2 million increase in consulting expenses. Our headcount increased during 2005 as a result of our acquisitions of YPS, ISx and MAG, and growth in the number of personnel associated with the development of our Destination Search platform.

        General and administrative.    Our total general and administrative expenses increased $1.8 million, from $1.2 million for 2004 to $3.0 million for 2005. This increase was primarily the result of increases in administrative employee-related expenses of $0.9 million, and increases of $0.4 million in both professional fees and facility expenses during 2005 in connection with our acquisitions and as we prepared for this offering.

        Amortization of intangible assets.    During 2005, we recognized $2.8 million in expenses related to the amortization of intangible assets related to the acquisitions of YPS and MAG.

  Other Expenses

        Interest expense.    Our total interest expense decreased $0.2 million, from $0.8 million for 2004 to $0.6 million for 2005. This decrease was primarily the result of a non-cash interest charge in the 2004 period related to the amortization of a deemed original issue discount upon our retirement of promissory notes payable. This charge did not recur in 2005.

        Other expense.    Other expense includes $2.8 million for the loss on impairment of the rescission right in connection with the restructuring of the terms of our acquisition of ISx. See "—Critical Accounting Policies and Estimates—Accounting Treatment of our Acquisition of ISx."

        Equity in the losses of ISx, net of tax.    Between April 14, 2005 and December 29, 2005, we accounted for our ownership of all outstanding common stock of ISx under the equity method of accounting. The following table sets forth, for the period from April 14, 2005 through December 29, 2005, selected statement of operations data for ISx, in thousands:

April 14, 2005 to December 29, 2005
Revenues	$4,311
Cost of revenues	1,271
Gross profit	3,040
Loss from operations	(6,648)
Taxes, interest and other expense	(736)
Net loss	$(7,384)

        We recognized 100% of the losses of ISx during this period. This loss reflects purchase price adjustments, including the impact of deferred revenue discussed above, and the amortization of ISx's identifiable intangible assets.

Years Ended December 31, 2003 and 2004

  Revenues

        Our total revenues increased $1.5 million, from $0.4 million for 2003 to $1.9 million for 2004. For 2003 and 2004, we derived substantially all of our revenues from the sale of our content transformation services. The increase in revenues resulted from an increase in the content transformation services provided to Dex Media and Sensis. We generated approximately $0.3 million of our revenues in 2003, and $1.8 million in revenues in 2004, from content transformation services provided to Dex Media and Sensis.

  Cost of Revenues

        Our total cost of revenues increased $0.4 million, from $0.1 million for 2003 to $0.5 million for 2004. This increase resulted from increased compensation and employee-related costs required to deliver our content transformation services to clients.

  Operating Expenses

        Sales and marketing.    Our total sales and marketing expenses increased $1.1 million, from $0.4 million for 2003 to $1.5 million for 2004. This increase in sales and marketing expenses was primarily the result of an increase in departmental headcount and related employee expenses of $0.2 million and consulting expenses of $0.6 million and an increase of $0.3 million in travel and advertising costs connected with the marketing and sale of our Internet local search products and services, and overall corporate marketing initiatives.

        Product development and support.    Our total product development and support expenses increased $0.6 million, from $0.7 million for 2003 to $1.3 million for 2004. This increase resulted from increased compensation and employee costs associated with the delivery of our content transformation services.

        General and administrative.    Our total general and administrative expenses increased $0.4 million, from $0.8 million for 2003 to $1.2 million for 2004. This increase was primarily the result of an increase in consulting expenses of $0.2 million and increases in administrative headcount and employee related expenses of $0.1 million during 2004.

  Other Expenses

        Interest.    Our total interest expense decreased $0.7 million, from $1.4 million for 2003 to $0.8 million for 2004. This decrease was primarily the result of the repayment or conversion of promissory notes in December 2003. Upon repayment or conversion of these promissory notes, we recognized the full amount of any unamortized discount as interest expense.

Liquidity and Capital Resources

        Historically, we have funded our operations primarily through the proceeds of financing activities. Since January 1, 2002, we have raised gross proceeds of $46.3 million from the sale of preferred equity securities and $3.5 million from the sale of debt securities. We issued an additional $14.9 million in preferred equity securities and $22.6 million in debt securities as consideration for acquisitions in 2005. Our principal historical liquidity requirements have consisted of working capital, acquisitions, capital expenditures and general corporate purposes. As of March 31, 2006, we had $6.4 million of cash and cash equivalents and a working capital deficit of $4.7 million, which included deferred revenue of $8.8 million.

  Sources of Liquidity

        Since January 1, 2002, we have funded a portion of our operations through the proceeds of sales of preferred stock and the issuance of debt. All shares of our preferred stock will convert into or be exchanged for shares of our common stock upon the consummation of this offering.

  Equity Issuances

        The table below summarizes our issuances of preferred stock from January 1, 2002 to December 31, 2005:

Series	Dates of Issuance	Approximate Gross Cash Proceeds
A	May 2002	$1.3 million(1)
B	December 2003 and February 2004	$5.0 million(2)
1	April 2005	Not applicable(3)
2	April 2005	$15.0 million
3	October 2005 and November 2005	$25.0 million

(1)
Shares of series A preferred stock were initially issued as series A-1 preferred stock, which converted into shares of series A preferred stock upon our reincorporation in Delaware in December 2003. We also issued shares of series A preferred stock upon the conversion of our outstanding series A promissory notes. The cash proceeds listed in the table above do not reflect proceeds that we received upon issuance or conversion of these promissory notes, which are described below.

(2)
We also issued shares of series B preferred stock upon the conversion of outstanding series B promissory notes upon our reincorporation into Delaware in December 2003. The cash proceeds listed in the table above do not reflect proceeds received upon issuance or conversion of these promissory notes, which are described below.

(3)
Shares of series 1 preferred stock were issued upon conversion of outstanding shares of series A preferred stock and series B preferred stock in a recapitalization that occurred simultaneously with our issuance of shares of series 2 preferred stock in April 2005.

        In addition, we received an aggregate of approximately $50,000 in proceeds from exercises of options to purchase common stock from January 1, 2002 to December 31, 2005.

  Debt Issuances

  •
  Series A promissory notes.    Between March 2002 and July 2003, we issued series A promissory notes in an aggregate principal amount of approximately $1.9 million. Of this amount, approximately $0.3 million in aggregate principal amount, plus accrued interest, was converted into shares of series A preferred stock upon our reincorporation in Delaware in December 2003, and $0.3 million, plus accrued interest, was repaid in cash. In January and February 2004, $0.2 million in aggregate principal amount, plus accrued interest, was converted into shares of series A preferred stock and $0.2 million was repaid in cash. In April 2005, approximately $0.9 million in aggregate principal amount, plus accrued interest, was converted into shares of series A preferred stock immediately prior to our recapitalization in April 2005.

  •
  Series B promissory notes.    In October 2003, we issued series B promissory notes in an aggregate principal amount of approximately $0.4 million, the entire outstanding principal amounts of which were converted into shares of series B preferred stock in December 2003.

  •
  YPS note.    In connection with our acquisition of the assets of YPS in April 2005, we issued a convertible secured promissory note in a principal amount of $10.0 million. The face amount of the note was subject to reduction if the business associated with YPS' assets failed to meet certain specified earnings targets during 2005. As a result, the principal amount of the note was reduced to $6.1 million. For a description of this promissory note, see "Description of Capital Stock—Convertible Notes."

  •
  MAG notes.    In connection with our acquisition of MAG in October 2005, we issued secured promissory notes with an aggregate principal amount of $16.5 million, of which $7.0 million will be automatically converted into shares of common stock upon completion of this offering and $9.5 million will be repaid in cash upon completion of this offering.

  Cash Flows

        The following table sets forth the components of our cash flows for the following periods:

	Year ended December 31,			March 31,
	2003	2004	2005	2005	2006
					(unaudited)
	(in thousands)
Net cash (used in) provided by operating activities	$(1,509)	$(2,369)	$(3,320)	$(430)	$217
Net cash used in investing activities	(321)	(140)	(27,370)	(128)	(252)
Net cash provided by (used in) financing activities	5,332	(57)	36,096	(9)	42

        Operating activities.    Cash used in operating activities for 2003 was primarily attributable to a net loss of $3.0 million, offset by depreciation and amortization expense of $0.2 million. Cash used in operating activities for 2004 was primarily attributable to a net loss of $3.4 million, offset by depreciation and amortization expense of $0.2 million. Cash used in operating activities for 2005 was primarily attributable to net loss of $18.6 million, offset by equity in the losses of ISx of $7.4 million, depreciation and amortization expense of $3.5 million and charge of $2.8 million in connection with the restructuring of our acquisition of ISx. Cash used in operating activities for the three months ended March 31, 2005 was $0.4 million. Cash provided by operating activities for the three months ended March 31, 2006 was $0.2 million. The $0.6 million increase in cash provided by operating activities was primarily due to a larger decrease in accounts receivable, and an increase in deferred revenue, partially offset by a decrease in accrued liabilities.

        Investing activities.    Cash used in investing activities included capital expenditures of $0.3 million for 2003, $0.1 million for 2004 and $0.5 million for 2005. Cash used in investing activities for 2005 also included payments for the acquisition of YPS, net of cash acquired, of $10.2 million, expenses associated with the acquisition of our interest in ISx on April 14, 2005 net of cash acquired on December 30, 2005 of $0.6 million, and payments for the acquisition of MAG, net of cash acquired of $17.1 million. Cash used in investing activities for the three months ended March 31, 2005 was $0.1 million. Cash used in investing activities for the three months ended March 31, 2006 was $0.3 million. The $0.2 million increase in cash used in investing activities was due to a $0.1 million increase in purchases of property, plant and equipment and a $0.1 million increase in acquisition costs related to the 2005 acquisitions that were recognized in the 2006 period.

        Financing activities.    Cash provided by financing activities for 2003 was attributable to the issuance of $1.8 million of convertible notes for net cash proceeds of $1.7 million and the issuance of 4.8 million shares of Series B preferred stock for net cash proceeds of $3.9 million. Cash used in financing activities for 2004 was attributable to the issuance of 0.2 million shares of series B preferred stock for net cash proceeds of $0.1 million, offset by the repayment of $0.2 million of outstanding series A promissory notes. Cash provided by financing activities for 2005 was attributable to the issuance of 15.0 million shares of Series 2 preferred stock and the issuance of 6.3 million shares of Series 3 preferred stock for proceeds net of issuance costs of $13.0 million and $23.2 million, respectively. Cash used in financing activities for the three months ended March 31, 2005 was $9,000. Cash provided by financing activities for the three months ended March 31, 2006 was $42,000. The $51,000 increase in cash provided from financing activities was due to $64,000 in cash provided from the exercise of options, partially offset by a $13,000 increase in payments on notes payable and capital leases.

  Funding Requirements

        Short-term funding requirements.    Given our cash and cash equivalents, including the net proceeds of this offering, and our expectation of annual positive cash flows from operations in future periods, we believe that we will have sufficient liquidity to fund our business and meet our contractual obligations over a period beyond the next 12 months. We expect to use an aggregate of $18.5 million of the proceeds of this offering to repay a portion of the outstanding indebtedness described below. We intend to use the balance of the net proceeds of this offering for general corporate purposes, including working capital.

        Following the consummation of this offering, our principal short-term funding requirements will be as follows:

  •
  Under the terms of our acquisition of MAG, we are obligated to pay the sellers up to an aggregate of $5.0 million of additional consideration if MAG achieves specified earnings targets in 2005, 2006 and 2007. MAG achieved its target for 2005, triggering a $1.5 million payment from us in February 2006. Of this amount, we paid $0.6 million in cash and issued $0.9 million of shares of series 3 preferred stock, which will be exchanged for 113,857 shares of common stock upon the consummation of this offering. Under the terms of this acquisition, we were obligated to pay the sellers up to an additional $3.5 million in cash if MAG achieved the specified earnings targets in 2006 and 2007. In May 2006, we agreed with the sellers to pay them $1.3 million within five days of the consummation of this offering in full satisfaction of all amounts owing based on these performance milestones.

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  Debt service obligations of up to $2.1 million over the next 12 months in respect of indebtedness that we expect to remain outstanding following the consummation of this offering.

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  Payments relating to the contractual obligations described in the table below.

        Long-term funding requirements.    We expect to fund the growth of our business through cash flow from operations and through issuances of common stock, promissory notes or other securities. We expect to assess our financing alternatives periodically and access the capital markets from time to time when we believe it is in our stockholders' best interest. If our existing resources are insufficient to satisfy our liquidity requirements, or if we enter into an acquisition or strategic arrangement with another company, we may need to sell additional equity or debt securities. Any sale of additional equity or debt securities may result in dilution to our stockholders, and debt financing may involve covenants limiting or restricting our ability to take specific actions, such as incurring additional debt or making capital expenditures. We cannot be certain that additional public or private financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to delay, reduce the scope of, or eliminate one or more aspects of our research and development activities, which could harm the growth of our business.

        We expect to devote substantial resources to our product development and support efforts and to our sales and marketing efforts associated with the development and commercialization of our local search solutions. Our funding requirements will depend on numerous factors including:

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  the extent to which our local search solutions, including our Destination Search platform and 411-based local search solutions, gain increased market share and are commercially successful in the United States and internationally;

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  the level of profitability of our local search solutions and media services solutions;

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  the progress, level and timing of our product development and support activities related to our local search solutions;

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  Unforeseen costs, delays and problems;

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  the cost and effectiveness of our sales and marketing programs;

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  the timing of any conversion of our outstanding promissory notes into shares of our common stock;

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  the status of competing products;

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  milestone payments due pursuant to the terms of our acquisition of MAG;

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  the establishment of additional strategic or licensing arrangements with other companies, or acquisitions; and

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  the level of costs associated with building and maintaining public company systems and infrastructure.

        We do not currently have any arrangements or credit facilities in place as a source of funds for these requirements.

Contractual Obligations

        The following table summarizes our contractual obligations as of December 31, 2005, and the timing and effect that such commitments are expected to have on our liquidity and cash flows in future periods, in thousands:

	To be automatically converted into common stock on closing of this offering
		To be settled in cash on the closing of this offering	Payments due by period
			Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Operating lease obligations	$—	$—	$664	$1,591	$1,010	$—	$3,265
Notes payable and capital lease obligations	$12,689	$17,000	$2,122	$4,116	$—	$1,882	$37,809

        The amounts listed for notes payable consist of the following amounts outstanding:

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  $6.1 million in principal amount outstanding under a promissory note issued in connection with our acquisition of YPS in April 2005. This note was issued in the original principal amount of $10.0 million. In February 2006, the principal amount was reduced to $6.1 million pursuant to the terms of our acquisition agreement with YPS. This note is payable in three equal annual installments on May 1, 2006, 2007 and 2008, and is convertible into shares of our common stock under certain circumstances. In May 2006, we agreed with the holders of the YPS note to pay 50% of the initial installment in cash on May 3, 2006 and the remaining 50% in cash on the earlier of July 31, 2006 or five days after the consummation of this offering. The amounts reflected in the table above assume no conversion of this note into shares of our common stock. See "Description of Capital Stock—Convertible Notes" for a description of this promissory note. We anticipate using a portion of the net proceeds of this offering to make principal payments under this note.

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  $15.1 million in principal amount outstanding under a promissory note initially issued to Kevin Kimberlin Partners, L.P., or KKP, which is an affiliate of Kevin Kimberlin, one of our directors. Of this amount, $5.7 million of the original principal was assigned to an affiliate of KKP and will automatically convert into shares of our common stock upon the consummation of this offering. We anticipate using a portion of the proceeds of this offering to repay $7.5 million of the remaining outstanding principal amount and accrued interest on this note. See "Description of Capital Stock—Convertible Notes" for a description of this promissory note, including its subsequent partial assignment to an affiliate of KKP.

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  $7.0 million in principal amount outstanding under promissory notes issued in connection with the acquisition of MAG in October 2005. On October 14, 2006, the entire principal amount plus all accrued interest on these promissory notes will automatically convert into shares of our common stock at a conversion price equal to the price per share of common stock offered in this offering. See "Description of Capital Stock—Convertible Notes" for a description of these promissory notes.

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  $9.5 million in principal amount outstanding under promissory notes issued in connection with the acquisition of MAG in October 2005. The entire principal amount and all accrued interest on these notes will be repaid upon the closing of this offering. See "Description of Capital Stock—Convertible Notes" for a description of these promissory notes.

Off-Balance Sheet Arrangements

        FASB Interpretation No. 46, or FIN 46, Consolidation of Variable Interest Entities clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support provided by any parties, including the equity holders. FIN 46R requires the consolidation of these entities, known as variable interest entities, by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity's expected losses, receive a majority of the entity's expected residual returns, or both.

        In accordance with an agreement with the sellers of ISx, we had the right to rescind the acquisition of ISx until December 31, 2005, if we had not completed an initial public offering by that date. Upon acquiring our interest in ISx, we recorded the fair value of the rescission right of $3.3 million. This fair value was determined using a Black Scholes valuation model with the assistance of third-party valuation specialists and considers our combined right to put the outstanding stock of ISx back to the former owners of ISx and call the series 1 preferred stock issued from those former owners in the transaction. The significant assumptions utilized in determining the fair value of this right included an estimate of volatility, the fair values of ISx and our series 1 preferred stock, and an assessment of the probability of completing an initial public offering by December 31, 2005.

Quantitative and Qualitative Disclosures About Market Risk

  Foreign Currency Exchange Risk

        In 2005, approximately 88% of our total revenues were comprised of sales to clients in the United States, and 12% were comprised of sales to clients outside the United States. Of our revenues received in 2005 from clients outside of the United States, 34% were paid in currencies other than U.S. dollars. Therefore, our results could be negatively affected by such factors as changes in foreign currency exchange rates, trade protection measures and changes in regional or worldwide economic or political conditions. A 10% change in the value of the U.S. dollar relative to each of the foreign currencies in which our revenues are denominated would not have resulted in a material change to our results.

        Historically, we have not tried to reduce our exposure to exchange rate fluctuations by engaging in hedging activities.

  Interest Rate Risk

        At December 31, 2005, we had unrestricted cash and cash equivalents totaling $6.3 million, and at March 31, 2006 we had unrestricted cash and cash equivalents totaling $6.4 million. These amounts were invested primarily in money market funds. The unrestricted cash and cash equivalents were held for working capital purposes. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates. Declines in interest rates, however, would reduce future investment income.

        The interest rates on our $35.3 million of outstanding promissory notes at December 31, 2005 are fixed. If market interest rates increase, the fair value of our promissory notes would decrease.

Recent Accounting Pronouncements

        In December 2004, FASB issued Statement of Financial Accounting Standards, or SFAS, 123R, Share Based Payments. SFAS 123R addresses all forms of share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS 123R requires us to prospectively expense share-based payment awards with compensation cost for share-based payment transactions measured at fair value. SFAS 123R required us to adopt new accounting provisions beginning in the first quarter of fiscal 2006.

BUSINESS

Company Overview

        We provide software and media services that enable Yellow Pages publishers and 411 service providers to expand their traditional service offerings and capitalize on emerging opportunities in the local search market. Our solutions are designed to broaden our clients' revenue opportunities by enabling them to both deliver improved consumer local search and shopping services and extend their advertising distribution channels.

        Consumers have traditionally conducted searches for local businesses and services primarily through printed Yellow Pages directories and 411 calls. As consumers increasingly use the Internet and mobile devices to conduct these searches, Yellow Pages publishers and 411 service providers have an opportunity to expand their businesses. By building on their local content and brand recognition, these publishers and service providers can offer local search services that address the evolving needs of consumers and advertisers.

        For Yellow Pages publishers, we provide software and services that convert the extensive local business information that they have aggregated for their print directories into online directories that provide a new distribution channel for their advertising customers. Our Internet Yellow Pages directory platform enables us to create Internet directories that display local business information in a list format or an enhanced format that replicates the look of printed directories. For Yellow Pages publishers with a more advanced Internet strategy, we offer our Destination Search platform, which provides a more content- and feature-rich search offering.

        In addition to enabling our clients' online directories, we provide a proprietary Internet distribution channel to local advertisers, including Yellow Pages publishers, through a network of Internet sites under our AreaGuides.net brand. The AreaGuides.net websites typically aggregate a large base of local information, including Yellow Pages content, to create specialized local portals targeted to travelers and new residents. We increase traffic to our AreaGuides.net websites through a combination of search engine marketing, or SEM, and search engine optimization, or SEO, and offer these services to our clients.

        For 411 service providers, we provide our FlexiQ™ platform that allows operators to conduct queries quickly and efficiently to locate local business information. We have expanded our 411-based local search solutions to enable the delivery of enhanced content to mobile devices through short messaging service, or SMS.

        We deliver our solutions to more than 20 Yellow Pages publishers in seven countries and 22 U.S. and international 411 service providers in 13 countries. Our AreaGuides.net network of locally-focused Internet sites received an average of over 2.7 million unique visitors per month in 2005. Following the addition of our city-guides.com group of Internet sites in February 2006, our AreaGuides.net network received an average of 4.4 million unique visitors per month during March, April and May 2006. As Internet, voice and wireless services begin to converge, we believe that we are well-positioned to connect the strengths of the Yellow Pages and the 411 services industries to produce compelling local search solutions.

Our Market Opportunity

        Yellow Pages directory advertising is often the primary form of paid advertising used by local businesses. We believe that local advertisers value the broad demographic distribution and usage, brand recognition and relatively low cost of Yellow Pages advertising. Based on our market research and analysis, we estimate that 3.5 million small- and medium-sized businesses in the United States advertise in the Yellow Pages, and that the print Yellow Pages industry was a $14.3 billion advertising market in the United States, and a $26.3 billion advertising market worldwide, in 2005. In addition, based on our market research and analysis, we estimate that total directory assistance revenues in the United States will grow from $6.2 billion during 2004 to over $9.6 billion in 2009.

        We believe that consumers are increasingly turning to the Internet to search for local business information. As a result, the Internet is gaining credibility as an important advertising medium for local businesses. Based on our market research and analysis, we estimate that the worldwide market for local search, which consists of Internet Yellow Pages, local commercial Internet searches and wireless directory searches, will grow from $3.3 billion in 2005 to approximately $12.9 billion in 2010, a 31% compound annual growth rate. We believe that in the future, consumers will increasingly rely on mobile devices to conduct local search, particularly as these devices and the related technology become more sophisticated and less expensive.

        Despite the industry transition toward Internet-based local search and advertising, many current local online alternatives do not adequately meet the needs of consumers or local business advertisers. Industry trends and the shortcomings of existing alternatives create a new growth opportunity for Yellow Pages publishers and 411 service providers. Capitalizing on these opportunities, however, also presents challenges.

  Consumers are Underserved by Current Local Search Alternatives

        We believe that traditional Internet search portals do not provide a compelling consumer experience for Internet local search. Traditional portals do not deliver consistently relevant local results because there is limited local business content on the Internet. Based on our market research and analysis, we believe that fewer than 30% of small- and medium-sized businesses in the United States had websites in 2005. To the extent they do, these websites are often incomplete or out of date, are difficult to find and rarely provide the deep content that consumers require to make informed comparative decisions. In addition, traditional Internet search portals typically use implied popularity technology, which generates search results based on the extent of relevant links directed to a particular site. Thus, even if local business content is available on the Internet, consumers using traditional Internet search portals may have difficulty accessing the most relevant information if it is not widely linked. We believe that consumers will be more likely to use specialized search portals if those portals can deliver relevant local search results.

        In addition, although traditional Internet search portals generate large volumes of local queries, they generally are not designed to support comparative and comprehensive local shopping. Consumers typically conduct local searches when they are committed to purchasing particular goods or services. However, currently available local search portals and other websites generally do not provide the ability to compare the features and convenience of local business offerings. We believe that consumers value the ability to conduct these comparisons and are likely to use specialized search portals that enable well-informed and convenient local shopping.

        Current 411 services fail to address evolving consumer needs because these services traditionally provided only the telephone number and address of the specific local business identified by the consumer. As consumers increasingly turn to their mobile devices to search for local business information, we believe that they will desire the ability to conduct more complex searches based on subject matter and other key information, such as type of product or services, hours of operation, product specialties and location.

  Local Business Advertisers are Underserved by Current Local Internet Advertising Alternatives

        Despite the growth of Internet advertising and e-commerce, many local businesses do not have a meaningful ability to reach consumers through the Internet. Based on our market research and analysis, we estimate that in 2005 less than 30% of small- and medium-sized businesses in the United States had a website and only 33% advertised on the Internet. Local businesses are increasingly interested in using the Internet to market their products and services. However, currently available methods of Internet advertising, such as purchasing keywords on major Internet search portals, may not be cost-effective for a local business. In addition, a local business may lack the required level of technical expertise to use these advertising methods. As a result, we believe that there is significant demand for more effective and user-friendly Internet advertising channels for local businesses. We also believe that local businesses would prefer to buy these services from a trusted supplier with which they have an existing advertising relationship, such as Yellow Pages publishers.

  Challenges Facing Yellow Pages Publishers and 411 Service Providers

        Yellow Pages publishers and 411 service providers have traditionally been the preferred reference source for information regarding local businesses. However, we believe that consumers' migration from printed Yellow Pages to Internet-based local search will compel Yellow Pages publishers to develop differentiated Internet offerings. Unless Yellow Pages publishers can develop and improve their Internet offerings quickly and cost-effectively, they risk losing market share to Internet search portals. They also risk failing to capitalize on the significant opportunity to expand their advertising revenues through Internet distribution channels. Similarly, we believe that the migration from 411 calls to searches based on the Internet and SMS will compel 411 service providers to develop enhanced services that meet the evolving needs of consumers. Unless 411 service providers can provide enhanced content and functionality, or shift to a fee model that is supplemented by advertising revenue, they risk price erosion and loss of market share to competitors that offer wireless Internet browsing and SMS-based search capabilities.

        Many Yellow Pages publishers and 411 service providers lack the technological expertise or infrastructure to overcome these challenges. Traditionally, these incumbent vendors have not made significant investments in research and development. Accordingly, we believe that they are likely to rely on outsourced products and services in order to develop and maintain these advanced content and service offerings.

Benefits of our Local Search Solutions

        Our software and services are designed to expand advertising and other revenue opportunities for our clients, Yellow Pages publishers and 411 service providers, by enabling them to deliver improved Internet- and 411-based local search content and services to consumers.

  Consumers

        We design Internet Yellow Pages directories and Destination Search portals that enable our Yellow Pages publisher clients to provide a compelling local search experience for consumers. We believe that this experience will accelerate consumer adoption of these local search solutions.

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  Expanded local content and increased relevancy.    Our local search solutions leverage what we believe to be the most comprehensive source of information on local businesses: the data aggregated by Yellow Pages publishers for print advertising. In designing a Destination Search portal for a Yellow Pages publisher, we transform and structure this data to enable consumers to obtain highly relevant search results. Unlike current search technology used by traditional Internet search portals, our search technology organizes our clients' Yellow Pages content by linking it to a broad array of consumer-oriented concepts. Through a combination of rich source data, our ability to transform and enhance this data, and our search technology that allows a consumer to structure a search using geographic criteria, we enable consumers to structure a search based on multiple parameters, such as location, hours of operation, product or service specialties, payment methods accepted or brand certifications. As examples, a consumer searching for "pet vaccinations" through a Destination Search portal powered by our technology may be directed to veterinarians rather than pharmaceutical suppliers, and a consumer searching for "car alignment" may be directed to tire retailers in addition to automobile repair shops.

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  Enhanced shopping experience.    The Destination Search portals that we design include support tools that enable consumers searching for local goods and services to make informed purchase decisions. We design Destination Search portals to include a user-friendly format for comparing the product or service offerings and relative convenience of local businesses. For example, in addition to search parameters such as proximity to a specified location and brand offerings, consumers can create comparative searches that include hours of operation or accepted payment methods. The Destination Search portals that we design can also include features to make local shopping more efficient, such as interactive destination lists, maps and driving directions that consumers can use to plan their shopping trips.

  Local Business Advertisers

        Internet Yellow Pages directories and Destination Search portals powered by our technology, as well as our AreaGuides.net network of websites, provide local businesses with the ability to reach consumers through the Internet.

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  Effective directional advertising.    The Internet Yellow Pages directories and Destination Search portals that we design enable local advertisers to target consumers who are actively seeking commercial information and preparing to make a purchase decision. We believe this directional advertising is especially valuable to advertisers because it is more targeted than general advertising channels such as television, radio and newspapers. This directional advertising is also more cost-effective for local businesses than purchasing keyword advertising on a major Internet search portal, because the local businesses are not competing with national advertisers in purchasing keywords. In addition, Destination Search portals powered by our technology can provide advertisers with the ability to cross-sell to consumers seeking related products and services. For example, an advertisement for a limousine service may also reach a consumer searching for a wedding dress through advertiser-sponsored search results or related link suggestions.

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  Increased Internet presence.    Advertisements appearing on our clients' Internet local search sites can link to the advertisers' websites. This, in turn, can drive Internet traffic to the advertiser. In addition, our Internet local search solutions enable local businesses that do not have a website to establish an Internet presence through our clients' directories, which will become increasingly attractive to those businesses as the use of Internet-based local searches increases. Our AreaGuides.net websites provide consumers with local reference content specifically tailored to thousands of cities and towns in the United States and Canada and an increasing number of international locations. For advertisers, the AreaGuides.net websites provide an Internet distribution channel targeted to travelers, new movers and other locally targeted consumers.

  Yellow Pages Publishers

        We believe that the Internet local search solutions that we design will benefit our Yellow Pages customers in the following ways:

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  Drive revenue growth and maintain market position.    By offering compelling Internet advertising opportunities to their advertising customers, our Yellow Pages clients have the opportunity to cultivate a new category of revenue by capitalizing on their brand recognition with consumers, established relationships with local businesses and large direct sales forces. Furthermore, by offering a compelling Internet advertising option, Yellow Pages publishers may prevent their customers from migrating to Internet advertising channels offered by competitors, such as traditional Internet search portals. We believe that our Internet local search solutions help our Yellow Pages clients establish a meaningful and sustainable role in the emerging local search market.

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  Overcome technical barriers to entry.    We provide Yellow Pages publishers with the software and services necessary to deploy Internet Yellow Pages directories and Destination Search portals. Our clients are able to either purchase the specific components of our solution necessary to address their most pressing needs or to outsource to us the development of their entire Internet local search offering. In either case, our solutions can help our clients overcome the technical barriers to offering technologically advanced, content- and feature-rich local search services to consumers and compelling Internet advertising options to local businesses. In addition, our ongoing investment in the latest technologies and functionality allows us to help our clients keep pace with industry advances.

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  Limit expense and time associated with meeting market opportunities.    By spreading the cost of research and development over multiple clients, we enable Yellow Pages publishers to establish compelling Internet local search services without incurring the costs associated with doing so in-house or retaining third-party service providers to build proprietary solutions. We believe that replicating our technology infrastructure would require a significant amount of time and access to a limited universe of qualified personnel, including ontologists, search engineers and search engine marketing specialists. By using our software and services to build their Internet offerings, we believe that Yellow Pages publishers are able to shorten their time-to-market and lower their total technology costs.

  •
  Capitalize on additional distribution channels.    In addition to Internet Yellow Pages directories, we believe that consumers seeking information on local businesses may use specialized geographically targeted search sites, such as our AreaGuides.net network of websites. Because sites that organize deep subject-specific content and search services are attractive to both consumers and advertisers, we believe that such sites will be an increasingly important distribution channel for Yellow Pages publishers. We enable our Yellow Pages clients to incorporate their Internet local search offerings into AreaGuides.net websites. This drives Internet traffic to their Internet Yellow Pages directories and Destination Search portals and enables them to offer an additional advertising channel to their customers.

  411 Service Providers

        Our 411-based local search solutions enable 411 service providers to quickly and accurately search directory databases in response to consumer queries, to automate consumer interactions and to respond to consumer queries via SMS messages. These technologies can be purchased separately or as a bundled solution. As a result, 411 service providers can reduce the number of operators necessary to service their customers. Our solutions also help 411 service providers improve their customer service by reducing response time, providing consumers with multiple modes of interaction and freeing agents to handle complex queries. As with Yellow Pages publishers, we enable 411 service providers to avoid the cost of hiring in-house technology experts or third-party service providers to build and maintain advanced solutions.

Our Strategy

        Our goal is to be the leading provider of software and media services that empower our clients to play a leading role in the evolving local search market. We also intend to pioneer innovations in what we refer to as mobile content services, which are intended to drive cooperative relationships between Yellow Pages publishers and 411 service providers. To achieve these goals, we are pursuing the following strategies:

  Further our position as an innovator of local search solutions.

        We provide innovative solutions that enable Yellow Pages publishers to take advantage of Internet local search market opportunities. To further our position as an innovator of local search solutions, we intend to:

  •
  continue to create new applications, including enhanced shopping services and opinion-based content;

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  aggregate and deliver additional reference content; and

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  expand our SEM and SEO services to drive additional consumer traffic and revenue to our Yellow Pages clients' local search services.

        We intend to create a series of "local marketplaces" designed to facilitate the exchange of local information between local advertisers and consumers, such as information and opinions regarding local businesses. We believe that this exchange of local information can make local shopping more efficient and rewarding for consumers and provide greater revenue opportunities for our clients. We intend to create a number of these "local marketplaces" that will operate across multiple channels and target local shoppers in various specialized areas, such as relocation and travel.

        In addition, we currently provide software platforms that allow 411 service providers to conduct queries quickly and efficiently to locate local business information. We intend to invest in product development and support to expand the breadth and functionality of our 411 services platform.

  Capitalize on our relationships with Yellow Pages publishers and 411 service providers to drive the evolution and growth of mobile content services.

        We believe that Internet-based local search and 411-based local search are beginning to converge into mobile content services. We intend to take advantage of our relationships with Yellow Pages publishers and 411 service providers to drive this evolution. For example, we plan to use our content transformation services, ontology expertise and AreaGuides.net content to develop new solutions to enable 411 service providers to deliver broader business content, such as hours of operation, brands served and live links to hotel or movie reservations. We are also developing solutions designed to enable local businesses to target consumers using mobile devices. Specifically, we expect to create specialized mobile data packets that contain descriptive information about local businesses. We are developing technology to allow 411 service providers to distribute these mobile data packets to consumers following a 411 services information request via an SMS text message. We believe that mobile content services have the potential to provide an additional advertising channel for local businesses, an additional source of revenue for Yellow Pages publishers and a differentiated service offering for 411 service providers.

  Drive advertising distribution growth by developing leading local marketplace sites.

        Following the launch of our city-guides.com group of Internet sites in February 2006, our AreaGuides.net network of locally-focused Internet sites received an average of 4.4 million unique visitors per month during March, April and May 2006. Although many visitors may initially be drawn to travel and relocation information, they also typically have access to broader local business information through the integration of Yellow Pages search services. We intend to continue to invest in these local marketplace sites and engage in SEM and SEO initiatives, including website refinement and keyword purchases, to generate additional traffic to these sites. We also intend to continue to cultivate enhanced pay-per-click and pay-per-call advertising models that we or our Yellow Pages clients can offer to their advertising customers.

  Continue to cultivate our client relationships.

        Working with more than 40 Yellow Pages publishers and 411 service providers, we believe that we are well-positioned to increase our revenues by providing additional services to our current clients. Our new Yellow Pages clients are typically in the early stages of creating their own Internet Yellow Pages directories, which many of them subsequently operate and maintain. At this stage, our clients often engage us initially to provide specific components of our solution, such as our content transformation services. As our clients' Internet strategies mature, they tend to increase their investment in related software and services. For example, after designing an Internet Yellow Pages directory, we are sometimes engaged to design a more content- and feature- rich Destination Search portal for the client, or a client may outsource its Internet initiative entirely to us. We have gained considerable experience in local search-oriented SEM and SEO initiatives through our efforts to increase traffic to our AreaGuides.net network of Internet sites and to the Internet Yellow Pages directories of one of our Yellow Pages clients. As a result, we are well-positioned to provide these services to an increasing number of clients in the future.

  Expand our client base.

        We believe that our clients serve as strong references for the value of our local search solutions and provide us an established international platform for growth. We intend to expand our client base by enlarging our sales force. Currently, we have 18 direct sales and client management representatives located in seven countries. We intend to increase sales- and client-management personnel, including international personnel, during 2006.

Products and Services

        We provide Internet local search solutions for Yellow Pages publishers, media services for local advertisers through AreaGuides.net and 411-based local search solutions for 411 services providers. Our Internet Yellow Pages directory platform enables us to create and host Internet directories for our clients that display local business information in a list format or an enhanced format that replicates the look of printed directories. Our Destination Search platform provides a more advanced offering that includes an array of consumer shopping and planning tools. Each of our Internet local search solutions consists of several modules that can be sold separately or together. Websites within our AreaGuides.net network typically aggregate a large base of local information, including Yellow Pages content, to create specialized local portals targeted to travelers and new residents. These websites provide an additional distribution channel to local advertisers, including Yellow Pages publishers. For 411 service providers, we provide a software platform that allows operators to quickly and efficiently locate local business information and, increasingly, to provide enhanced 411 services.

  Internet Local Search Solutions

  Internet Yellow Pages Directory Platform

        Our Internet Yellow Pages directory platform enables us to create and host an Internet directory for Yellow Pages publishers that seek to establish an Internet presence rapidly. The Internet Yellow Pages directories that we design provide consumers with Internet access to the business listings found in published directories, displayed either in list format or Yellow Pages format. In either case, our

Internet Yellow Pages directory platform combines a search infrastructure with proprietary tools that enable consumers to search and browse results.

        Our Internet Yellow Pages directory platform is comprised of our Boss family of modular software components: List Boss, Page Boss and City Boss. Our clients can purchase these components individually or together as a combined Internet Yellow Pages directory solution.

        List Boss.    The List Boss product displays local business information in a list format. In response to a consumer's keyword or business name search, List Boss produces a list of local businesses that is sorted by business category. List Boss also provides consumers with access to additional information about the listed businesses, including website links, email links and roll-over advertising, which displays the advertisement for the business when the user scrolls his or her mouse over the advertising icon on screen.

        Page Boss.    The Page Boss product replicates the format of a printed Yellow Pages on the consumer's screen. In response to a consumer's search, Page Boss displays an advertising page, from which the consumer can browse the print advertisements much like with printed Yellow Pages. The production and sales processes associated with Page Boss allow the Yellow Pages publisher to offer its advertising customers a simple Internet option.

        City Boss.    The City Boss product integrates the List Boss and Page Boss products with relevant local content from our AreaGuides.net Internet portals, including news, weather and travel information.

  Destination Search Platform

        For clients that desire an expanded Internet presence, we offer our Destination Search platform, which assists Yellow Pages publishers in establishing technologically advanced, content- and feature-rich local search and shopping directories. Our Destination Search platform consists of components that can be purchased individually or combined to create a comprehensive private-label local search portal. Traditional Internet search portals, such as Google or Yahoo! Search, direct a consumer to another site for information. Destination sites, such as Travelocity.com or Weather.com, provide content directly to the consumer. A Destination Search portal is a hybrid of a traditional Internet search portal and a destination site. Destination Search portals powered by our technology enable users to search a broad database of local content with consumer-focused decision-support, activity-planning and other tools. We believe that this combination will drive consumer adoption, which Yellow Pages publishers can leverage to generate advertising revenue, by providing a user experience that is differentiated from the typical Internet search portal experience. The Destination Search portals that we design feature a well-structured database of local business information, a highly targeted local search application and an array of consumer shopping and planning tools.

        Our Destination Search platform consists of the following components:

  •
  Content transformation services.    We help Yellow Pages publishers create a database of local business information using our content transformation services. Our content transformation process involves the collection of content from various sources, the extraction of key information associated with that content and the organization of that information for later access. This process is based on our proprietary directory knowledge base, which is a large and regularly updated ontology that links consumer-oriented concepts to local content through our transformation process. We believe that our directory knowledge base gives us a competitive advantage in providing a rich and meaningful consumer search experience. Our content transformation services are comprised of the following components, which can be purchased together or separately:

  •
  Content collection.    Yellow Pages publishers use a variety of electronic formats for the advertisements that they use to create their printed directories. These formats are designed for print publishing, and the data contained in these advertisements is not easily searchable. Our content collection technologies automatically extract advertising content, such as brands, hours of operation, email addresses and website addresses, into a format that serves as a database for conducting local searches.

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  Content enhancement.    We use a combination of proprietary processes to refine our clients' content by identifying key phrases and relevant images in the original content sources. For example, our content refinement services can automatically distill relevant business information from a printed Yellow Pages advertisement, such as hours of operation, core competencies, brands and certifications. We can also augment this data with content from other sources, such as the Internet, as well as information gathered directly from local businesses, to create extensive databases of local content. Our directory knowledge base can guide our Internet-based enrichment process and outbound telemarketing calls to collect content directly from local businesses.

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  Content organization.    Once we have refined the content, we categorize it based on our directory knowledge base. For example, businesses are placed in appropriate categories; terms used in advertisements are grouped by attribute such as products, services, specialties and brands; and standard consumer terminology is used. As a result, we believe that we create a robust and accessible source of localized business information. For example, a veterinarian's advertisement data will be structured with attribute groups such as practices, procedures, pets, treatments, specialties, facilities and service options while a restaurant's advertisement data will be structured with attribute groups such as cuisine, dishes, items, occasions and promotions.

        Search application.    Our search application provides several ways of searching, displaying and browsing content about local businesses. In addition to providing an enhanced user experience for consumers, our search application enables our Yellow Pages clients to offer local businesses targeted advertising opportunities. We have engineered our search application to apply our proprietary ontology, which we believe improves search quality and navigation of related information.

        Comparison shopping application.    We have developed an enhanced shopping application that forms a foundation for comparison shopping, shopping activity planning and personalized searching. Users are able to select individual businesses for a comparative tabular presentation and, from this comparison page, gain access to enhanced content, connect to business websites and send emails to businesses. In addition, a consumer can save lists of searched businesses, which facilitates list sharing and consumer research.

        Interactive mapping and itinerary planning.    We have developed a number of user features and functions designed to improve the usability and value of mapping for local shopping uses, such as seamless panning and zooming. In addition, we offer technology that can generate a customized shopping itinerary based on search results selected by a consumer. This itinerary can include a map showing the location of the selected businesses and round-trip driving directions among several selected businesses.

  Media Services

        We operate a network of websites, under the brand name AreaGuides.net, which provide local content for thousands of cities and towns in the United States and Canada and an increasing number of international locations. AreaGuides.net websites provide consumers with local reference content specifically tailored to the city or town of interest. AreaGuides.net websites can display multiple sources of content, typically integrating Yellow Pages content with a large base of local information targeted to travelers and new residents, two key segments of the local search market.

        Consumers visiting the AreaGuides.net portal have access to broad local information. They can easily find businesses and service providers, ranging from hotels and restaurants to realtors, insurance agents and home renovation specialists. In addition, AreaGuides.net is a source of local information such as maps, weather and local news. The websites also typically offer consumers transactional services, such as hotel reservations, movie ticketing and golf tee times.

        For advertisers, AreaGuides.net provides an Internet distribution channel and an opportunity for directional marketing to targeted groups of likely customers, including travelers and new residents. Advertisers such as Orbitz.com and Apartments.com display advertisements on the AreaGuides.net websites and serve as a direct source of pay-per-click revenue for us. We believe that the AreaGuides.net websites are attractive to both consumers and advertisers, and will therefore be an increasingly important distribution channel for Yellow Pages publishers. We enable our Yellow Pages clients to incorporate their Internet local search offerings into the relevant AreaGuides.net portal. This drives Internet traffic to their Internet Yellow Pages directories and Destination Search portals and enables them to offer an additional advertising channel to their customers. This also provides consumers visiting AreaGuides.net with access to additional targeted information about local businesses.

        We have gained considerable experience in local search-oriented SEO and SEM initiatives through our efforts to increase traffic to our AreaGuides.net network of Internet sites. Based on this experience, we have been engaged to create and manage advertising campaigns designed to increase Internet traffic to the Internet Yellow Pages directories of one of our Yellow Pages clients. Internet search portals generally generate two types of results: organic results, which are ranked based on implied popularity, and sponsored results, which are ranked based on the amount the sponsor pays to the Internet search portal to include a website in the results of the consumer's keyword search. In our SEO initiatives, we refine key attributes of websites to optimize the listing and inclusion of those websites in the organic results generated by Internet search portals. In our SEM initiatives, we assess which keywords to purchase from major Internet search portals to increase the rank of the website in the sponsored search results generated by these portals. We also attempt to optimize the amount to bid on the keywords, and can provide traffic analysis and tracking for our clients' advertising campaigns. We charge recurring monthly fees for our SEO services. We charge fees for our SEM services as a fixed percentage of the total amount of a client's keyword acquisition costs.

        We also use affiliate marketing efforts in our AreaGuides.net network to contract with Internet domain owners such as California.com and Arizona.com to provide content for their sites on an outsourced basis. We receive pay-per-click fees with respect to Internet traffic redirected from these affiliate sites to an advertiser's site and pay a portion of those fees to the affiliate site.

  411-Based Local Search Solutions

        Our 411-based local search solutions are based on our proprietary FlexiQ™ platform, a search infrastructure that enables 411 service providers to provide voice- and SMS-based 411 services. We intend to develop a range of enhanced content and transaction services that build on our platform for 411 service providers.

        Our FlexiQ platform consists of the following components:

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  FlexiStation™.    FlexiStation is a flexible, feature-rich 411 services operator workstation that serves as the integration point for all FlexiQ 411 services.

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  FlexiSearch™.    FlexiSearch is a directory data search engine that enables 411 service providers to aggregate, manage and search both traditional and enhanced directory data from multiple sources. The application includes a variety of features designed to optimize high-speed, high-volume environments and support enhanced 411 services, such as integrated listing and proximity data, driving directions, traffic conditions and maps. With FlexiSearch, we believe that 411 service providers will be able to quickly and cost-effectively provide enhanced 411 services as consumer demand for mobile content services grows.

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  FlexiCall™.    FlexiCall is an automated 411 services application that supports varying levels of automation, from simple city/state recognition to automation of frequently requested listings to full automation. FlexiCall improves customer service by freeing operators to handle complex calls, increases call handling capacity at a low cost and enables rapid introduction of new automated services for enhanced information.

  •
  FlexiMessage™.    FlexiMessage integrates wireless messaging into the FlexiQ platform, enabling 411 service providers to deliver listing details directly to a wireless device. FlexiMessage also enables 411 service providers to deliver advertising content, such as hours of operation and payment methods similar to those found in printed Yellow Pages to wireless devices. FlexiMessage benefits consumers by providing a low-cost directory solution that allows them to receive results via SMS. To date, we have installed a prior version of our wireless messaging technology for one client in Australia, one client in Belgium and one client in Canada.

Technology

        Each of our major products and related services is based on a technology architecture consisting of proprietary software, software licensed from third parties and public domain software.

  Internet Yellow Pages Directory Platform

        Data acquisition technology.    We have developed proprietary software that extracts listing data from printed Yellow Pages directories and deploys that data into an Internet searchable database of business listing information. Our software is also able to extract display and in-column advertisements in portable document format, or .pdf, from printed Yellow Pages directories and convert them into formats better suited for display on the Internet. In processing printed directories, this software also automatically sorts listings, in-column advertisements and display advertisements based on whether the underlying advertisers have purchased an Internet advertisement to complement their printed Yellow Pages advertisement.

        Presentation technology.    Our presentation technology consists of various Internet-based software applications that control the look and feel of the consumer interface. The software enables Yellow Pages publishers to display their Internet Yellow Pages directories in either a list format or a format that simulates the appearance of a printed Yellow Pages directory. The software also enables us to embed local content that we obtain through agreements with third parties into the directories of our Yellow Pages clients.

  Destination Search Platform

        We designed our Destination Search platform for scalability, redundancy and fault tolerance. We have engineered each of the components of our Destination Search platform so that we can increase its capacity separately from the other components. This provides flexibility in addressing changes in consumer behavior on a component by component basis. For example, if consumer demand for mapping services or driving directions increases, we can increase the capacity of our mapping component separately from the other components. Our Destination Search platform is built on flexible and extensible software architecture which enables us to respond quickly to publisher requests for custom implementations.

        Data acquisition and enhancement technology.    We have developed proprietary data acquisition software that extracts data from printed Yellow Pages directories and converts it into raw text in preparation for the data enhancement process. Using our software, we can extract and convert source data from a variety of file formats, including HTML, XML and EPS. We have also developed proprietary data enhancement software. This software enables us to automatically link words extracted in the data acquisition process to groups of words with similar meanings contained in our proprietary ontology. In addition, we have developed a software application that we call an inference engine. The inference engine enables us to normalize concepts that can be presented with different words. For example, the inference engine can infer that the phrase "closed on Sundays" would typically mean that the business is open Monday to Saturday. Our data acquisition and enhancement technology enables us to process large quantities of data quickly with little manual intervention.

        Search technology.    We have licensed search technology from Fast Search & Transfer International AS pursuant to a software reseller agreement that we entered into with them in July 2004. Under this agreement, we serve as a non-exclusive reseller of Fast Search & Transfer's products worldwide in the search and directory providers and publishing markets. In exchange for our payment of a participation fee to Fast Search & Transfer, it granted to us a non-exclusive and non-transferable right and license to its products during the term of the agreement, subject to certain restrictions, in the search and directory providers and publishing markets. We are responsible for the promotion and marketing of the products and are also responsible for executing end-user license agreements with customers. The agreement is automatically renewable on the anniversary of the agreement for one-year terms unless terminated by either party with 90 days notice.

        This licensed technology serves as the foundation of our search application. The FAST search engine was designed to allow for third party algorithms to be developed and applied against the search index. We have developed algorithms that are used to determine the ordering of the results that are presented to the consumer in response to a search query. The algorithms use the data, relationships and weightings stored in the ontology in order to present the results with the most relevant results at the top. In addition, the algorithms take into consideration geographic proximity to provide the results set not only in an order that is relevant to the search terms, but also geographically relevant to the consumer's location.

        The FAST technology provides us with a search engine and configurable search index, which enables us to centralize, organize and weight all data in order to improve search response time. We have integrated the FAST technology with several proprietary algorithms that we have designed for improved local search relevance. When populating the FAST search index, we use the content from our proprietary ontology, which increases search relevance by matching synonymous terms and ordering the terms by relative importance.

        Presentation technology.    Our presentation technology consists of various Internet-based software applications that control the look of the consumer interface and enable consumers to search, compare, map, organize and share local business information. We have conducted consumer testing to attempt to maximize the usability and effectiveness of these tools. We have licensed third-party mapping technology that provides basic map display, geocoding and driving direction functionality. We have developed a proprietary user interface and tools deployed in conjunction with this licensed mapping technology that we believe materially improve consumer usability.

        Hosting infrastructure.    We provide outsourced hosting to our Internet Yellow Pages directory and Destination Search portal clients. Our servers are configured for high availability and large volumes of Internet traffic and are located in leased third-party facilities. The databases that we host make use of redundant servers and data storage arrays. We also have standby servers that provide for additional capacity as necessary. The facilities housing our servers provide continuous network support, including hardware support and service and network monitoring, as well as redundant heating, ventilating and air conditioning, power and Internet connectivity.

  Media Services Solutions

        We have developed a software platform that enables us to quickly design and deploy individual affiliate websites for a city, region or state. Our software is able to integrate locally-focused content, such as weather and news, from a variety of third-party sources. It also enables us to integrate into the websites local reference content from our Yellow Pages clients' Internet local search solutions. Our software enables searches related to travel, relocation, home improvement needs, and entertainment for the specified local market. We use our expertise in SEO and SEM to increase consumer traffic to these portals.

  411-Based Local Search

        We have developed a specialized technology platform and related applications that enable our clients to provide directory assistance and enhanced information services. Directory assistance providers and publishers use our applications to support the collection, management and delivery of directory information to consumers by speech automation, over the Internet and by wireless messaging. We use commercially available technologies and products licensed by various companies, including Dell Inc., IBM, Intel Corp., Microsoft Corporation, Nuance Communications, Inc. and SUN Microsystems. We also use open-source software, including software offered by Apache and SUN Microsystems.

Product Development and Support

        We employ a wide range of professionals in our product development and support department. These personnel include product managers, marketing analysts, designers, information architects, requirement analysts, development engineers, quality assurance engineers, ontologists, technical writers and technical support staff. These professionals are organized in teams that collaborate across product lines to help ensure that product evolution reflects developments in the marketplace and trends in our clients' requirements.

        Our product development and support department is involved in a range of activities, including:

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  performing consumer research regarding the design of user interfaces for our Internet local search solutions, search behaviors, shopping behaviors, list management and map usage;

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  identifying new tools and technologies to improve software development efficiency and enhance the consumer experience; and

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  developing and enhancing our ontology, performing quality assurance activities and ensuring the compatibility of our products with third-party hardware and software products.

        Our product development and support expenses were $0.7 million in 2003, $1.3 million in 2004 and $3.4 million in 2005. In 2003, we focused our product development and support activities on developing our ontology. In 2004 and 2005, we focused additional product development and support activities on the improvement of our Destination Search platform and continued to develop our ontology. Prior to 2006, we did not separately account for research and development, or product development, expenses. However, substantially all of the product development and support expenses for 2003 and 2004 related to product research and development. Product support expenses were a larger percentage of the total amount in 2005 than in prior years, primarily due to the addition of new customers. We intend to continue to invest in product development to expand the functionality of our Destination Search platform, including applications for enhanced shopping services and opinion-based content. We also intend to invest in developing enhanced directory assistance and mobile services to 411 service providers, in order to improve our ability to deliver enhanced content through mobile devices.

Clients

        As of March 31, 2006 we had a base of over 100 clients using our software or services. Our clients include Yellow Pages publishers, 411 service providers and Internet advertisers in more than 16 countries worldwide. We consider as clients those businesses that we have billed for software or services during the 12 months ended March 31, 2006.

        Our Internet Yellow Pages directory clients include 20 Yellow Pages publishers worldwide, including two of the five largest Yellow Pages publishers in the United States by revenue in 2004 and two of the largest 10 Yellow Pages publishers abroad by revenue in 2004. Our 411-based local search clients include 22 worldwide 411 service providers. Please see note 2 to our consolidated financial statements for a geographical breakdown of our revenues for 2003, 2004 and 2005 and for the three months ended March 31, 2006.

        In 2003 and 2004, we had one reportable segment, Internet local search. In 2003, 35% of our revenues were derived from Dex Media, Inc. In 2004, 47% of our revenues were generated from Dex Media, and 47% of our revenues were generated from Sensis. As a result of our acquisitions of ISx and MAG in 2005, we now have three reportable segments: Internet local search, 411-based local search and media services. For 2005, after giving effect to our acquisitions as if they occurred on January 1, 2005, our two largest Internet local search clients, R.H. Donnelley and Dex Media, accounted for 33% of our total revenues during 2005, our largest media services client accounted for 9% of our total revenues during 2005 and our largest 411-based local search client accounted for 7% of our total revenues during 2005. During the three months ended March 31, 2006, R.H. Donnelley, our largest Internet local search client, accounted for 23% of our total revenues, Verizon, our largest media services client, accounted for 11% of our total revenues, and our largest 411-based local search client accounted for 7% of our total revenues.

        Under the terms of our acquisition agreement with ISx, we had the right to rescind that acquisition before December 31, 2005. As a result of this right, we did not consolidate the financial results of ISx for the period from April 14, 2005 to December 29, 2005. For the period from April 14, 2005 to December 29, 2005, Telus Corporation accounted for 33% of ISx's revenues, AT&T accounted for 21% of ISx's revenues and Belgacom SA accounted for 10% of ISx's revenues.

  Our Agreement with R.H. Donnelley

        In June 2003, we entered into an internet services agreement with R.H. Donnelley Publishing & Advertising, Inc. which, together with Dex Media, Inc., is one of our two largest Internet local search clients. For Yellow Pages publishers, we provide software and services that convert the extensive local information that they have aggregated for the print directories into online directories that provide a new distribution channel for their advertising customers. Our agreement with R.H. Donnelley requires us to convert print directories designated by R.H. Donnelley into online directories that display local business information in a list format or an enhanced format that replicates the look of R.H. Donnelley's printed directories. R.H. Donnelley must use our products and services with respect to each designated directory for a minimum of two full publication cycles. We must develop an Internet website for each online directory and maintain the website during the directory's publication cycle. If requested, we must also provide on-site training services to R.H. Donnelley's personnel. Our agreement with R.H. Donnelley terminates upon the expiration of the publication cycles of the directories subject to the agreement and does not renew automatically. Either party may terminate the agreement prior to its scheduled expiration upon seven days prior written notice in the event of a material breach of the agreement by the other party if the breaching party fails to cure the breach within 30 days of receiving written notice of the breach.

  Our Agreement with Dex Media

        In June 2003, we entered into a professional services and license agreement with Dex Media, Inc., one of our two largest Internet local search clients. Dex Media is one of three clients that license our Destination Search platform, two of which currently operate websites using our Destination Search platform. Pursuant to our agreement with Dex Media, we process Dex Media's print advertisement data and convert it into data sets to be used in online searches. The agreement was amended in December 2004 to provide for certain new services including website maintenance, enhancement and development services. We maintain Dex Media's websites by correcting any problems with the websites and identifying any problems that may arise in the future. We also maintain all the software, services and equipment we provide to Dex Media. Our enhancement services improve interface development, website content and search capabilities. The primary goal of our development services is to develop and implement the DexOnline Destination Search website to allow Dex Media to operate more efficiently and effectively in an increasingly competitive market. Our agreement with Dex Media terminates in December 2007 and does not automatically renew. However, Dex Media may renew the agreement for up to three additional one-year periods. Dex Media may terminate the agreement at any time on 60 days prior written notice. Either party may terminate the agreement prior to its expiration in the event of certain breaches of the agreement by the other party.

Sales and Marketing

        We sell our solutions to both new and existing clients primarily through our direct sales force. As of March 31, 2006, we had 18 direct sales and client management representatives, including 6 representatives outside the United States. For Yellow Pages clients, our sales force targets both independent and large national Yellow Pages publishers. Our sales force also targets large 411 and directory assistance service providers and wireless carriers, predominately in North America, Europe and Asia, for sales of our 411-based local search solutions.

Intellectual Property

        Our intellectual property rights are important to our business. We rely on a combination of copyright, trade secret, trademark and other common laws in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. We currently have one pending patent application.

        Although we rely primarily on copyright, trade secret and trademark law, written agreements and common law, we believe that the following factors are essential to establishing and maintaining a competitive advantage:

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  the technological skills of our research and development personnel;

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  the domain expertise of our ontologists and service professionals;

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  frequent enhancements to our solutions; and

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  high levels of client service.

        Others may develop products that are similar to our technology. We generally enter into confidentiality and other written agreements with our employees and partners, and through these and other written agreements, we attempt to control access to and distribution of our software, documentation and other proprietary technology and other information. Despite our efforts to protect our proprietary rights, third parties may, in an unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our software or services based on our intellectual property rights or technology or otherwise develop a product with the same functionality as our software. Policing unauthorized use of our software and intellectual property rights is difficult, and nearly impossible on a worldwide basis. Therefore, we cannot be certain that the steps we have taken or will take in the future will prevent misappropriation of our technology or intellectual property rights, particularly in foreign countries where we do business or where our software is sold or used, where the laws may not protect proprietary rights as fully as do the laws of the United States or where enforcement of such laws is not common or effective.

        Substantial litigation regarding intellectual property rights exists in the software industry. From time to time, in the ordinary course of our business, we may become subject to claims relating to our intellectual property rights or those of others, and we expect that third parties may commence legal proceedings or otherwise assert intellectual property claims against us in the future, particularly as we expand the complexity and scope of our business, the number of similar solutions increases and the functionality of these solutions further overlap. We cannot be certain that there are no third-party intellectual property rights that exist that could result in a claim against us in the future. These actual and potential claims and any resulting litigation could subject us to significant liability for damages. In addition, even if we prevail, litigation could be time consuming and expensive to defend and could affect our business materially and adversely. Any claims or litigation from third parties may also limit our ability to use various business processes, software and hardware, other systems, technologies or intellectual property subject to these claims or litigation, unless we enter into license agreements with the third parties. However, these agreements may be unavailable on commercially reasonable terms, or not available at all.

Competition

        We have experienced, and expect to continue to experience, competition from a number of companies.

  Internet Local Search

        In providing software and services for Internet Yellow Pages directories, we compete with a small number of specialized companies. Our primary competitors include Innovectra Corporation, InfoSpace, Inc. and Premier Guides. In addition, our Destination Search platform faces competition from a number of in-house initiatives, such as the joint venture between BellSouth and SBC known as YellowPages.com. Our Boss products face competition from a number of regional development companies, such as Bureau van Dijk Electronic Publishing in Belgium and i411, Inc. in Virginia. Although it does not currently offer directly competitive services, Amdocs Limited represents a potential competitive threat because of its established position as a leader in enterprise back-office systems and information technology outsourcing services to Yellow Pages publishers. We expect competition to increase as investment in Internet local search increases. Many competitors and potential competitors have significantly greater resources than we. A number of the traditional Internet search portals, including Yahoo! Inc., Google and Microsoft Corporation's MSN.com, have already entered the local search market. These companies represent a competitive threat to our customers and an indirect competitive threat to us.

  Media Services

        AreaGuides.net competes with locally-focused Internet portals as well as specialized services such as America Online's Digital Cities, Google Inc.'s Google Local and other independently owned and operated websites. The locally-focused Internet portal market is fragmented. Larger vendors include Citysearch.com and Citiesunlimited.com. Marchex, Inc., a provider of performance-based advertising and SEM services, has recently begun to acquire locally-focused Internet sites. Accordingly, we are increasingly competing with Marchex. In the SEM and SEO services sector, we compete with large public companies, such as Marchex and Aquantive, Inc., and specialized vendors, such as SME Global Solutions, Inc. and LocalLaunch!com, Inc.

  411-Based Local Search

        In the 411 service software market, two key competitors, Varetis AG and Volt Information Sciences, Inc. which does business as Volt Delta, recently combined operations. We do not know what effect this business combination will have on the ability of these two companies to compete with us. We believe that the industry is relatively stable because the complexity and the costs associated with 411 service operations create a barrier to entry. The market for emerging mobile and voice-based services, however, is more dynamic. Current U.S.-based competition for our approach to these emerging services includes BTSLogic, a subsidiary of LogicTree Corp., LSSi Corp., Volt Delta and Verizon Communications, Inc.

  Competitive Factors

        We believe that we compete in the local search market on the basis of the following factors:

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  solution breadth and functionality;

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  ease of deployment, integration and configuration;

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  domain expertise;

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  service support;

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  solution price;

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  breadth of sales infrastructure;

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  breadth of client support; and

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  time to market.

        We believe that we compete favorably with our competitors on the basis of our solutions' breadth and functionality, our domain expertise, and our service support. We also believe that our ability to bring Yellow Pages directories to market quickly makes our solutions appealing to Internet local search providers. However, some of our competitors may be able to devote greater resources to the development, promotion and sale of their products and services than we can to ours, which could allow them to respond more quickly than we can to new technologies and changes in customer needs. In particular, our competitors may have broader sales infrastructures and in some cases may have larger technology infrastructures that could ease deployment, integration and configuration. In some cases, our solutions may not be as attractively priced as those offered by our competitors, which may put us at a competitive disadvantage. Our ability to remain competitive will depend to a great extent upon our ongoing performance in the areas of product development and customer support.

Employees

        As of March 31, 2006, we had 192 full-time employees and 6 part-time employees, consisting of 47 employees in sales and marketing, 125 in product development and support, and 26 in general and administrative and other positions. None of our employees is represented by a union. We consider our relationship with our employees to be good. We have not experienced any interruptions of our operations as a result of labor disagreements.

Facilities

        We lease our headquarters in Denver, Colorado, which consists of approximately 23,660 square feet, under a lease that expires on August 31, 2010. We also lease office space in the following locations:

City and State	Approximate Square Footage	Expiration of Lease Term	Primary Use
Fort Lauderdale, Florida	19,822	June 30, 2009	411-based local search solutions
Metairie, Louisiana	6,570	May 31, 2010	Internet-based local search solutions
St. George, Utah	4,000	Month-to-month	Media services

        We believe that each of our facilities is in good operating condition and will adequately serve our needs for at least the next 12 months. We also anticipate that, if required, suitable additional or alternative space would be available on commercially reasonable terms to accommodate expansion of our operations.

Legal Proceedings

        We are not currently involved in any material legal proceedings.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth information regarding our executive officers and directors as of May 31, 2006:

Name	Age	Position
Perry R. Evans	46	President, Chief Executive Officer and Director
Susan F. Dalton	50	Executive Vice President of Engineering and Operations
Michael J. Dingman	52	Chief Financial Officer
Curtis H. Fletcher	42	Senior Vice President, Finance, Treasurer and Secretary
John H. Kemp	53	Executive Vice President, Voice and Wireless Solutions
Jeannette J. McClennan	48	Chief Marketing Officer and Executive Vice President, Media Services
David De Leeuw(1)(3)	62	Director
Nancy K. Hamilton(1)(2)	53	Director
Kevin B. Kimberlin	53	Director
Michael J. Marocco(2)	47	Director
David J. Moore	53	Director and Chairman
Matthew J. Stover(1)(3)	51	Director

(1)
Member of the audit committee.

(2)
Member of the compensation committee.

(3)
Member of the nominating and corporate governance committee.

Executive Officers

        Perry R. Evans has served as our Chief Executive Officer and President and as a director since our acquisition in October 2001 of the AccelX division of Webb Interactive Services, Inc., a portal and directory software solutions company, where he was the President and Chief Executive Officer from February 1999 to October 2001. Mr. Evans served as our Chairman from November 2001 to October 2003. In March 2000, Mr. Evans founded Jabber, Inc., an advanced XML-based messaging company co-owned by France Telecom and Intel Capital. He served as the Chairman of the board of directors of Jabber, Inc. until January 2003. Mr. Evans founded the MapQuest Publishing Group in 1994 and served as its President from 1995 to 1997. In 1998, he founded netIgnite, Inc., a company engaged in XML-based website services, which was acquired by Webb Interactive in 1999. From 1993 to 1995, Mr. Evans served in various management capacities in the new media development group of RR Donnelley & Sons Company, a print and publisher services firm, related to their interactive Yellow Pages, travel and real estate products. Mr. Evans holds an M.B.A. degree from York University in Toronto, Canada and a B.A. degree from Mount Allison University in Sackville, New Brunswick, Canada. He is entitled to serve on the board so long as he is Chief Executive Officer pursuant to an investor rights agreement.

        Susan F. Dalton has served as our Executive Vice President of Engineering and Operations since March 2006, and served as our Vice President of Engineering and Operations from January 2003 to March 2006. Ms. Dalton has more than 20 years of experience in software development and operations management. From January 2001 to April 2002, she served as Senior Vice President of Technology at AccelX, a division of Webb Interactive Services, Inc., a portal and directory software solutions company. From 1999 to 2000, Ms. Dalton served as Vice President, Engineering and Operations at Affinia, Inc., an Internet startup engaged in the development of contextual merchandising services, where she managed the software development, operations, quality assurance, account management and customer service organizations. From 1995 to 1998, Ms. Dalton was Vice President of the Customer Service and Support Practice at SSDS, Inc., a network systems consulting firm. At SSDS, Ms. Dalton was involved in strategy, account development and lead project management for a number of customer service engagements. Prior to 1995, she held positions at Wellswood Consulting Company, CSC Intelicom, Inc. and New England Telephone and Telegraph Company. Ms. Dalton holds B.S. and M.B.A. degrees from Babson College.

        Michael D. Dingman, Jr. has served as our Chief Financial Officer since June 2006. From September 2000 until May 2006, Mr. Dingman was chief financial officer at Intrado Inc. (formerly SCC Communications Inc.), a provider of 911 management solutions to communications service providers and public safety organizations. Mr. Dingman has also served as a director of Wheeling Pittsburgh Corporation, a steel manufacturer and processor, since October 2003. From March 1999 to August 2000, he was chief financial officer and treasurer of RMI.NET, Inc., an Internet service provider. From January 1997 through February 1999, Mr. Dingman was the president of Qwon Investment Consultants, Inc. Mr. Dingman holds a B.S. degree from Indiana University, South Bend and an M.B.A. degree from the Tuck School of Business at Dartmouth College.

        Curtis H. Fletcher has served as our Senior Vice President, Finance, Treasurer and Secretary since May 2006. Mr. Fletcher served as our Vice President of Finance and Controller from January 2003 to May 2006. From January 2001 to December 2002, Mr. Fletcher was Director of Finance at Tian Software Inc., a company engaged in software development and sales, where he was responsible for managing accounting, finance, human resource, and administrative functions. He has also served as Controller at Productbuzz, Inc., an Internet business-to-business publisher serving the healthcare industry, from January 2000 to December 2000. Mr. Fletcher was a senior accountant with Arthur Andersen LLP from 1994 to 1999 and worked with private and public companies in the areas of financial and SEC reporting and equity offerings. Mr. Fletcher is a Certified Public Accountant and holds a B.A. from Wake Forest University and a Masters in Accounting and Finance from the University of Alabama.

        John H. Kemp has served as our Executive Vice President, Voice and Wireless Solutions since January 2006. Mr. Kemp served as our Vice President and General Manager of Europe, Asia-Pacific, Middle East and Africa for ISx from December 2000 to December 2005. From September 1998 to December 2000, Mr. Kemp held business development and sales executive positions in IBM's telecomunications division. Mr. Kemp has also held several executive positions in the publishing, advertising and information services markets with The Thomson Corporation, an integrated information supplier, U.S. West, Inc., a U.S.-based telecommunications company, and Volt Information Sciences, a 411-service software provider. Mr. Kemp spent more than 20 years with The Thomson Corporation, attaining board-level responsibility for sales, marketing and publishing and information technology in the Yellow Pages sector. Mr. Kemp attended INSEAD and Henley Management College.

        Jeannette J. McClennan has served as our Chief Marketing Officer and Executive Vice President, Media Services since March 2006. Ms. McClennan served as our Chief Marketing and Products Officer from January 2004 to March 2006. Ms. McClennan has more than 20 years of experience with interactive media businesses. Ms. McClennan served as President of Ogilvy Interactive NA, an international advertising agency, from November 1999 to July 2002, where she worked with global brands such as IBM, American Express and Pharmacia. She previously served as Vice President and General Manager of Organic Online, an interactive advertising agency, from November 1998 to November 1999, and as Vice President of Sales and Marketing of MapQuest.com, Inc. from February 1996 to December 1998. Ms. McClennan held the position of Vice President of Marketing of Reuters News and Television from April 1993 to January 1996. Ms. McClennan holds B.A. and M.B.A. degrees from C.W. Post College, Long Island University.

Directors

        David De Leeuw has served as a director since December 2003. In July 2005, Mr. De Leeuw co-founded Lion Cao Asset Management LLC, an alternative asset management company, for which he serves as chairman. He co-founded Lion Chemical Capital, a private equity firm investing in chemical and affiliated industries, in September 2002 and has been the managing director of its general partner since that time. Mr. De Leeuw was a founding partner at McCown De Leeuw & Co., a private equity firm focusing on leveraged buyouts, in 1984. Mr. De Leeuw previously was a vice-president at Citibank, a financial services firm, and has held positions at W.R. Grace & Co., a chemical and industrial supply company, and PaineWebber, Inc., an investment bank, in New York and Tokyo. He has served as a director of Excel Polymers LLC, a chemical and rubber company, since August 2004, and of Lion Copolymers LLC, a synthetic rubber producer, since November 2005. Mr. De Leeuw holds an A.B. degree from Lafayette College and an M.B.A. degree from Columbia University, and has been an active alumnus serving on several committees for both of those institutions. He serves on our board of directors as the designee of Software Seed Capital Partners.

        Nancy K. Hamilton has served as a director since December 2005. In February 2005, Ms. Hamilton joined Roving Planet, a provider of network access solutions, as Chief Financial Officer. She has served as the Chief Operating Officer of Roving Planet since January 2006, and served as its acting Chief Executive Officer from May 2005 to October 2005. From June 1999 until April 2004, Ms. Hamilton served as Vice President of Finance and Administration, Chief Financial Officer and Secretary of SpectraLink Corporation, which designs, manufactures and markets wireless telephone systems. From November 1993 to May 1999, Ms. Hamilton served as the Chief Financial Officer and Senior Vice President for Intrado Inc. Ms. Hamilton holds a B.S. degree from Regis University.

        Kevin B. Kimberlin has served as a director since March 2005. In 1993, Mr. Kimberlin co-founded Ciena Corporation, an optical systems company. In 1992, he co-founded Myriad Genetics, Inc., a company developing genome-based diagnostics and therapeutics. In 1986, he co-founded The Immune Response Corporation, a developer of vaccines where he has been a director since 1986. From January 1998 until its initial public offering in November 1999, Mr. Kimberlin was the general partner of Next Level Communications LP, a broadband equipment company. Mr. Kimberlin has also been a director of Health Dialog Services Corporation, a disease management services provider, since January 2004, a director of Aperture Technologies, Inc., a data center management software company, since March 1998, a director of Yaddo Corporation, a company established for artists in Saratoga Springs, New York, since 1998. Mr. Kimberlin has been Chairman of Spencer Trask & Co., a venture capital firm, since June 1992. Mr. Kimberlin holds a B.S. degree from Indiana University and an M.B.A. degree from Harvard Business School. He serves on our board of directors as the designee of Spencer Trask Ventures, Inc.

        Michael J. Marocco has served as a director since October 2005. Mr. Marocco has been a managing director of Sandler Capital Management, a registered investment adviser managing both private equity funds and hedge funds, since 1989. Prior to joining Sandler Capital, Mr. Marocco was a vice president at Morgan Stanley & Co. from 1984 to 1989, where his responsibilities included corporate finance and merger and acquisition coverage of media and entertainment companies. Mr. Marocco has served as a director of MortgageIT Holdings, Inc. since May 1999 and is a member of its audit committee. He has over 20 years of experience in the investment banking and corporate finance industry. Mr. Marocco is a Certified Public Accountant. He holds a B.S. degree from the University of Southern Maine and an M.B.A. degree from New York University. He serves on our board of directors as the designee of Sandler Capital Management.

        David J. Moore has served as a director since March 2004 and has been our Chairman since March 2006. In 1995, Mr. Moore co-founded Petry Interactive, which became 24/7 Media in 1998, and later was renamed 24/7 Real Media, Inc. Mr. Moore has served as the Chairman and Chief Executive

Officer of 24/7 Real Media, Inc., an interactive marketing and advertising company, and its predecessors since 1995. Mr. Moore has also served on the board of directors of TAC Acquisition Corporation since March 2005, and is a member of its audit committee and the chairman of its Compensation Committee. In 1982, Mr. Moore joined Viacom as its Vice President of Market Development and Sales and helped launch the Cable Health Network, which eventually became Lifetime Television, a women's cable channel. Mr. Moore held positions with Lifetime Television from 1984 to 1993, where he developed and ran Medical Television, which targeted physicians. He also developed HealthLink Television, a waiting room service for patients, which was later sold to Whittle Communications. Mr. Moore holds a B.A. degree from Northern Illinois University.

        Matthew J. Stover has served as a director since December 2005. Mr. Stover is Chairman and Chief Executive Officer of ypOne Publishing, LLC, a privately held publisher of community Yellow Pages directories in the United States and Canada. Mr. Stover has served as Chairman of LKM Ventures, LLC, an investment and advisory firm, since January 2000. From May 2000 to June 2001, Mr. Stover served as President and then Chief Executive Officer of edu.com, Inc., a marketing services company. From January 1994 to December 1999, Mr. Stover served as Group President of Bell Atlantic Directory Group and its predecessor, NYNEX Information Resources Company. From 2000 until its acquisition by Ace*Comm Corporation in December 2004, Mr. Stover was a director of i3 Mobile, Inc., a provider of wireless information services, and was a member of its audit and compensation committees. Since January 2005, Mr. Stover has served as a director of Ace*Comm Corporation, a publicly traded provider of telemanagement products and services, where he serves as a member of the board's audit, compensation and nominating committees. Since 2001, Mr. Stover has been a director of Telmetrics, Inc., a privately held Canadian marketing services firm. He also is a member of the Board of Trustees of Chester College of New England. Mr. Stover holds a B.A. degree from Yale University and is a graduate of The Executive Program of the Darden Graduate School of Business at the University of Virginia.

Board Composition

        Our board of directors currently consists of seven members. Messrs. De Leeuw, Evans, Kimberlin and Marocco serve as directors pursuant to an investor rights agreement. The board designation rights under this investor rights agreement will terminate upon the consummation of this offering.

        Our board has determined that that five of our seven directors, Messrs. De Leeuw, Marocco, Moore and Stover and Ms. Hamilton are independent directors, as defined by Rule 4200(a)15 of the National Association of Securities Dealers. We believe we are compliant with the independence criteria for boards of directors under applicable laws and regulations, including Rule 4200(a)(15) of the National Association of Securities Dealers. We will continue to evaluate our compliance with these criteria over time. To the extent we determine necessary, we will seek to appoint additional independent directors.

        Effective upon the completion of this offering, we will divide our board of directors into three classes, as follows:

  •
  Class 1, which will consist of                        , and whose term will expire at our annual meeting of stockholders to be held in 2007;

  •
  Class 2, which will consist of                        , and whose term will expire at our annual meeting of stockholders to be held in 2008; and

  •
  Class 3, which will consist of                        , and whose term will expire at our annual meeting of stockholders to be held in 2009.

        At each annual meeting of stockholders to be held after the initial classification, stockholders will elect a class of directors for a three-year term to succeed the directors of the same class whose terms are then expiring. Our restated certificate of incorporation will provide that the authorized number of directors shall be fixed by the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3 percent of our voting stock.

Board Committees

        Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates under a charter that has been approved by our board of directors.

  Audit Committee

        Our audit committee consists of Messrs. De Leeuw and Stover and Ms. Hamilton. The functions of this committee include, among other things:

  •
  evaluating the performance of our independent auditors and deciding whether to retain their services;

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  determining and pre-approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

  •
  reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent auditors and management;

  •
  reviewing and discussing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our internal control over financial reporting;

  •
  reviewing and discussing with our independent auditors and management guidelines and policies with respect to risk assessment and risk management; and

  •
  establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters and the submission by employees of concerns regarding questionable accounting or auditing matters.

        Our board of directors has determined that Ms. Hamilton qualifies as an audit committee financial expert within the meaning of SEC regulations and the Nasdaq listing standards. In making this determination, our board considered the nature and scope of experience Ms. Hamilton has previously had with reporting companies. Both our independent auditors and management periodically meet privately with our audit committee.

  Compensation Committee

        Our compensation committee consists of Mr. Marocco and Ms. Hamilton. The functions of this committee include, among other things:

  •
  determining the compensation and other terms of employment of our executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

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  recommending to our board of directors the type and amount of compensation to be paid or awarded to board members;

  •
  evaluating and recommending to our board of directors the compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

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  establishing policies with respect to equity compensation arrangements;

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  reviewing and approving the terms of any employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers; and

  •
  evaluating the overall efficacy of our compensation policy and strategy in achieving expected benefits to the company.

  Nominating and Corporate Governance Committee

        Our nominating and corporate governance committee consists of Messrs. De Leeuw and Stover. The functions of this committee include, among other things:

  •
  reviewing, discussing and assessing the performance of the board, including committees of the board;

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  identifying, reviewing and evaluating candidates to serve on our board and recommending to the board for selection candidates to the board;

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  considering recommendations for board nominees and proposals submitted by stockholders;

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  overseeing and reviewing the processes and procedures used by us to provide information to the board and its committees;

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  reviewing company policy statements to determine their adherence to our code of business conduct and ethics; and

  •
  reviewing the compensation paid to non-employee directors.

Compensation Committee Interlocks and Insider Participation

        No member of our compensation committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to establishing the compensation committee, our full board of directors made decisions relating to compensation of our executive officers.

Director Compensation

        Directors who are employees receive no additional compensation for their service as directors. In October 2005, our board of directors adopted a compensation program for directors who are not employees and are not affiliated with a beneficial owner of more than 10% of our outstanding capital stock. Pursuant to this program, each eligible director will receive the following cash compensation for board service, as applicable:

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  $20,000 per year for service as a board member and $30,000 per year for service as our chairman;

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  an additional $8,000 per year for service as a committee chairperson;

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  $1,500 for each board meeting; and

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  $1,000 for each committee meeting attended.

        In addition, each eligible director will receive:

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  an initial grant of restricted stock having a fair market value as of the date of grant of $100,000 for board members and $200,000 for our chairman; and

  •
  an annual grant of restricted stock, made approximately one year following the date the director joined our board, having a fair market value as of the date of grant of $25,000.

        For 2006 only, we will provide the equity grants called for by the compensation program in two parts. In February 2006, we granted each of Messrs. De Leeuw, Moore and Stover and Ms. Hamilton an option to purchase 4,536 shares of our common stock at an exercise price of $22.04 per share. In March 2006, upon election as chairman of the board of directors, Mr. Moore was granted an additional option to purchase 4,536 shares of common stock at an exercise price of $22.04 per share. We plan to make a grant of restricted stock following the consummation of this offering to each of these members of our board of directors to provide them with the $100,000 in value called for by the director compensation program adopted by the board of directors in October 2005. We intend to grant all of the restricted stock bonuses described above from our 2006 plan, and they will generally vest over two years. For a more detailed description our 2006 equity incentive plan, see "Employee Benefit Plans."

        In 2005, we granted Mr. De Leeuw a warrant to purchase 4,794 shares of our common stock at an exercise price of $5.90 per share, and Mr. Moore an option to purchase 2,256 shares of our common stock at an exercise price of $5.90 per share, as compensation for their service on the special committee of our board that we established to facilitate our acquisitions of ISx, YPS and MAG. We also reimburse our directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

Executive Compensation

        The following table provides information regarding the compensation earned during 2005 by our chief executive officer and our four other most highly compensated officers. We refer to these officers as our "named executive officers" in this prospectus.

Summary Compensation Table(1)

				Long-Term Compensation
	Annual Compensation
Name and Principal Position				Securities Underlying Options
	Salary		Bonus
Perry R. Evans President, Chief Executive Officer and Director	$290,000		$145,000	91,412
Susan F. Dalton Executive Vice President of Engineering and Operations	170,000		—	1,919
Curtis H. Fletcher(2) Senior Vice President, Finance, Treasurer and Secretary	150,000		25,000	4,663
John H. Kemp(3) Executive Vice President, Voice and Wireless Solutions	192,897	(4)	18,143	—
Jeannette J. McClennan(5) Chief Marketing Officer and Executive Vice President, Media Services	362,982	(5)	—	2,394
Ernest J. Sampias(6) Former Chief Financial Officer	120,312		75,000	38,109

(1)
In accordance with the rules of the SEC, the compensation described in this table does not reflect perquisites and other benefits received by a named executive officer where the aggregate amount of such compensation does not exceed the lesser of $50,000 or 10% of that named executive officer's salary and bonus disclosed in this table.

(2)
Mr. Fletcher became our Senior Vice President, Finance, Treasurer and Secretary in May 2006.

(3)
Mr. Kemp became our Executive Vice President, Voice and Wireless Solutions, in January, 2006. Mr. Kemp's annual salary is $205,000. All of Mr. Kemp's compensation in 2005 was paid in British pounds and the amounts have been converted to U.S. dollars using an average 2005 conversion rate.

(4)
During 2005, Mr. Kemp was paid a monthly car allowance totalling $18,859.

(5)
During 2005, Ms. McClennan was a consultant to us. In connection with her consulting services, we paid her consulting company consulting fees of $315,044 and $47,938 in travel and cost-of-living reimbursements.

(6)
Mr. Sampias became our Chief Financial Officer in June 2005 and resigned in April 2006. Mr. Sampias's annual salary during 2005 and 2006 was $275,000.

        Michael J. Dingman, our Chief Financial Officer, is not listed in the table above because he joined our company in June 2006. Mr. Dingman's annual base salary is $275,000.

Stock Option Grants in Last Fiscal Year

        All options granted to our named executive officers are intended to qualify as incentive stock options, to the extent permissible under the Internal Revenue Code of 1986, as amended. We have historically granted stock options at exercise prices equivalent to the fair value of our common stock as estimated by our board of directors, with input from management, as of the date of grant. Because there has been no public market for our common stock, our board of directors determined the fair value of our common stock by considering a number of objective and subjective factors, including:

  •
  our operating and financial performance;

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  the prices at which we issued shares of convertible preferred stock in connection with acquisitions or in private placement transactions;

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  the superior rights and preferences of securities senior to our common stock at the time of each grant;

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  the non-liquid nature of our common stock;

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  business risks we faced and key company milestones;

  •
  comparable company and industry analysis; and

  •
  anticipated initial public offering price per share and the timing of this offering.

        The following table provides information regarding grants of options to purchase shares of our common stock to our named executive officers in 2005:

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(6)
	Individual Grants
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2005(5)
Name			Exercise Price Per Share	Expiration Date
					5%	10%
Perry R. Evans(1)	3,760	2	$5.90	December 31, 2011	$56,223	$85,184
Perry R. Evans(2)	87,652	56	10.82	June 14, 2015	1,193,179	2,462,346
Susan F. Dalton(1)	1,919	1	5.90	November 29, 2012	30,522	48,470
Curtis H. Fletcher(1)	853	1	5.90	December 31, 2012	13,647	21,768
Curtis H. Fletcher(3)	3,810	2	5.90	March 30, 2015	70,610	125,777
John H. Kemp(1)	—	—	—	—	—	—
Jeannette J. McClennan(1)	2,394	2	5.90	December 31, 2013	40,923	68,616
Ernest J. Sampias(4)	38,109	24	10.82	June 14, 2015	518,766	1,070,569

(1)
These options vest in 36 equal monthly installments beginning the month after the date of grant, subject to cessation of vesting upon the termination of the optionholder's continued service to us.

(2)
These options vest in 36 equal monthly installments beginning on the grant date subject to cessation of vesting upon the termination of the optionholder's continued services to the Company. Upon the completion of an initial public offering of equity securities, the vesting and exercisability of the lesser of (a) 25% of the number of shares originally subject to the option and (b) the entire remaining non-vested portion of the option shall be accelerated. Therefore as a result of this offering, there will be an acceleration of the exercisability of options to purchase 21,913 shares of our common stock.

(3)
These options vested 50% upon the closing of the ISx and YPS transactions and the remainder after completion of 12 months of service after the grant date.

(4)
These options vest in 36 equal monthly installments beginning on the grant date subject to cessation of vesting upon the termination of the optionholder's continued services to the Company. Upon the completion of an initial public offering of equity securities, the vesting and exercisability of the lesser of (1) 25% of the number of shares originally subject to the option and (2) the entire remaining non-vested portion of the option will be accelerated. As a result of Mr. Sampias's employment being terminated effective April 19, 2006, 27,524 of the the granted options were forfeited and the 10,585 vested options will be forfeited if not exercised within 90 days of his termination.

(5)
Based on a total of 155,855 options granted during 2005 under our 2004 equity incentive plan. This total excludes options to purchase 147,894 shares of common stock originally issued under the Information Services Extended, Inc. 2001 stock plan, which we assumed in connection with our acquisition of ISx.

(6)
Potential realizable values are computed by multiplying the number of shares of common stock subject to a given option by an assumed initial public offering price of $15.00 per share, the midpoint of the range on the cover of this prospectus, assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire term of the option and subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future common stock prices.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table provides information regarding the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 2005 by each of our named executive officers. During 2005, none of our named executive officers exercised any options.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End
			Value of Unexercised in-the-Money Options at Fiscal Year-End(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Perry R. Evans	49,942	73,043	$382,599	$305,323
Susan F. Dalton	18,038	—	164,144	—
Curtis H. Fletcher	10,873	952	98,943	8,663
John H. Kemp	5,848	—	68,947	—
Jeannette J. McClennan	14,998	7,499	136,481	68,240
Ernest J. Sampias	6,351	31,758	26,547	132,748

(1)
There was no public market for our common stock as of December 31, 2005. Accordingly, we determined the value of an unexercised in-the-money option as of December 31, 2005 by multiplying the number of shares subject to the option by the difference between an assumed initial public offering price of $15.00 per share, the midpoint of the range on the cover of this prospectus, and the exercise price for the option, without taking into account any taxes that may be payable in connection with the transaction.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

  Employment Agreements

        We entered into an employment agreement with Mr. Evans on June 30, 2005, which sets forth, among other things, his position, duties, base salary and benefits. Under this agreement, Mr. Evans is entitled to receive an annual salary of $290,000. In addition, our board of directors has the discretion to award bonus compensation to Mr. Evans of up to 75% of his annual salary. Mr. Evans is eligible for this bonus if we meet our annual plan, including our approved operating budgets for sales bookings, revenue, gross margins and expenses. Mr. Evans is also eligible for an extra annual bonus of up to 25% of his base salary if we exceed our annual plan by a significant margin, as determined by our board of directors in its discretion. In accordance with his employment agreement, we also granted Mr. Evans the option to purchase 87,652 shares of our common stock, vesting monthly over a three-year period. Mr. Evans' employment is on an "at will" basis and can be terminated by us or Mr. Evans at any time, with or without cause, upon 30 days prior written notice. However, if we terminate Mr. Evans' employment without cause, or if Mr. Evans terminates his employment for good reason, Mr. Evans is entitled to salary continuation for a period of 12 months from the date of termination as well as 100% of his target bonus for the year in which the termination occurs, to be paid at the end of the 12-month period. In the event of a change of control, if we terminate Mr. Evans' employment without cause, or if Mr. Evans terminates his employment for good reason, all of Mr. Evans' stock options will vest immediately.

        We entered into an employment agreement with Mr. Dingman on June 12, 2006 which sets forth, among other things, his position, duties, base salary and benefits. Under this agreement, Mr. Dingman is entitled to receive an annual salary of $275,000. In addition, our board of directors has discretion to award bonus compensation to Mr. Dingman of up to 75% of his annual salary. Mr. Dingman is entitled to receive this bonus if he achieves his performance targets, which are established by our board of directors. Our compensation committee of our board of directors determines the extent to which Mr. Dingman achieves these targets and the amount of bonus compensation, if any, he will receive. We also granted Mr. Dingman 45,730 shares of restricted stock, 30,487 shares of which vest monthly over a three-year period and 15,243 shares of which will vest based on Mr. Dingman achieving certain performance targets mutually agreed upon by Mr. Dingman, our chief executive officer and our compensation committee of our board of directors. Mr. Dingman's employment is on an "at-will" basis and can be terminated by us or Mr. Dingman at any time, without cause, upon 30 days prior written notice. However, if we terminate Mr. Dingman's employment without cause, or if Mr. Dingman terminates his employment for good reason, he is entitled to salary continuation for a period of six months from the date of termination as well as a lump sum payment equal to 37.5% of his annual salary then in effect. In addition, 50% of Mr. Dingman's unvested shares of restricted stock will automatically vest. In the event of a change of control, if we terminate Mr. Dingman within 13 months of such change of control without cause, or if Mr. Dingman terminates his employment for good reason, Mr. Dingman is entitled to salary continuation for a period of 12 months from the date of termination and a lump sum payment equal to 75% of his annual salary then in effect. In addition, upon such change of control, all of Mr. Dingman's unvested shares will immediately vest.

        We entered into an employment agreement with Mr. Fletcher on June 7, 2006 which sets forth, among other things, his position, duties, base salary and benefits. Under this agreement, Mr. Fletcher is entitled to receive an annual salary of $190,000. In addition, we have the discretion to award bonus compensation to Mr. Fletcher of up to 25% of his annual salary. Mr. Fletcher is entitled to receive this bonus if he achieves certain milestones and performance objectives established by us. We determine the extent to which Mr. Fletcher achieves these milestones and objectives and the amount of bonus, if any, he will receive. We also granted Mr. Fletcher an option to purchase 4,573 shares of our common stock. Mr. Fletcher's employment is on an "at-will" basis and can be terminated by us or Mr. Fletcher at any time, with or without cause or notice. However, if we terminate Mr. Fletcher's employment without cause, he is entitled to receive salary continuation for a period of six months from the date of termination. In the event of a change of control, if we terminate Mr. Fletcher within 12 months of such change in control without cause or if Mr. Fletcher terminates his employment for good reason, in addition to receiving six months of his annual salary then in effect, all of Mr. Fletcher's stock options will immediately vest.

        We entered into an employment agreement with Ms. Dalton on June 9, 2006 which sets forth, among other things, her position, duties, base salary and benefits. Under this agreement, Ms. Dalton is entitled to receive an annual salary of $225,000. In addition, our board of directors has discretion to award bonus compensation to Ms. Dalton of up to 40% of her annual salary. Ms. Dalton is entitled to receive this bonus if she achieves certain milestones and performance objectives established by us. We determine the extent to which Ms. Dalton achieves these milestones and objectives and the amount of bonus, if any, she will receive. We also granted Ms. Dalton an option to purchase 22,865 shares of our common stock vesting monthly over a three-year period. Ms. Dalton's employment is on an "at-will" basis and can be terminated by us or Ms. Dalton at any time, with or without cause or notice. However, if we terminate Ms. Dalton's employment without cause, she is entitled to receive salary continuation for a period of six months from the date of termination. In the event of a change of control, if we terminate Ms. Dalton within 12 months of such change of control without cause or if Ms. Dalton terminates her employment for good reason, in addition to receiving six months of her annual salary then in effect, all of Ms. Dalton's stock options will immediately vest.

        Mr. Kemp is an employee of Information Services Extended Limited, the British subsidiary of ISx. Mr. Kemp entered into an employment agreement with Information Services Extended Limited in April 200l, to serve as the company's Vice President and General Manager of Europe, the Middle East and Asia. Under the agreement, Mr. Kemp is entitled to receive an initial annual salary of $179,287. In addition, Mr. Kemp is entitled to receive an annual bonus of up to 27.5% of his annual salary based on his personal and business performance. Mr. Kemp also is entitled to an annual car allowance of $18,687, payable in equal monthly installments. The agreement provides that Mr. Kemp will receive stock options to purchase 375,000 shares of ISx common stock, vesting annually in five equal installments of 75,000 shares. The company may terminate Mr. Kemp's employment for any reason on six months notice. If the company terminates Mr. Kemp's employment without cause, he is entitled to his salary and benefits over the six-month notice period. In February 2005, Mr. Kemp entered into a letter agreement with ISx pursuant to which he agreed to accept a retention payment of $25,000 in consideration for his remaining with the company following our acquisition of ISx. Mr. Kemp's salary compensation and car allowance are denominated in British pounds and have been converted to U.S. dollars using a recent exchange rate.

        In March 2006, we entered into an outsourcing agreement with Mr. Kemp pursuant to which Mr. Kemp was assigned by the British subsidiary of ISx to work for ISx and us in the United States until approximately December 31, 2008, after which we expect Mr. Kemp to return to the United Kingdom. Mr. Kemp's employment under the outsourcing agreement is "at will" and can be terminated by us or by Mr. Kemp at any time, with our without cause or advance notice. Under this agreement, in lieu of any salary or bonus from Information Services Extended, Limited, we pay Mr. Kemp a salary of $205,769 per year and we agreed to pay him a minimum bonus for 2006 equal to approximately $30,111. He is eligible to receive an additional bonus of up to $100,370. His target annual bonus for future years is approximately $51,442. We also agreed to grant him an option to purchase 19,054 shares of our common stock. In addition, we pay Mr. Kemp a monthly housing allowance of $3,700 and a monthly car allowance of $507. We also have agreed to reimburse Mr. Kemp for the cost of airfare for three round-trip coach class visits to London for Mr. Kemp and each member of his immediate family each year through 2008. All of Mr. Kemp's salary and bonus compensation is denominated in British pounds and has been converted to U.S. dollars using a recent exchange rate.

        Under Ms. McClennan's consulting agreement in effect during 2005, we paid her $1,250 per day worked and reimbursed her for her reasonable expenses while she was traveling on business for us. We entered into an employment agreement with Ms. McClennan in March 2006 which sets forth, among other things, her position, duties, base salary and benefits. Under this agreement, Ms. McClennan is entitled to receive an annual salary of $275,000. In addition, our board of directors has the discretion to award bonus compensation to Ms. McClennan of up to 75% of her annual salary based upon her achievement of certain milestones and performance objectives established by us. We have sole discretion in determining the extent to which Ms. McClennan has achieved the performance objectives upon which her bonus is based and the amount of bonus compensation, if any, she receives. In accordance with the 2006 employment agreement, we also granted Ms. McClennan an option to purchase 19,054 shares of our common stock, vesting monthly over a three-year period. Ms. McClennan's employment is on an "at will" basis and can be terminated by us or Ms. McClennan at any time, with or without cause. However, if we terminate Ms. McClennan's employment without cause, she is entitled to salary continuation for a period of six months from the date of termination. In the event of a change of control, if we terminate Ms. McClennan's employment without cause or if she voluntarily terminates her employment for good reason, Ms. McClennan will be entitled to salary continuation for a period of six months from the date of termination and her stock options which would have vested over the subsequent six months will vest immediately.

  Confidential Information and Inventions Agreement

        Each of our named executive officers has entered into a standard form agreement with respect to confidential information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our confidential information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment.

Employee Benefit Plans

  2001 ISx Stock Plan

        In connection with our acquisition of ISx, we assumed the Information Services Extended, Inc. 2001 stock plan, which we refer to as the ISx plan. All options to purchase shares of ISx common stock that were outstanding under the ISx plan became options to purchase shares of our common stock. As of May 31, 2006, these options were exercisable for an aggregate of 102,232 shares of our common stock. The ISx plan will terminate on February 5, 2010, unless our board of directors terminates it sooner.

        Unless the terms of an optionee's stock option agreement provide otherwise, if an optionee's service relationship with us, or any of our affiliates, ceases due to termination for cause or voluntary resignation, all options granted to the optionee pursuant to the ISx plan will terminate immediately. If an optionee's relationship with us, or any of our affiliates, ceases for any reason other than termination for cause, voluntary resignation or disability or death, the optionee may exercise any vested options for a period of 90 days from cessation of service, unless the terms of the stock option agreement provide for a longer or shorter exercise period. In no event, however, may an optionee exercise an option beyond the expiration of its term.

        A participant in the ISx plan may not transfer rights granted under the ISx plan other than by will, the laws of descent and distribution or as otherwise provided under the ISx plan. Our board of directors may not amend, modify or terminate the ISx plan if the amendment, modification or termination would impair the rights of an optionee, unless our board of directors receives the prior written consent of the adversely affected optionee.

        After the consummation of this offering, we do not intend to grant any additional stock options under the ISx plan. We intend to make all option grants under our 2006 equity incentive plan, which is described below. Options granted under the ISx plan will continue to be governed by its terms and by the terms of the individual stock option agreements evidencing the grants under the ISx plan.

  2004 Equity Incentive Plan

        Our board of directors adopted our 2004 equity incentive plan, which we refer to as the 2004 plan, and our stockholders approved its adoption, in December 2004. We amended the 2004 plan in April 2005 to increase the number of shares available for grant under the plan. The 2004 plan provides for both the direct issuance of shares of common stock and the grant of options to purchase shares.

        Share reserve.    As of May 31, 2006, we had issued 28,896 shares of our common stock upon the exercise of options granted under the 2004 plan, options to purchase 545,265 shares of common stock had been issued and were outstanding under the 2004 plan and 134,541 shares of common stock remained available for issuance under the 2004 plan. In general, if options or shares of common stock awarded under the 2004 plan are forfeited, repurchased or otherwise terminated, the shares underlying the option will again become available for grant or award.

        Administration.    Our board administers the 2004 plan. Our board, however, may delegate this authority to a committee of one or more directors.

        Eligibility.    Only our employees, non-employee directors and consultants are eligible to participate in our 2004 plan. We may grant incentive stock options only to employees. We are not permitted to grant any stock option, award or purchase right to any person who, at the time of the grant, owns or is deemed to own stock representing more than 10% of our total combined voting power or that of any of our affiliates unless the following conditions are satisfied:

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  in the case of an option, the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant,

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  in the case of a purchase right, the purchase price is at least 100% of fair market value of a share, and

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  in the case of an incentive stock option, the term does not exceed five years from the date of grant.

        Stock purchase awards or sales.    We make any stock purchase awards or sales under the 2004 plan pursuant to stock purchase agreements. The purchase price for stock purchase awards or sales must be at least 85% of fair market value of a share. Shares of common stock acquired under a stock purchase award may be subject to forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as determined by our board of directors and as set forth in the stock purchase agreement. In the case of a purchaser who is not an officer, non-employee director or consultant of ours, any right that we have to repurchase the purchaser's shares at the original purchase price upon termination of the purchaser's service must lapse at a minimum rate of 20% per year over the five years, commencing on the date of award or sale. We may only exercise any repurchase right that we may have within 90 days of the termination of the purchaser's services.

        Stock options.    We grant incentive and nonstatutory stock options under the 2004 plan pursuant to incentive and nonstatutory stock option agreements. Our board of directors determines the exercise price for a stock option, consistent with the terms and conditions of the 2004 plan and applicable law. The exercise price of any stock option cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2004 plan vest at the rate determined by our board and specified in each stock option agreement. Incentive stock options must vest at a minimum rate of 20% per year over a five year period, commencing on the date of grant.

        Our board of directors determines the term of stock options granted under the 2004 plan, which can be up to ten years, except in the case of certain incentive stock options, which may have a term of up to five years. Unless an optionee's stock option agreement provides otherwise, if an optionee's continuous service to us, or any of our affiliates, ceases due to disability or death, the optionee, or his or her beneficiary, may exercise any vested options for a period of six months, in the event of disability, or 12 months, in the event of death, after the date the continuous service ends. If an optionee's relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee may exercise any vested options for a period of 90 days from cessation of service, unless the terms of the stock option agreement provide for a shorter or longer exercise period. An optionee may not exercise an option beyond the expiration of its term.

        Our board of directors determines acceptable consideration for the purchase of common stock issued upon the exercise of a stock option. This may include cash or cash equivalents, common stock previously owned by the optionee, services rendered, a full recourse promissory note and, if our stock is publicly traded, a broker-assisted cashless exercise.

        An optionee may not transfer a stock option granted under the 2004 plan other than by will or the laws of descent and distribution. Shares issued upon exercise of an option may be subject to forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as determined by our board and as set forth in the stock option agreement. In the case of an optionee who is not an officer, non-employee director or consultant of our company, any right that we have to repurchase the optionee's shares at the original exercise price upon termination of the optionee's service must lapse at a minimum rate of 20% per year over the five years commencing on the date of grant. We may only exercise any repurchase right that we may have within 90 days of termination of the optionee's services.

        Adjustment of shares.    In the event that we have a specified type of change in our capital structure, such as a dividend, a stock split, stock dividend, recapitalization, spin-off, reclassification or similar occurrence, then the board must appropriately adjust the number of shares reserved under the 2004 plan, as well as the numbers of shares covered by each outstanding award and the exercise prices or purchase prices, if applicable, of all outstanding stock awards.

        If we undergo a merger or consolidation, the surviving or acquiring entity or its parent company may assume, continue or substitute for all outstanding stock awards, including options to purchase shares, under the 2004 plan. If the surviving or acquiring entity, or its parent company, elects not to assume, continue or substitute for such stock awards, then each outstanding award will be cancelled after payment to the recipient of a cash amount equal to the market value of the shares subject to the award at the time of the merger or consolidation or the preference amount for the stock issuable upon the exercise of the award, whichever is greater, minus the exercise or purchase price of the shares subject to the award.

        After the consummation of this offering, we do not intend to grant any additional stock options under the 2004 plan. We intend to make all option grants under our 2006 equity incentive plan, which is described below. Options granted under the 2004 plan will continue to be governed by its terms and by the terms of the individual stock option agreements evidencing the grants under the 2004 plan.

  2006 Equity Incentive Plan

        Our board of directors adopted our 2006 equity incentive plan, which we refer to as the 2006 plan, in March 2006 and our stockholders approved its adoption prior to the consummation of this offering. The 2006 plan will become effective immediately upon the signing of the underwriting agreement for this offering, and will terminate ten years later, unless sooner terminated by our board of directors. The 2006 plan provides for the grant of incentive stock options, nonstatutory stock options, stock purchase awards, stock bonus awards, stock appreciation rights, stock unit awards, performance stock awards and other forms of equity compensation. We may grant these awards, referred to as equity awards, to employees, including officers, and to non-employee directors and consultants.

        Share reserve.    We may issue an aggregate of 1,270,000 shares of our common stock pursuant to equity awards under the 2006 plan. The 2006 plan provides that the number of shares of common stock reserved for issuance will automatically increase on January 1 of each year, from 2007 until 2016, in an amount equal to the lesser of            shares of our common stock or      % of the total number of shares of common stock outstanding on December 31 of the preceding calendar year. However, our board of directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will increase prior to January 1 of any year.

        We may not grant any person appreciation-only stock awards covering more than            shares of our common stock under the 2006 plan during any calendar year. An appreciation-only stock award is an equity award whose value is determined based on an increase of the fair market value of the common stock on the date of grant. A stock option with an exercise price equal to the fair market value of the common stock on the date of grant is an example of an appreciation-only stock award. This limitation is designed to ensure that any deductions to which we would otherwise be entitled upon the exercise of an appreciation-only stock award or upon the subsequent sale of shares purchased under such a stock award will not be subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed under Section 162(m) of the Internal Revenue Code. In addition, the maximum benefit to be received by any individual in any calendar year attributable to stock awards granted, vested or exercised based upon service conditions or upon reaching certain goals during a performance period, or both, may not exceed the value of             shares of our common stock.

        Shares of our common stock issued under the 2006 plan may again become available for the grant of new equity awards under the 2006 plan if they are:

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  shares of our common stock that are forfeited to or repurchased by us prior to becoming fully vested;

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  shares of our common stock withheld to satisfy income and employment withholding taxes;

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  shares of our common stock used to pay the exercise price of an option in a net exercise arrangement; or

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  shares of our common stock tendered to us to pay the exercise price of an option.

        In addition, if an equity award granted under the 2006 plan expires or otherwise terminates without being exercised in full, the shares of our common stock not acquired under the award will again become available for issuance under the 2006 plan. Shares issued under the 2006 plan may be previously unissued shares or shares reacquired by us, either in the open market or otherwise.

        Administration.    Subject to the terms of the 2006 plan, our board of directors, or an authorized committee of our board, referred to as the plan administrator, determines the recipients, grant dates, numbers and types of equity awards and the terms and conditions of those equity awards. Subject to the limitations set forth below, the plan administrator will also determine the exercise price of options granted, the purchase price of stock purchase awards and, if applicable, stock units, and the strike price for stock appreciation rights.

        The plan administrator, with the consent of any adversely affected optionee, has the authority to:

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  reduce the exercise price of any outstanding equity award;

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  cancel any outstanding equity award and grant in exchange for one or more of the following:

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  new options covering the same or a different number of shares of common stock;

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    new stock awards;

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    cash; and

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    other valuable consideration; and

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  engage in any action that is treated as a repricing under generally accepted accounting principles.

        Stock options.    We grant incentive and nonstatutory stock options under the 2006 plan pursuant to incentive and nonstatutory stock option agreements. The plan administrator determines the exercise price for a stock option, consistent with the terms and conditions of the 2006 plan and applicable law. The exercise price of an incentive stock option or a nonstatutory stock option cannot be less than 100% of the fair market value of our common stock on the date of grant, unless the grant is in connection with a merger or acquisition. Options granted under the 2006 plan will vest at the rate specified by the plan administrator.

        The plan administrator determines the term of stock options granted under the 2006 plan, which can be up to ten years, except in the case of certain incentive stock options, which may have a term of up to five years. Unless an optionee's stock option agreement provides otherwise, if an optionee's service relationship with us or any of our affiliates ceases due to disability or death, or an optionee dies within a specified period following termination of service, the optionee or his or her beneficiary may exercise any vested options for a period of 12 months, or 18 months in the event of death, after the date the service relationship ends or the date of death, as applicable. If an optionee's relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee may exercise any vested options for a period of three months from cessation of service, unless the terms of the stock option agreement provide for a longer or shorter exercise period. An optionee may not exercise an option beyond the expiration of its term.

        The plan administrator will determine acceptable consideration for the purchase of common stock issued upon the exercise of a stock option. This may include cash, common stock previously owned by the optionee, deferred payments, a broker-assisted cashless exercise, a net exercise of the option and other legal consideration approved by the plan administrator.

        Generally, an optionee may not transfer a stock option other than by will or the laws of descent and distribution or domestic relations order unless the stock option agreement provides otherwise. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death.

        Tax limitations on incentive stock option grants.    We may grant incentive stock options only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. We may not grant an incentive stock option to any person who, at the time of the grant, owns or is deemed to own stock representing more than 10% of our total combined voting power or that of any of our affiliates unless the following conditions are satisfied:

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  the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and

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  the term of the incentive stock option does not exceed five years from the date of grant.

        Stock purchase awards.    We make stock purchase awards under the 2006 plan pursuant to stock purchase award agreements. The purchase price for stock purchase awards must be at least the par value of our common stock. The purchase price for a stock purchase award may be paid in cash or the recipient's past services performed for us, or may be paid pursuant to a deferred payment or similar arrangement or in any other form of legal consideration. Shares of common stock acquired under a stock purchase award may be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a stock purchase award may be transferred only upon the terms and conditions set forth in the stock purchase award agreements.

        Stock bonus awards.    We grant any stock bonus awards under the 2006 plan pursuant to stock bonus award agreements. We may grant stock bonus awards in consideration for the recipient's past services performed for us or our affiliates or for any other form of legal consideration acceptable to our plan administrator. Shares of common stock acquired under a stock bonus award may, but need not, be subject to forfeiture to us in accordance with a vesting schedule to be determined by the plan administrator. A recipient may transfer rights to acquire shares under a stock bonus award only upon the terms and conditions set forth in the stock bonus award agreement.

        Stock appreciation rights.    We grant stock appreciation rights under the 2006 plan pursuant to stock appreciation rights agreements. The plan administrator determines the strike price for a stock appreciation right. Upon the exercise of a stock appreciation right, we will pay the participant an amount not greater than the product of the difference between the per share fair market value of the common stock on the date of exercise and the exercise price and the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2006 plan vests at the rate specified in the stock appreciation right agreement by the plan administrator.

        The plan administrator determines the term of stock appreciation rights granted under the 2006 plan. If a participant's service relationship with us, or any of our affiliates, ceases, then the participant, or his or her beneficiary, may exercise any vested stock appreciation right for three months, or such longer or shorter period specified in the stock appreciation right agreement, after the date the service relationship ends. The holder of a stock appreciation right may not exercise that right beyond the expiration of its term.

        Stock unit awards.    We grant stock unit awards under the 2006 plan pursuant to stock unit award agreements. A recipient may pay the purchase price in any form permitted under applicable law. We will settle a payment due to a recipient of a stock unit award in cash, by delivery of shares of common stock, or by a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration determined by the plan administrator and set forth in the stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a stock unit award. Except as otherwise provided in the applicable award agreement, a recipient will forfeit stock units that have not vested upon the participant's termination of continuous service for any reason.

        Performance stock awards.    We are permitted to grant performance stock awards under the 2006 plan. Performance stock awards may be granted, may vest, or may be exercised based upon service conditions, the attainment during a performance period of certain performance goals, or both. The plan administrator may determine the length of any performance period, the performance goals to be achieved during this period, and the measure of whether such performance goals have been attained. The maximum benefit we are permitted to issue to any individual in any calendar year attributable to performance stock awards will not exceed the value of            shares of common stock.

        Other equity awards.    The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award, the purchase price, if any, the timing of exercise and vesting and any repurchase rights associated with those awards, and all other terms and conditions of such other awards.

        Changes to capital structure.    In the event that we have a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split, the plan administrator will appropriately adjust the number of shares reserved under the 2006 plan and the numbers of shares and exercise prices or strike prices, if applicable, of all outstanding stock awards.

        Corporate transactions.    In the event of certain significant corporate transactions, the surviving or acquiring entity may assume, continue or substitute all outstanding stock awards under the 2006 plan. If the surviving or acquiring entity, or its parent company, elects not to assume, continue or substitute for these stock awards, then, with respect to any such stock awards that are held by individuals then performing services for us or our affiliates, the vesting and exercisability provisions of the stock awards will be accelerated in full and the awards will be terminated if not exercised prior to the effective date of the corporate transaction. With respect to all other outstanding stock awards, such awards will not be accelerated and will terminate if not exercised prior to the effective date of the corporate transaction. Other stock awards, such as stock purchase awards, may have their repurchase or forfeiture rights assigned to the surviving or acquiring entity, or its parent company, in the corporate transaction.

        Changes in control.    Our plan administrator has the discretion to provide that a stock award under the 2006 plan will immediately vest as to all or any portion of the shares subject to the stock award immediately upon the occurrence of certain specified change in control transactions, whether or not the stock award is assumed, continued or substituted for by a surviving or acquiring entity in the transaction. In addition, the plan administrator has the discretion to provide that a stock award will immediately vest in the event a participant's service with us or a successor entity is terminated actually or constructively within a designated period following the occurrence of certain specified change in control transactions. Stock awards held by participants under the 2006 plan will not vest on such an accelerated basis unless specifically provided by the participant's applicable award agreement or by other written agreement between the participant and us or one of our affiliates.

  401(k) Plan

        We maintain a defined contribution employee retirement plan for our employees. This plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The plan provides that each participant may contribute up to 15% of his or her pre-tax compensation, up to a statutory limit, which is $15,000 for calendar year 2006. Participants who are 50 years or older can also make "catch-up" contributions, which in calendar year 2006 may be up to an additional $5,000 above the statutory limit. Under the plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan's trustee. The plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. During 2003, 2004 and 2005, we did not make any discretionary or matching contributions to the plan on behalf of participating employees.

        In connection with the acquisition of ISx, we assumed the Information Services Extended 401(k) plan, referred to as the ISx 401(k) plan. The ISx 401(k) plan is a defined contribution employee retirement plan for ISx employees. The ISx 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The ISx 401(k) plan provides that each participant may contribute up to 80% of his or her pre-tax compensation, up to the applicable statutory limit, which is $15,000 for calendar year 2006. Participants who are 50 years or older can also make "catch-up" contributions, which in calendar year 2006 may be up to an additional $5,000 above the statutory limit. Under the ISx 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan's trustee. The ISx 401(k) plan also permits ISx to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. During 2003, 2004 and 2005, neither we nor ISx made any discretionary or matching contributions to the ISx 401(k) plan on behalf of participating employees.

Limitation of Liability and Indemnification

        Our restated certificate of incorporation, which will become effective upon the completion of this offering, limits the liability of directors to the maximum extent permitted by Delaware law. Our restated certificate of incorporation provides that our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

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  breach of their duty of loyalty to us or our stockholders;

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  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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  unlawful payment of dividends or redemption of shares; or

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  transaction from which the directors derived an improper personal benefit.

        These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

        Our amended and restated bylaws, which will become effective upon the completion of this offering, provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by law. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent who we indemnify in accordance with our amended and restated bylaws. We have obtained a policy of directors' and officers' liability insurance.

        We have entered into, and intend to continue to enter into, separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as directors or executive officers of us, or any of our subsidiaries, or any other company or enterprise to which the person provides services at our request.

        At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RELATED PARTY TRANSACTIONS

        Since January 1, 2003, we have entered into the following transactions in which our directors, executive officers or holders of more than 5% of our capital stock had or will have a direct or indirect material interest. The following transactions do not include compensation, termination and change-in-control arrangements, which are described under "Management." We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

Transactions Involving Spencer Trask

        Spencer Trask Ventures, Inc., together with its related entities, holds a significant amount of our common stock. Kevin Kimberlin, one of our directors, is a principal of Spencer Trask Ventures entities. In this capacity, Mr. Kimberlin generally exercises managerial control over Spencer Trask Ventures and its related entities, either directly or as managing member of the entity exercising managerial control over the respective Spencer Trask entity. Mr. Kimberlin thus holds voting and dispositive control over these entities' holdings. In addition, Mr. Kimberlin holds an unspecified economic interest in the respective Spencer Trask entities.

  2003 Debt Financing

        During 2003, we issued promissory notes in the aggregate face amount of $1.4 million and warrants to purchase an aggregate of 5,050,395 shares of our series A preferred stock at an exercise price of $1.00 per share. Of these amounts, we issued promissory notes in the aggregate face amount of $0.9 million and warrants to purchase up to 3,100,000 shares of our series A preferred stock to Spencer Trask Ventures. Of these promissory notes, $0.3 million was repaid in cash in December 2003. Of the remaining principal balance, $0.3 million was converted into shares of our series A preferred stock in December 2003, and $0.3 million was converted into shares of our series 1 preferred stock in April 2005.

  December 2003 and February 2004 Private Placements

        In our December 2003 and February 2004 private placement, we issued a total of approximately $5.4 million of our series B preferred stock, of which we issued approximately $1.0 million to parties related to Spencer Trask Ventures. These shares converted into shares of series 1 preferred stock in connection with the recapitalization that we completed in April 2005. As consideration for its services as placement agent in this private placement, we paid Spencer Trask Ventures approximately $0.7 million in fees and issued to it a warrant to purchase 1,175,500 shares of our series B preferred stock.

  April 2005 Private Placement

        Immediately prior to the recapitalization that we completed in connection with our April 2005 private placement, we offered Spencer Trask Ventures the right to convert its warrant to purchase 1,175,500 shares of series B preferred stock into a number of shares of series B preferred stock equal to approximately 66.7% of the original number of shares of series B preferred stock that would have been issuable upon the exercise of the warrant. Spencer Trask Ventures elected to participate in this conversion, and this warrant was converted into 784,058 shares of series B preferred stock. Upon the recapitalization that we completed in connection with our April 2005 private placement, these shares were converted into 195,525 shares of series 1 preferred stock. Upon the consummation of this offering, these shares will convert into 29,805 shares of our common stock.

        Upon our recapitalization in April 2005, all outstanding shares of series A preferred stock and series B preferred stock were converted into shares of our series 1 preferred stock, and the outstanding warrants to purchase shares of series A preferred stock and series B preferred stock became warrants to purchase shares of series 1 preferred stock.

        A party related to Spencer Trask Ventures serves as the manager of Yelo Partners I, LLC and Yelo Partners II, LLC, which purchased the majority of the shares of series 2 preferred stock in our April 2005 preferred stock financing. Spencer Trask Ventures has voting and dispositive power over all shares of series 2 preferred stock acquired by these entities. In addition, other private investment funds managed by parties related to Spencer Trask Ventures purchased shares of series 2 preferred stock. As of December 31, 2005, parties related to Spencer Trask Ventures hold approximately $14.0 million, or 93%, of our series 2 preferred stock, which will convert into 1,860,000 shares of our common stock upon the consummation of this offering.

        In consideration for its services as placement agent in our April 2005 preferred stock financing, we issued to Spencer Trask Ventures a warrant to purchase an aggregate of 2,840,000 shares of series 2 preferred stock, at a per share purchase price of $1.00. Upon completion of this offering, this warrant will become exercisable for 378,666 shares of common stock at an exercise price of $7.50 per share.

  October 2005 and November 2005 Private Placements

        In consideration for its services in assisting Cowen and Company, LLC, which acted as placement agent for our issuance of series 3 preferred stock in October and November 2005, we paid Spencer Trask Ventures, Inc. a fee of $300,000.

  ISx Acquisition

        Spencer Trask Intellectual Capital Company LLC, which we refer to as STICC, a party related to Spencer Trask Ventures and Kevin Kimberlin, owned approximately 95% of the outstanding capital stock of ISx. Of the 4,097,801 shares of our series 1 preferred stock that we issued in this transaction, we issued 3,887,685 shares to STICC. Approximately 165,000 shares of series 1 preferred stock are subject to an indemnity claim by us against the sellers under the terms of the acquisition agreement. In connection with our acquisition of ISx, STICC agreed to indemnify us in cash for adverse tax consequences that might have been caused by the exercise of our right to rescind the ISx acquisition, as well as for certain claims against us or ISx, should they arise in the future. In connection with the acquisition of ISx, STICC agreed to contribute $300,000 to ISx in order to satisfy certain employee bonus obligations. This contribution will be made upon the closing of this offering. STICC also agreed that, under specified circumstances and subject to specified conditions, if ISx required additional working capital for the conduct of its business during the period from April 2005 to December 31, 2005, STICC would contribute up to $1.0 million to ISx to provide such working capital. This obligation initially expired on December 31, 2005. In December 2005, we agreed not to exercise our right to rescind our acquisition of ISx. As partial consideration for this agreement, STICC extended its contribution obligation until June 30, 2006.

        Under the terms of our acquisition of ISx, ISx and Kevin Kimberlin Partners, L.P., which we refer to as KKP, agreed to restructure the terms of an outstanding convertible promissory note held by KKP, a party related to Kevin Kimberlin. We refer to this note, which had an original principal amount of $14.7 million, as the ISx note. In connection with the restructuring of the ISx note, we issued to KKP a warrant to purchase 440,700 shares of our series 1 preferred stock at a per share price of $0.49. KKP assigned a portion of this warrant, representing the right to purchase approximately 63,000 shares of series 1 preferred stock, to former executives of ISx. The holders of these warrants have certain registration rights pursuant to our third amended and restated investor rights agreement with respect to the shares of common stock issuable upon conversion of the series 1 preferred stock issuable upon its exercise.

        In accordance with the terms of the restructured ISx note, KKP assigned a portion of the ISx note in three separate notes with a total principal amount of $5.7 million, and a portion of its warrant, representing the right to purchase 268,636 shares of series 1 preferred stock, to Search Mezzanine Investors LLC, a party related to Spencer Trask Ventures and Kevin Kimberlin. KKP retained the balance of the ISx note in the principal amount of $9.1 million and retained the balance of the warrant, representing the right to purchase 109,064 shares of series 1 preferred stock.

        In December 2005, we agreed to amend the terms of the portion of the ISx note retained by KKP. Under the revised terms, all interest accrued in 2005 was added to the principal balance of the note, and no interest will accrue or be payable in 2006. For a description of the ISx note, as restructured, see "Description of Capital Stock—Convertible Notes—ISx Notes."

        Pursuant to an agreement entered into in April 2001, ISx owed Spencer Trask Ventures a fee for its services in introducing ISx to us. In connection with our acquisition of ISx, Spencer Trask Ventures agreed to defer receipt of this fee, in the amount of $1.0 million, until the termination, without exercise, of our right to rescind the acquisition of ISx. By agreement entered into in December 2005, Spencer Trask Ventures agreed to accept 200,000 shares of our series 1 preferred stock in full satisfaction of this fee.

Software Seed and David De Leeuw

        Software Seed Capital Partners, together with its related entities, is a significant stockholder of ours. David De Leeuw, one of our directors, is a principal of Software Seed.

        From September 2002 to July 2003, Software Seed loaned us approximately $0.6 million. In consideration for this loan, we issued to Software Seed promissory notes in the aggregate principal amount of approximately $0.6 million. In January 2004, we repaid a portion of the promissory notes held by Software Seed in the aggregate face amount of $0.3 million, together with accrued interest, by paying $0.2 million in cash and issuing 170,210 shares of our series A preferred stock. In April 2005, the remaining $0.2 million in outstanding notes were converted, together with accrued interest, into 269,219 shares of series A preferred stock. Upon our recapitalization in April 2005 these shares of our series A preferred stock were converted into 145,989 shares of our series 1 preferred stock. In connection with the issuance of the notes, we issued Software Seed warrants to purchase up to 1,918,332 shares of our series A preferred stock. Immediately prior to our reincorporation in December 2003, we offered Software Seed, along with all other holders of warrants to purchase series A preferred stock, the right to convert these warrants into a number of shares of series A preferred stock equal to approximately 66.7% of the number of shares of our series A preferred stock that would have been issuable upon their exercise. Software Seed elected to participate in this conversion with respect to warrants to purchase 1,064,863 shares of series A preferred stock, and this portion of the warrants was converted into 709,896 shares of our series A preferred stock which, upon our recapitalization in April 2005, converted into 235,845 shares of our series 1 preferred stock. Immediately prior to our recapitalization in April 2005, we offered Software Seed, along with all other holders of warrants to purchase series A preferred stock, the right to convert their outstanding warrants into a number of shares of our series A preferred stock equal to approximately 66.7% of the number of shares of series A preferred stock that would have been issuable upon their exercise. Software Seed elected to participate in this conversion with respect to their outstanding warrants, and the warrants were converted into 978,887 shares of series A preferred stock which, upon our recapitalization in April 2005, converted into 325,211 shares of our series 1 preferred stock. Upon the consummation of this offering, these shares will convert into 49,574 shares of our common stock.

        In our April 2005 private placement, we sold 800,000 shares of our series 2 preferred stock to Software Seed Capital III for a purchase price of $0.8 million. Upon the consummation of this offering, these shares will convert into 106,666 shares of our common stock. During 2005, we issued a warrant representing the right to acquire 4,794 shares of common stock to Mr. De Leeuw for services provided to us as a member of a special committee of our board of directors established to assist in the negotiation of our acquisitions of ISx, YPS and MAG.

Sandler Capital Partners and Michael Marocco

        Sandler Capital Partners, together with its related entities, is a significant stockholder of ours. Michael Marocco, one of our directors, is a principal of Sandler Capital Partners. In our April 2005 private placement, we sold 250,000 shares of our series 2 preferred stock to Sandler Co-Investment Partners, L.P. for a purchase price of $0.3 million. Upon the consummation of this offering, these shares will convert into 33,333 shares of our common stock. In our October 2005 private placement, we sold an aggregate of 5,000,000 shares of our series 3 preferred stock to Sandler Capital Partners V, L.P. and its affiliates for an aggregate purchase price of $20.0 million. Upon the consummation of this offering, these shares will convert into 2,666,666 shares of our common stock.

Perry R. Evans

        Perry Evans is our Chief Executive Officer and President and is also a director. In 2002 and 2003, Mr. Evans loaned us approximately $66,000. In consideration for this loan, we issued to Mr. Evans promissory notes in the principal amount of approximately $66,000, which converted, together with accrued interest, into 77,284 shares of our series A preferred stock in December 2003. Upon our recapitalization in April 2005, these shares converted into 25,675 shares of our series 1 preferred stock. In addition, we issued Mr. Evans a warrant to purchase up to 172,917 shares of our series A preferred stock. Immediately prior to our recapitalization in December 2003, we offered Mr. Evans, along with all other holders of warrants to purchase series A preferred stock, the right to convert his warrant into a number of shares of series A preferred stock equal to approximately 66.7% of the number of shares of series A preferred stock that would have been issuable upon its exercise. Mr. Evans elected to participate in this conversion, and this warrant was converted into 115,278 shares of series A preferred stock which, upon our recapitalization in April 2005, converted into 38,299 shares of our series 1 preferred stock. Upon the consummation of this offering, these shares will convert into 5,838 shares of our common stock.

        Mr. Evans currently holds an aggregate 270,925 shares of series 1 preferred stock which, upon the consummation of this offering, will convert into 41,296 shares of our common stock.

Stock Issuances

        The participants in the preferred stock financings described above included the following directors, executive officers and holders of more than 5% of our capital stock or entities affiliated with them. The following table presents the number of shares issued to these related parties in these financings and does not give effect to the conversion or exchange of our preferred stock into shares of common stock in connection with this offering. Upon the consummation of this offering, each share of series 1 preferred stock will automatically convert into approximately .1524 shares of common stock, each share of series 2 preferred stock will automatically convert into approximately .1333 shares of common stock, and each share of series 3 preferred stock will automatically convert into 0.533 shares of our common stock based on an assumed initial public offering price of $15.00, which is the midpoint of the range on the cover of this prospectus.

Participants(1)	Series 1 Preferred Stock	Series 2 Preferred Stock	Series 3 Preferred Stock
Directors
David De Leeuw(2)	839,731	800,000	—
Michael J. Marocco(3)	24,938	250,000	5,000,000
Kevin B. Kimberlin(4)	5,879,946	13,950,000	—
Executive Officers
Perry R. Evans	270,925	—	—
5% or Greater Stockholders
Kings Road Investments, Ltd.	—	—	1,250,000
Sandler Capital Partners V, L.P. and its affiliates	—	250,000	5,000,000
Software Seed Capital Partners L.P. and its affiliates	896,272	800,000	—
Spencer Trask Ventures, Inc. and its affiliates	5,879,946	13,950,000	—

(1)
Additional detail regarding these stockholders and their equity holdings is provided in "Principal Stockholders."

(2)
Mr. De Leeuw is a managing member of Technology Seed Capital Partners, LLC, the general partner of the Software Seed funds described in "Principal Stockholders." Mr. De Leeuw disclaims beneficial ownership of shares held by the Software Seed funds except to the extent of his pecuniary interest in those entities.

(3)
Mr. Marocco is a managing director of Sandler Capital Management, the general partner of Sandler Investment Partners, L.P., and the general partner of Sandler funds described in "Principal Stockholders." Mr. Marocco disclaims beneficial ownership of shares held by the Sandler funds except to the extent of his pecuniary interest in these entities.

(4)
Mr. Kimberlin is a principal of the Spencer Trask funds described in "Principal Stockholders." Mr. Kimberlin disclaims beneficial ownership of shares held by the Spencer Trask funds except to the extent of his pecuniary interest in these entities.

        In each of these preferred stock financings, we entered into or amended an investor rights agreement with the holders of our common stock and preferred stock relating to voting rights, information rights, and registration rights, among other things.

        These stockholder agreements will terminate upon the completion of this offering, except for the registration rights granted therein, as more fully described in "Description of Capital Stock—Registration Rights."

Stock Option Issuances

        From January 1, 2002 to May 31, 2006, we granted options to purchase an aggregate of 283,525 shares of common stock to our current directors and executive officers, with exercise prices ranging from $5.90 to $22.04 per share.

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors and executive officers, as described in "Management—Limitation of Liability and Indemnification."

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding beneficial ownership of our common stock by:

  •
  each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our directors and executive officers as a group.

        The percentage of shares beneficially owned before the offering is based on 7,783,865 shares of our common stock outstanding as of May 31, 2006, after giving effect to the conversion of all shares of series 1 preferred stock and series 2 preferred stock into 3,407,848 shares of common stock, the exchange of all shares of series 3 preferred stock into 3,447,191 shares of common stock and the automatic conversion of convertible notes payable outstanding, including accrued interest, into 884,615 shares of common stock based on an assumed initial public offering price of $15.00, which is the midpoint of the range on the cover of this prospectus. Percentage of shares beneficially owned after the offering is based on 11,117,199 shares of our common stock outstanding, including the 3,333,334 shares of common stock to be issued in this offering. The percentage ownership information assumes no exercise of the underwriters' overallotment option.

        Each individual or entity shown in the table has furnished information with respect to beneficial ownership. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants, or the conversion of convertible promissory notes, that are either immediately exercisable or convertible, or that will become exercisable on or before July 30, 2006, which is 60 days after May 31, 2006. These shares are deemed to be outstanding and beneficially owned by the person holding those options, warrants or convertible notes for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

        Except as otherwise noted below, the address for each person or entity listed in the table is c/o Local Matters, Inc., 1221 Auraria Parkway, Denver, Colorado 80204.

		Percentage of Shares Beneficially Owned
	Number of Shares Beneficially Owned
Name and Address of Beneficial Owner		Before Offering	After Offering
Spencer Trask Ventures, Inc. and its affiliates(1) 535 Madison Avenue, 18th Floor New York, New York 10022	3,759,948	45.0%	32.2%
Sandler Capital Partners V, L.P. and its affiliates(2) 711 5th Avenue, 15th Floor New York, New York 10022	2,700,000	34.7	24.3
Kings Road Investments LTD 595 Madison Avenue, 4th Floor New York, New York 10022	666,667	8.6	6.0
Software Seed Capital Partners II, L.P. and its affiliates(3) 535 Madison Avenue, 4th Floor New York, New York 10022	244,554	3.1	2.2
Perry R. Evans(4)	130,195	1.7	1.2
Susan F. Dalton(5)	20,578	*	*
Curtis H. Fletcher(6)	12,671	*	*
John H. Kemp(7)	3,652	*	*
Jeannette J. McClennan(8)	20,863	*	*
Ernest J. Sampias(9)	10,585	*	*
David De Leeuw(10)	254,264	3.3	2.3
Nancy K. Hamilton(11)	945	*	*
Kevin B. Kimberlin(12)	3,759,948	45.0	32.2
Michael J. Marocco(13)	2,700,000	34.7	24.3
David J. Moore(14)	7,263	*	*
Matthew J. Stover(15)	945	*	*
All directors and executive officers as a group (13 persons)(16)	6,921,909	81.2%	58.4%

* Represents beneficial ownership of less than 1%.

(1)
Includes 57,743 shares held by Spencer Trask Ventures Inc., 46,968 shares held by Spencer Trask Illumination Fund LLC, 22,770 shares held by Spencer Trask Private Equity Accredited Fund III LLC, 33,872 shares held by Spencer Trask Private Equity Fund I L.P., 16,935 shares held by Spencer Trask Private Equity Fund II, L.P., 592,633 shares held by Spencer Trask Intellectual Capital Company, LLC, 105,176 shares held by Spencer Trask Investment Partners LLC, 12,802 shares held by Spencer Trask Media & Communications Group LLC, 126,532 shares held by Spencer Trask Software & Information Services Group, LLC, 1,416,417 shares held by Yelo Partners I LLC and 363,583 shares held by Yelo Partners II LLC. Includes shares issuable upon exercise of warrants to purchase 40,949 shares and conversion of a note payable and accrued interest into 400,304 shares held by Search Mezzanine Investors LLC, a warrant to purchase 12,530 shares held by Kevin Kimberlin Partners, LP and warrants to purchase 385,282 shares held by Spencer Trask Ventures, Inc. We refer to these entities collectively as the Spencer Trask funds.

(2)
Includes 1,812,224 shares held by Sandler Capital V, L.P., 774,464 shares held by Sandler Capitals Partners V FTE, L.P., 79,979 shares held by Sandler Capital Partners V Germany, L.P. and 33,333 shares held by Sandler Co-Investment Partners, L.P. We refer to these entities collectively as the Sandler funds.

(3)
Includes 107,780 shares held by Software Seed Capital Partners II L.P., 106,667 shares held by Software Seed Capital Partners III, L.P. and 28,846 shares and a warrant to purchase 1,261 shares held by Software Seed Capital Partners, L.P. We refer to these entities collectively as the Software Seed funds.

(4)
Includes 88,899 shares subject to options exercisable within 60 days of May 31, 2006.

(5)
Includes 20,578 shares subject to options exercisable within 60 days of May 31, 2006.

(6)
Includes 12,671 shares subject to options exercisable within 60 days of May 31, 2006.

(7)
Includes 3,652 shares subject to options exercisable within 60 days of May 31, 2006.

(8)
Includes 20,863 shares subject to options exercisable within 60 days of May 31, 2006.

(9)
Includes 10,585 shares subject to options exercisable within 60 days of May 31, 2006.

(10)
Includes 4,916 shares subject to options exercisable within 60 days of May 31, 2006 and 4,794 shares subject to the exercise of a warrant. Also includes 243,293 shares held by the Software Seed funds and a warrant to purchase 1,261 shares held by Software Seed Capital Partners, L.P. Mr. De Leeuw is a managing member of Technology Seed Capital Partners, LLC, the general partner of the Software Seed funds. Mr. De Leeuw disclaims beneficial ownership of the shares held by the Software Seed funds except to the extent of his pecuniary interest in these entities.

(11)
Includes 945 shares subject to options exercisable within 60 days of May 31, 2006.

(12)
Includes 3,759,948 shares held by the Spencer Trask funds described in footnote 1 above.

(13)
Includes 2,700,000 shares held by the Sandler Funds. Mr. Marocco is a managing director of Sandler Capital Management, the general partner of Sandler Investment Partners, L.P. and the general partner of Sandler Funds. Mr. Marocco disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these entities.

(14)
Includes 7,263 shares subject to options exercisable within 60 days of May 31, 2006.

(15)
Includes 945 shares subject to options exercisable within 60 days of May 31, 2006.

(16)
Includes shares described in the notes above that are beneficially owned by our directors and executive officers. Includes an aggregate of 171,317 shares subject to options and 444,816 shares subject to warrants, each exercisable within 60 days of May 31, 2006 that are held by our executive officers. Does not include 45,730 shares of common stock held by Michael D. Dingman, Jr. Mr. Dingman became our Chief Financial Officer on June 12, 2006.

DESCRIPTION OF CAPITAL STOCK

        Upon completion of this offering and the filing of our restated certificate of incorporation, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

        The following is a summary of the rights of our common stock and preferred stock. This summary is not complete. For more detailed information, please see our restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

        Outstanding shares.    As of May 31, 2006, we had issued and outstanding:

  •
  44,211 shares of common stock held by approximately 109 stockholders of record;

  •
  9,236,198 shares of series 1 preferred stock;

  •
  15,000,000 shares of series 2 preferred stock; and

  •
  6,463,480 shares of series 3 preferred stock.

        As of May 31, 2006, we also had outstanding:

  •
  $26.2 million of our convertible notes payable, plus $1.0 million in accrued interest;

  •
  warrants to purchase 21,318 shares of our common stock;

  •
  warrants to purchase 773,630 shares of our series 1 preferred stock;

  •
  warrants to purchase 2,840,000 shares of our series 2 preferred stock; and

  •
  warrants to purchase 125,000 shares of our series 3 preferred stock.

        Upon completion of this offering, based upon an assumed initial public offering price of $15.00 per share, which is the midpoint of the range on the cover of this prospectus, all of the outstanding shares of our preferred stock will automatically convert into a total of 6,855,039 shares of our common stock and $12.7 million of our convertible notes payable, along with accrued interest will automatically convert into 884,615 shares of common stock. In addition, upon completion of this offering, warrants to purchase shares of our preferred stock will become exercisable for 563,247 shares of common stock. As of May 31, 2006, assuming conversion of all outstanding preferred stock and the automatic conversion of convertible notes payable outstanding, including accrued interest, into common stock upon the closing of the offering there were 7,783,865 shares of our common stock outstanding and held of record by approximately 281 stockholders. As of May 31, 2006, there were 545,265 shares of common stock subject to outstanding options under our 2004 equity incentive plan. Based on 44,211 shares of common stock outstanding as of May 31, 2006, the conversion or exchange of shares of our preferred stock into 6,855,039 shares of common stock, the conversion of convertible promissory notes payable outstanding plus accrued interest into 884,615 shares of common stock, the issuance of 3,333,334 shares of common stock in this offering and no exercise of options or warrants, there will be 11,117,199 shares of common stock outstanding upon completion of this offering.

        Voting rights.    Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

        Dividends.    Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

        Liquidation.    In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

        Rights and preferences.    Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

        Fully paid and nonassessable.    All outstanding shares of our common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Preferred Stock

        Upon the closing of this offering, our board of directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

        Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We currently have no plans to issue any shares of preferred stock.

Warrants

        As of May 31, 2006, warrants to purchase a total of 21,318 shares of our common stock with a weighted average exercise price of $193.69 per share were outstanding. Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations.

        As of May 31, 2006, warrants to purchase a total of 773,630 shares of our series 1 preferred stock with a weighted average exercise price of $1.89 per share were outstanding. Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations. Upon the closing of this offering, these warrants will be exercisable for a total of 117,915 shares of our common stock at an exercise price of $12.36 per share.

        Warrants to purchase 440,700 shares of series 1 preferred stock will expire on April 14, 2015.

        A warrant to purchase 239,554 shares of series 1 preferred stock will expire upon the earliest of September 8, 2012, the third anniversary of the closing of this offering or a change of control. This warrant has a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant, after deduction of the aggregate exercise price.

        Warrants to purchase 95,034 shares of series 1 preferred stock will expire upon the earliest of December 12, 2010, the third anniversary of the closing of this offering or a change of control. These warrants have a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant, after deduction of the aggregate exercise price. The holders of these warrants are entitled to registration rights under our third amended and restated investor rights agreement, as described in "Registration Rights" below.

        As of May 31, 2006, a warrant to purchase a total of 2,840,000 shares of our series 2 preferred stock with an exercise price of $1.00 per share was outstanding. This warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations. Upon the closing of this offering, this warrant will be exercisable for a total of 378,666 shares of our common stock at an exercise price of $7.50 per share. This warrant will expire upon the earliest of April 14, 2010 or a change of control. This warrant has a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. The holder of this warrant is entitled to registration rights under our third amended and restated investor rights agreement, as described in "Registration Rights."

        As of May 31, 2006, warrants to purchase a total of 125,000 shares of our series 3 preferred stock with an exercise price of $4.00 per share were outstanding. Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations. Upon the closing of this offering, these warrants will be exercisable for a total of 66,666 shares of our common stock at an exercise price of $7.50 per share. These warrants will expire upon the earliest of October 14, 2010, the third anniversary of the closing of this offering or a change of control.

Convertible Notes

        ISx notes.    In connection with our acquisition of ISx, we assumed the liability associated with a convertible promissory note with an original face amount of $14.7 million held by Kevin Kimberlin Partners, L.P., a Delaware limited partnership, referred to as KKP. Following the closing of the acquisition of ISx, KKP assigned a portion of this note to Search Mezzanine Investors LLC, an affiliate of KKP and Kevin Kimberlin, in three separate notes, with an aggregate face amount of $5.7 million, which amount included accrued interest on the notes. The terms of these assigned notes differ from the original note, and these assigned notes automatically convert in full into shares of our common stock upon the closing of this offering at a conversion price equal to the public offering price. KKP retained a promissory note in the face amount of $9.1 million.

        Pursuant to an agreement we reached with KKP in December 2005, interest on the note held by KKP accrued as of December 31, 2005 was capitalized, and no interest will accrue or be payable during 2006. KKP may require us to use best efforts to apply 50% of the net proceeds of this offering in excess of $35.0 million to repayment of the outstanding balance of this note. We have the right to pay off this note prior to maturity, at a 15% discount, provided that KKP may convert all or any portion of the note into shares of our common stock should we exercise this right within 180 days following the closing of this offering. KKP has the right to convert the entire balance of the note, plus accrued interest, into shares of our common stock within 180 days of consummation of this offering. The conversion price would be equal to the public offering price. In the event that our common stock is trading at a price that is less than the public offering price, no conversion will be permitted without our consent. The note is due and payable in full on March 13, 2013, if not previously repaid or converted into shares of our common stock. In addition, if we do not effect a public offering by December 31, 2006, $5.0 million of the principal amount of this note will be automatically forgiven, and the remaining principal and all accrued interest will be automatically converted into shares of our series 1 preferred stock at a price of approximately $2.74 per share. The note is secured by the assets of the business of ISx.

        YPS note.    We issued a convertible promissory note dated April 14, 2005 in the face amount of $10.0 million to YPS as partial consideration for our acquisition of substantially all of its assets. This note, which we refer to as the YPS note, is secured by the assets of YPS. The face amount of the YPS note was subject to reduction if the business associated with YPS' assets failed to generate revenues, minus substantially all operating costs and expenses, equal to at least $4.7 million during 2005. As a result, the face amount of the YPS note was reduced to $6.1 million.

        Pursuant to our acquisition agreement, the principal amount and all accrued but unpaid interest on the YPS note, as adjusted in the manner described above, is payable in three installments on each of May 1, 2006, 2007 and 2008. In May 2006, we agreed with YPS to pay 50% of the initial installment in cash on May 3, 2006 and the remaining 50% in cash on the earlier of July 31, 2006 or the date that is five days after the consummation of this offering. One-half of the remaining reduced balance is due on the second installment date of the note and the remainder of the balance is due on the third installment date. At the time of any of these installments, the holder of the YPS note can elect to receive one-third of the original face amount of $10.0 million, plus accrued interest, in shares of our common stock, valued at the initial public offering price, in lieu of cash. In addition, the holder of the YPS note will have the right, at any time beginning approximately six months after the consummation of this offering, to convert the entire unpaid principal and interest on the YPS note into $6.7 million, plus accrued interest, of common stock at the price paid by the public in this offering, based on the original principal amount of that note, and not the reduced face amount of the note of $4.1 million expected to be outstanding after this offering. Interest accrues on the outstanding balance of the YPS note at a rate of 8% per year and is due and payable in cash in arrears thirty days after each quarter until the note has been paid in full. In the event of a default, YPS may increase the interest rate to 14% per year.

        The conversion rate will be adjusted for any stock split or combination, dividend, reorganization, recapitalization, merger or sale. Furthermore, if, following the expiration of the lockup period, our shares trade for 20 consecutive trading days at a price not less than 150% of the public offering price, we will have the right to convert the entire principal amount and all accrued interest on the note into shares of our common stock at the public offering price as adjusted for stock dividends, recapitalizations and other similar events. In the event of conversion, YPS will have the right to require us to register its shares under the Securities Act if we are eligible to effect registration using Form S-3.

        MAG notes.    In connection with our acquisitions of MyAreaGuide.com, Inc. and Online Web Marketing, Inc., which we collectively refer to as MAG, in October 2005, we issued a secured convertible promissory note dated October 14, 2005 in the face amount of approximately $2.0 million to each of Shane Brinkerhoff, Dustin Moore and Tyler Houston, who were the holders of 100% of the outstanding capital stock of Online Web Marketing and the holders of 90% of the outstanding capital stock of MyAreaGuide.com. In addition, we issued a secured convertible promissory note dated October 14, 2005 in the face amount of $0.5 million to Aaron Bromagem, who was the holder of 10% of the outstanding capital stock of MyAreaGuide.com. We collectively refer to these four notes, in the aggregate face amount of $6.5 million, as the convertible MAG notes.

        On October 14, 2006, the entire principal amount plus all accrued interest on the convertible MAG notes will automatically convert into shares of our common stock at a conversion price equal to the public offering price. The conversion rate will be adjusted for any stock split or combination, stock dividend, reorganization, recapitalization, merger or sale. Interest accrues on the face amount of the convertible MAG notes at a rate of 6% per year and is due and payable in cash or shares of our common stock until the face amount has been paid in full. In the event of a default, the interest rate will increase to 14% per year. After this offering, the former holders of the convertible MAG notes will have the right to require us to register their shares under the Securities Act within 30 days after we become eligible to effect registration using Form S-3.

Registration Rights

  Third Amended and Restated Investor Rights Agreement

        Under our third amended and restated investor rights agreement, following the completion of this offering, holders of our common stock issued upon the conversion of our series 1 preferred stock and series 2 preferred stock and exchange of our series 3 preferred stock, and holders of common stock issuable upon exercise of warrants issued to Kevin Kimberlin Partners, L.P. and Spencer Trask Ventures, Inc., have the right to require us to register their shares under the Securities Act so that those shares may be publicly resold, or to include their shares in any registration statement we file.

        Demand registration rights.    At any time beginning at least 180 days after the completion of this offering, the holders of at least a majority of the shares having registration rights have the right to demand that we file two registration statements, subject to specified exceptions. The holders of at least a majority of the shares of common stock issuable upon exchange of our series 3 preferred stock have the right to demand that we file one registration statement, subject to specified exceptions.

        Form S-3 registration rights.    If we are eligible to file a registration statement on Form S-3, holders of at least 30% of the shares of common stock having registration rights, or at least a majority of the shares of common stock issuable upon exchange of our series 3 preferred stock, have the right to demand that we file a registration statement on Form S-3 so long as the aggregate amount of securities to be sold under the registration statement on Form S-3 is at least $1.0 million, subject to specified exceptions.

        "Piggyback" registration rights.    If we register any securities for public sale, other than in connection with an initial public offering such as this offering and subject to other specified exceptions, stockholders with registration rights will have the right to include their shares in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement.

        Expenses of registration.    We will pay all expenses, other than underwriting discounts and commissions, relating to: two demand registrations requested by holders of at least a majority of the shares having registration rights; one demand registration requested by the holders of at least a majority of the shares of common stock issuable upon exchange of our series 3 preferred stock; two Form S-3 registrations; and all piggyback registrations.

        Expiration of registration rights.    The registration rights described above will expire no later than five years after the completion of this offering.

  Registration Rights Agreement with Dex Media, Inc.

        Following the completion of this offering, Dex Media, Inc. has the right under a registration rights agreement to require us to register under the Securities Act the shares issuable upon exercise of a warrant we issued to it in September 2005. Dex Media also has a right to include its shares in any registration statement we file.

        Form S-3 registration rights.    If we are eligible to file a registration statement on Form S-3, Dex Media has the right to demand that we file a registration statement on Form S-3 so long as the aggregate amount of securities to be sold under the registration statement on Form S-3 is at least $1.0 million, subject to specified exceptions.

        "Piggyback" registration rights.    If we register any securities for public sale, other than in connection with an initial public offering such as this offering and subject to other specified exceptions, Dex Media will have the right to include its shares in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement.

        Expenses of registration.    We will pay all expenses relating to two Form S-3 registrations and all piggyback registrations, other than underwriting discounts and commissions.

        Expiration of registration rights.    The registration rights described above will expire no later than five years after the completion of this offering.

  Registration Rights Agreement with the Former Owners of MyAreaGuide.com and Online Web Marketing

        Following the completion of this offering, the former holders of capital stock of MyAreaGuide.com and Online Web Marketing have the right under a registration rights agreement to require us to register under the Securities Act the shares of common stock issuable to them upon conversion of the convertible promissory notes issued as partial consideration in that transaction.

        Form S-3 registration rights.    If we are eligible to file a registration statement on Form S-3, the former holders of capital stock of MyAreaGuide.com and Online Web Marketing have the right to demand that we file up to three registration statements on Form S-3, subject to specified exceptions.

        Expenses of registration.    We will pay all expenses relating to three Form S-3 registrations, other than brokerage fees and commissions.

        Expiration of registration rights.    The registration rights described above will expire three years after the completion of this offering.

  Registration Rights Granted in the YPS Note

        We granted registration rights in the YPS note that require us to register under the Securities Act the shares issuable to YPS upon conversion of the note. If we are eligible to file a registration statement on Form S-3, YPS has the right to demand that we file a registration statement on Form S-3. YPS' registration rights will expire after the completion of this offering if we are subject to the Securities Exchange Act of 1934, YPS and its affiliates hold less than 1% of our outstanding common stock and YPS may sell all of its shares of our common stock under Rule 144 under the Securities Act during any 90 day period.

  Registration Rights Granted in Connection with the Acquisition of ISx

        In a letter agreement we entered into in connection with our acquisition of ISx, we agreed to register on Form S-8 shares of our common stock issuable upon exercise of options outstanding under the Information Services Extended, Inc. 2001 stock plan, which we assumed in connection with our acquisition of ISx.

Delaware Anti-Takeover Law and Provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws

        Delaware Anti-Takeover Law.    We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless it satisfies one of the following conditions:

  •
  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        A "business combination" includes:

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  any merger or consolidation involving the corporation and the interested stockholder;

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  any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

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  subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

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  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

        Restated certificate of incorporation and amended and restated bylaws.    Provisions of our restated certificate of incorporation and amended and restated bylaws, which will become effective upon the completion of this offering, may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares and transactions that our stockholders might otherwise deem to be in their best interests. As a result, these provisions could adversely affect the price of our common stock. Our restated certificate of incorporation permits our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in our control. In addition, our restated certificate of incorporation and amended and restated bylaws:

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  provide that the authorized number of directors may be changed only by resolution of the board of directors;

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  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if such number is less than a quorum;

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  divide our board of directors into three classes;

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  require that any action to be taken by our stockholders be effected at a duly called annual or special meeting of stockholders and not by written consent;

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  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder's notice;

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  do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of our common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose; and

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  provide that special meetings of our stockholders may be called only by the chairman of the board, our chief executive officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

        The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of our then outstanding capital stock.

Nasdaq National Market Listing

        We have applied to have our common stock included for quotation on the Nasdaq National Market under the trading symbol "LOCL."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, Inc.

SHARES ELIGIBLE FOR FUTURE SALE

        Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the market price for our common stock as well as our ability to raise equity capital in the future. Although we have applied to have our common stock approved for quotation on the Nasdaq National Market, we cannot assure you that there will be an active public market for our common stock.

        Based on the number of shares of common stock outstanding as of May 31, 2006, upon completion of this offering, we will have 11,117,199 shares of common stock outstanding, assuming no exercise of the underwriters' overallotment option, no exercise of options or warrants and no further conversion of convertible promissory notes. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares held by our "affiliates," as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to certain limitations and restrictions described below. Except as described below, the remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will generally become available for sale in the public market as follows:

  •
  199,475 restricted shares will be eligible for immediate sale upon the completion of this offering;

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  15,270 restricted shares will be eligible for sale 90 days after the completion of this offering;

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  7,569,120 restricted shares will be eligible for sale upon expiration of lock-up agreements 180 days after the date of this prospectus; and

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  the remainder of the restricted shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods, but could be sold earlier if the holder exercises any available registration rights.

Rule 144

        In general, under Rule 144 under the Securities Act, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year, including an affiliate, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

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  1% of the number of shares of our common stock then outstanding, which will equal approximately 111,172 shares immediately after this offering and

  •
  the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

        Under Rule 144(k) under the Securities Act, as currently in effect, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering. 199,475 shares of our common stock will qualify for resale under Rule 144(k) within 180 days of the date of this prospectus.

Rule 701

        Rule 701 under the Securities Act, as currently in effect, permits the resale of shares in reliance on Rule 144 without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers, directors and consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 provided that they wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under "Underwriting" and will become eligible for sale upon the expiration of those agreements.

Lock-Up Agreements

        We, along with our directors and executive officers, and stockholders, optionholders, convertible noteholders and warrantholders who collectively represent approximately 96.8% of our outstanding shares of common stock, have agreed with the underwriters not to offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of our common stock, or any securities convertible into or exchangeable for shares of common stock, for a period of 180 days following the date of this prospectus. Cowen and Company, LLC may, in its sole discretion, at any time without prior notice, release all or any portion of the shares from the restrictions in any such agreement. We have been advised by Cowen and Company, LLC that, in considering any request to release shares subject to a lock-up agreement, it will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. There are no agreements between Cowen and Company, LLC and any of our stockholders, optionholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period. Notwithstanding the foregoing, for the purposes of allowing the underwriters to comply with NASD Rule 2711(f)(4), if, under certain circumstances during the 16-day period beginning on the last day of the lock-up period, we release earnings results or publicly announce other material news or a material event relating to us is publicly announced, the 180 day lock-up period will be extended until 18 days following the date of release of the earnings results or the announcement of the material news or material event, as applicable.

Registration Rights

        Upon completion of this offering, the holders of 6,998,896 shares of our common stock, warrants to purchase up to 502,443 shares of our common stock and convertible promissory notes convertible into 911,110 shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the 180-day lock-up arrangement described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See "Description of Capital Stock—Registration Rights."

Equity Incentive Plans

        We intend to file with the SEC a registration statement under the Securities Act covering the shares of common stock reserved for issuance under our 2004 equity incentive plan and our 2006 equity incentive plan. We expect the registration statement to be filed and become effective as soon as practicable after the completion of this offering. Shares registered under the registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the 180-day lock-up arrangement described above, if applicable.

UNDERWRITING

        We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the common stock being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of our common stock set forth opposite its name below. Cowen and Company, LLC is the representative of the underwriters.

Underwriter	Number of Shares
Cowen and Company, LLC
CIBC World Markets Corp.
JMP Securities LLC

Total	3,333,334

        The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the overallotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        Overallotment option to purchase additional shares.    We have granted to the underwriters an option, to purchase up to 500,000 additional shares of common stock at the public offering price, less the underwriting discount. This option is exercisable for a period of 30 days. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the sale of common stock offered hereby. To the extent that the underwriters exercise this option, the underwriters will purchase additional shares from us in approximately the same proportion as shown in the table above.

        Discounts and commissions.    The following table shows the public offering price, underwriting discount and proceeds, before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

        We estimate that the total expenses of the offering, excluding underwriting discounts, will be approximately $2.4 million and are payable by us.

Total
	Per Share	Without Overallotment	With Overallotment
Public offering price	$	$	$
Underwriting discount

Proceeds, before expenses, to us

        The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus. The underwriters may offer the shares of common stock to securities dealers at the public offering price less a concession not in excess of $        per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $        per share to other dealers. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

        Discretionary accounts.    The underwriters do not intend to confirm sales of the shares to any accounts over which they have discretionary authority.

        Pricing.    Prior to this offering, there has been no public market for shares of our common stock. The initial public offering price will be determined by negotiations between us and the representative of the underwriters.

        An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

        We have applied for the quotation of our common stock on the Nasdaq National Market under the symbol "LOCL".

        Stabilization.    In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

  •
  Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

  •
  overallotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-alloted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any short position by exercising their overallotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option. If the underwriters sell more shares than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

        Passive market making.    In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

        Lock-up agreements.    Pursuant to certain "lock-up" agreements, we and our executive officers, directors and certain of our other stockholders, optionholders, convertible noteholders and warrantholders, have agreed, subject to certain exceptions, not to offer, sell, contract to sell, announce any intention to sell, pledge or otherwise dispose of, enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of Cowen and Company, LLC, for a period of 180 days after the date of the pricing of the offering. The 180-day restricted period will be automatically extended if (1) during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 180-day restricted period, in either of which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

        The exceptions permit us, among other things and subject to restrictions, to (1) issue common stock or options pursuant to employee benefit plans, (2) issue common stock upon exercise of outstanding options or warrants or (3) file registration statements on Form S-8. In addition, the lock-up provision will not restrict broker-dealers from engaging in market making and similar activities conducted in the ordinary course of their business.

        Directed share program.    At our request, the underwriters have reserved up to            shares of our common stock for sale, at the initial public offering price, through a directed share program to members of our management, and our employees and directors. There can be no assurance that any of the reserved shares will be so purchased. The number of shares available for sale to the general public in the offering will be reduced to the extent the reserved shares are purchased in the directed share program. Any reserved shares of common stock not purchased through the directed share program will be offered to the general public on the same basis as the other common stock offered in this offering.

        Electronic offer, sale and distribution of shares.    A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

        Other relationships.    Cowen and Company, LLC, one of the underwriters in this offering, acted as the placement agent in our series 3 preferred stock financings in October and November 2005. In connection with these offerings, we paid Cowen and Company, LLC a fee of $1.3 million and issued two warrants to purchase an aggregate of 125,000 shares of series 3 preferred stock, which, based on an assumed initial public offering price of $15.00 per share, the midpoint of the range on the cover of this prospectus, will convert into warrants to purchase up to 66,666 shares of common stock, at a price per share of $7.50, upon the closing of this offering.

        The underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us from time to time, for which they may receive in the future customary fees and expenses.

LEGAL MATTERS

        The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Cooley Godward LLP, Broomfield, Colorado. Certain legal matters relating to the offering will be passed upon for the underwriters by Wilmer Cutler Pickering Hale and Dorr LLP, New York, New York.

EXPERTS

        Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005, the financial statements of ISx as of December 31, 2003 and 2004 and for each of the years then ended, and for the period from April 14, 2005 through December 29, 2005, and the financial statements of YPS as of December 31, 2003 and 2004 and for each of the years then ended, as set forth in their reports thereon accompanying such financial statements included in this prospectus and in this registration statement. We have included these financial statements in this prospectus and in the registration statement in reliance on Ernst & Young LLP's reports, given on the authority of such firm as experts in accounting and auditing.

        Grant Thornton LLP, an independent registered public accounting firm, has audited the combined financial statements of MyAreaGuide.com, Inc. and Online Web Marketing, Inc. as of December 31, 2003 and 2004 and for each of the two years in the period ended December 31, 2004, as set forth in their report thereon. We have included these financial statements in this prospectus and in the registration statement in reliance on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 (including exhibits and schedules thereto) under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and our common stock offered by this prospectus, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

        You may read our SEC filings, including the registration statement, over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. In addition, you may obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and website of the SEC referred to above. We also maintain a website at www.LocalMatters.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, connected to or that can be accessed through our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

LOCAL MATTERS, INC.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Local Matters, Inc.

        We have audited the accompanying consolidated balance sheets of Local Matters, Inc. (the "Company") as of December 31, 2004 and 2005, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Local Matters, Inc. at December 31, 2004 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

                      Ernst & Young LLP

Denver, Colorado
March 22, 2006, except as to paragraph 5 of Note 1, as to which the date is August     , 2006

        The foregoing report is in the form that it will be signed upon completion of the reverse common stock split described in paragraph 5 of Note 1 to the consolidated financial statements.

                      /s/ Ernst & Young LLP

Denver, Colorado
June 19, 2006

Local Matters, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

				Pro Forma Stockholders' equity as of March 31, 2006
	December 31,
			March 31, 2006
	2004	2005
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$941	$6,347	$6,352
Restricted cash	—	185	185
Accounts receivable, net of allowance of $0, $384 and $383, respectively	666	7,729	4,619
Prepaid expenses and other current assets	145	1,009	1,921

Total current assets	1,752	15,270	13,077
Property and equipment, net	306	1,463	1,400
Intangible assets, net	—	42,650	37,204
Goodwill	—	31,990	35,208
Other assets, net	23	221	115

Total assets	$2,081	$91,594	$87,004

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$607	$2,042	$2,540
Accrued liabilities	539	6,333	2,974
Deferred revenue	462	7,547	8,841
Capital lease and notes payable—current portion	12	56	34
Convertible related party notes payable—current portion, net of discount of $14, $0 and $0, respectively	921	3,348	3,348

Total current liabilities	2,541	19,326	17,737
Capital lease and notes payable	7	37	35
Related party notes payable	—	9,500	9,500
Convertible related party notes payable, net of discount of $0, $2,506 and $2,065, respectively	—	22,362	22,840
Commitments and contingencies
Preferred stock ($0.001 par value):
Series A convertible ($.001 par value, 12 million shares authorized, 7,803,867, no, and no shares issued and outstanding, respectively, liquidation preference of $15,608, no shares outstanding pro forma)	6,353	—	—	$—
Series B convertible ($.001 par value, 13 million shares authorized, 5,392,301, no, and no shares issued and outstanding, respectively, liquidation preference of $5,392, no shares outstanding pro forma)	4,467	—	—	—
Series 1 convertible ($.001 par value, 10 million shares authorized, no, 9,236,198 and 9,236,198 shares issued and outstanding, respectively, liquidation preference of $0, $30,248 and $30,248, respectively; no shares outstanding pro forma)	—	30,687	30,745	—
Series 2 convertible ($.001 par value, 18 million shares authorized, no, 15.0 million and 15.0 million shares issued and outstanding, respectively, liquidation preference of $0, $15,000 and $15,000, respectively; no shares outstanding pro forma)	—	15,570	15,570	—
Series 3 ($.001 par value, 7.5 million shares authorized, no, 6.25 million and 6,463,480 million shares issued and outstanding, respectively, liquidation preference of $0, $28,750 and $29,732, respectively; no shares outstanding pro forma)	—	23,179	24,033	—
Stockholders' equity (deficit):
Common stock ($0.001 par value, 100 million shares authorized, 15,309, 23,882 and 42,431 shares issued and outstanding, respectively; 11,106,947 shares outstanding pro forma)	—	—	—	8
Additional paid-in capital	60,059	60,865	61,024	147,077
Deferred compensation	—	(19)	—	—
Accumulated other comprehensive income (loss)	—	1	(1)	(1)
Accumulated deficit	(71,346)	(89,914)	(94,479)	(95,145)

Total stockholders' equity (deficit)	(11,287)	(29,067)	(33,456)	51,939

Total liabilities and stockholders' equity (deficit)	$2,081	$91,594	$87,004

See accompanying notes.

Local Matters, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Year ended December 31,			Three Months ended March 31,
	2003	2004	2005	2005	2006
				unaudited
Software and services revenue	$439	$1,895	$6,893	$751	$4,388
Media services revenue	—	—	1,584	—	2,891

Total revenue	439	1,895	8,477	751	7,279
Software and services cost of revenue	91	513	2,734	130	1,746
Media services cost of revenue	—	—	603	—	1,225

Total cost of revenue(1)(2)	91	513	3,337	130	2,971

Gross profit	348	1,382	5,140	621	4,308

Sales and marketing	395	1,476	3,672	671	1,711
Product development and support	696	1,339	3,360	688	2,070
General and administrative	839	1,204	3,038	387	2,549
Amortization of intangible assets	—	—	2,751	—	1,622

Total operating expenses(2)	1,930	4,019	12,821	1,746	7,952

Loss from operations	(1,582)	(2,637)	(7,681)	(1,125)	(3,644)
Interest expense, net	1,434	751	628	38	925
Loss on impairment of rescission right	—	—	2,836	—	—
Other (income) expense	—	—	39	—	(6)

Loss before provision for income tax and equity in losses of ISx	(3,016)	(3,388)	(11,184)	(1,163)	(4,563)
Provision for income taxes	—	—	—	—	2

Loss before equity in the losses of ISx	(3,016)	(3,388)	(11,184)	(1,163)	(4,565)
Equity in the losses of ISx, net of tax	—	—	7,384	—	—

Net loss	(3,016)	(3,388)	(18,568)	(1,163)	(4,565)
Preferred stock deemed dividend from beneficial conversion	—	—	(126)	—	—

Net loss attributable to common stockholders	$(3,016)	$(3,388)	$(18,694)	$(1,163)	$(4,565)

Basic and diluted net loss attributable to common stockholders per common share	$(197.02)	$(221.32)	$(1,104.32)	$(75.97)	$(135.51)
Shares used in computing basic and diluted net loss attributable to common stockholders per common share	15,308	15,308	16,928	15,308	33,687
Unaudited proforma basic and diluted net loss attributable to common stockholders per common share (Note 1)			$(5.45)		$(3.80)
Shares used in computing unaudited proforma basic and diluted net loss attributable to common stockholders per common share (Note 1)			3,432,383		7,698,315
(1) Includes amortization of intangible assets from acquisitions as follows:
Software and services cost of revenue	$—	$—	$448	$—	$682
Media services cost of revenue	—	—	190	—	85

	$—	$—	$638	$—	$767

(2) Includes stock-based compensation as follows:
Software and services cost of revenue	$—	$—	$—	$—	$5
Sales and marketing	—	39	59	13	51
Product development and support	—	—	—	—	30
General and administrative	22	—	39	—	27

Total stock-based compensation	$22	$39	$98	$13	$113

See accompanying notes.

Local Matters, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year ended December 31,			Three Months ended March 31,
	2003	2004	2005	2005	2006
				(unaudited)
Cash flows from operating activities
Net loss	$(3,016)	$(3,388)	$(18,568)	$(1,163)	$(4,565)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	233	194	3,523	134	2,612
Stock-based compensation	22	39	98	13	113
Equity in the losses of ISx	—	—	7,384	—	—
Loss on impairment of rescission right related to ISx acquisition	—	—	2,836	—	—
Stock warrants issued to customer	—	7	189	1	59
Amortization of debt discount and issuance costs	1,351	678	14	—	478
Provision for doubtful accounts	—	—	173	—	1
Changes in operating assets and liabilities:
Accounts receivable	(254)	(406)	(1,412)	486	3,109
Prepaid expenses, other assets and intangibles	1	(154)	(642)	(573)	(877)
Accounts payable	(192)	150	447	662	497
Accrued liabilities	91	305	918	74	(2,504)
Deferred revenue	255	206	1,720	(64)	1,294

Net cash (used in) provided by operating activities	(1,509)	(2,369)	(3,320)	(430)	217

Cash flows from investing activities
Purchases of property and equipment	(321)	(140)	(507)	(128)	(159)
Cash acquired upon consolidation of ISx, net of transaction costs	—	—	616	—	(82)
Acquisitions of YPS and MAG, net of cash acquired	—	—	(27,294)	—	(11)
Investment in certificate of deposit to secure letter of credit	—	—	(185)	—	—

Net cash used in investing activities	(321)	(140)	(27,370)	(128)	(252)

Cash flows from financing activities
Net proceeds from issuance of Series 1 and 2 convertible preferred stock	—	—	13,004	—	—
Net proceeds from issuance of Series 3 convertible preferred stock			23,179	—	—
Net proceeds from issuance of Series B convertible preferred stock	3,926	139	—	—	—
Net proceeds from issuance of Series A convertible notes	1,256	—	—	—	—
Proceeds from issuance of Series B convertible bridge notes	400	—	—	—	—
Payment of Series A convertible notes	(250)	(191)	—	—	—
Exercise of options to purchase common stock	—	—	50	—	64
Payment of notes payable and capital leases	—	(5)	(137)	(9)	(22)

Net cash provided by (used in) financing activities	5,332	(57)	36,096	(9)	42

Effect of exchange rates on cash	—	—	—	—	(2)
Net increase (decrease) in cash and cash equivalents	3,502	(2,566)	5,406	(567)	5
Cash and cash equivalents, beginning of period	5	3,507	941	941	6,347

Cash and cash equivalents, end of period	$3,507	$941	$6,347	$374	$6,352

Supplemental cash flow information
Cash paid for interest	$13	$2	$18	$3	$3
Non-cash investing and financing activities
Warrants issued in connection with convertible notes	$1,145	$—	$—	$—	$—
Beneficial conversion feature of convertible notes	392	—	—	—	—
Addition to capital lease payable	—	24	38	38	—
Convertible notes, common stock options, and convertible preferred stock issued in conjunction with the acquisition of businesses and equity investment in ISx	—	—	39,242	—	854
Convertible notes and accrued interest converted to Series A convertible preferred stock	260	254	1,097	—	—
Convertible notes and accrued interest converted to Series B convertible preferred stock	402	—	—	—	—
Shareholder payment to employees of ISx	—	—	304	—	—
Warrants issued to employees of ISx	—	—	630	—	—
Warrants issued in connection with renegotiation of ISx debt	—	—	1,063	—	—

See accompanying notes.

Local Matters, Inc.

Consolidated Statements of Stockholders' Deficit

(In thousands)

	Convertible Preferred Stock
			Common Stock
					Additional Paid-In Capital	Deferred Compensation	Other Comprehensive Income (Loss)	Accumulated Deficit
	Shares	Amount	Shares	Amount					Total
Balances, January 1, 2003	2,540	$4,302	15	$—	$60,013	$(22)	$(55)	$(64,942)	$(5,006)
Issuance of Series B convertible preferred stock for cash and conversion of notes, net of offering expenses	5,232	4,328	—	—	—	—	—	—	—
Issuance of Series A convertible preferred stock upon conversion of notes and accrued interest	260	260	—	—	—	—	—	—	—
Fair value of warrants issued in connection with convertible notes	—	1,145	—	—	—	—	—	—	—
Fair value of beneficial conversion feature of convertible notes	—	392	—	—	—	—	—	—	—
Issuance of Series A convertible preferred stock in exchange of warrants	4,750	—	—	—	—	—	—	—	—
Stock compensation expense	—	—	—	—	—	22	—	—	22
Foreign currency translation adjustment	—	—	—	—	—	—	55	—	55
Net loss	—	—	—	—	—	—	—	(3,016)	(3,016)

Total comprehensive loss									(2,961)

Balances, December 31, 2003	12,782	10,427	15	—	60,013	—	—	(67,958)	(7,945)
Issuance of Series A convertible preferred stock upon conversion of notes and accrued interest	254	254	—	—	—	—	—	—	—
Issuance of Series B convertible preferred stock for cash, net of offering expenses	160	139	—	—	—	—	—	—	—
Stock compensation expense	—	—	—	—	39	—	—	—	39
Fair value of warrants issued to customer	—	—	—	—	7	—	—	—	7
Net loss	—	—	—	—	—	—	—	(3,388)	(3,388)

Balances, December 31, 2004	13,196	10,820	15	—	60,059	—	—	(71,346)	(11,287)
Issuance of Series A convertible preferred stock for conversion of notes and accrued interest	1,097	1,097	—	—	—	—	—	—	—
Issuance of Series A and Series B convertible preferred stock in exchange of warrants	2,129	—	—	—	—	—	—	—	—
Deemed dividend for beneficial conversion of warrants to Series A and Series B convertible preferred stock	—	126	—	—	(126)	—	—	—	(126)
Conversion of Series A and B convertible preferred stock to Series 1 convertible preferred stock	(11,484)	—	—	—	—	—	—	—	—
Issuance of Series 1 and Series 2 convertible preferred stock in connection with acquisition of ISx and cash of $15.0 million, net of offering expenses	19,098	31,286	—	—	—	—	—	—	—
Issuance of stock options in connection with acquisition of ISx	—	—	—	—	476	—	—	—	476
Fair value of warrants issued in connection with renegotiation of debt of ISx	—	1,063	—	—	—	—	—	—	—
Fair value of warrants issued to employees of ISx	—	630	—	—	—	—	—	—	—
Paid in capital recognized for shareholder payment to employees of ISx	—	—	—	—	304	—	—	—	304
Issuance of Series 3 convertible preferred stock for cash, net of issuance costs	6,250	23,179	—	—	—	—	—	—	—
Stock compensation expense	—	—	—	—	98	(19)	—	—	79
Common stock issued for exercise of options	—	—	9	—	50	—	—	—	50
Fair value of warrants issued to customer	—	185	—	—	4	—	—	—	4
Issuance of Series 1 convertible preferred stock as payment of fee	200	1,050	—	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	1	—	1
Net loss	—	—	—	—	—	—	—	(18,568)	(18,568)

Total comprehensive loss									(18,567)

Balances, December 31, 2005	30,486	69,436	24	—	60,865	(19)	1	(89,914)	(29,067)
Issuance of Series 3 convertible preferred stock as payment of liability related to the MAG acquisition (unaudited)	214	854	—	—	—	—	—	—	—
Fair value of warrants issued to customer (unaudited)	—	58	—	—	1	—	—	—	1
Stock compensation expense (unaudited)	—	—	—	—	113	—	—	—	113
Common stock issued for exercise of options (unaudited)	—	—	18	—	64	—	—	—	64
Reclassification upon adoption of SFAS 123R (unaudited)	—	—	—	—	(19)	19	—	—	—
Foreign currency translation adjustment (unaudited)	—	—	—	—	—	—	(2)	—	(2)
Net loss (unaudited)	—	—	—	—	—	—	—	(4,565)	(4,565)

Total comprehensive loss (unaudited)									(4,567)

Balances, March 31, 2006 (unaudited)	30,700	$70,348	42	$—	$61,024	$—	$(1)	$(94,479)	$(33,456)

See accompanying notes.

Local Matters, Inc.

Notes to Consolidated Financial Statements

December 31, 2005
(Information as of March 31, 2006 and the three months ended
March 31, 2005 and 2006 is unaudited)

1. Description of Business

  Organization

        Local Matters, Inc. and its subsidiaries (collectively, the "Company"), provide specialized technology products and media services that are designed to enable Yellow Pages publishers and 411 service providers to capitalize on emerging opportunities in the local search market. The Company's products and services are designed to enable its clients to deliver Internet and voice-based local search services to consumers. In turn, these products and services provide the Company's clients with expanded advertising and other revenue opportunities. The Company's products and services are sold domestically and internationally, with international sales concentrated in Australia.

        For Yellow Pages publishers, the Company provides software and services that convert the extensive local business information that they have aggregated for their printed directories into Internet Yellow Pages directories or more advanced local search sites, which the Company refers to as Destination Search portals. Through its acquisition of Information Services Extended, Inc. ("ISx"), the Company provides a software platform to 411 service providers that allows operators to conduct queries quickly and efficiently to locate local businesses, and increasingly, to provide enhanced 411 services. In addition, subsequent to the acquisition of MyAreaGuide.com, Inc. and Online Web Marketing, Inc. (collectively, "MAG") on October 14, 2005, the Company operates a group of Internet sites under the brand name AreaGuides.net, which can be marketed by Yellow Pages publishers to their advertising clients as additional Internet distribution channels.

        In May 2005, the Company changed its name from Aptas, Inc. to Local Matters, Inc.

        As of December 31, 2005, Spencer Trask Ventures, Inc. held 51% of the voting stock of the Company. As of December 31, 2004 and March 31, 2006, no one party owned more than 50% of the Company's voting stock.

        On June 19, 2006, the Company's board of directors approved a 6.56 to one reverse common stock split which will be effected prior to the effective date of the Company's Registration Statement for its initial public offering of common stock. The accompanying consolidated financial statements give retroactive effect as though the 6.56 to one reverse common stock split occurred for all periods presented. The board of directors also approved 1,270,000 shares of common stock to be reserved for the 2006 Equity Incentive Plan.

        As a result of a reverse stock split that was effective in December 2003, every 3.64 shares of the Company's Series A-1 Convertible Preferred Stock was exchanged for one share of its Series A Convertible Preferred Stock and every 14.70 shares of its common stock was exchanged for one share of its common stock. On April 14, 2005, an additional reverse split was effective for which every 3.6 shares of common stock were exchanged for one share of common stock. All references to the Company's Series A-1 and Series A Convertible Preferred Stock and common stock in these financial statements prior to the effective date of the reverse stock splits have been restated to reflect the reverse stock splits on a retroactive basis.

2. Summary of Significant Accounting Policies

  Unaudited Interim Financial Statements

        The unaudited interim financial statements of the Company as of March 31, 2006 and for the three months ended March 31, 2005 and 2006 and the related notes included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position of the Company as of March 31, 2006 and the results of its operations and its cash flows for the three months ended March 31, 2005 and 2006. The interim results for the three months ended March 31, 2006 are not necessarily indicative of the results that may be achieved for the full year or any other period.

  Principles of Consolidation

        The consolidated financial statements include all accounts of the Company. All inter-company balances and transactions have been eliminated. From April 14, 2005 through December 29, 2005, the Company's investment in ISx was accounted for under the equity method. See Note 3, "Equity Method Investment in ISx."

  Revenue Recognition

        The Company generates revenue, in part, from the sale of software licenses and services. The Company recognizes revenue pursuant to American Institute of Certified Public Accountants Statement of Position ("SOP") No. 97-2, Software Revenue Recognition, as amended ("SOP 97-2"). For all of the Company's software arrangements, the Company recognizes revenue when the following four criteria have been met: management determines that persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collection is deemed to be probable.

        Software arrangements typically contain multiple revenue elements, including perpetual or term licenses, professional services and maintenance. For arrangements that involve customization or implementation services that are essential to the functionality of the software, the Company recognizes revenue pursuant to SOP No. 81-1, Accounting for Performance of Construction-Type Contracts and Certain Production-Type Contracts ("SOP 81-1"). SOP 97-2 requires the separation of multiple revenue elements based on Vendor Specific Objective Evidence ("VSOE") of fair value. If VSOE of fair value does not exist, all revenue is required to be recorded as the last element is delivered. Because pricing between customers varies significantly based on the level of services provided, the Company has determined that VSOE of fair value does not exist for maintenance or professional services. As a result, in multiple-element arrangements that include maintenance, the Company defers all license and professional services revenue until all of the criteria for the recognition of revenue have been met, including delivery and acceptance of the software and services. Subsequently, revenue is recognized for the entire arrangement ratably over the maintenance period.

        Revenue from media services principally consists of pay-per-click, cost-per-action and other fees paid by customers, search engine marketing and search engine optimization fees, and custom website development fees.

        The Company recognizes revenues derived from content transformation services, hosted product services and other services when the four criteria for revenue recognition have been met. When an output measure is determinable, revenues are recognized in proportion to the services provided. When an adequate output measure is not determinable, services are recognized ratably over the term of the arrangement. The Company defers recognition of up-front fees received in services arrangements and recognizes these revenues ratably over the term of the customer arrangement.

        For pay-per-click services, revenue is recognized when the four criteria for the recognition of revenue have been met. Revenue is generally recognized monthly upon our delivery of qualified and reported clicks to third-party websites, which occurs when an online user clicks on advertisements. In general, for purposes of revenue recognition, the Company regards each click on an advertisement as a completed transaction. For cost-per-action services, revenue is recognized when the online user is redirected from a Company website to a third-party website and completes the specified action.

        Deferred revenue includes amounts that have been billed but not yet recognized, in excess of costs incurred. Deferred revenue relates primarily to cash received for maintenance contracts and professional services fees in advance of services performed. This revenue is recognized ratably upon the delivery and acceptance of the applicable services. In instances where customer acceptance of software and related professional services is required, revenue recognition is deferred until the Company receives notification of acceptance from the customer.

        Direct and incremental costs incurred as defined in SAB 104 and SFAS 91 Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases related to deferred revenue for customization and/or implementation services related to revenue arrangements accounted for pursuant to SOP 81-1 are deferred and recognized ratably over the remaining maintenance period in accordance with the recognition of revenue. These direct and incremental costs consist primarily of labor costs. These costs, along with the direct ongoing customer support costs are included in software and services cost of revenue as they are recognized. These total deferred costs are offset against deferred revenue and were $657,000 at December 31, 2005 and $1,046,000 at March 31, 2006. There were no similar deferred costs at December 31, 2004.

  Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities of three months or less at date of purchase to be cash equivalents.

        Restricted cash consists of a certificate of deposit securing a letter of credit for an operating lease facility.

  Advertising Costs

        Advertising costs are expensed as incurred. The Company did not incur significant advertising expenses for the years ended December 31, 2003 or 2004. Advertising expense was $362,000 for the year ended December 31, 2005 and $37,360 for the three months ended March 31, 2006.

  Accounts Receivable and Allowance for Doubtful Accounts

        Accounts receivable are recorded at their face amount less an allowance for doubtful accounts. The allowance for doubtful accounts reflects management's best estimate of probable losses in the accounts receivable balance. Management determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. As of December 31, 2004 there was no amount recorded in the allowance for doubtful accounts. As of December 31, 2005, an allowance of $384,000 was recorded resulting in an equal amount of bad debt expense in 2005.

        As of December 31, 2004, accounts receivable from Dex Media, Inc. and Sensis Pty, Ltd represented 61% and 29%, respectively, of the total accounts receivable. As of December 31, 2005 and March 31, 2006, the amount due from R.H. Donnelley represented 20% and 17%, respectively, of total accounts receivable. There were no other customer amounts due that were greater than 10% of the total accounts receivable.

  Concentrations of Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable. The Company generally does not require collateral from its customers.

  Significant Customers and Revenue Concentrations

        Revenue attributable to significant customers (as a percentage of total revenue) was as follows:

	Year ended December 31,			Three Months ended March 31,
	2003	2004	2005	2005	2006
R.H. Donnelley	—	—	37%	—%	23%
Verizon	—%	—%	4%	—%	11%
Dex Media, Inc.	35%	47%	23%	63%	7%
Sensis PTY, Ltd.	28%	47%	5%	10%	2%
Pages Jaunes	33%	—%	—%	—%	—%
Telecom Diretories, Ltd.	—%	—%	—%	21%	—%

	96%	94%	69%	94%	43%

        The geographic components of revenue were as follows:

	Year ended December 31,			Three Months ended March 31,
	2003	2004	2005	2005	2006
United States	39%	53%	88%	69%	84%
Australia	28%	47%	5%	10%	2%
New Zealand	—%	—%	—%	21%	—%
Other foreign	33%	—	7%	—%	14%

Total	100%	100%	100%	100%	100%

  Property and Equipment

        Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the assets. Upon retirement or disposal of assets, the accounts are relieved of cost and accumulated depreciation and the related gain or loss is reflected in earnings.

Leasehold improvements	3-5 years
Furniture and fixtures	5-7 years
Office equipment	3-5 years
Computer software and hardware	3 years

  Goodwill and Other Intangible Assets

        Goodwill represents the cost of acquired businesses in excess of the estimated fair value assigned to the net assets acquired. Goodwill is reviewed for impairment in the fourth quarter of each year or more frequently if indicators of possible impairment arise. Goodwill is not amortized. The impairment review is performed at the reporting unit level. Potential impairment is indicated when the book value of a reporting unit, including goodwill, exceeds its fair value. If potential impairment exists, the fair value of the reporting unit is compared to the fair value of its assets and liabilities, excluding goodwill, to estimate the implied value of the reporting unit's goodwill. An impairment loss is recognized for any excess of the book value of a reporting unit's goodwill over the implied fair value. No goodwill impairments have been recorded.

        Other intangible assets arise from business combinations and consist of trade and domain names, customer contracts and relationships, core technology, affiliate networks, domain name portfolio and non-competition agreements that are initially recorded at fair value, then amortized on a straight-line basis over a period of up to ten years.

  Long-Lived Assets (Excluding Goodwill)

        Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144") requires the Company to evaluate the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the estimated cost to sell the asset.

  Stock-Based Compensation

        For options granted prior to January 1, 2006, the Company used the intrinsic-value method described by Accounting Principles Board Opinion ("APB") No. 25 Accounting for Stock Issued to Employees and related interpretations ("APB 25") to account for employee stock-based compensation.

The Company had adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123") for periods presented prior to January 1, 2006 and accounted for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and Emerging Issues Task Force Issue ("EITF") No. 96-18, Accounting for Equity Instruments with Variable Terms That Are Issued for Consideration Other Than Employee Services Under FASB Statement No. 123, Accounting for Stock-Based Compensation and related interpretations.

        In accordance with APB 25, when the market value of stock issued to employees is equal to or less than the exercise price of the option, no compensation is recognized. If the market value is greater than the exercise price, compensation expense is based on the intrinsic value of the option.

        Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-Based Payment" ("SFAS l23R"), using the prospective method. SFAS 123R requires all stock-based compensation to employees be measured at fair value and expensed over the requisite service period and also requires an estimate of forfeitures when calculating compensation expense. The Company recognizes compensation cost on awards with graded vesting on a straight-line basis over the requisite service period for the entire award. In accordance with the Company's method of adoption, results for prior periods have not been adjusted. Refer to Note 9 for additional discussion regarding details of the Company's stock-based compensation plans and the adoption of SFAS 123R.

        The following table sets forth total stock-based compensation expense recognized as a result of the adoption of SFAS 123R in the noted line items of the Consolidated Statements of Operations resulting from employee stock options.

Three Months ended March 31, 2006
Software and services cost of revenue	$(5)
Media services cost of revenue	—
Sales and marketing	(30)
Product development and support	(30)
General and administrative	(27)

Net loss	(92)

Net loss available to common stockholders	$(92)

Loss per share:
Basic and Diluted	$(2.73)

        There was no stock-based compensation capitalized during the three months ended March 31, 2006.

        Pro forma information is determined as if the Company had accounted for its employee stock option grants under the minimum value method allowed by SFAS 123. The minimum value of each option grant was calculated on the date of grant using the following weighted-average assumptions:

	December 31,
	2003	2004	2005
Risk-free interest rate	2.4%	3.0%	4.0%
Expected dividend yield	0%	0%	0%
Expected life	2 years	5 years	5 years

        The weighted average minimum value of employee options granted in 2003, 2004 and 2005 was $0.26, $4.26, and $7.41 per share, respectively.

        Had compensation expense for the Company's employee stock options been determined based on minimum values at the grant dates for awards consistent with the method of accounting prescribed by SFAS 123, the Company's loss for the years ended December 31, 2003, 2004 and 2005 would have been increased to the following pro forma amounts (in thousands):

	December 31,
	2003	2004	2005
Net loss available to common stockholders as reported	$(3,016)	$(3,388)	$(18,694)
Employee stock-based compensation recorded under the intrinsic-value method	22	—	—
Employee stock-based compensation recorded under the minimum-value method	(97)	(44)	(73)

Pro forma net loss available to common stockholders	$(3,091)	$(3,432)	$(18,767)

Reported net loss attributable to common stockholders per share	$(197.02)	$(221.32)	$(1,104.32)
Pro forma net loss attributable to common stockholders per share	$(201.91)	$(224.19)	$(1,108.64)

        In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS 123R, Share-Based Payments. This standard eliminates the alternative of applying the intrinsic value measurement provisions of APB 25 to stock compensation awards issued to employees. Instead, SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost must be recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period, which is usually the vesting period.

        SFAS 123R requires the Company to adopt the fair value method of accounting for stock-based arrangements on a prospective basis beginning on January 1, 2006. Under this method, employee stock-

based awards outstanding as of December 31, 2005 will continue to be accounted for under the provisions of APB 25 and any stock-based awards granted or modified after this date will be accounted for under the provisions of SFAS 123R. The cost of options issued after January 1, 2006 is recognized in the Company's consolidated financial statements over the requisite service period. The pro forma stock-based compensation expense calculated using the minimum value method is not representative of the Company's expected future expense as the minimum value method is no longer allowed, pursuant to SFAS 123R.

  Income Taxes

        The current provision for income taxes, if any, represents actual or estimated amounts payable on tax return filings each year. Deferred income tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities, and amounts reported in the accompanying consolidated balance sheets, and for operating loss and tax credit carryforwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. The Company's net deferred tax assets have been completely reduced by a valuation allowance, as management does not believe realization of the deferred tax asset is more likely than not (see Note 10).

  Comprehensive Loss

        Comprehensive loss includes net loss and other changes to stockholders' deficit not reflected in net loss applicable to common stockholders and includes translation adjustment from the Company's foreign subsidiaries which were liquidated in 2003 and foreign subsidiaries acquired in 2005.

  Fair Value of Financial Instruments

        The Company believes the carrying amount of financial instruments, including cash, accounts receivable, accounts payable and long term debt, approximates fair value.

  Pro Forma Stockholders' Equity (unaudited) and Pro Forma Net Loss Attributable to Common Stockholders Per Share (unaudited)

        Immediately prior to the effective date of an initial public offering, all of the outstanding shares of convertible preferred stock will automatically convert into common stock. The conversion ratio for the Series 2 Convertible Preferred Stock and Series 3 Convertible Preferred Stock are adjustable based on 50% of the price at which the common stock is offered to the public. The conversion ratio of the $12.7 million of convertible notes which automatically convert into common stock in the event of an initial public offering is based on the price at which the common stock is offered to the public. The Company has estimated the public offering price of its common stock to be $15.00 per share based on the midpoint of a range of $14.00 to $16.00 per share provided to potential investors. The pro forma effects of these transactions is unaudited and is reflected in the unaudited pro forma stockholders' equity column as of March 31, 2006 on the accompanying consolidated balance sheets. Unaudited pro forma net loss per share for the year ended December 31, 2005 and three months ended March 31, 2006 is computed using the weighted average number of common shares outstanding, including the pro forma effects of conversion of all outstanding convertible preferred stock and the $12.7 million of the convertible notes, including accrued interest, which automatically convert into 6,855,039 and 876,143 shares of the Company's common stock, respectively, or as of the beginning of this period or the date of issuance, if later. The pro forma stockholders' equity and pro forma net loss attributable to common stockholders per share as of and for the three months ended March 31, 2006 also include additional interest of $666,000 related to the acceleration of a debt discount, the recording of a debt discount on notes which will become convertible on the initial public offering, and a $24.0 million declared dividend on beneficial conversion of the series 3 preferred stock.

  Net Loss Per Share

        Basic net loss per share is computed by dividing net loss available for common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential incremental common shares outstanding during the period, if their effect is dilutive. Potential incremental common shares include shares of common stock issuable upon the exercise of stock options and warrants and upon the conversion of convertible preferred stock and convertible notes outstanding during the period. The following potential incremental common shares could result if the following instruments were exercised or converted as of December 31, 2003, 2004, and 2005 and March 31, 2006 (in thousands):

	2003	2004	2005	2006
Series A convertible preferred stock	320	330	—	—
Series B convertible preferred stock	221	228	—	—
Series A warrants	93	93	—	—
Series B warrants	53	54	—	—
Common stock warrants	11	11	21	21
Series 1 convertible preferred stock	—	—	1,408	1,408
Series 2 convertible preferred stock	—	—	698	698
Series 1 warrants	—	—	118	118
Series 2 warrants	—	—	132	132
Common stock options	4	135	424	579

        The potential incremental common shares excludes securities that are contingently convertible only in the event of an initial public offering.

  Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

3. Equity Method Investment in ISx

            FASB Interpretation No. 46R, Consolidation of Variable Interest Entities ("FIN 46R"), clarifies the application of ARB No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support provided by any parties, including the equity holders. FIN 46R requires the consolidation of these entities, known as variable interest entities, or VIEs, by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity's expected losses, receive a majority of the entity's expected residual returns, or both.

        In April 2005, the Company acquired all of the outstanding stock of ISx. See Note 4 for a further description of the transaction. In accordance with an agreement with the sellers of ISx, the Company had the right to rescind the acquisition of ISx until December 31, 2005, if the Company had not completed an initial public offering by that date. This right terminated by agreement with Spencer Trask Intellectual Capital Company, LLC ("STICC"), one of the former owners of ISx on December 30, 2005. As a result of this rescission right, ISx was a VIE under FIN 46R. During the period that the rescission right was in place, the Company was not required to fund the operations of ISx and did not assume the liabilities of ISx. In addition, the Company could not take a dividend or other cash distribution out of the ISx operations. In connection with the April 14, 2005 acquisition, one of the former owners agreed that, under certain circumstances and subject to certain conditions, if ISx required additional working capital during the rescission period, the former owner, STICC, would contribute up to $1.0 million to ISx. As a result, the Company was not at risk for the losses of ISx and, if the Company had exercised the rescission right, all losses for the period would be absorbed by the former owners. Because the Company was not the primary beneficiary of ISx, ISx's financial statements were not consolidated until December 30, 2005. The Company has accounted for the acquisition of ISx for the period from the acquisition date through December 29, 2005 under the equity method of accounting. Upon termination of the rescission right, the Company in effect completed its acquisition of ISx and began consolidating ISx's financial results.

        Upon acquisition of the interest in ISx, the Company recorded the fair value of the rescission right of $3.3 million. This fair value was determined using a Black-Scholes valuation model with the assistance of third-party valuation specialists and takes into consideration the Company's right to put the outstanding stock of ISx back to the former owners of ISx stock in return for the Series 1 Convertible Preferred Stock issued by the Company pursuant to the transaction. After the acquisition, the fair value of the rescission right changed based upon relative changes in the value of the ISx business and the value of the Company's preferred stock issued in exchange for the business. Over time, and based on these relative value changes, the fair value of the rescission right decreased below its $3.3 million carrying value. Ultimately, the fair value of the rescission right was assessed at approximately $0.5 million, which was the value of the net reduction in the obligations of ISx to Spencer Trask and its affiliates, as further discussed below. Therefore, an impairment write-down of $2,800,000 against the carrying value of the rescission right was recorded by the Company in the fourth quarter of 2005, when it became evident that the value of the rescission right had declined on an other than temporary basis.

        Pursuant to an agreement entered into in April 2001, ISx owed Spencer Trask Ventures, Inc. a fee for its services in introducing ISx to the Company in connection with the ISx acquisition. In connection with the acquisition of ISx, Spencer Trask Ventures agreed to defer receipt of this fee, equal to approximately $1.0 million, until the termination of the rescission period associated with the aforementioned rescission right.

        In connection with the negotiations between the Company and STICC, as well as affiliates of STICC, in December, 2005, regarding the rescission right, the Company agreed not to rescind the right if Kevin Kimberlin Partners, L.P., an affiliate of STICC, reduced the value of debt owed to it by $1.5 million. In connection with this agreement, the Company agreed to pay the finder's fee in the form of preferred stock rather than cash. The modifications to the debt to STICC included capitalization of interest accrued in 2005, a waiver of interest and elimination of periodic principal payment requirements during 2006, and, if the Company does not effect an initial public offering by December 31, 2006, the forgiveness of $5.0 million of the outstanding balance of the note and conversion of the remaining principal balance into shares of the Company's Series 1 Convertible Preferred Stock at $2.74 per share.

        Accounting for elements that were negotiated in December 2005, of the completed unconditional purchase of ISx by the Company required the recognition of the $1.0 million finder's fee obligation, the $1.5 million reduction in the value of preexisting debt payable to Kevin Kimberlin Partners, L.P. and the elimination from the Company's assets of the remaining $0.5 million of basis in the contractually terminated rescission right.

        As noted above, STICC agreed that, under certain circumstances and subject to certain conditions, if ISx required additional working capital for the conduct of its business during the rescission period, STICC would contribute up to $1.0 million to ISx to provide such working capital. This facility initially expired on December 31, 2005, and was extended until June 30, 2006 by an agreement reached on December 30, 2005.

        In connection with the acquisition of ISx, STICC contributed $304,000 to ISx in order to satisfy certain employee bonus obligations. This contribution was accounted for as a capital contribution to the Company, increased the Company's investment in ISx, and was expensed by ISx.

        The Company's equity in the losses of ISx from April 14, 2005 to December 29, 2005 reflects purchase price adjustments allocated as of April 14, 2005, including the impact of recording deferred revenue at fair value and the amortization of ISx identifiable intangible assets. The Company recorded preliminary goodwill of approximately $13.3 million related to the acquisition of ISx and assigned approximately $14.4 million to other intangible assets for the estimated fair value of core technology, customer contracts, customer relationships, trademarks, and non-competition agreements which are amortized on a straight-line basis over one to ten years. The most significant impacts of these adjustments were a decrease in revenue of $3.2 million, a decrease in cost of sales of $1.1 million and adjustments related to capitalized software and intangible assets of $0.8 million. Reflecting these adjustments, the results of operations for ISx for the period from April 14, 2005 through December 29, 2005 were as follows (in thousands):

Revenue	$4,311
Cost of revenue	1,271
Gross profit	3,040
Net loss	$(7,384)

        Included in the revenues of ISx for the period from April 14, 2005 to December 29, 2005 are revenues from three customers representing approximately 54% of total revenues.

4. Acquisitions

            As set forth below, the Company has acquired certain businesses that have been accounted for using the purchase method of accounting for business combinations and, accordingly, the accompanying consolidated financial statements include the results of operations of each acquired business since the date of acquisition, except for ISx, for which the consolidated financial statements reflect the Company's equity in the losses of ISx. The results of operations of ISx are reflected in the consolidated financial statements as of December 30, 2005 upon the expiration of the rescission right.

        In connection with these acquisitions, the excess of consideration given over the fair market value of the net tangible assets acquired, with the exception of goodwill, is being amortized on a straight-line basis over the estimated life of the intangible assets acquired, which is one to ten years. With the exception of goodwill associated with the ISx acquisition, the Company expects substantially all of the amounts allocated to goodwill will be deductible for income tax purposes.

  YP Web Partners, LLC (d/b/a YP Solutions.com) ("YPS")

        On April 14, 2005, the Company acquired substantially all of the assets and assumed substantially all liabilities of YPS. YPS, based in New Orleans, Louisiana, converts Yellow Pages advertising data into searchable databases and hosts online local business search websites for independent Yellow Pages publishers. This acquisition provided the Company with its Internet Yellow Pages directory platform, which enables it to create and host Internet directories for Yellow Page publishers that want to rapidly establish an Internet version of their yellow pages. The total initial consideration paid was approximately $20.3 million, consisting of $10.0 million in cash, the issuance of a secured convertible promissory note in the amount of $10.0 million, approximately $100,000 in debt forgiveness and approximately $200,000 in transaction costs. The convertible promissory note was subject to reduction if certain earnings targets were not met in 2005. These earnings targets were not met and as of December 31, 2005, the principal balance of the convertible promissory note was reduced to $6.1 million. The reduction resulted in an adjusted purchase price of approximately $16.4 million.

  Information Services Extended, Inc. ("ISx")

        Also on April 14, 2005, the Company acquired all of the outstanding stock of ISx. ISx creates and licenses search software and content solutions for 411 service providers and is headquartered in Fort Lauderdale, Florida. ISx provides software platforms that automate the call centers of over twenty five 411 service providers based both in the U.S. and internationally. These platforms enable ISx's customers to efficiently search directory databases, automate searches, and respond to consumer inquiries via short message service ("SMS"). This acquisition provided the Company with a 411-based local search platform. On April 14, 2005, the Company issued 4,097,801 shares of Series 1 Convertible Preferred Stock and 15.0 million shares of Series 2 Convertible Preferred Stock to Spencer Trask, a related party, and its affiliates in exchange for the outstanding stock of ISx, $15.0 million in cash and the right to rescind the acquisition of the outstanding stock of ISx. Of the shares of Series 1 Convertible Preferred Stock that the Company issued in partial consideration for its acquisition of ISx, approximately 165,000 shares are currently subject to an indemnity claim by the Company against the sellers under the terms of the acquisition agreement. The portion of this transaction that related to the aquisition of the outstanding stock of ISx was determined based on a fair value of $14.9 million. In addition, the Company issued options to purchase 147,894 shares of Company common stock upon the assumption of ISx's stock option plan. These options were valued at approximately $476,000, using the Black-Scholes option pricing model utilizing a risk- free rate of 4%, expected life ranging from 0.83 to five years and a volatility of 100%. In addition, upon the consummation of an initial public offering of the Company's common stock or a change in control, Local Matters, Inc. will assume $15.1 million of ISx's debt, which as of December 31, 2005 and March 31, 2006, was solely a liability of the ISx subsidiary.

        In connection with the acquisition of the outstanding stock of ISx, and the renegotiation of the outstanding debt of ISx as of April 14, 2005 the Company issued a warrant to purchase 440,700 shares of Series 1 Convertible Preferred Stock at a per share price of $0.49. The Company determined the fair value of the warrants utilizing the Black-Scholes option pricing model utilizing a risk free rate of approximately 4%, a remaining expected life of 5 years and a volatility of 100%. The fair value of these warrants of approximately $1.1 million was recorded as a capital contribution to ISx and is included in the purchase price and opening balance sheet as a debt discount. The total purchase price of $16.8 million included transaction costs of approximately $329,000.

  MyAreaGuide.com and Online Web Marketing, Inc. (collectively "MAG")

        On October 14, 2005, the Company acquired the outstanding stock of MAG. The MAG entities were controlled by a common shareholder group, were closely related operations and were acquired in a single transaction. MAG operates AreaGuides.net, a network of customized Internet sites that provides consumers with local content for cities and towns in the United States and Canada. The Company acquired MAG for total consideration of $35.9 million, consisting of approximately $17.6 million in cash, $16.5 million in notes payable, an earnout of $1.5 million described below and transaction costs of approximately $327,000. Upon the attainment of specified operating results in 2005 and 2006, the former owners of MAG have the ability to earn additional consideration of up to $5.0 million, which will be recorded as an increase to the purchase price in the period during which the contingent consideration is earned. As of December 31, 2005, $1.5 million of this additional consideration was earned and accrued as a liability. The Company has considered the factors outlined in EITF No. 95-8, Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination, and concluded that this additional contingent consideration is non-compensatory in nature and is payable to the former owners even if they cease employment with the Company. During the three months ended March 31, 2006, this liability was paid utilizing $646,000 in cash and 213,480 shares of the Company's Series 3 convertible preferred stock. In May 2006, the Company agreed to pay $1.3 million if an initial public offering is completed by October 3l, 2006 or at the Company's option prior to this date, in full satisfaction of the additional consideration.

        The components of the purchase price allocation to the estimated fair values of the acquired assets and assumed liabilities for the acquisitions described above are as follows (in thousands):

	YPS	ISx	MAG	Total
Cash paid	$10,000	$—	$17,561	$27,561
Notes payable issued to former owners	—	—	16,500	16,500
Secured convertible promissory note issued	6,145	—	—	6,145
Preferred stock and warrants issued	—	15,983	—	15,983
Earnout liability	—	—	1,500	1,500
Stock options exchanged	—	476	—	476
Trade debt forgiven	104	—	—	104
Transactions costs paid	202	410	327	939

Total amount to be allocated	$16,451	$16,869	$35,888	$69,208

Allocation to acquired assets and assumed liabilities:
Goodwill	$5,968	$12,542	$16,698	$35,208
Other intangible assets:
Customer contracts	5,623	5,511	—	11,134
Domain name portfolio	—	—	10,379	10,379
Core technology	475	8,957	1,477	10,909
Customer relationships	3,561	—	3,244	6,805
Affiliate network	—	—	3,418	3,418
Trade name	—	795	—	795
Non-competition agreements	485	30	—	515
Other tangible assets and assumed liabilities:
Cash and cash equivalents	135	2,313	755	3,203
Accounts receivable, net of allowance	716	2,944	1,625	5,285
Property and equipment	201	712	176	1,089
Prepaid expenses and other assets	48	364	2	414
Notes payable	(161)	(13,702)	—	(13,863)
Accounts payable and other liabilities	(409)	(1,584)	(1,886)	(3,879)
Deferred revenue	(191)	(2,013)	—	(2,204)

Amounts allocated	$16,451	$16,869	$35,888	$69,208

        The following pro forma information presents the combined results of operations of the Company, assuming that the aforementioned acquisitions of YPS, ISx, and MAG occurred as of the beginning of each of the periods presented and if all three acquisitions were fully consolidated during the periods. This pro forma information includes the impact of certain adjustments, such as the elimination of acquisition related expenses, the adjustment to deferred revenue to record it at fair value, the elimination of historical intangible asset amortization and the addition of the amortization of intangible assets resulting from each acquisition. The following pro forma financial information is not necessarily indicative of the results of operations that would have occurred had the Company, YPS, MAG and ISx constituted a single entity during such periods, nor is it necessarily indicative of future operating results (in thousands, except per share amounts):

	Unaudited Pro Forma Combined Year Ended December 31,
	2004	2005
Total revenue	$17,372	$23,764
Net loss	(17,725)	(23,528)
Loss attributable to common stockholders per share—basic and diluted	(17,725)	(23,654)

Net loss attributable to common stockholders per share	$(1,157.89)	$(1,397.32)

Weighted-average shares	15,308	16,928

5. Property and Equipment

            Property and equipment consisted of the following (in thousands):

	December 31,
	2004	2005
Computer software, hardware, and office equipment	$453	$2,066
Furniture and fixtures	17	104
Leasehold improvements	14	57

	484	2,227

Less accumulated depreciation and amortization	(178)	(764)

	$306	$1,463

        Depreciation and amortization expense was approximately $233,000, $178,000, $319,000, $37,000 and $222,000 for the years ended December 31, 2003, 2004 and 2005 and the three months ended March 31, 2005 and 2006, respectively.

6. Intangible Assets

            Amortizable intangible assets recognized in acquisitions are amortized over their estimated lives which range from one to ten years. There were no intangible assets recorded as of December 31, 2003 and 2004 and March 31, 2004. Amortization expense for the year ended December 31, 2005 and the three months ended March 31, 2006 was approximately $3.2 million and $2.4 million, respectively. The Company completed its estimate of the fair values assigned to identifiable intangible assets during the three months ended March 31, 2006 and prospectively adjusted the amortization expense over the remaining life of the assets. The following table provides information relating to the Company's intangible assets as of December 31, 2005 and March 31, 2006 after the reallocation based on the final estimate (in thousands):

December 31, 2005	Purchase Value	Accumulated Amortization	Net Book Value	Weighted Average Life (in years)
Customer contracts	$17,320	$(2,273)	$15,047	9
Domain name portfolio	12,109	(252)	11,857	10
Acquired technology	6,180	(639)	5,541	4
Customer relationships	5,109	(586)	4,523	6
Affiliate network	5,048	(210)	4,838	5
Trade name	812	(115)	697	5
Non-competition agreement	504	(357)	147	1

Total	$47,082	$(4,432)	$42,650

March 31, 2006	Purchase Value	Accumulated Amortization	Net Book Value	Weighted Average Life (in years)
Customer contracts	$11,134	$(2,902)	$8,232	9
Domain name portfolio	10,451	(511)	9,940	10
Acquired technology	10,909	(1,406)	9,503	4
Customer relationships	6,805	(979)	5,826	6
Affiliate network	3,418	(378)	3,040	5
Trade name	795	(155)	640	5
Non-competition agreement	515	(492)	23	1

Total	$44,027	$(6,823)	37,204

        Based on the estimated fair values of the intangible assets as of March 31, 2006 the estimated amortization of intangible assets for each of the five fiscal years ending in fiscal 2010 is as follows (in thousands):

Fiscal year	Amortization Expense
2006	$9,090
2007	8,971
2008	6,865
2009	5,376
2010	2,366

7. Accrued Liabilities

            Accrued liabilities consisted of the following (in thousands):

	December 31,
			March 31, 2006
	2004	2005
Accrued accounting and legal fees	$139	$402	$490
Accrued interest	153	747	1,016
Accrued acquisition costs	—	2,626	—
Accrued payroll related	55	1,810	886
Customer deposits	—	247	95
Accrued taxes	100	267	268
Other accrued liabilities	92	234	219

Total accrued liabilities	$539	$6,333	$2,974

8. Notes Payable

            Notes payable consist of the following (in thousands):

	December 31,
	2004	2005
Convertible notes payable to former owners of YPS	$—	$6,145
Convertible note payable to Kevin Kimberlin Partners, L.P. ("KKP"), net of $1,818 discount	—	7,564
Convertible note payable to Search Mezzanine Investors, LLC, net of $688 discount	—	5,001
Notes payable to former owners of MAG	—	9,500
Convertible notes payable to former owners of MAG	—	7,000
Other notes payable and capital leases		93
Series A convertible notes, net of $14 discount	921	—

	921	35,303
Less current portion, net of discount	921	(3,404)

Long-term portion, net of discount	$—	$31,899

        Scheduled maturities on debt outstanding are as follows (in thousands):

December 31, 2005
Due in:
2006	$3,404
2007	2,067
2008	2,067
2009	—
2010	—
Thereafter	30,271

37,809
Less unaccreted discount	(2,506)

Total debt	$35,303

        In April 2005, in conjunction with the recapitalization of the Company, $925,000 of Series A Notes, including accrued interest of approximately $172,000, converted into approximately 1,097,000 shares of Series A Convertible Preferred Stock.

        In April 2005, in connection with the acquisition of YPS (see Note 4), the Company issued a convertible secured promissory note (the "YPS Note") with a face amount of $10.0 million subject to adjustment based upon the achievement of a specified earnings target for 2005. The failure to achieve this earnings target resulted in a reduction to the face amount of the YPS Note to approximately $6.1 million. Interest payments accrued, which were based on the $10.0 million original principal balance and an annual rate of 8%, were recalculated based on the adjusted balance. Previously recorded interest expense of approximately $213,000 was reversed.

        The principal amount and all accrued but unpaid interest on the YPS Note, as adjusted in the manner described above, is subject to equal annual principal payments over a three year term in May 2006, 2007 and 2008. In May 2006, the former owners of YPS elected to receive the May 2006 payment in cash and the Company agreed to pay 50% of the initial installment in cash on May 3, 2006 and the remaining 50% in cash on the earlier of July 31, 2006 or the date that is five days after the consummation of an initial public offering. At the time of each of the two remaining principal payment maturity dates, the holders may elect to receive shares of common stock, based on the original principal balance converted at the price at which the Company's shares are offered in an initial public offering. The YPS Note is secured by the assets of YPS. Certain employees of the Company hold ownership interests in the entity which holds the YPS Note.

        In connection with the Company's decision not to rescind the April 2005 acquisition of ISx, the Company renegotiated an ISx convertible promissory note held by KKP, a related party to a shareholder and director of the Company, with an original face amount of approximately $9.1 million (the "ISx Note"). Accrued interest at December 30, 2005 was incorporated into the principal balance of the ISx Note for a revised principal balance of $9.4 million and no interest will accrue or be payable in 2006. If the Company does not complete an initial public offering of its common stock by December 31, 2006, $5.0 million of the principal balance of the ISx Note will be forgiven, with the remainder converted into shares of the Company's Series 1 Convertible Preferred Stock at a conversion price of $2.74 per share. As described in Note 3, the carrying value of the ISx Note was reduced to its fair value of $7.6 million at December 30, 2005. The carrying value will accrete to the outstanding principal balance of $9.4 million over the remaining term of the ISx Note resulting in additional interest expense.

        ISx also has a convertible promissory note outstanding held by Search Mezzanine Investors, LLC, an affiliate of KKP and Kevin Kimberlin, a director of the Company, with an aggregate face amount of approximately $5.7 million (the "Assigned Note"). The Assigned Note was originally held by KKP and was subsequently assigned to Search Mezzanine Investors. The Assigned Note automatically converts in full into shares of Company common stock upon the closing of the Company's initial public offering of common stock at a conversion price equal to the price at which the Company's shares are offered. The Assigned Note accrues interest at an annual rate of 6% and principal payments are due based on an annual calculation of available cash flows, with final maturity in March 2013. The carrying value of the Assigned Note is net of a discount of approximately $755,000, which will be amortized over the remaining term of the note. The notes held by KKP and Search Mezzanine Investors are secured by all of the assets of ISx.

        On October 14, 2005, coinciding with the acquisition of MAG (see Note 3), the Company issued $16.5 million of notes payable. Substantially all of the notes are held by employees of the Company who were formerly stockholders of MAG. The MAG notes are secured by assets of MAG. The notes carry a 6% interest rate and include the following:

  •
  $500,000 payable in annual installments, along with accrued interest based upon a calculation of available cash flows, with final maturity in 2015. This note is automatically convertible upon the initial public offering of the Company's common stock within one year of issuance at the price at which the Company's shares are offered to the public.

  •
  $9.5 million payable in annual installments, along with accrued interest based upon a calculation of available cash flows, with final maturity in 2015. In the event of an initial public offering of the Company's common stock within one year of issuance, the note is payable in full upon closing of such offering.

  •
  $6.5 million automatically convertible into shares of the Company's common stock upon the initial public offering of the Company's common stock within one year of issuance at the price at which the Company's shares are offered to the public. In the event an initial public offering is not completed within one year, 80% of the outstanding notes and accrued interest will convert into shares of the Company's Series 3 Preferred Stock at a price of $4.00, and the remaining 20% will be due in cash.

        In 2003, the Company issued approximately $1.4 million of convertible notes payable (the "Series A Notes"), principally to Company stockholders. In 2003, the Company had debt issuance costs of approximately $103,000 related to the Series A Notes. The Series A Notes bore interest at a rate of 8% and were convertible into shares of the Company's Series A Convertible Preferred Stock at a rate of $1.00 per share. In connection with the issuance of the Series A Notes, the Company issued warrants to purchase shares of the Company's Series A Convertible Preferred Stock to the holders of the Series A Notes, all of which had an exercise price of $1.00 per share. These warrants were valued using the Black-Scholes option pricing model, utilizing a risk-free rate of approximately 5%, expected life of five years and a volatility of 100%. A discount of approximately $974,000 was recorded in 2003, based on the relative fair value of the warrants and the notes. After considering the discount, the notes had a beneficial conversion rate when compared to the fair value of the Series A Convertible Preferred Stock.

The amount of the additional discount was limited, as the total of the warrant discount, beneficial conversion discount and deferred debt issuance costs exceeded the principal balance of the notes. The additional discount recorded as a result of the beneficial conversion rate was approximately $282,000. The discount and deferred debt issuance costs were amortized over the term of the Series A Notes and recorded to interest expense on a straight-line basis. In December 2003, the Company repaid $250,000 of the Series A Notes along with approximately $10,000 of accrued interest to a stockholder, and an additional $250,000, along with accrued interest of approximately $10,000, was converted into approximately 260,000 shares of the Company's Series A Convertible Preferred Stock. The remaining discount associated with the repaid and converted Series A Notes was recorded to interest expense. In the first quarter of 2004, the Company repaid approximately $191,000 of the Series A Notes along with accrued interest of approximately $8,600 to the holders of such notes. An additional $243,000 in notes and accrued interest of approximately $11,000 was converted into approximately 254,000 shares of the Company's Series A Convertible Preferred Stock in 2004. All of the remaining notes were converted into shares of Series A Convertible Preferred Stock in April 2005.

        In 2003, the Company issued convertible notes payable (the "Series B Bridge Notes") to certain Company stockholders and other parties totaling approximately $400,000. The Series B Bridge Notes bore interest at a rate of 10% and were later converted along with a portion of the accrued interest into shares of the Company's Series B Convertible Preferred Stock at a rate of $1.00 per share (See Note 9). In connection with the issuance of the Series B Bridge Notes, the Company issued warrants to purchase approximately 200,000 shares of the Company's Series B Convertible Preferred Stock to the holders of the Series B Bridge Notes, all of which had an exercise price of $1.00 per share. These warrants were valued using the Black-Scholes option pricing model, utilizing a risk free rate of approximately 5%, expected life of five years and a volatility of 100%. A discount of approximately $110,000 was recorded based on the relative fair value of the warrants and notes. After considering the discount, the notes had a beneficial conversion rate when compared to the fair value of the Company's Series B Convertible Preferred Stock and the Company recorded an additional discount of approximately $110,000. The discount was amortized over the term of the Series B Bridge Notes and recorded to interest expense on a straight-line basis, with all remaining discount recorded as interest expense upon conversion of the Series B Bridge Notes to shares of the Company's Series B Convertible Preferred Stock in December 2003. In addition, as an incentive for the holders to convert the Series B Bridge Notes into shares of the Company's Series B Convertible Preferred Stock, the Company issued the holders additional warrants to purchase approximately 80,000 shares of the Company's Series B Convertible Preferred Stock with an exercise price of $1.00 per share. These warrants, valued using the Black-Scholes option pricing model, utilizing a risk free rate of approximately 5%, expected life of five years and a volatility of 100% at approximately $61,000 were recorded to interest expense as a cost of debt extinguishment.

9. Stockholders' Equity and Temporary Equity

  Convertible Preferred Stock

	Series A		Series B		Series 1		Series 2		Series 3		Total Convertible Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances, January 1, 2003	2,540	$4,302	—	$—	—	$—	—	$—	—	$—	2,540	$4,302
Issuance of Series B convertible preferred stock for cash and conversion of notes, net of offering expenses	—	—	5,232	4,328	—	—	—	—	—	—	5,232	4,328
Issuance of Series A convertible preferred stock upon conversion of notes and accrued interest	260	260	—	—	—	—	—	—	—	—	260	260
Fair value of warrants issued in connection with convertible notes	—	1,145	—	—	—	—	—	—	—	—	—	1,145
Fair value of beneficial conversion feature of convertible notes	—	392	—	—	—	—	—	—	—	—	—	392
Issuance of Series A convertible preferred stock in exchange of warrants	4,750	—	—	—	—	—	—	—	—	—	4,750	—

Balances, December 31, 2003	7,550	6,099	5,232	4,328	—	—	—	—	—	—	12,782	10,427
Issuance of Series A convertible preferred stock upon conversion of notes and accrued interest	254	254	—	—	—	—	—	—	—	—	254	254
Issuance of Series B convertible preferred stock for cash, net of offering expenses	—	—	160	139	—	—	—	—	—	—	160	139

Balances, December 31, 2004	7,804	6,353	5,392	4,467	—	—	—	—	—	—	13,196	10,820
Issuance of Series A preferred stock for conversion of notes and accrued interest	1,097	1,097	—	—	—	—	—	—	—	—	1,097	1,097
Issuance of Series A and Series B convertible preferred in exchange of warrants	1,279	—	850	—	—	—	—	—	—	—	2,129	—
Deemed dividend for beneficial conversion of Series A and Series B warrants to Series A and Series B convertible preferred stock	—	—	—	—	—	126	—	—	—	—	—	126
Conversion of Series A and B convertible preferred stock to Series 1 convertible preferred stock	(10,180)	(7,450)	(6,242)	(4,467)	4,938	11,917	—	—	—	—	(11,484)	—
Fair value of warrants issued in connection with renegotiation of debt	—	—	—	—	—	1,063	—	—	—	—	—	1,063
Deferred compensation for warrants issued in connection with renegotiation of debt of ISx	—	—	—	—	—	630	—	—	—	—	—	630
Issuance of Series 1 and Series 2 convertible preferred stock in connection with acquisition of ISx and cash of $15.0 million, net of offering expenses	—	—	—	—	4,098	15,716	15,000	15,570	—	—	19,098	31,286
Issuance of Series 3 convertible preferred stock, net of issuance costs	—	—	—	—	—	—	—	—	6,250	23,179	6,250	23,179
Issuance of Series 1 convertible preferred stock for payment of fee	—	—	—	—	200	1,050	—	—	—	—	200	1,050
Fair value of warrants issued to customer for services	—	—	—	—	—	185	—	—	—	—	—	185

Balances, December 31, 2005	—	—	—	—	9,236	30,687	15,000	15,570	6,250	23,179	30,486	69,436
Issuance of Series 3 convertible preferred stock as payment of earnout fee related to the MAG acquisition	—	—	—	—	—	—	—	—	214	854	214	854
Fair value of warrants issued to customer for services	—	—	—	—	—	58	—	—	—	—	—	58

Balances, March 31, 2006	—	$—	—	$—	9,236	$30,745	15,000	$15,570	6,464	$24,033	30,700	$70,348

        Each of Series 1, Series 2 and Series 3 of the Company's Convertible Preferred Stock (the "Series 1," "Series 2" and "Series 3," respectively) of convertible preferred stock outstanding as of December 31, 2005 accrues dividends at an annual rate of 6%. Such dividends are non-cumulative and are payable only when and if declared by the Company's board of directors in preference to any dividend on common stock. In the event of a liquidation of the Company, preference will be given to Series 3, then to Series 1 and 2, all in preference to common stock. As of December 31, 2005, the liquidation price of Series 1, 2 and 3 is $3.28, $1.00 and $4.60, respectively. The Series 3 liquidation price compounds annually on December 31 of each year at a rate of 15%. In addition to a liquidation of the Company, the liquidation preferences are also triggered upon a change in control of the Company, and as a result, all of the outstanding shares of preferred stock have been classified as mezzanine or temporary equity.

        Each series of preferred stock has voting rights equal to the number of shares of common stock to which the preferred stock can be converted, and the preferred stockholders have certain other special voting rights, including the election of representatives to the board of directors and approval of certain transactions.

        In April 2005, the Company completed a recapitalization of its outstanding stock. All outstanding shares of its Series A Convertible Preferred Stock (the "Series A") and Series B Convertible Preferred Stock (the "Series B") were exchanged for shares of the newly issued Series 1. Prior to this exchange, holders of warrants to purchase Series A and B were allowed to exchange their warrants for shares of Series A and B, respectively. Holders of warrants to purchase 1,917,948 and 1,275,500 shares of Series A and B, respectively, exchanged their warrants and received 1,278,632 and 849,150 shares of Series A and B, respectively. These shares of Series A and Series B stock were subsequently converted to newly issued shares Series 1 as discussed above. The Company determined the fair value of the warrants as of the exchange date utilizing the Black-Scholes option pricing model, utilizing a risk free rate of approximately 4.0%, a remaining expected life of three years and a volatility of 100%. The excess of the value of the Series A and B over the fair value of the warrants exchanged was recorded in the financial statements as a deemed preferred stock dividend of approximately $126,000, increasing net loss attributable to common shareholders. Holders of Series A and B warrants who elected not to exchange their warrants for shares received warrants to purchase 96,141 shares of Series 1.

        On the same date in April 2005, the Company issued 15,000,000 shares of Series 2 and 4,097,801 shares of Series 1 in exchange for gross proceeds of $15.0 million, all of the outstanding stock of ISx and a right to rescind the acquisition of ISx. Expenses associated with the transaction of approximately $2.0 million were recorded as a reduction in proceeds from the sale. The Company also issued warrants to purchase 2,840,000 shares of Series 2 with an exercise price of $1.00 per share to a related party placement agent in connection with the transaction.

        In October and November 2005, the Company issued 6,250,000 shares of its Series 3 in exchange for gross proceeds of $25.0 million. Expenses associated with the transaction of approximately $1.8 million were recorded as a reduction in proceeds from the sale. In addition, warrants to purchase 125,000 shares of Series 3 with an exercise price of $4.00 per share were issued to a related party placement agent.

        In December 2005, the Company issued 200,000 shares of Series 1 to Spencer Trask Ventures, Inc. to satisfy a fee due for services rendered in introducing ISx to the Company. These shares were issued at the termination of the rescission period and represented the estimated fair value of the shares.

        In February 2006, the Company issued 213,480 shares of Series 3 valued at $854,000 to the former owners of MAG in partial satisfaction of a liability related to the acquisition (See note 4).

        The Series 1 is currently convertible into Company common stock upon the election of a majority of its holders based on a conversion price of $21.52 per share and will automatically convert in the event of a public offering of the Company's common stock which raises in excess of $25.0 million. The Series 2 is convertible after March 31, 2006 at a conversion price of $21.52 per share, and in the event of a public offering of the Company's common stock, at a price equal to 50% of the price at which the shares are offered to the public. The Series 2 will automatically convert into shares of Company common stock upon an initial public offering which raises in excess of $25.0 million.

        The Series 3 will be exchanged immediately before the effective date of an initial public offering of the Company's shares which raises in excess of $25.0 million, at a conversion price of the lesser of $26.24 or 50% of the price at which the shares are offered to the public. The $26.24 exchange price reduced to $21.52 on March 31, 2006, further reduces to $18.70 on September 30, 2006 and continues to reduce at successive dates thereafter.

        In 2003, the Company offered Series A warrant holders the option to exchange their warrants directly for shares of Series A, exclusive of the warrant exercise price, and approximately 7.1 million of the outstanding warrants were exchanged for approximately 4.7 million shares of Series A in December 2003. The Company determined the fair value of the warrants as of the exchange date utilizing the Black-Scholes option pricing model, utilizing a risk free rate of approximately 3%, a remaining expected life of five years and a volatility of 100%. There was no deemed preferred stock dividend, as the fair value of the warrants was in excess of the fair value of the Series A-1 preferred stock.

        In December 2003, the Company issued approximately 5,232,000 shares of its Series B in exchange for gross proceeds of approximately $4.8 million and the conversion of Series B Bridge Notes with principal amount and accrued interest totaling $402,000. Expenses associated with the offering of approximately $904,000 were recorded as a reduction of proceeds. Expenses included $663,000 paid to a related party as placement agent fees. The Company also issued warrants to such related party to purchase 1,175,500 shares of Series B at an exercise price of $1.00 per share as a placement agent fee.

        In the first quarter of 2004, the Company issued an additional 160,000 shares of Series B in exchange for gross proceeds of $160,000, recorded net of offering expenses of $21,000.

  Warrants

        In 2005, the Company issued to a customer warrants to purchase 239,554 shares of Series 1, of which 191,643 were immediately exercisable. The remaining 47,911 warrants vest on a contingent basis and are subject to variable accounting on each reporting date until the warrants fully vest. The warrants are exercisable at a price of $4.01 per share. The warrants were valued using the Black-Scholes option pricing model, utilizing a risk free rate of approximately 4.0%, a remaining expected life of three years and a volatility of 100%. The Company is recording the fair value of the warrants, currently approximately $556,000, as a reduction of revenue over the term of the customer agreement. This resulted in a reduction of revenues for the fiscal year ended December 31, 2005 of approximately $185,000.

        Also in 2005, the Company issued warrants to purchase 63,000 shares of Series 1 to employees of ISx, then an equity method investee, exercisable after December 31, 2005 at a price of $0.49 per share and a KKP guaranteed value of $10 per share. The warrants were valued at the guaranteed value of $10 per share, which exceeds the value using the Black-Scholes option pricing model, utilizing a risk free rate of approximately 4.0%, a remaining expected life of five years and a volatility of 100%. The fair value of the warrants of $630,000 was recorded as a capital contribution to ISx and is included in the equity in the losses of ISx.

        Warrants were outstanding and exercisable as follows:

	December 31, 2004		December 31, 2005
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Series A	2,203,221	$1.00	—	—
Series B	1,275,500	$1.00	—	—
Series 1	—	—	776,395	$1.89
Series 2	—	—	2,840,000	$1.00
Series 3	—	—	125,000	$4.00
Common stock	10,700	$542.45	21,318	$193.69

  Stock Option Plan

        The Company's 2004 Equity Incentive Plan (the "2004 Plan") provides for the granting of stock options to employees and other key individuals who perform services for the Company. The Company initially authorized 146,680 shares of its common stock for issuance upon exercise of options granted under the 2004 Plan which was increased to 194,275 in March 2005, to 567,835 in April 2005, and to 708,841 in March 2006. Options under the 2004 Plan may be designated as incentive stock options or nonstatutory stock options. Only employees are eligible for the grant of incentive stock options. Options granted pursuant to the 2004 Plan generally vest over three years and expire ten years from the date of grant. The exercise price of an incentive stock option is not to be less than 100% of the fair market value of a share of the Company's common stock on the date of grant and the exercise price of a nonstatutory option is not to be less than 85% of the fair market value of a share of the Company's common stock on the date of grant. As of December 31, 2005 and March 31, 2006, there were 135,563 options and 102,553 options, respectively, to purchase common stock available for grant under the 2004 Plan. The options generally have 10 year terms and become exercisable over a 3 year vesting period.

        Options granted to employees prior to 2004 were granted pursuant to the 1999 Equity Incentive Plan (the "1999 Plan"). Stock options granted generally vested over a period of four years and had an expiration period of ten years from the date of grant. As of December 31, 2004, there were no options available for grant under the 1999 Plan.

        The fair value of stock options granted during the period was estimated at the date of grant using a Black-Scholes option pricing model, subsequent to January 1, 2006, with the following weighted-average assumptions:

Three months ended March 31, 2006
Risk-free interest rate	4.60%
Dividend yield	0.00%
Volatility	61.02%
Expected term (in years)	5.90
Fair value	$7.74

        Expected volatility—The Company determined its expected volatility based on the average volatility of comparable public companies in the Company's industry of 61.02%.

        Expected dividend yield—Since the Company has never paid any cash dividends and does not anticipate paying any cash dividends in the foreseeable future, the Company has used an expected dividend yield of zero.

        Expected term—The Company utilizes the "short cut" method to determine the expected term of option grants.

        Risk-free interest rate—The risk-free rate for stock options granted during the period is determined by using a zero-coupon U.S. Treasury rate for the period that coincides with the expected terms listed above.

        The following table summarizes the option activity:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
				(In thousands)
Outstanding January 1, 2003	1,921	$830.36
Granted	2,373	95.44
Forfeited or canceled	(616)	1,486.36
Exercised	—	—

Outstanding December 31, 2003	3,678	$246.06
Granted	132,330	5.90
Forfeited or canceled	(705)	95.44
Exercised	—	—

Outstanding December 31, 2004	135,303	$11.93
Granted	155,855	9.90
Issued in acquisition	147,894	3.28
Forfeited or canceled	(6,640)	235.96
Exercised	(8,573)	5.90

Outstanding December 31, 2005	423,839	$7.74	6.1	$239
Options granted	202,093	22.04
Options forfeited	(28,219)	3.26
Options exercised	(18,541)	3.42

Outstanding March 31, 2006	579,172	$13.04	7.7	$163

Vested and expected to vest at March 31, 2006	547,392	12.78	7.6	$163

Vested options at March 31, 2006	267,518	$7.84	5.6	$158

        In December 2005, the Company retrospectively re-assessed the fair value of the Company's common stock for periods during 2005. The re-assessed value, which is the per share fair value of the Company's common stock determined in hindsight, is for the purpose of financial accounting for employee stock-based compensation. In performing these valuations, the Company used the probability weighted expected return method outlined in the AICPA's practice aid entitled Valuation of Privately-Held Company Equity Securities Issued as Compensation, published in 2004. Based on the re-assessed valuations, the Company did not record any additional stock compensation expense as the re-assessed fair value was equal to or less than the exercise prices of the stock options. Beginning in February 2006, the Company determined the fair value per share based on a midpoint of the range provided to investors in an initial public offering.

        The following table shows the stock option activity, including weighted average exercise price per share, the fair value per share of the Company's common stock for financial reporting purposes, and the difference between the two as of recent grant dates:

Stock Award Grant Date	# of Options Granted	Weighted Average Exercise Price Per Share	Fair Value Per Share	Weighted Average Intrinsic Value Per Share
March 31, 2005	26,483	$5.90	$4.92	$0.00
April 14, 2005 (issued in acquisition)	147,894	3.28	4.92	1.64
April 15, 2005	3,609	5.90	4.92	0.00
June 15, 2005	125,762	10.82	10.82	0.00
February 8, 2006	22,683	22.04	22.04	0.00
March 16, 2006	179,488	22.04	22.04	0.00

        Options granted in 2005 include options to purchase 147,894 shares issued in connection with the acquisition of the outstanding stock of ISx (See Note 4).

        The following table summarizes information about options outstanding at December 31, 2005:

				Options Exercisable
Options Outstanding
					Weighted- Average Exercise Price
Range of Exercise Prices	Number of Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)	Number of Shares
$3.21–$3.87	147,894	$3.28	2.0	142,538	$3.28
$5.90	150,042	$5.90	7.4	125,830	$5.90
$10.82	125,762	$10.82	9.5	20,960	$10.82
$1,824–$9,722	141	$3,696.83	4.0	141	$3,696.83

	423,839	$7.74	6.1	289,469	$7.08

  Options Issued to Consultants

        As of December 31, 2004 and 2005, the Company had outstanding options to purchase 25,919 and 26,534 shares of common stock issued to consultants with a weighted average exercise price of $35.36 and $26.37, respectively. These options were granted in exchange for consulting services and vest over periods of up to three years. In 2004 and 2005, the Company recorded charges to operations for stock options granted to consultants of approximately $39,000 and $58,000, respectively. The options issued to non-employees were recorded at fair value as of December 31, 2004 and 2005 using the Black-Scholes option pricing model, utilizing a risk free rate of 4%, expected life of five years and volatility of 100%. The Company is required to periodically re-measure the value of unvested options based on the then-current fair value of the underlying common stock. Increases in the fair value of the Company's common stock could result in significant expense.

        As of December 31, 2005 and March 31, 2006, the Company recorded $379,000 and $1,421,000 in prepaid expenses related to offering expenses for its planned initial public offering. These costs will be offset against the gross proceeds from the offering, if completed. In the event that the offering does not occur, these costs will be expensed.

10. Income Taxes

            As a result of the Company's history of operating losses, there is no provision for income taxes. The following is a reconciliation of the statutory federal income tax rate to the Company's effective income tax rate for the years ended December 31, 2003, 2004 and 2005:

	2003	2004	2005
Statutory federal income tax benefit	35.0%	35.0%	35.0%
State income tax benefit	1.5	2.3	3.5
Stock based debt discount	(17.2)	(7.8)	—
Permanent items	(0.1)	(0.2)	(8.8)
Valuation allowance	(19.2)	(29.3)	(29.7)

	—%	—%	—%

        Temporary differences between the financial reporting and tax basis of assets and liabilities at December 31, 2004 and 2005 are as follows (in thousands):

	2004	2005
Deferred tax assets:
Allowance for bad debt	$—	$152
Accrued liabilities	30	659
Deferred revenue	176	1,455
Net operating loss	18,134	24,225
Credit carryforwards	84	84
Stock option expense	—	441

Gross deferred tax assets	18,424	27,016

Deferred tax liabilities:
Fixed and intangible assets	(7)	(1,919)
Other	—	(610)

Gross deferred tax liabilities	(7)	(2,529)

Net deferred tax assets before valuation allowance	18,417	24,487
Valuation allowance	(18,417)	(24,487)

Deferred tax assets (liabilities), net	$—	$—

        The Company has determined that the deferred tax assets as of December 31, 2004 and 2005 did not satisfy the realization criteria set forth in SFAS No. 109, Accounting for Income Taxes, primarily due to the Company's operating losses since inception. Accordingly, a valuation allowance was recorded against the entire deferred tax asset. Should management conclude that the deferred tax assets were, at least in part, realizable, the valuation allowance will be reversed to the extent of such realizability. The reversal of the valuation allowance not attributable to deferred tax assets generated through current year acquisitions, if any, would be recognized as a deferred income tax benefit. $1.8 million of the valuation allowance at December 31, 2005 relates to acquistions. When the valuation allowance is subsequently reversed, the offsetting credit will first be recognized as a reduction to goodwill, followed by reductions to other intangible assets. At the time of reversal, any remaining valuation allowance will be a reduction to the future period's income tax expense.

        At December 31, 2005, approximately $63.0 million of net operating loss carryforwards for federal income tax purposes and approximately $29.8 million of net operating losses for state income tax purposes were available to offset future taxable income through the year 2025; these loss carryforwards will begin to expire in 2011. Included in these amounts are approximately $8.4 million of federal and $4.8 million of state net operating losses obtained through the acquisition of ISx.

        At December 31, 2005, approximately $84,000 of general business credit carryforwards were available to offset future tax liabilities. If unused, these credits will expire between 2011 and 2013.

        Under Section 382 of the Internal Revenue Code, if a corporation undergoes an "ownership change," the corporation's ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. An ownership change is generally defined as a greater than 50% change in its equity ownership by value over a three-year period. In light of the Company's recent private placements and acquisitions over the past three years, and the sale of shares in this offering, the Company believes that it has triggered "ownership change" limitations. The Company has not completed an analysis to determine to what extent its ability to utilize net operating loss carryforwards is limited, and such limitations will likely be significant.

        U.S income taxes were not provided for on undistributed earnings of non-U.S. subsidiaries, as the Company intends to reinvest these earnings indefinitely in operations outside the United States.

11. Commitments and Contingencies

            The Company leases its administrative offices under a noncancelable operating lease agreement. In January 2004, the Company entered into a new lease agreement for its administrative offices. Rent expense for the years ended December 31, 2003, 2004 and 2005 totaled approximately $45,000, $77,000 and $316,000, respectively. During 2005, the Company assumed the operating leases for YPS and ISx. The MAG office facilities are leased on a month-to-month basis. Future minimum payments under operating leases are as follows (in thousands):

December 31, 2005
Due in:
2006	$664
2007	763
2008	828
2009	689
2010	321
Thereafter	—

$3,265

        The Company issues warranties to customers for product performance in accordance with specifications that are short term in nature and service agreements provide warranty-like coverage for the duration of the service relationship. The Company's obligations under these warranties have not been significant and are generally covered under customer maintenance agreements. The Company also indemnifies customers against patent infringement claims. As of December 31, 2004 and 2005, there were no liabilities recorded in the financial statements related to indemnifications or warranties.

        The Company has entered into agreements with its preferred stockholders and certain other parties providing these parties with common stock registration rights.

12. Business Segments

            Segment information has been prepared in accordance with FASB SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The Company defines operating segments as components of an enterprise for which discrete financial information is available and is reviewed regularly by the chief operating decision maker or decision-making group to evaluate performance and make operating decisions. A breakout of assets and capital expenditures by segment is not provided to the chief operating decision maker. Accounting policies of the segments are the same as those described in the summary of significant accounting policies.

        The Company classifies its business into three fundamental segments: Internet Local Search, 411-Based Local Search and Media Services. Senior management evaluates and makes operating decisions about each of these operating segments based on a number of factors. Prior to April 14, 2005, the Company operated in only one segment. Operating results for each of the three business segments for the fiscal year ended December 31, 2005 are as follows:

	Internet Local Search	Media Services	411-Based Local Search	Combined
Revenue	$6,893	$1,584	$—	$8,477
Cost of sales	2,734	603	—	3,337

Gross profit	4,159	981	—	5,140
Sales and marketing	3,469	203	—	3,672
Product development and support	3,255	105	—	3,360
General and administrative	2,878	160	—	3,038
Amortization of intangibles	2,207	544	—	2,751

Total operating expenses	11,809	1,012	—	12,821
Loss from operations	(7,650)	(31)	—	(7,681)
Interest expense	628	—	—	628
Loss on investment in ISx	—	—	7,384	7,384
Other expense (income)	67	(28)	2,836	2,875

Net loss	$(8,345)	$(3)	$(10,220)	$(18,568)

        Operating results for each of the three business segments for the three months ended March 31, 2006 are as follows:

	Internet Local Search	Media Services	411-Based Local Search	Combined
Revenue	$2,411	$2,891	$1,977	$7,279
Cost of sales	693	1,225	1,053	2,971

Gross profit	1,718	1,666	924	4,308
Sales and marketing	858	296	557	1,711
Product development and support	991	190	889	2,070
General and administrative	1,053	597	899	2,549
Amortization of intangibles	824	709	89	1,622

Total operating expenses	3,726	1,792	2,434	7,952
Loss from operations	(2,008)	(126)	(1,510)	(3,644)
Interest expense	361	—	564	925
Other expense (income)	(1)	(5)	—	(6)
Provision for income taxes	—	—	2	2

Net loss	$(2,368)	$(121)	$(2,076)	$(4,565)

        As of December 31, 2005 and March 31, 2006, goodwill recorded in each of the business segments was as follows (in thousands):

	Internet Local Search	Media Services	411-Based Local Search
December 31, 2005	$5,440	$13,241	$13,309
Additional acquisition costs	11	—	82
Adjustment to fair value of identifiable intangible assets acquired	517	3,457	(849)

March 31, 2006	$5,968	$16,698	$12,542

Report of Independent Auditors

Board of Directors and Stockholder
Information Services Extended, Inc.

        We have audited the accompanying consolidated statements of operations and cash flows of Information Services Extended, Inc. for the period from April 14, 2005 through December 29, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Information Services Extended, Inc. for the period from April 14, 2005 through December 29, 2005 in conformity with accounting principles generally accepted in the United States.

                      /s/ Ernst & Young LLP

Denver, Colorado
March 20, 2006

Information Services Extended, Inc.
Consolidated Statement of Operations
(in thousands)

For the Period from April 14 to December 29, 2005
Revenue:
Maintenance	$4,392
Software license	2,209
Other services	907

Total revenue	7,508

Cost of revenue:
Maintenance	729
Software license	1,439
Other services	683

Total cost of revenue	2,851

Gross profit	4,657
Operating expenses:
Research and development	256
Selling, general and administrative	7,413
Depreciation and amortization	806

Total operating expenses	8,475

Operating loss	(3,818)
Interest expense, net	(616)

Loss before income taxes	(4,434)
Income taxes	88

Net loss	$(4,522)

Information Services Extended, Inc.
Consolidated Statement of Cash Flow
(in thousands)

For the Period April 14 to December 29, 2005
Operating activities
Net loss	$(4,522)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,496
Amortization of debt discount	99
Stock-based compensation expense	647
Interest refinanced into principal of note payable	307
Expenses paid by shareholder	321
Provision for doubtful accounts	191
Changes in operating assets and liabilities:
Accounts receivable-third party, net	(610)
Accounts receivable-related party, net	(137)
Prepaid expenses and other assets	(52)
Accounts payable	112
Accrued expenses and other current liabilities	566
Deferred revenue	1,075

Net cash used in operating activities	(507)
Investing activities
Capitalization of software development costs	(755)
Purchase of property and equipment, net	(113)

Net cash used in investing activities	(868)
Financing activities
Net cash (used) in financing activities	—
Effect of exchange rate changes on cash	1
Net decrease in cash	(1,374)
Cash at beginning of period	2,312

Cash at end of period	$938

Supplemental cash flow information
Cash paid for interest	$91

Information Services Extended, Inc.

Notes to Consolidated Financial Statements

1. Nature of Business

            Information Services Extended, Inc. (the "Company" or "ISx") was incorporated in the State of Delaware on September 6, 2000 and serves a global customer base of telecommunication companies primarily located in North America and Europe. ISx is headquartered in Fort Lauderdale, Florida and owns 100% of three foreign subsidiaries located in Belgium, Finland and the United Kingdom. The Company features a suite of telecommunications applications and products that support accurate delivery of directory listings and other information services by operators, voice-over IP and new wireless devices. Until April 14, 2005, Spencer Trask Intellectual Capital Company ("STICC") owned 95% of the Company. IBM owned the remaining 5%.

        On April 14, 2005, the Company was acquired by Aptas, Inc., a Delaware corporation, now known as Local Matters, Inc. ("LMI"), through a share exchange (the "Acquisition"), pursuant to which the Company became a wholly owned subsidiary of LMI. STICC and IBM sold all of their respective shares of ISx common stock to LMI in consideration of shares of LMI Preferred Stock.

        For the period from April 14, 2005 to December 29, 2005, LMI did not consolidate the financial results of the Company. These financial statements and notes thereto reflect the financial results for that period and do not include adjustments to allocate the purchase price paid by LMI to the shareholders of the Company for its assets and liabilities.

2. Summary of Significant Accounting Policies

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant transactions and balances between the Company and its subsidiaries have been eliminated in consolidation.

  Property and Equipment

        Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, which are approximately three years for equipment and computer hardware and software, five years for telephone/security equipment, and seven years for furniture and fixtures. Leasehold improvements are amortized over the lesser of the lease term or the useful life. Depreciation expense for the period was $270,000.

  Research and Development Costs

        Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, additional development costs are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of

Computer Software to be Sold, Leased, or Otherwise Marketed. Interest is capitalized for software development in accordance with SFAS No. 34, Capitalization of Interest Costs. Interest capitalized during the period was $49,900. The related amortization of software development costs is recorded as cost of revenues and totaled $307,700 for the period. Capitalized software development costs are amortized on a straight-line basis commencing as of the date the related software becomes available for sale. Capitalized costs are amortized over a range of twenty-four to sixty months based on the nature of the development project.

        The Company purchases maintenance contracts for software licenses used for development. Maintenance contracts for software licenses that are renewed annually are classified as software development costs on the balance sheet and generally amortized over a one-year period. The related amortization expense is recorded as cost of revenues and totaled $46,000 for the period. Long-term maintenance contracts for software licenses are amortized over a three-year period. The related amortization expense is recorded as cost of revenues and totaled $382,500 for the period.

  Intangible Assets

        Intangible assets consist of goodwill and other identifiable intangible assets. Identifiable intangible assets are recorded at fair value and consist of customer lists, licensed software, and trademarks. Amortization of these assets is computed using the straight-line method over the estimated periods of benefit of five years for licensed software and customer lists and twenty years for trademarks. Amortization expense during the period was $536,000.

        Estimated future annual amortization expense is $53,028 each year between 2006 and 2010. The Company accounts for goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 142 requires that goodwill and certain intangible assets are not amortized, but are subject to an annual impairment test. In testing for impairment, the Company estimates the fair value of the Company and compares the fair value with the carrying value. If the fair value is less than the carrying value, then the Company would determine the fair value of the goodwill. If the fair value of the goodwill were less than its carrying value, an impairment charge would be recorded to earnings in the Company's consolidated statement of operations. The Company incurred no impairment of goodwill as a result of its goodwill impairment test during the period.

  Revenue Recognition

        The Company generates revenue from the licensing of its directory assistance software, installation and training services, and post-contract customer support. The Company's software licenses are generally perpetual, and are delivered electronically or by packaged product. The Company's revenue recognition policies are in compliance with the American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, as amended by SOP 98-4 and SOP 98-9, Software Revenue Recognition, and related interpretations. The Company recognizes revenue when all of the following criteria are met: persuasive evidence of the arrangement exists, delivery has occurred and the Company has no remaining obligations, the fee is fixed or determinable, and collectibility is probable.

        In arrangements that include perpetual software licenses and maintenance and/or services (multiple elements), revenue is required to be allocated and deferred for the undelivered items based on vendor-specific objective evidence ("VSOE") of fair value of the undelivered elements if VSOE can be established. The difference between the total arrangement fee and the amount allocated to the undelivered items is required to be recognized as revenue upon delivery if VSOE can be established. Since the Company has a limited number of customers and revenue-generating transactions, VSOE of the undelivered elements cannot be established; therefore, if the only undelivered element is maintenance, the Company recognizes revenue for the total arrangement ratably over the maintenance period.

        When software is sold with other elements that include services to provide significant production, modification or customization of software, the Company recognizes revenue in accordance with Accounting Research Bulletin No. 45, Long-Term Construction Type Contracts and SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. In instances where customer acceptance is uncertain, and not merely perfunctory, the Company recognizes revenue using the completed contract method for these types of arrangements. Revenue billed and related contract costs are deferred and are recognized ratably over the remaining maintenance period once the contract is completed and the software accepted.

        Revenue related to training and post-contract customer services, when not sold with other elements, is recognized as the service is provided.

        Amounts related to those revenues that have been billed but not yet recognized are included in deferred revenue. Deferred costs associated with contracts accounted for using the completed contract method are netted against deferred revenue.

  Stock-Based Compensation

        The Company accounts for stock-based compensation under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. However to the extent that its shareholder, LMI, grants options to employees of the Company to purchase shares of LMI stock, these options are required to be accounted for at fair value.

        SFAS No. 123, Accounting for Stock-Based Compensation, defines a fair value method of accounting for issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. The Company's stockholder LMI has granted options and warrants to purchase its common stock and convertible preferred stock, respectively, to the Company's employees which were required to be recorded at their fair value of $1.1 million. Compensation expense recorded based on the vesting period during the period was $647,367.

        In order to determine the fair value of the options and warrants the following assumptions were utilized in a Black-Scholes option pricing model: risk-free interest rate of 4.0%; no expected dividends; a volatility of 100% and an expected life of 0.83 to five years.

  Long-Lived Assets

        The Company accounts for long-lived assets pursuant to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires impairment losses to be recorded on long-lived assets used in operations when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company's management reviews long-lived assets for potential impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Recoverability of assets to be held and used is determined by a comparison of the carrying amounts of the assets to future undiscounted net cash flows expected to be generated by the assets. Impairment, if any, is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets, as measured by future discounted cash flows. There were no impairment charges recorded during the period.

  Advertising Costs

        Advertising and promotional costs are expensed as incurred. Total advertising expense during the period charged to operations was $50,000.

  Foreign Currency Transactions

        Foreign currency transaction gains (losses) totaled approximately $52,000.

  Income Taxes

        The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes ("SFAS 109"). Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

  Concentrations of Credit Risk

        Concentrations of credit risk consist primarily of cash and accounts receivable. Management believes the use of high credit-quality financial institutions minimizes the risk of loss associated with cash. Accounts receivable primarily represent amounts due under the Company's contracts with its customers. The Company generally does not require collateral from its customers and establishes allowances for bad debts on a specific identification basis, based upon review of its accounts receivable. Historical write-offs have not been significant.

  Significant Customers and Revenue Concentrations

        For the period ended December 29, 2005, the Company had three customers, all in the telecommunications industry, which together represented approximately 66% of revenues. In addition, IBM represented approximately 7.5% of revenues for the period. The loss of any of these customers could have a material adverse impact on the Company's results of operations and cash flows. No other single customer accounted for more than 10% of revenues for the period. During the period, 50% of revenue originated in the United States.

  Recent Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS 123R"), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS No. 123R supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS 95, Statement of Cash Flows. Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the consolidated financial statements based on their fair values. SFAS 123R requires the Company to adopt the fair value method of accounting for all share-based payments, on a prospective basis beginning January 1, 2006.

3. Income Taxes

            The United States and foreign components of income (loss) before income taxes are as follows (in thousands):

United States	$(4,740)
Foreign	306

Total	$(4,434)

        The components of the provision for income taxes as of December 29, 2005 are as follows (in thousands):

Current:
Federal	$—
Foreign	85
State	3

Total current	88
Deferred	—

Total provision for income taxes	$88

        The Company has incurred net losses since inception. At December 29, 2005, the Company had approximately $8,356,000 in net operating loss carryforwards for U.S. federal income tax purposes that expire in various amounts through 2024. Beginning April 14, 2005, the Company will file a consolidated United States Federal tax return with LMI. The use by LMI of the Company's loss carryforwards may be limited under IRC Section 382c. In accordance with SFAS No. 109, it is more likely than not that the resulting deferred tax assets, and the Company's other net deferred tax assets, will not be realized; therefore, a full valuation allowance has been provided.

        A reconciliation of the Company's effective tax rate to the statutory federal rate for the period is as follows:

Tax at U.S. federal statutory rate	35.0%
State taxes, net of federal benefit	4.7
Non-deductible items	(1.8)
Change in valuation allowance	(39.9)

(2.0)%

4. Stock Compensation

            In February 2001, the Company adopted the 2001 Stock Plan (the "Plan"), to provide for the granting of up to 14,000,000 stock options to employees, directors, and consultants of the Company. Options granted under the Plan may be incentive stock options or non-statutory stock options as determined by the Company at the time of grant. The options to purchase common shares generally vest over a period of three to four years and expire five to seven years from the date of grant. The Plan provides that the number of options and the option exercise price are to be fixed by the board of directors, but the exercise price may not be lower than the fair market value per share of the underlying common shares on the date of grant. Under certain circumstances, the Company's board of directors has the right to accelerate the vesting date for any options granted. Option holders received options to purchase 970,180 shares of LMI common stock with a weighted average exercise price of $0.50 per share in exchange for Company options upon the Acquisition. Concurrent with the Acquisition no additional shares were available for grant under the Plan.

5. Commitments and Contingencies

            The Company leases certain office space and vehicles under various operating leases. In addition to rent, the leases require the Company to pay for taxes, insurance, maintenance, and other operating expenses.

        Effective July 1, 2001, the Company entered into a lease agreement for its office facilities under a noncancelable lease. The lease expires on June 30, 2006, but does provide for renewal options. This lease requires the payment of related executory costs, which include payment of taxes, maintenance and insurance. Total rent expense for period was approximately $273,000.

6. Related Party Transactions

            During the period, the Company had $14.8 million of long term debt outstanding (the "Note") to Kevin Kimberlin Partners, L.P. ("KKP") an affiliate of STICC and Kevin Kimberlin, a member of the board of directors of LMI. The Note bore interest at a rate of 5% with a final maturity of March 2013. During the period, $5.7 million of the Note was assigned by KKP to Search Mezzanine Investors LLC, an entity affiliated with KKP and Kevin Kimberlin. The assigned portion of the Note bears interest at a rate of 6% with a final maturity of March 2013. In connection with the Acquisition, KKP was issued 377,700 warrants to purchase LMI preferred stock. The warrants were recorded at a fair value of $1,063,000 as a debt discount and are being amortized over the term of the Notes. Also during the period, LMI and an affiliate of STICC paid $320,722 of compensation and insurance expense on behalf of the Company.

7. Employee Benefits

            The Company offers eligible employees medical benefits and life insurance plans. The costs of the medical benefit plans are shared with employees, while the cost of the life insurance plan is paid by the Company. The Company also maintains a 401(k) benefit plan allowing eligible U.S.-based employees to contribute.

8. Shareholder's Deficit

            During the period from April 14, 2005 to December 29, 2005, the Company had one shareholder and no changes in the 40 million common shares outstanding. The changes in shareholder's deficit during this period are as follows (in thousands):

Balance at April 14, 2005	$(13,357)
Net loss	(4,522)
Expenses paid by shareholder on Company's behalf	321
Stock-based compensation expense	647
Foreign currency translation adjustment	1
Warrants to purchase LMI stock issued to debt holder	1,063

Balance at December 29, 2005	$(15,847)

Report of Independent Auditors

Board of Directors and Stockholders
Information Services Extended, Inc.

        We have audited the accompanying consolidated balance sheets of Information Services Extended, Inc. ("ISx" or the "Company") as of December 31, 2003 (as restated) and 2004, and the related consolidated statements of operations, shareholders' deficit and cash flows for the years ended December 31, 2003 (as restated) and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ISx at December 31, 2003 (as restated) and 2004, and the consolidated results of its operations and its cash flows for the years ended December 31, 2003 (as restated) and 2004 in conformity with accounting principles generally accepted in the United States.

        As discussed in Note 2 to the consolidated financial statements, the Company has restated its consolidated financial statements as of and for the year ended December 31, 2003.

/s/ Ernst & Young LLP Certified Public Accountants

Fort Lauderdale, Florida
March 20, 2006

Information Services Extended, Inc.

Consolidated Balance Sheets

	December 31, 2003	December 31, 2004	March 31, 2005
	(Restated)		(unaudited)
Assets
Current assets:
Cash	$619,873	$3,501,797	$2,616,857
Accounts receivable—third party, net of allowances of $114,155 in 2003 and $0 in 2004 and 2005	2,956,800	2,028,047	1,656,003
Accounts receivable—related party	1,128,161	1,086,247	179,347
Prepaid expenses and other current assets	234,394	331,164	265,415

Total current assets	4,939,228	6,947,255	4,717,622
Property and equipment, net	545,386	640,564	721,532
Software development costs, net	1,543,876	2,223,511	2,444,179
Goodwill	1,112,937	1,112,937	1,112,937
Intangible assets—customer relations, net	1,414,085	707,043	530,282
Intangible assets—licensed software, net	1,084,131	542,066	406,549
Intangible assets—trademarks, net	901,480	848,451	835,195
Other assets	455,805	88,431	88,214

Total assets	$11,996,928	$13,110,258	$10,856,510

Liabilities and shareholders' deficit
Current liabilities:
Accounts payable	$92,162	$128,852	$284,712
Accrued expenses	886,923	2,065,975	1,410,600
Deferred revenue	4,572,061	6,502,347	6,893,910
Related-party line of credit borrowings	15,130,421	366,136	—
Other current liabilities	26,731	27,713	21,917

Total current liabilities	20,708,298	9,091,023	8,611,139
Related-party line of credit borrowings refinanced on a long-term basis	—	14,764,285	14,000,000
Put/call rights	1,000,000	1,000,000	1,000,000
Shareholders' deficit:
Series A preferred stock, $.001 par value—10,000,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock, $.001 par value—100,000,000 shares authorized, 40,000,000 shares issued and outstanding	40,000	40,000	40,000
Additional paid-in capital	824,340	824,340	944,340
Accumulated other comprehensive loss	(10,619)	(15,681)	(19,307)
Accumulated deficit	(10,565,091)	(12,593,709)	(13,719,662)

Total shareholders' deficit	(9,711,370)	(11,745,050)	(12,754,629)

Total liabilities and shareholders' deficit	$11,996,928	$13,110,258	$10,856,510

See accompanying notes.

Information Services Extended, Inc.

Consolidated Statements of Operations

	Year ended		Three months ended
	December 31, 2003	December 31, 2004	March 31, 2004	March 31, 2005
	(Restated)		(unaudited)	(unaudited)
Revenue
Maintenance	$8,224,906	$7,679,939	$2,071,675	$1,624,603
Software licenses	1,062,669	1,574,551	285,139	287,561

Total revenue	9,287,575	9,254,490	2,356,814	1,912,164
Cost of Revenue
Maintenance	846,891	1,290,210	257,356	302,448
Software licenses	1,064,670	1,407,655	294,037	250,276

Total cost of revenue	1,911,561	2,697,865	551,393	552,724

Gross margin	7,376,014	6,556,625	1,805,421	1,359,440
Operating expenses:
Research and development	374,083	92,233	1,135	—
Selling, general and administrative	6,324,176	6,777,373	1,558,530	2,046,235
Depreciation	348,802	293,880	72,701	96,106
Amortization of intangibles	760,071	760,071	190,018	190,018

Total operating expenses	7,807,132	7,923,557	1,822,384	2,332,359

Operating loss	(431,118)	(1,366,932)	(16,963)	(972,919)
Interest expense, net	(580,641)	(558,373)	(137,968)	(135,534)

Loss before income taxes	(1,011,759)	(1,925,305)	(154,931)	(1,108,453)
Income taxes	(84,905)	(103,313)	4,697	(17,500)

Net loss	$(1,096,664)	$(2,028,618)	$(150,234)	$(1,125,953)

Loss per common share:
Basic and diluted loss per share	$(0.03)	$(0.05)	$(0.00)	$(0.03)
Weighted average shares outstanding	40,000,000	40,000,000	40,000,000	40,000,000

See accompanying notes.

Information Services Extended, Inc.

Consolidated Statements of Shareholders' Deficit

	Common Stock			Accumulated Other Comprehensive Loss
			Additional Paid-In Capital		Accumulated Deficit	Total Shareholders' Deficit	Total Comprehensive Loss
	Shares	Amount
Balance at December 31, 2002	40,000,000	$40,000	$226,005	$(4,104)	$(9,468,427)	$(9,206,526)
Foreign currency translation adjustment	—	—	—	(6,515)	—	(6,515)	$(6,515)
Forgiven interest on line of credit	—	—	598,335	—	—	598,335
Net loss (Restated)	—	—	—	—	(1,096,664)	(1,096,664)	(1,096,664)

Total comprehensive loss (Restated)							$(1,103,179)

Balance at December 31, 2003 (Restated)	40,000,000	40,000	824,340	(10,619)	(10,565,091)	(9,711,370)
Foreign currency translation adjustment	—	—	—	(5,062)	—	(5,062)	(5,062)
Net loss	—	—	—	—	(2,028,618)	(2,028,618)	(2,028,618)

Total comprehensive loss							$(2,033,680)

Balance at December 31, 2004	40,000,000	$40,000	$824,340	(15,681)	(12,593,709)	$(11,745,050)
Foreign currency translation adjustment (unaudited)	—	—	—	(3,626)	—	(3,626)	(3,626)
Executive bonus paid by KKP (unaudited)	—	—	120,000	—	—	120,000
Net loss (unaudited)	—	—	—	—	(1,125,953)	(1,125,953)	(1,125,953)

Total comprehensive loss (unaudited)							$(1,129,579)

Balance at March 31, 2005 (unaudited)	40,000,000	$40,000	$944,340	$(19,307)	$(13,719,662)	$(12,754,629)

See accompanying notes.

Information Services Extended, Inc.

Consolidated Statements of Cash Flows

	Year ended		Three months ended
	December 31, 2003	December 31, 2004	March 31, 2004	March 31, 2005
	(Restated)		(unaudited)	(unaudited)
Operating activities
Net income (loss)	$(1,096,664)	$(2,028,618)	$(150,234)	$(1,125,953)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of software development costs	261,824	223,307	36,636	109,011
Impairment of software development costs	216,914	113,610	—	—
Amortization of intangible assets	1,302,136	1,302,136	325,534	325,534
Depreciation and amortization of property and equipment	348,803	293,881	72,702	96,106
Amortization of debt discount	12,122	—	—	—
Forgiven interest on related-party line of credit	598,335	—	—	—
Executive bonus paid by KKP	—	—	—	120,000
(Recovery of) provision for bad debts	(17,054)	(114,155)	—	—
Changes in operating assets and liabilities:
Accounts receivable third-party	(853,186)	1,042,908	1,854,648	372,045
Accounts receivable related-party	(577,244)	41,914	807,833	906,900
Prepaid expenses and other current assets	(42,240)	(96,770)	72,486	65,749
Other assets	(685)	367,374	84,464	217
Accounts payable	(75,776)	36,690	10,614	155,860
Accrued expenses and other current liabilities	441,205	1,180,034	(186,664)	(661,171)
Deferred revenue	42,548	1,930,286	(316,529)	391,563

Net cash provided by operating activities	561,038	4,292,597	2,611,490	755,861
Investing activities
Capitalization of software development costs	(915,930)	(1,016,552)	(269,767)	(329,679)
Purchases of property and equipment, net	(111,112)	(389,059)	(17,698)	(177,074)

Net cash used in investing activities	(1,027,042)	(1,405,611)	(287,465)	(506,753)
Financing activities
Debt borrowings from related-parties	2,775,000	—	—	—
Debt repayments to related-parties	(2,275,000)	—	—	(1,130,422)

Net cash provided by (used in) financing activities	500,000	—	—	(1,130,422)
Effect of exchange rate changes on cash	(6,515)	(5,062)	(3,618)	(3,626)

Increase (decrease) in cash	27,481	2,881,924	2,320,407	(884,940)
Cash at beginning of period	592,392	619,873	619,873	3,501,797

Cash at end of period	$619,873	$3,501,797	$2,940,280	$2,616,857

Supplemental cash flow information:
Interest paid to related parties	$—	$3,305	$3,305	$—

Income taxes paid	$29,843	$90,087	$39,167	$33,376

See accompanying notes.

Information Services Extended, Inc.

Notes to Consolidated Financial Statements

1. Nature of Business

            Information Services Extended, Inc. (the "Company" or "ISx") was incorporated in the State of Delaware on September 6, 2000 and serves a global customer base of telecommunications companies, primarily located in North America and Europe. ISx is headquartered in Fort Lauderdale, Florida and owns 100% of three foreign subsidiaries located in Belgium, Finland and the United Kingdom. The Company features a suite of telecommunications applications and products that support delivery of directory listings and other information services by operators, voice-over IP and new wireless devices.

2. Restatement of Financial Information

            The financial results as of and for the year ended December 31, 2003 have been restated to properly account for one transaction that was previously inaccurately reflected in the Company's historical financial results. The restatement also increased deferred revenue by approximately $119,000 as of December 31, 2003. The cumulative effect of these restated financial statements increased the previously reported net loss by approximately $119,000 for the year ended December 31, 2003. This inaccuracy overstated software license revenue due to the timing of delivery of a specified upgrade for a product to one customer.

        A detailed summary of the restatement is set forth below.

	2003 As Previously Reported	Restatement Adjustments	2003 As Restated
License revenue	$1,062,669	$—	$1,062,669
Maintenance & technical services revenue	8,343,867	(118,961)	8,224,906

Total revenue	9,406,536	(118,961)	9,287,575

Net income (loss)	$(977,703)	$(118,961)	$(1,096,664)

Earnings (loss) per common share:
Basic and diluted earnings (loss) per share	$(0.02)		$(0.03)

3. Summary of Significant Accounting Policies

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant transactions and balances between the Company and its subsidiaries have been eliminated in consolidation.

  Property and Equipment

        Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, which are approximately three years for equipment, computer hardware and software, five years for telephone/security equipment, and seven years for furniture and fixtures. Leasehold improvements are amortized over the lesser of the lease term or the useful life.

  Research and Development and Software Development Costs

        Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, additional development costs are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. The amount capitalized as software development costs in the years ended December 31, 2003 and 2004 and the three months ended March 31, 2004 and 2005 was $915,930, $1,016,552, $269,767 (unaudited), and $329,679 (unaudited), respectively, and consisted primarily of labor costs. Interest is capitalized for software development in accordance with SFAS No. 34, Capitalization of Interest Costs. Interest capitalized for the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2004 and 2005 was $35,251, $47,294, $12,482 (unaudited), and $4,561 (unaudited), respectively. The related amortization is recorded as cost of revenues and totaled $204,867, $212,681, $30,770 (unaudited), and $109,011 (unaudited), for years ended December 31, 2003 and 2004, and the three months ended March 31, 2004 and 2005, respectively. Capitalized software development costs are amortized on a straight-line basis, commencing as of the date the related software becomes available for sale. Capitalized costs are amortized over a range of 24 to 60 months, based on the nature of the development project.

        The Company purchases maintenance contracts for software licenses used for development. Maintenance contracts for software licenses that are renewed annually are classified as software development costs on the balance sheet and generally amortized over a one-year period. The related amortization expense is recorded as cost of revenues and totaled $34,143, $41,835, $9,075 (unaudited), $14,053 (unaudited), for the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2004 and 2005, respectively. Long-term maintenance contracts for licenses are amortized over a three-year period. The related amortization expense is recorded as cost of revenues and totaled $56,957, $10,626, $5,866 (unaudited) and $(0) (unaudited) for the years December 31, 2003 and 2004 and for the three months ended March 31, 2004 and 2005, respectively.

        Write-downs of software development costs to net realizable value totaled $216,914 and $113,610, $0 (unaudited), $0 (unaudited), for the years ended December 31, 2003 and 2004, and the three months ended March 31, 2004 and 2005, respectively.

  Intangible Assets

        Intangible assets in the accompanying consolidated balance sheets arose from the IBM acquisition (see Note 6) and consist of the cost of the acquired business in excess of the fair value of the net assets acquired and other intangible assets. Identifiable other intangible assets arising from this acquisition were recorded at fair value and consist of customer lists, licensed software and trademarks.

Amortization of these assets is computed using the straight-line method over the estimated periods of benefit of five years for licensed software and customer lists and twenty years for trademarks.

        Intangible assets other than goodwill consist of the following:

	December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Total
Customer lists	$3,535,212	$2,121,126	$1,414,086
Licensed software	2,710,329	1,626,198	1,084,131
Trademarks	1,060,563	159,084	901,479

	$7,306,104	$3,906,408	$3,399,696

	December 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Total
Customer lists	$3,535,212	$2,828,169	$707,043
Licensed software	2,710,329	2,168,263	542,066
Trademarks	1,060,563	212,112	848,451

	$7,306,104	$5,208,544	$2,097,560

	March 31, 2005
	(unaudited)
	Gross Carrying Amount	Accumulated Amortization	Total
Customer lists	$3,535,212	$3,004,930	$530,282
Licensed software	2,710,329	2,303,780	406,549
Trademarks	1,060,563	225,368	835,195

	$7,306,104	$5,534,078	$1,772,026

        Estimated future annual amortization expense is as follows:

Year ending December 31, 2005	$1,302,136
Year ending December 31, 2006	53,028
Year ending December 31, 2007	53,028
Year ending December 31, 2008	53,028
Year ending December 31, 2009	53,028

        The Company accounts for goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 142 requires that goodwill and certain intangible assets are not amortized, but are subject to an annual impairment test. In testing for impairment, the Company estimates the fair value of the Company and compares the fair value with the carrying value. If the fair value is less than the carrying value, then the Company would determine the fair value of the goodwill. If the fair value of the goodwill were less than its carrying value, an impairment charge would be recorded to earnings in the Company's consolidated statement of operations. At December 31, 2003 and 2004, March 31, 2005, the Company had $1,112,937 of goodwill. The Company incurred no impairment of goodwill as a result of its goodwill impairment test in 2004.

  Accrued Liabilities

        A summary of accrued liabilities is as follows:

	December 31, 2003	December 31, 2004	March 31, 2005
			(unaudited)
Accrued interest—related party	$—	$602,746	$742,865
Accrued bonus	349,561	558,994	129,606
Other	537,362	904,235	538,129

	$886,923	$2,065,975	$1,410,600

  Revenue Recognition

        The Company generates revenue from the licensing of its directory assistance software, installation and training services, and post-contract customer support. The Company's software licenses are generally perpetual, and are delivered electronically or by packaged product. The Company's revenue recognition policies are in compliance with the American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, as amended by SOP 98-4 and SOP 98-9, Software Revenue Recognition, and related interpretations. The Company recognizes revenue when all of the following criteria are met: persuasive evidence of the arrangement exists; delivery has occurred and the Company has no remaining obligations; the fee is fixed or determinable; and collectibility is probable.

        In arrangements that include perpetual software licenses and maintenance and/or services (multiple elements), revenue is required to be allocated and deferred for the undelivered items based on vendor-specific objective evidence ("VSOE") of fair value of the undelivered elements if VSOE can be established. The difference between the total arrangement fee and the amount allocated to the undelivered items is required to be recognized as revenue upon delivery if VSOE can be established. Since the Company has a limited number of customers and revenue-generating transactions, VSOE of the undelivered elements cannot be established; therefore, if the only undelivered element is maintenance, the Company recognizes revenue for the total arrangement ratably over the maintenance period.

        When software is sold with other elements that include services to provide significant production, modification or customization of software, the Company recognizes revenue in accordance with Accounting Research Bulletin No. 45, Long-Term Construction Type Contracts and SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. In instances where customer acceptance is uncertain, and not merely perfunctory, the Company recognizes revenue using the completed contract method for these types of arrangements. Revenue billed and related contract costs are deferred and are recognized ratably over the remaining maintenance period once the contract is completed and the software accepted.

        Revenue related to training and post-contract customer services, when not sold with other elements, is recognized as the service is provided.

        Amounts related to those revenues that have been billed but not yet recognized are included in deferred revenue in the accompanying consolidated balance sheets. Deferred costs associated with contracts accounted for using the completed contract method are netted against deferred revenue, and totaled $1,307,384, $2,508,820, $1,788,910 (unaudited), and $2,754,450 (unaudited) at December 31, 2003 and 2004, and March 31, 2004 and 2005, respectively.

  Stock-Based Compensation

        SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), defines a fair value method of accounting for the issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair-value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to SFAS No. 123, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), but are required to disclose pro forma net income and per share amounts as if the Company had applied the methods prescribed by SFAS 123.

        The Company accounts for employee stock-based compensation under APB 25 and calculates the pro forma net loss under the disclosure requirements of SFAS 123, as amended by SFAS No. 148. Pro forma information regarding net loss is determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair market value of options granted was estimated at the date of grant using the minimum value method with the following assumptions: range of risk-free interest rates of 2.72% to 5.34%; no expected dividends; and an expected life equal to the contractual life (five to seven years). The Company's net income or loss for the years ended December 31, 2003 and 2004, and the three months ended March 31, 2004 and 2005 and would not be significantly affected had the Company accounted for its stock options using the fair value method of SFAS 123.

  Long-Lived Assets

        The Company accounts for long-lived assets pursuant to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires impairment losses to be recorded on long-lived assets used in operations when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company's management reviews long-lived assets for potential impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Recoverability of assets to be held and used is determined by a comparison of the carrying amounts of the assets to future undiscounted net cash flows expected to be generated by the assets. Impairment, if any, is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets, as measured by future discounted cash flows.

  Advertising Costs

        Advertising and promotional costs are expensed as incurred. Total advertising expense charged to operations was $183,596, $242,437, $65,362 (unaudited), and $54,269 (unaudited) for the years ended December 31, 2003 and 2004, and the three months ended March 31, 2004 and 2005, respectively.

  Foreign Currency Transactions

        Foreign currency transaction gains (losses) included in results of operations for the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2004 and 2005 totaled approximately, $109,000, $14,000, $(20,000) (unaudited), and $(21,000) (unaudited), respectively.

  Income Taxes

        The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes ("SFAS 109"). Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

  Fair Value of Financial Instruments

        The carrying amounts of cash, receivables, accounts payable and accrued liabilities approximate fair value due to the short maturity of these instruments. The carrying amount of the Company's line of credit borrowings approximates fair value, as the fixed interest rate of the debt approximates market rates at March 31, 2005.

  Concentrations of Credit Risk

        Concentrations of credit risk consist primarily of cash and accounts receivable. Management believes the use of credit-quality financial institutions minimizes the risk of loss associated with cash. Accounts receivable primarily represent amounts due under the Company's contracts with its customers. The Company generally does not require collateral from its customers and establishes allowances for bad debts on a specific identification basis, based upon review of its accounts receivable. Historical write-offs have not been significant.

  Significant Customers and Revenue Concentrations

        For the three months ended March 31, 2005, the Company had three customers, all in the telecommunications industry, which together represented approximately 53% (unaudited) of revenues, and two customers, each in the telecommunications industry, which together represented approximately 51% (unaudited) of revenues for the three months ended March 31, 2004. For the year ended December 31, 2004, the Company had two customers, each in the telecommunications industry, which together represented approximately 49% of revenues, and four customers, each in the telecommunications industry, which represented approximately 57% of revenues for the year ended December 31, 2003. In addition, International Business Machines Corporation ("IBM") represented approximately 25%, 13%, 16% (unaudited), and 12% (unaudited), of revenues for the years ended

December 31, 2003 and 2004 and for the three months ended March 31, 2004 and 2005 respectively (see Note 11). The loss of any of these customers could have a material adverse impact on the Company's financial position, results of operations and cash flows. No other single customer accounted for more than 10% of revenues for the three months ended March 31, 2005 and 2004 and years ended December 31, 2004 and 2003.

        In 2003, 50% of revenue originated in the United States, and 14% of revenue originated in Australia. In 2004, 62% of revenue originated in the United States. For the three months ended March 31, 2004, 63% (unaudited) of revenue originated in the United States. For the three months ended March 31, 2005, 60% (unaudited) of revenue originated in the United States and 10% of revenue (unaudited) originated in Belgium.

4. Recent Accounting Pronouncements

            In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS 123R"), which is a revision of SFAS 123. SFAS 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the consolidated financial statements based on their fair values. Pro forma disclosure is no longer an alternative. SFAS 123R must be adopted no later than January 1, 2006. The Company expects to adopt SFAS 123R on January 1, 2006.

        SFAS 123R permits companies to adopt its requirements using one of two methods:

  1.
  A "modified-prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.

  2.
  A "modified-retrospective" method which includes the requirements of the modified-prospective method described above, but also permits entities to restate, based on the amounts previously reflected in their SFAS 123 pro forma disclosures, either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

        If it is not possible to reasonably estimate the fair value of equity share options and similar instruments because it is not practicable to estimate the expected volatility of the entity's share price, SFAS 123R allows a nonpublic company to measure its awards of equity share options and similar instruments based on a value calculated using the historical volatility of an appropriate industry sector instead of the expected volatility of such company's share price. The Company is currently in the process of determining the effects of SFAS 123R on its financial position, results of operations and cash flows.

5. Liquidity

            The accompanying consolidated financial statements have been presented on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses of $13,719,662 for the period from inception through March 31, 2005, and has a working capital deficit at March 31, 2005. As of April 14, 2005, and in connection with the acquisition of the Company by Aptas, Inc., the Company's demand promissory note was converted to a secured convertible promissory note due in 2013 (see Notes 9 and 14).

        The Company's continued existence is dependent upon its ability to raise capital and to market and sell its services successfully. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

6. Acquisition

            On September 30, 2000, IBM entered into a purchase agreement (the "IBM Acquisition") to sell its information services directory assistance solution division to the Company's parent, Spencer Trask Intellectual Capital Company, LLC ("STICC"). At the time, STICC owned 100% of the Company, which was newly formed. The IBM Acquisition was consummated on December 29, 2000 for an aggregate purchase price of approximately $9.0 million, including acquisition costs of approximately $306,000. The Company financed the acquisition through notes payable of $8,150,000 (see Note 8), $500,000 in cash and 2,000,000 shares of common stock of the Company with a fair value of $66,000 issued to IBM. The IBM Acquisition was accounted for as a purchase transaction and "pushed down" to the Company. The purchase price allocation to the tangible and intangible assets acquired was based upon estimates of their fair value. Subsequent to the IBM Acquisition, STICC held 95% ownership in the Company, while the remaining 5% was held by IBM. Pursuant to the IBM Acquisition, IBM had the right, for a period of two months following the second anniversary of the IBM Acquisition, to cause STICC to purchase all of its 2,000,000 shares of common stock in the Company for an aggregate purchase price of $1.0 million. Likewise, during the same time period, STICC had the right to cause IBM to sell all 2,000,000 of its shares of common stock in the Company for $1.0 million. To record the impact of this put/call agreement, the rights were recorded as temporary equity at their present value, initially $700,000, and have been accreted up to their fair value through the most likely date that the rights would be exercised, which was determined to be November 2002. Accretion was recorded against additional paid-in capital due to the Company's lack of retained earnings. As a result of the put/call rights, the value of the shares of common stock of the Company issued to IBM was also recorded as temporary equity.

        IBM has attempted to exercise its put right against STICC with respect to IBM's stock ownership in ISx. Following discussions between STICC and IBM, the parties decided that IBM's shareholder position in ISx will be maintained at present (see Note 14).

7. Property and Equipment

  Property and equipment consists of the following:

	December 31, 2003	December 31, 2004	March 31, 2005
			(unaudited)
Computer software and hardware	$1,173,086	$1,238,659	$1,411,766
Furniture and fixtures	142,088	142,088	142,088
Telephone/security equipment	198,583	198,583	198,583
Leasehold improvements	327,768	327,768	327,768

	1,841,525	1,907,098	2,080,205
Less accumulated depreciation and amortization	(1,296,139)	(1,266,534)	(1,358,673)

	$545,386	$640,564	$721,532

8. Income Taxes

            The United States and foreign components of income (loss) before income taxes are as follows:

	Year ended December 31,		Three months ended March 31,
	2003	2004	2004	2005
			(unaudited)	(unaudited)
United States	$(1,121,481)	$(2,063,522)	$(40,958)	$(919,246)
Foreign	109,722	138,217	(113,973)	(189,207)

Total	$(1,011,759)	$(1,925,305)	$(154,931)	$(1,108,453)

        The components of the provision for income taxes are as follows:

	Year ended December 31,		Three months ended March 31,
	2003	2004	2004	2005
			(unaudited)	(unaudited)
Current:
Federal	$20,000	$59,000	$5,000	$11,000
Foreign	56,070	35,671	(10,952)	—
State	8,835	8,642	1,255	6,500

Total current	84,905	103,313	(4,697)	17,500
Deferred	—	—		—

Total provision for income taxes	$84,905	$103,313	$(4,697)	$17,500

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of the assets and liabilities for financial purposes and the amounts used for income tax purposes. The significant components of the Company's net deferred income taxes are as follows:

	December 31, 2003	December 31, 2004	March 31, 2005
			(unaudited)
Deferred tax assets:
Intangible assets	$1,287,695	$1,693,078	$1,915,244
Allowance for bad debts	42,957	—	—
Accrued liabilities	66,873	227,841	41,753
Deferred revenue	445,749	1,230,922	1,626,484
Net operating loss carry-forwards	2,622,502	2,509,023	2,265,609

Deferred tax assets	4,465,776	5,660,864	5,849,090
Less: valuation allowance	(3,970,939)	(4,742,466)	(5,076,872)

Total deferred tax assets	494,837	918,398	772,218
Deferred tax liabilities:
Fixed assets	494,837	918,398	772,218

Total net deferred income taxes	$—	$—	$—

        The Company has incurred net losses since its inception. At March 31, 2005, the Company had approximately $6,021,000 in net operating loss carry-forwards for U.S. federal income tax purposes that expire in various amounts through 2025. In accordance with SFAS No. 109, it is more likely than not that the resulting deferred tax assets, and the Company's other net deferred tax assets, will not be realized; therefore, a full valuation allowance has been provided.

        The change in the valuation allowance for the three months ended March 31, 2005 was an increase of approximately $334,000 (unaudited). For the years ended December 31, 2003 and 2004, the change in the valuation allowance was an increase of approximately $382,000 and $772,000, respectively, resulting primarily from net operating losses generated during the periods. The difference between the provision for income taxes and the amount which results from applying the federal statutory rate of 34% for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003 is primarily due to the increase in the valuation allowance, resulting in no tax benefit reported in any of those periods.

        A reconciliation of the Company's effective tax rate to the statutory federal rate for the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2005 is as follows:

	Year ended December 31,
			Three Months ended March 31, 2005
	2003	2004
			(unaudited)
Tax at U.S. federal statutory rate	34.0%	34.0%	34.0%
State taxes, net of federal benefit	3.2	3.5	3.2
Non-deductible items	(3.8)	(1.0)	(3.7)
Other	(4.0)	(1.8)	(5.2)
Change in valuation allowance	(37.8)	(40.1)	(29.9)

	(8.4)%	(5.4)%	(1.6)%

9. Long-Term Debt

  Notes Payable

        In connection with the IBM Acquisition, the Company entered into a series of notes payable with IBM totaling $8,150,000 which were due in installments as follows (as adjusted by amendment dated February 14, 2002): $4,000,000 due and paid in December 2000, $1,400,000 due and paid in March 2001, $1,375,000 due and paid in June 2002, and $1,375,000 due and paid in June 2003. No interest rate was stated within the executed notes; therefore, interest was imputed using the Company's incremental borrowing rate of 7.8% and recorded as debt discount (originally valued at $320,587 as of December 29, 2000), and has been amortized over the term of the notes as interest expense. Amortization of debt discount recorded as interest expense for the years ended December 31, 2003 and 2004 and the three months ended March 31, 2004 and 2005 was $12,122, $0, $0 (unaudited), and $0 (unaudited), respectively. The notes were collateralized by a letter of credit the Company had with a financial institution. To support the letter of credit, the Company paid a 2% annual guarantee fee to Kevin Kimberlin Partners, LP ("KKP"), a principal of STICC.

        The Company entered into an 8% promissory note with KKP on December 29, 2000 for a principal amount of $3,994,006, due and payable on December 29, 2006. The proceeds of this loan were used to partially finance the IBM Acquisition. The entire principal balance plus accrued interest was paid in full by the Company in 2001.

  Line of Credit

        The Company entered into a line of credit with a financial institution in November 2000, which was increased at various times throughout 2001 and 2002 in order to meet the financial and operational needs of the Company. The financial covenants associated with the line of credit pledge all of the Company's assets and include other terms and conditions customary in bank loan agreements. A guarantee was issued by KKP for the entire balance of the line of credit. To support the guarantee to the financial institution, the Company paid a 2% per annum guarantee fee to KKP. The line of credit bears interest at a variable rate based on the Monthly LIBOR Index, as defined in the debt agreement, plus 125 basis points. On July 22, 2002, the line of credit was purchased by KKP from the financial institution and now bears a 4% per annum interest rate. Interest accrued on the line of credit for 2003 was forgiven by KKP and is reflected as a capital contribution for the year ended December 31, 2003. The outstanding balance on the line of credit payable to KKP as of December 31, 2003 and 2004, and March 31, 2005 was $15,130,421, $15,130,421, and $14,000,000 (unaudited), respectively, and is due upon demand (see Note 5 and Note 14). All assets of the Company are pledged as collateral for outstanding borrowings under the line of credit.

        As a result of the refinancing of the line of credit on a long-term basis in April 2005, $14,764,285 and $14,000,000 (unaudited) of the outstanding balance has been excluded from current liabilities as of December 31, 2004 and March 31, 2005, respectively.

10. Shareholders' Deficit

  Preferred Stock

        The Company's Articles of Incorporation, as amended, state that the number of shares of preferred stock that the Company is authorized to issue is 10,000,000. Such shares have a stated par value of $0.001. As of December 31, 2003 and 2004, and March 31, 2004 and 2005 and, there were no issued or outstanding shares of preferred stock. The Company's board of directors is authorized to designate series of preferred stock and to fix the relative rights, preferences and limitations of each series at a future date.

  Common Stock

        The Company's Articles of Incorporation, as amended, state that the number of shares of common stock that the Company is authorized to issue is 100,000,000. Such shares have a stated par value of $0.001. Pursuant to a stock subscription agreement dated September 26, 2000, the Company issued 4,750 shares of common stock to STICC in return for cash and an agreement to guarantee a line of credit and certain other payments and obligations of the Company. On December 29, 2000, pursuant to the IBM Acquisition, the Company issued 250 shares of common stock, which were recorded at their fair value.

        In December 2000, the Company's board of directors authorized an 8000:1 stock split with respect to all issued and outstanding shares of common stock. The number of shares of common stock owned by STICC and IBM subsequent to the stock split was 38,000,000 and 2,000,000, respectively. Par value of the common stock remained unchanged.

  Stock Options

        In February 2001, the Company adopted the 2001 Stock Plan (the "Plan") to provide for the grant of up to 14,000,000 stock options to employees, directors of, and consultants to the Company. Options granted pursuant to the Plan may be incentive stock options or non-statutory stock options, as determined by the Company at the time of grant. The options to purchase shares of common stock generally vest over a period of three to four years and expire five to seven years from the date of grant. The Plan provides that the number of options to be granted and the option exercise price are to be fixed by the Company's board of directors, but the exercise price may not be lower than the fair market value per share of the underlying common shares on the date of grant. Under certain circumstances, the Company's board of directors has the right to accelerate the vesting date for any options granted.

Options to purchase a total of 355,000, and 522,000, 0 (unaudited), and 200,000 (unaudited) options were granted pursuant to the Plan during the years ended December 31, 2003 and 2004, and the three months ended March 31, 2004 and 2005, respectively, at exercise prices ranging from $0.05 to $0.06 per option. The weighted-average fair value of these options is nominal.

        A summary of the Company's stock option activity and related information for the years ended December 31, 2003 and 2004, and the three months ended March 31, 2005 is as follows:

	Year ended December 31,
					Three months ended March 31, 2005
	2003		2004
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
					(unaudited)
Outstanding at beginning of period	9,110,136	$0.05	8,708,758	$0.05	8,970,447	$0.05
Granted	355,000	0.06	522,000	0.06	200,000	0.06
Exercised	—	—	—	—	—	—
Forfeited	(756,378)	0.05	(260,311)	0.05	—	—

Outstanding at end of period	8,708,758	0.05	8,970,447	0.05	9,170,447	0.05

Exercisable at end of period	6,132,806	0.05	8,089,250	0.05	8,078,780	0.05

Weighted-average exercise price of options granted during the period:
Issued above market price		—		—		—
Issued at market price		$0.06		$0.06		$0.06

        Options outstanding at March 31, 2005 have a weighted-average remaining contractual life of 2.55 years.

        During 2002, the Company designated 1,100,000 options under the Plan for performance-based grants. These options are supplemental to the existing options held by employees and are designed for motivational purposes. Such options will be granted over a 3 1/2 year period as follows: 10% in the first year and 30% in each of the remaining periods. Employees receive vested options if the target annual revenue and profit goals for that period are achieved. The issuance and vesting of the options, as well as the determination of the exercise price, occurs at the time the target goal is achieved. If the target goal is not met, the grant does not occur. Determination of the goals is solely up to the Company's board of directors. Performance goals were not met during the years ended December 31, 2003 and 2004 or the three months ended March 31, 2005, and, as a result, no such options have been granted.

11. Commitments and Contingencies

            The Company leases certain office space and vehicles under various operating leases. In addition to rent, such leases require the Company to pay for taxes, insurance, maintenance, and other operating expenses.

        Effective July 1, 2001, the Company entered into a non-cancellable lease agreement for its office facilities. Such lease expires on June 30, 2006 but does provide for renewal options. This lease requires the payment of related executory costs, which include payment of taxes, maintenance and insurance. Remaining lease payments under the lease total approximately $628,000 at December 31, 2004.

        A summary of the future minimum lease payments under the Company's non-cancelable leases as of December 31, 2004 is as follows:

Year ended December 31, 2005	$438,507
Year ended December 31, 2006	234,439
Year ended December 31, 2007	20,031
Year ended December 31, 2008	13,389
Year ended December 31, 2009	10,042

Total payments due	$716,408

        Total rent expense for the three months ended March 31, 2004 and 2005 and years ended December 31, 2003 and 2004 was approximately $145,000 (unaudited), $162,000 (unaudited), $584,000 and $605,000, respectively.

12. Related Party Transactions

            Related party transactions entered into during the years ended December 31, 2003 and 2004 and three months ended March 31, 2004 and 2005 are as follows:

	Year ended December 31,		Three months ended March 31,
	2003	2004	2004	2005
			(unaudited)	(unaudited)
Interest paid to KKP	$—	$3,305	$3,305	$—
Loan proceeds from KKP	2,775,000	—	—	—
Debt re-payments to KKP	(900,000)	—	—	(1,130,422)
Note re-payment to IBM	(1,375,000)	—	—	—
Revenue recognized from IBM	2,347,633	1,219,337	380,559	232,797

13. Employee Benefits

            The Company offers eligible employees medical benefits and life insurance plans. The costs of the medical benefit plans are shared with employees, while the cost of the life insurance plan is paid by the Company. The Company also maintains a 401(k) benefit plan, to which eligible U.S.-based employees may contribute.

14. Subsequent Events—Acquisition and Renegotiation of Note

            On April 14, 2005, the Company was acquired by Aptas, Inc., a Delaware corporation, now known as Local Matters, Inc. ("LMI"), through a share exchange (the "Acquisition"), pursuant to which the Company became a wholly-owned subsidiary of LMI. Pursuant to the Acquisition, STICC and IBM sold all of their respective shares of ISx common stock to LMI in consideration for 4,092,300 shares of LMI Series 1 Preferred Stock.

        Pursuant to the terms of the Acquisition, in the event LMI has not completed its first firm commitment for an underwritten public offering (an "IPO") of its common stock on or prior to December 15, 2005, LMI has the right, at its sole option, to affect a rescission of the Acquisition. In the event of a rescission, the Acquisition is null and void and of no further force and effect and any liabilities of LMI with respect to the Company, including the assumption of the Company's debt, shall terminate and LMI shall have no further obligations thereunder. On December 30, 2005 the right to rescind the Acquisition terminated by an agreement between LMI and STICC.

        Pursuant to a Mergers & Acquisitions Letter Agreement between the Company and Spencer Trask Ventures, Inc. ("Ventures"), a related party to STICC, there is a fee payable to Ventures totaling $1.05 million for Ventures' assistance in the execution of the Acquisition. In the event of a rescission, no amounts will be due or payable to Ventures. The $1.05 million fee payable to Ventures was settled as a part of the December 30, 2005 agreement with shares of LMI preferred stock and the cash contribution facility was extended to June 30, 2006.

        STICC has agreed to provide a cash contribution facility to LMI in the amount of up to $1.0 million for working capital purposes, following the earlier of December 31, 2005 or the closing of an IPO. Amounts received from the cash contribution facility would be considered capital contributions by STICC to LMI.

        In connection with the Acquisition, on April 14, 2005, KKP agreed to exchange its demand promissory note made by the Company with an outstanding balance totaling $14,764,285, including interest, for an Amended and Restated Secured Convertible Promissory Note (the "Note") bearing the same principal amount. The Note bears interest at a rate of 5% per annum. Outstanding principal together with accrued and unpaid interest is due on the earlier of: (i) March 31, 2013 or (ii) acceleration of the maturity of the Note by KKP pursuant to an event of default, as provided by the Note. The Company agreed to grant a continuing lien on all of the Company's right, title and interest in, to and under all personal property and other assets to secure the Company's obligation under the Note. In connection with issuance of the Note, KKP was issued warrants to purchase 440,700 shares of LMI Series 1 Preferred Stock at an exercise price of $0.49 per share by LMI. KKP subsequently transferred 63,000 LMI warrants to Company executives.

        In the event of an IPO, KKP may require the Company to use its best efforts to cause LMI to apply 50% of the net proceeds in excess of $35 million of such IPO to repay the outstanding principal plus accrued and unpaid interest on the Note. In addition, effective upon the earlier of: (i) the closing of an IPO or (ii) immediately prior to the occurrence of a change in control of LMI, LMI will assume full obligation and liability of the Company under the Note.

        KKP has the right to assign up to $7.0 million of the Note to one or more third parties. In the event KKP assigns a portion of the Note to a third party, the interest rate on such assigned portion shall be 6% per annum. On May 19, 2005, KKP assigned $4,058,252 of the Note to Search Mezzanine Investors LLC, a New York Limited Liability Company ("Search"), which accrues interest at a rate of 6% per annum and matures on March 31, 2013. In addition, pursuant to the terms of the Note, 191,621 LMI warrants were assigned to Search along with the Note, and an additional 19,162 LMI warrants were assigned to Ventures. On June 30, 2005, KKP assigned $1,349,514 of the Note to Search, which accrues interest at a rate of 6% per annum and matures on March 31, 2013. In addition, pursuant to the terms of the Note, 63,721 LMI warrants were assigned to Search along with the Note and an additional 6,372 LMI warrants were assigned to Ventures. On August 2, 2005, KKP assigned $281,553 of the Note to Search, which accrues interest at a rate of 6% per annum and matures on March 31, 2013. In addition, pursuant to the terms of the Note, 13,294 LMI warrants were assigned to Search along with the Note and an additional 1,329 LMI warrants were assigned to Ventures. Various Company executives are entitled to receive a loan transfer bonus from KKP upon the assignment of any portion of the Note to a third party.

        KKP has the right, within 180 days following the consummation of an IPO, to convert, in whole, the outstanding balance of unpaid principal plus interest under the Note, based on a conversion rate equal to the outstanding balance divided by the price per share of common stock offered pursuant to the IPO. The terms of the Note held by KKP were amended such that there will be no interest in 2006, and if no initial public offering of the common stock of LMI occurs by December 31, 2006, $5 million of the Note will be forgiven and the remaining principal will convert to shares of LMI preferred stock.

        In connection with the Acquisition and contingent upon the successful completion of an IPO or change in control of LMI, employee retention bonuses will be paid. STICC is obligated to fund 100% of these retention bonuses. Bonus compensation was paid to various executives upon closing of the Acquisition and additional bonus compensation will be due upon the consummation of an IPO or change in control of LMI prior to December 31, 2007. In addition, various Company executives received a total of 367,000 fully-vested Company stock options at an exercise price of $0.06 per share in lieu of cash bonuses that were to be paid pursuant to the terms of such executives' employment agreements with the Company upon a change in ownership.

Report of Independent Auditors

The Members
YP Web Partners, LLC

        We have audited the accompanying balance sheets of YP Web Partners, LLC d/b/a YP Solutions.com (the "Company"), as of December 31, 2003 and 2004, and the related statements of operations, members' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2004, and the results of its operations and its cash flows for the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Ernst & Young LLP

New Orleans, Louisiana
December 7, 2005

YP Web Partners, LLC d/b/a YP Solutions.com

Balance Sheets

	December 31,
			March 31, 2005
	2003	2004
			(Unaudited)
Assets
Current assets:
Cash	$860	$185,377	$11,386
Accounts receivable, net	221,760	802,714	1,322,290
Other current assets	8,228	37,264	46,489

Total current assets	230,848	1,025,355	1,380,165
Computer equipment and software, net	94,688	197,028	191,493

Total assets	$325,536	$1,222,383	$1,571,658

Liabilities and equity (deficit)
Current liabilities:
Bank line of credit	$—	$284,961	$84,961
Current portion of note payable to former member	36,000	288,443	244,704
Current portion of debt to related parties	60,739	92,691	82,569
Accounts payable	64,610	98,420	334,430
Accounts payable—related parties	163,694	92,104	36,725
Accrued expenses and other current liabilities	44,214	47,379	47,206
Deferred revenue	238,611	636,046	722,689

Total current liabilities	607,868	1,540,044	1,553,284
Long-term liabilities:
Note payable to former member, less current portion	344,230	—	—
Debt to related parties, less current portion	13,252	80,411	80,411

Total liabilities	965,350	1,620,455	1,633,695
Members' equity (deficit)	(639,814)	(398,072)	(62,037)

Total liabilities and equity (deficit)	$325,536	$1,222,383	$1,571,658

See accompanying notes.

YP Web Partners, LLC d/b/a YP Solutions.com

Statements of Operations

	Year ended December 31,		Three Months ended March 31,
	2003	2004	2004	2005
			(Unaudited)
Revenues:
Monthly hosting	$625,485	$2,322,906	$413,157	$192,307
One-time fees and stand-up fees	173,590	564,900	82,754	711,730
Other	20,000	—	—	—

Total revenues	819,075	2,887,806	495,911	904,037
Operating expenses	1,379,089	2,849,209	487,950	562,724

Operating income (loss)	(560,014)	38,597	7,961	341,313
Other income (expenses):
Interest expense	(8,220)	(31,156)	(3,140)	(5,278)
Other income	—	11,998	—	—
Other expenses	(15,427)	(12,713)	—	—

	(23,647)	(31,871)	(3,140)	(5,278)

Net income (loss)	$(583,661)	$6,726	$4,821	$336,035

See accompanying notes.

YP Web Partners, LLC d/b/a YP Solutions.com

Statements of Members' Equity (Deficit)

	2003	2004	2005
			(unaudited)
Balance at beginning of period	$(207,601)	$(639,814)	$(398,072)
Member contributions	685,504	235,016	—
Repurchase member interest	(534,056)	—	—
Net income (loss)	(583,661)	6,726	336,035

Balance at end of period	$(639,814)	$(398,072)	$(62,037)

See accompanying notes.

YP Web Partners, LLC d/b/a YP Solutions.com

Statements of Cash Flows

	Year ended December 31,		Three Months ended March 31,
	2003	2004	2004	2005
			(unaudited)	(unaudited)
Operating activities
Net income (loss)	$(583,661)	$6,726	$4,821	$336,035
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	11,005	50,155	9,266	12,539
Accretion of discount on note payable	4,783	9,222	—	2,306
Changes in operating assets and liabilities:
Accounts receivable	(182,137)	(580,954)	(143,919)	(519,576)
Accounts payable	487	(37,780)	198,695	180,632
Accrued expenses	43,535	(8,316)	(53,075)	(175)
Deferred revenue	200,027	397,435	10,006	86,643
Other	(8,228)	(17,555)	1,907	(9,226)

Net cash used in operating activities	(514,189)	(181,067)	27,701	89,178
Investing activities
Purchases of computer equipment and software	(104,067)	(152,495)	(67,341)	(7,003)

Net cash used in investing activities	(104,067)	(152,495)	(67,341)	(7,003)
Financing activities
Net borrowings under line of credit	—	158,961	—	(200,000)
Proceeds from issuance of notes payable	79,346	156,504	30,449	—
Repurchase of member interest	(150,000)
Principal payments on notes payable	(13,964)	(32,402)	—	(56,166)
Member contributions	685,504	235,016	20,079	—

Net cash provided by financing activities	600,886	518,079	50,528	(256,166)

Change in cash	(17,370)	184,517	10,888	(173,991)
Cash at beginning of period	18,230	860	860	185,377

Cash at end of period	$860	$185,377	$11,748	$11,386

Supplemental disclosures of cash flow information
Interest paid	$8,220	$32,095	$3,140	$2,973

Non-cash investing and financing activities
Note issued to repurchase member interest	$384,056	$—	$—	$—

See accompanying notes.

YP Web Partners, LLC d/b/a YP Solutions.com

Notes to Financial Statements

December 31, 2004

1. Summary of Significant Accounting Policies

  Organization

        YP Web Partners, LLC d/b/a YP Solutions.com (the "Company") was formed in December 2001. The Company gathers data from its customers' print directory files, converts the data to html format using proprietary software, and then "prints" the directories on the Internet. The Company operates primarily in the United States of America.

  Interim Financial Statements

        The financial statements for the three months ended March 31, 2005 and 2004 have been prepared by the Company and, in the opinion of the Company's management, all adjustments (consisting of normal recurring adjustments) have been made to present fairly the Company's financial position as of March 31, 2005 and its results of operations and cash flows for the three months ended March 31, 2005 and 2004. Results of operations for the interim periods presented are not necessarily indicative of the operating results for the full year or any future periods.

  Accounts Receivable

        Accounts receivable represent amounts billed to customers according to contractual terms, less payments received through the balance sheet date. Management continually monitors customer account balances and invoice aging details. Customer accounts are charged against the allowance for doubtful accounts as they are deemed uncollectible.

  Computer Equipment and Software

        Computer equipment and software are stated at cost, less accumulated depreciation. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. The Company depreciates computer equipment and software using the straight-line method of depreciation over the three-year estimated useful lives of the assets.

  Revenue Recognition and Deferred Revenue

        Revenue is recognized when persuasive evidence of an arrangement exists, services have been delivered to the customer, collectibility is reasonably assured, and the Company's fee is fixed or determinable. Accordingly, the Company generally records revenue as services are provided to the customer. In instances where the Company charges an initiation fee, this fee is generally deferred and recognized over the term of the services agreement. The recognition of initiation fees are included in one-time fees and start-up fees in the accompanying statements of operations.

        Deferred revenue represents amounts billed to customers in advance of the recognition of those billings as revenue.

        During 2004, one customer accounted for approximately 58% of revenue. In 2003, three customers accounted for approximately 10% of revenues each.

  Income Taxes

        Income or loss of the Company is allocated to its members. Accordingly, no provision for federal or state income taxes has been made in the accompanying financial statements.

  Concentration of Credit Risk

        The Company grants unsecured credit to its customers, most of whom are yellow pages publishers located throughout the United States. Nonperformance by these parties would result in losses up to the recorded amount of the related receivables. Management does not anticipate significant nonperformance, and believes that substantially all accounts receivable, other than those for which reservation has been made, are collectible.

        The Company maintains cash balances at several financial institutions located in Louisiana. Accounts at each institution are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. At times, the balances of such accounts may exceed the FDIC insurance limits.

  Advertising Costs

        Advertising costs are expensed as incurred.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

2. Computer Equipment and Software

            Computer equipment and software consisted of the following:

	December 31,
	2003	2004
Computer and office equipment	$73,846	$208,555
Computer software	21,926	25,043
Computer licenses	10,590	24,967

	106,362	258,565
Less accumulated depreciation	11,674	61,537

	$94,688	$197,028

3. Long-Term Debt and Line of Credit

            Note payable to a former member, payable at a rate of 0% in monthly installments of principal of $3,000, with the balance due December 2018, secured by the guarantees of the members of the Company, net of discount of $147,132 in 2003 and $137,910 in 2004.

        Debt to related parties consisted of the following:

	December 31,
	2003	2004
Unsecured notes payable to related parties, payable at rates ranging from 18% in monthly installments of principal and interest totaling $4,338, with the balances due from September 2006 through August 2008	$62,812	$111,787
Unsecured demand notes payable to related parties, bearing interest at 5%	—	61,315
Other notes payable	11,179	—

	73,991	173,102
Less current portion	60,739	92,691

Debt to related parties, less current portion	$13,252	$80,411

        The Company has a revolving line of credit with a commercial bank, which matured in March 2005 (and has been subsequently renewed), under which it may borrow up to $300,000, bearing interest at the prime rate (5.25% at December 31, 2003), secured by the Company's accounts receivable and guarantees of all members of the Company. The Company had $158,961 of outstanding borrowings under this line of credit at December 31, 2003.

4. Purchase of Yellow Magic Membership Interest

            In September 2003, pursuant to a certain Membership Interest Purchase Agreement between the Company and Yellow Magic ("the Agreement"), the Company purchased the membership interest of Yellow Magic, a one-third member prior to that date. Pursuant to the Agreement, the Company purchased such membership interest for an initial cash payment of $150,000 and a $550,000 note payable to Yellow Magic bearing interest at 0% with principal payments due of at least $3,000 per month for 183 months (see Note 3). Additionally, in consideration for such membership interest, the Company agreed to make payments of 3.5% of the Company's monthly gross revenues, commencing in October 2003, to the extent such amount exceeded the monthly $3,000 principal payment due on the note payable. Based on the Agreement, the Company was obligated to pay a minimum of $700,000 to Yellow Magic for its membership interest at September 2003.

        Additionally, pursuant to the Agreement, upon a sale of the Company during the term of the original note payable, Yellow Magic would be entitled to participate in such sale, as set forth in the Agreement, up to a maximum consideration of $2,000,000. The $2,000,000 maximum consideration would include all previous payments made to Yellow Magic under the Agreement.

        The 0% interest rate pursuant to the Yellow Magic note payable was considered lower than the interest rate at which the Company could typically have obtained financing with similar terms, which was determined to be 5%. The Yellow Magic note payable was recorded at its discounted value to approximate fair market value. The difference between the fair market value and principal value at inception of $165,944 was recorded as debt discount and is being amortized over the term of the related debt using the effective interest method. The note payable is presented net of an unamortized discount of $147,132 at December 31, 2003 and $137,910 at December 31, 2004.

5. Related Party Transactions

            During 2002, 2003 and 2004, the Company contracted the majority of its employees from a member and/or a company affiliated with such member. The Company paid such member and/or the company affiliated with such member for the actual salary costs associated with the employees utilized. During 2004, such employees became employees of the Company. The payroll costs paid to such member and/or the company affiliated with such were $769,300 in 2003 and $514,500 in 2004. The Company also contracted employees from other members in the amount of $49,300 in 2003.

        During 2003 and 2004, the Company purchased portal and hosting services from a member and/or a company affiliated with such member. The expenses incurred for these services were $106,900 in 2003 and $166,800 in 2004.

        During 2004, the Company incurred expenses of $13,600 for professional services from a principal of a member of the Company.

6. Sale of Business

            On October 5, 2004, the Company entered into a letter of intent with a third party which will purchase the assets and assume mutually agreed upon liabilities of the Company, but specifically excluding the assumption of the note payable to a former member, in exchange for consideration of $20,000,000. Upon execution of the asset purchase agreement, the third party will pay the Company $10,000,000 in cash and issue a $10,000,000 secured convertible promissory note. Should the actual 2005 earnings before interest, taxes, depreciation, and amortization fall below forecasted amounts, the promissory note portion of the compensation will be decreased on a pro rata basis, as defined in the letter of intent.

        The Company closed its sale in April 2005, and through subsequent negotiations with Yellow Magic, agreed to a total price of $1.2 million (including the $700,000 already paid).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Owners
MyAreaGuide.com and Online Web Marketing

        We have audited the accompanying combined balance sheets of MyAreaGuide.com and Online Web Marketing (collectively, the "Company") as of December 31, 2003 and 2004, and the related combined statements of earnings, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of MyAreaGuide.com and Online Web Marketing as of December 31, 2003 and 2004 and the combined results of their operations and their combined cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                      /s/ Grant Thornton LLP

Salt Lake City, Utah
October 12, 2005

MyAreaGuide.com and Online Web Marketing

Combined Balance Sheets

	December 31, 2003	December 31, 2004	September 30, 2005
			(unaudited)
Assets:
Current assets:
Cash	$1,724	$381,433	$393,025
Accounts receivable	1,262,787	1,983,907	1,773,352
Prepaid expenses	260,117	192,252	2,106
Note receivable	—	18,184	—

Total current assets	1,524,628	2,575,776	2,168,483

Property and equipment, at cost	256,095	302,387	449,709
Less accumulated depreciation	(172,331)	(217,342)	(270,285)

Net property and equipment	83,764	85,045	179,424

Intangible assets	210,000	210,000	235,300

Total assets	$1,818,392	$2,870,821	$2,583,207

Liabilities and stockholders' equity:
Current liabilities:
Checks written in excess of cash in bank	$37,116	$—	$—
Accounts payable and accrued liabilities	120,689	135,522	680,884
Deferred revenue	71,790	82,893	179,437

Total current liabilities	229,595	218,415	860,321
Stockholders' equity:
Common stock
MyAreaGuide.com—$.01 par value; authorized 1,000,000 shares; issued and outstanding 50,000 shares	500	500	500
Online Web Marketing—no par value; authorized 10,000 shares; issued and outstanding 5,000 shares	265,030	265,030	265,030
Additonal paid-in capital	2,833	2,833	2,833
Retained earnings	1,320,434	2,384,043	1,454,523

Total stockholders' equity	1,588,797	2,652,406	1,722,886

Total liabilities and stockholders' equity	$1,818,392	$2,870,821	$2,583,207

The accompanying notes are an integral part of these financial statements.

MyAreaGuide.com and Online Web Marketing

Combined Statements of Earnings

	Year ended December 31,		Nine months ended September 30,
	2003	2004	2004	2005
			(unaudited)	(unaudited)
Revenues	$5,173,861	$8,862,140	$7,095,226	$8,280,548
Cost of revenues	1,338,320	2,828,728	2,167,668	2,835,138

Gross profit	3,835,541	6,033,412	4,927,558	5,445,410
Operating expenses:
Selling and shipping expenses	361,763	525,868	311,717	269,453
Administrative expenses	1,333,139	2,254,450	1,709,364	1,869,443

Total operating expenses	1,694,902	2,780,318	2,021,081	2,138,896

Earnings from operations	2,140,639	3,253,094	2,906,477	3,306,514
Other expenses	—	—	—	(2,840)
Other income	4,885	36,626	8,976	25,888

Earnings before income taxes	2,145,524	3,289,720	2,915,453	3,329,562
Income tax expense	—	—	—	—

Net earnings	$2,145,524	$3,289,720	$2,915,453	$3,329,562

The accompanying notes are an integral part of these financial statements.

MyAreaGuide.com and Online Web Marketing

Combined Statements of Stockholders' Equity

	Common stock
			Additional paid-in capital	Retained earnings
	Shares	Amount			Total
Balance, January 1, 2003	55,000	$265,530	$2,833	$800,106	$1,068,469
Dividends paid	—	—	—	(1,625,196)	(1,625,196)
Net earnings	—	—	—	2,145,524	2,145,524

Balance, December 31, 2003	55,000	265,530	2,833	1,320,434	1,588,797
Dividends paid	—	—	—	(2,226,111)	(2,226,111)
Net earnings	—	—	—	3,289,720	3,289,720

Balance, December 31, 2004	55,000	265,530	2,833	2,384,043	2,652,406
Dividends paid (unaudited)	—	—	—	(4,259,082)	(4,259,082)
Net earnings (unaudited)	—	—	—	3,329,562	3,329,562

Balance, September 30, 2005 (unaudited)	55,000	$265,530	$2,833	$1,454,523	$1,722,886

The accompanying notes are an integral part of these financial statements.

MyAreaGuide.com and Online Web Marketing

Combined Statements of Cash Flows

	Year ended December 31,		Nine months ended September 30,
	2003	2004	2004	2005
			(unaudited)	(unaudited)
Increase (decrease) in cash
Cash flows from operating activities
Net earnings	$2,145,524	$3,289,720	$2,915,453	$3,329,562
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation	50,788	45,011	33,761	52,943
Changes in assets and liabilities
Accounts receivable	(476,190)	(721,120)	(527,843)	210,555
Prepaid expenses	(90,968)	67,865	—	190,146
Intangible assets	(135,000)	—	210,351	(25,300)
Accounts payable and accrued liabilities	106,349	14,833	257,598	545,362
Deferred revenue	10,404	11,103	27,629	96,544

Total adjustments	(534,617)	(582,308)	1,496	1,070,250

Net cash provided by operating activities	1,610,907	2,707,412	2,916,949	4,399,812

Cash flows from investing activities
Note receivable	—	(18,184)	—	18,184
Purchase of property and equipment	(68,219)	(46,292)	(32,009)	(147,322)

Net cash used in investing activities	(68,219)	(64,476)	(32,009)	(129,138)

Cash flows from financing activities
Increase (decrease) in checks written in excess of cash in bank	37,116	(37,116)	(37,116)	—
Dividends paid	(1,625,196)	(2,226,111)	(2,167,778)	(4,259,082)

Net cash used in financing activities	(1,588,080)	(2,263,227)	(2,204,894)	(4,259,082)

Net increase (decrease) in cash	(45,392)	379,709	680,046	11,592
Cash at beginning of period	47,116	1,724	1,724	381,433

Cash at end of period	$1,724	$381,433	$681,770	$393,025

The accompanying notes are an integral part of these financial statements.

MyAreaGuide.com and Online Web Marketing

Notes to Combined Financial Statements

1. Description of the Business

            MyAreaGuide.com was founded in 1998 and operates the www.AreaGuides.net network of websites. MyAreaGuide.com aggregates, creates and distributes content to promote the development of individual, local internet markets in the United States and around the world. Online Web Marketing is engaged in internet marketing and related services. Online Web Marketing specializes in commercial website development, including design, programming, platform usage, hosting, promotion and sales tools. The Companies' headquarters are located in St. George, Utah.

2. Summary of Significant Accounting Policies

  Interim financial information

        The accompanying unaudited interim combined financial statements as of and for the nine months ended September 30, 2004 and 2005 have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of the Company's management, the unaudited interim combined financial statements have been prepared on the same basis as the audited combined financial statements and include all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of the Company's financial position, results of operations and cash flows as of and for the periods presented. The results of operations for such periods are not necessarily indicative of the results expected for the full year or for any future period.

  Principles of combination

        The combined financial statements include the amounts and operations of MyAreaGuide.com, a Nevada S-Corporation and Online Web Marketing, a Utah S-Corporation (collectively, the "Company"). Each entity is owned by the same individuals in substantially the same percentages. All material intercompany accounts and transactions have been eliminated in the combination.

  Use of estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates such estimates and assumptions based upon historical experience and various other factors and circumstances. The Company believes that the estimates and assumptions are reasonable in the circumstances; however, the actual results could differ from these estimates under different future conditions.

  Cash and cash equivalents

        The Company considers all highly liquid instruments with an original maturity of three months or less when purchased to be cash equivalents.

  Accounts receivable

        The Company's accounts receivable are primarily related to revenues generated by content aggregation and distribution, private label solutions and area guide licensing and advertising. Credit is extended based on prior experience with the customer and evaluation of the customer's financial condition. Generally, the Company does not require collateral. No allowance for doubtful receivables is considered necessary based on management's historical collection experience and evaluation of current receivables.

  Property and equipment

        Property and equipment are recorded at cost.

        Depreciation and amortization of property and equipment are calculated using the straight-line method over the estimated useful lives of the respective assets. Accelerated methods of depreciation of property and equipment are used for income tax purposes.

        Maintenance, repairs and renewals, which neither materially add to the value of the property nor appreciably prolong its life, are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in operations.

        The Company has determined that it will capitalize all fixed asset additions of amounts greater than $500, which provide benefits over a period greater than twelve months.

  Fair value of financial instruments

        The carrying amounts of the Company's cash, receivables, accounts payable and accrued liabilities approximate fair value due to the short maturity of these instruments.

  Income taxes

        Income taxes on earnings of the Company are payable personally by the stockholders pursuant to elections made under Subchapter S of the Internal Revenue Code of 1986, as amended. Accordingly, no provision has been made for federal or state income taxes. Had such taxes been payable by the Company, they would have totaled approximately $730,000, $1,150,000, $1,019,000 (unaudited) and $1,164,000 (unaudited) for the years ended December 31, 2003 and 2004 and for the nine months ended September 30, 2004 and 2005, respectively.

  Revenue recognition

        Revenue for MyAreaGuide.com is generated from four basic areas of operation: area guide licensing; banner, link and sponsorship advertising, content aggregation and distribution; private label solutions and e-commerce. The Company's primary source of revenue is derived from the display of text-based links to the websites of its customers. The Company contracts with customers at agreed-upon rates. The Company recognizes revenue from these arrangements as "click-throughs", when it is determined that delivery has occurred and collectibility is assured. "Click-throughs" are defined as the number of times a user clicks on an advertiser's listing.

  Revenue recognition (continued)

        Approximately 80%, 88%, 82% (unaudited), 85% (unaudited) of MyAreaGuide.com's revenue was generated by "click-throughs" and referral traffic from the MyAreaGuide.com website for the years ended December 31, 2003 and 2004 and for the nine months ended Semptember 30, 2004 and 2005, respectively.

        Revenue for Online Web Marketing is derived from services such as consulting, support, website hosting and maintenance. Revenue for consulting and other services is recognized as services are performed. Website hosting, support and maintenance revenue is recognized ratably over the term of the agreement.

  Deferred revenue

        Deferred revenue consists primarily of revenue related to website hosting, support and maintenance contracts in which the service has not yet been performed but payment has been received.

  Cost of revenue

        The Company pays its third party affiliates based on click-throughs that are displayed on the affiliates' websites. These payments are referred to as traffic acquisition costs. In accordance with EITF Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, the revenue derived from arrangements that involve traffic supplied by affiliates is reported gross of the payment to the affiliates. This revenue is reported as the Company is the primary obligor to the advertisers who are the customers of the advertising service.

  Intangible assets

        The Company has purchased certain domain names for use in its business. The Company pays a nominal annual administrative fee for such domain names. The domain names have an indefinite life and reviews will be performed, on an annual basis, for impairment. As such, the Company evaluates whether an impairment write down is necessary whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss shall be recognized in an amount equal to such excess.

  Advertising

        Advertising is expensed as incurred. Total advertising expense was approximately $398,900, $1,349,700, $1,012,350 (unaudited) and $1,108,200 (unaudited) for the years ended December 31, 2003 and 2004, and the nine months ended September 30, 2004 and 2005, respectively, and is included in operating expenses and cost of sales.

3. Concentrations

            For the year ended December 31, 2003, the Company had a significant concentration of credit risk with three customers, each of which accounted for 10% or more of total revenue. Revenue derived from these three customers was $3,054,593, or 59% of total revenues. The Company had a significant concentration of credit risk with four customers, each of which accounted for 10% or more of total revenue for the year ended December 31, 2004. Revenue from these four customers was $6,062,234, or 68% of total revenues.

        For the nine months ended September 30, 2004, the Company had a significant concentration of credit risk with three customers, each of which accounted for 10% (unaudited) or more of total revenue. Revenue derived from these four customers was $4,889,935 (unaudited), or 69% (unaudited) of total revenues. In addition, for the nine months ended September 30, 2005, the Company had a significant concentration of credit risk with three customers, each of which accounted for 10% (unaudited) or more of total revenue. Revenue derived from these three customers was $4,203,015 (unaudited), or 51% (unaudited) of total revenues.

4. Property and Equipment

            Property and equipment consist of computer equipment with an estimated useful life of three to five years. Depreciation expense was approximately $50,800 $45,000 $34,800 (unaudited), and $53,000 (unaudited), for the years ended December 31, 2003 and 2004, and the nine months ended September 30, 2004 and 2005 respectively.

        In addition, total accumulated depreciation amounted to $172,300, $217,300, $206,100 (unaudited) and $270,300 (unaudited), for the years ended December 31, 2003 and 2004, and the nine months ended September 30, 2004 and 2005, respectively.

5. Operating Leases

            The Company leases office and server space from third parties. The rental expense related to these leases was $41,500 and $51,395, $36,890 (unaudited), and $44,450 (unaudited), for the years ended December 31, 2003 and 2004, and the nine months ended September 30, 2004 and 2005, respectively. One of such leases contains a one-year term which expires on July 31, 2005. Monthly payments required under the lease amount to $4,350. The other lease contains a month-to-month term with no long-term commitment.

6. Profit Sharing and 401(k) Plan

            The Company administers a 401(k) plan which covers all eligible employees. The Company matched three percent of participants' contributions for the years ended December 31, 2003 and 2004 and for the nine months ended September 30, 2004 (unaudited) and 2005 (unaudited), respectively. These matching contributions vest immediately. The Company contributed $20,685, $38,294, $30,121 (unaudited), and $0 (unaudited) for the years ended December 31, 2003 and 2004 and for the nine months ended September 30, 2004 and 2005, respectively, to such 401(k) plan.

7. Related Party Transactions

            Related party transactions with parties under common control entered into during the years ended December 31, 2003 and 2004, and during the nine months ended September 30, 2004 and 2005 are as follows:

	Year ended December 31,		Nine months ended September 30,
	2003	2004	2004	2005
			(unaudited)	(unaudited)
Revenue	$72,617	$165,388	$101,223	$229,890
Cost of revenue	21,785	49,616	30,367	71,302
Receivables	$—	$192,304	$152,285	$299,222

8. Subsequent Event (unaudited)

            On October 14, 2005, the Company's outstanding stock was acquired by Aptas, Inc., a Delaware corporation, now known as Local Matters, Inc. ("LMI"). LMI acquired the Company in exchange for approximately $17.6 million in cash and $16.5 million in notes payable. Upon the attainment of specified operating results in 2005, 2006 and 2007, the former owners of the Company have the ability to earn additional consideration of up to $5.0 million, which will be recorded as an increase to the purchase price in the period that the contingent consideration is earned.

Destination Search Platform

Content-and feature-rich local search and shopping directories

Our Destination Search Platform enables consumers to search a broad database of local content with consumer-focused decision-support, activity-planning and other tools. This richer "destination-style" user experience enables our Yellow Pages customers to provide local businesses with more targeted advertising opportunities.

Destination Search
1
Compare Listings
2
Compare Listings
3
4
5
My Places
My Itinerary

1 **Search**
What, Where and When allows consumers to search with greater specificity.

2 **Compare**
Consumers can view listings side-by-side to make easy comparisons and informed decisions.

3 **Search Results**
The expanded results provide an added depth of information of each of the listings.

4 **Map**
Consumers can choose to look at any or all of their results on a map.

5 **Itinerary**
Listings can be saved for later access as well as to create an itinerary for shopping.

This screen shot is a demonstration of the functionality that we offer to our Destination Search Platform clients.

© Copyright Local Matters Inc. 2006. All Rights Reserved.

3,333,334 Shares

Common Stock

PROSPECTUS

Cowen and Company

CIBC World Markets

JMP Securities

            , 2006

Until                        , 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market filing fee.

Amount to be Paid
SEC registration fee	$6,563
NASD filing fee	6,634
Nasdaq National Market initial filing fee	5,000
Blue sky qualification fees and expenses	10,000
Printing and engraving expenses	350,000
Legal fees and expenses	1,000,000
Accounting fees and expenses	900,000
Transfer agent and registrar fees and expenses	10,000
Miscellaneous expenses	61,803

Total	$2,350,000

Item 14.    Indemnification of Directors and Officers.

        We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

  •
  transaction from which the director derives an improper personal benefit;

  •
  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payment of dividends or redemption of shares; or

  •
  breach of a director's duty of loyalty to the corporation or its stockholders.

        Our restated certificate of incorporation and amended and restated bylaws, each of which will become effective upon the completion of this offering, provide for the limitation of liability of our directors and the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

        Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

        As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers that require us to indemnify such persons against any and all expenses (including attorneys' fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of Local Matters or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

        At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

        We have entered into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

        Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement	1.1
Form of Restated Certificate of Incorporation to be effective upon completion of this offering	3.3
Form of Amended and Restated Bylaws to be effective upon completion of this offering	3.5
Third Amended and Restated Registration Rights Agreement dated October 14, 2005 between the Registrant and certain of its Stockholders	4.8
Form of Indemnity Agreement	10.1

Item 15.    Recent Sales of Unregistered Securities.

        The following list sets forth information regarding all securities sold by us since January 1, 2003 and is based on an assumed initial public offering price of $15.00 per share, the midpoint of the range on the cover of the prospectus included in this registration statement.

  (1)
  Pursuant to the terms of our acquisition agreement with MAG, the sellers earned an additional $1.5 million based on the performance of MAG and we accrued this amount as of December 31, 2005. In February 2006, we paid the sellers $0.6 million in cash and issued 213,480 shares of series 3 preferred stock to satisfy this $1.5 million liability. Upon the closing of this offering, these shares of series 3 preferred stock will automatically convert into 113,857 shares of our common stock.

  (2)
  In October and November 2005, we issued an aggregate of 6,250,000 shares of series 3 preferred stock to four private investment funds, including affiliates of Michael Marocco, a member of our board of directors, for aggregate gross consideration of $25,000,000. Upon the closing of this offering, these shares of series 3 preferred stock will automatically convert into 3,333,334 shares of our common stock.

  (3)
  In connection with the issuance described in paragraph 1 above, we issued to Cowen and Company, LLC warrants to purchase an aggregate of 125,000 shares of Series 3 Preferred Stock at a per share purchase price of $4.00. Upon completion of this offering, these warrants will convert into warrants to purchase up to 66,666 shares of our common stock having an exercise price of $7.50 per share.

  (4)
  In October 2005, we issued convertible promissory notes in an aggregate face amount of $6,500,000 to the holders of capital stock of MyAreaGuide.com, Inc. and Online Web Marketing, Inc., which we refer to as the Convertible Notes. At the same time, we issued to the same individuals promissory notes payable in cash upon the closing of this offering in the aggregate face amount of $9,500,000, which we refer to as Cash Notes. These promissory notes were partial consideration for 100% of the outstanding capital stock of those entities. Upon the completion of this offering, we are obligated to repay the full principal amount and all accrued unpaid interest on the Cash Notes, and the full principal amount and all accrued and unpaid interest on the Convertible Notes will be automatically converted into shares of our common stock at the public offering price.

  (5)
  In connection with the professional services and license agreement that we entered into with Dex Media, Inc., in September 2005, we issued to Dex Media a warrant to purchase an aggregate of 239,554 shares series 1 preferred stock, at a per share purchase price of $4.01. Upon completion of this offering, this warrant will convert into a warrant to purchase up to 36,517 shares of common stock having an exercise price of $26.31 per share.

  (6)
  In April 2005, we affected a recapitalization of all shares of series A preferred stock and series B preferred stock. Each 3.01 shares of series A preferred stock were converted into one share of series 1 preferred stock, and each 4.01 shares of series B preferred stock were converted into one share of series 1 preferred stock. In connection with this recapitalization, we issued approximately 4,938,349 shares of series 1 preferred stock to existing investors, which will convert into 752,700 shares of common stock upon the closing of this offering. These conversions were determined by our management to be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 3(a)(9) of the Securities Act.

  (7)
  In April 2005, we issued an aggregate of approximately 4,097,801 shares of series 1 preferred stock to the holders of common stock of Information Services Extended, Inc., including Spencer Trask Intellectual Capital Company, LLC, which is an affiliate of Kevin Kimberlin, a member of our board of directors. We also issued warrants to purchase an aggregate of 440,700 shares of series 1 preferred stock. In consideration for this issuance, we received substantially all of the outstanding capital stock of ISx. Upon the completion of this offering, these shares will convert into 655,148 shares of our common stock.

  (8)
  In April 2005, we issued an aggregate of 15,000,000 shares of our series 2 preferred stock to seven private investment funds for an aggregate consideration of $15,000,000. Upon the completion of this offering, these shares will convert into 2,000,000 shares of our common stock.

  (9)
  In connection with the issuance described in paragraph 7 above, we issued to Spencer Trask Ventures, Inc. warrants to purchase an aggregate of 2,840,000 shares of series 2 preferred stock at a per share purchase price of $1.00. Upon completion of this offering, these warrants will convert into warrants to purchase up to 378,666 shares of common stock having an exercise price of $7.50 per share.

  (10)
  In December 2003 and January and February 2004, we issued an aggregate of approximately 5,392,000 shares of Series B Preferred Stock to investors for gross cash proceeds of approximately $5,000,000 and the conversion of approximately $402,000 of indebtedness, including accrued and unpaid interest. Upon our recapitalization in April 2005, these shares of series B preferred stock converted into approximately 1,344,638 shares of our series 1 preferred stock.

  (11)
  In connection with the issuance described in paragraph 9 above, we issued to Spencer Trask Ventures, Inc., which is an affiliate of Kevin Kimberlin, a member of our board of directors, a warrant to purchase 1,175,500 shares of series B preferred stock. Immediately prior to our recapitalization in April 2005, the holder of this warrant exchanged the warrant for approximately 783,664 shares of series B preferred stock which, upon the closing of the recapitalization in April 2005, converted into 195,425 shares of series 1 preferred stock.

  (12)
  In December 2003, we effected a recapitalization of all shares of our outstanding common stock and series A-1 preferred stock. Each 14.70 shares of common stock were converted into on share of common stock, and each 3.64 shares of series A-1 preferred stock were converted into one share of series A preferred stock. These conversions were determined by our management to be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 3(a)(9) of the Securities Act.

  (13)
  During 2002 and 2003, we issued promissory notes in the aggregate face amount of $1,867,798 million and warrants to purchase an aggregate of 6,069,154 shares of series A preferred stock for a per share exercise price of $1.00. We issued these securities in consideration for $1,867,798 million loaned to the Company by certain new and existing investors. In December 2003 and February 2004, we issued an aggregate of approximately

    514,679 shares of series A preferred stock upon the conversion of a portion of principal and accrued interest on these outstanding promissory notes, and repaid approximately $459,568 in cash. Upon our recapitalization in April 2005, these shares were converted into approximately 170,990 shares of our series 1 preferred stock. Promissory notes in the aggregate face amount of $925,000 were converted into 925,000 shares of our series A preferred stock which, together with accrued interest, converted into 364,580 shares of series 1 preferred stock in April 2005. In the warrant exchanges offered in December 2003 and April 2005, warrants to purchase an aggregate of 4,957,597 shares of our series A preferred stock that were issued in connection with these promissory notes were exchanged for approximately 3,305,229 shares of series A preferred stock. Upon our recapitalization in April 2005, these shares were converted into 1,098,083 shares of series 1 preferred stock. The warrants to purchase series A preferred stock that were not exchanged were converted into warrants to purchase 30,699 shares of series 1 preferred stock.

  (14)
  From January 1, 2002 through May 31, 2006, we granted options under our 2004 equity incentive plan to purchase 456,471 shares of common stock (net of expirations and cancellations) to employees, directors and consultants, having exercise prices ranging from $5.90 to $22.04 per share. Of these, options to purchase 10,920 shares of common stock have been exercised for aggregate consideration of $64,395 at an exercise price of $5.90 per share.

  (15)
  In April 2005, in connection with the acquisition of ISx, we assumed ISx's 2001 Stock Plan. Options to purchase up to approximately 147,894 shares of our common stock, having exercises prices ranging from $3.21 to $3.87 were issued on account of our assumption of ISx's 2001 Stock Plan. Of these, options to purchase 17,976 shares of common stock have been exercised for aggregate consideration of $59,872 at exercise prices ranging from $3.21 to $3.87 per share.

        The offers, sales and issuances of the securities described in paragraphs 1-4, 6-10, and 12 deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D because the issuance of securities to the accredited investors did not involve a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor under Rule 501 of Regulation D.

        The offers, sales and issuances of the securities described in paragraphs 13 and 14 were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 because the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our or our subsidiaries' employees, directors or bona fide consultants and received the securities under our 2004 equity incentive plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16.    Exhibits and Financial Statement Schedules.

(a)   Exhibits.

Exhibit Number	Description of Document
1.1#	Form of Underwriting Agreement.
3.1#	Amended and Restated Certificate of Incorporation, dated October 13, 2005, currently in effect.
3.2†	Form of Certificate of Amendment.
3.3†	Form of Restated Certificate of Incorporation to be effective upon completion of this offering.
3.4#	Amended and Restated Bylaws, currently in effect.
3.5†	Form of Amended and Restated Bylaws to be effective upon completion of this offering.
4.1	Reference is made to Exhibits 3.1 through 3.5.
4.2#	Form of Common Stock Certificate.
4.3†	Form of Warrant to purchase shares of Series 1 Preferred Stock.
4.4#	Form of Warrant Agreement, and related Warrant Certificate, representing the right to purchase shares of Series 2 Preferred Stock of the Registrant.
4.5#	Form of Warrant to purchase shares of Series 3 Preferred Stock of the Registrant.
4.6#	Warrant to purchase 239,554 shares of Series 1 Preferred Stock, dated September 8, 2005, issued to Dex Media, Inc.
4.7†	Form of Warrant to purchase shares of Common Stock of the Registrant.
4.8#	Third Amended and Restated Investor Rights Agreement, dated October 14, 2005, between the Registrant and certain of its Stockholders.
4.9#	First Amendment to Third Amended and Restated Investor Rights Agreement, dated November 23, 2005, between the Registrant and certain of its stockholders.
4.10#	Registration Rights Agreement, dated September 8, 2005, between the Registrant and Dex Media, Inc.
4.11#	Registration Rights Agreement, dated October 14, 2005, between the Registrant and Shane Brinkerhoff, Tyler Houston, Dustin Moore and Aaron Bromagem.
4.12#	Promissory Note, dated December 30, 2005, payable to Kevin Kimberlin Partners LP in the amount of $9,338,563.62.
4.13#	Form of Secured Convertible Promissory Note payable to Search Mezzanine Investors LLC and Schedule of Notes.
4.14#	Promissory Note, dated April 14, 2005, issued to YP Web Partners, LLC in the face amount of $10,000,000 and Allonge to Promissory Note dated May 1, 2006.
4.15#	Form of Secured Convertible Promissory Note, dated October 14, 2005, and Schedule of Note Holders.
4.16#	Secured Convertible Promissory Note, dated October 14, 2005, payable to Aaron Bromagem in the amount of $500,000.
4.17#	Form of Secured Promissory Note, dated October 14, 2005, and Schedule of Note Holders.

5.1†	Opinion of Cooley Godward LLP.
10.1+#	Form of Indemnity Agreement.
10.2+#	2004 Equity Incentive Plan.
10.3+#	2006 Equity Incentive Plan.
10.4+#	Information Services Extended, Inc. 2001 Equity Incentive Plan.
10.5+#	Amended and Restated Employment Agreement, dated June 30, 2005, between the Registrant and Perry R. Evans.
10.6+#	Employment Agreement, dated March 15, 2006, between the Registrant and Jeannette McClennan.
10.7+#	Employment Agreement, dated April 19, 2001, between Information Services Extended Limited and John H. Kemp.
10.8+#	Outsourcing Agreement, dated March 12, 2006, between the Registrant and John Kemp.
10.9+#	Employment Agreement, dated June 12, 2006, between the Registrant and Michael D. Dingman.
10.10+#	Employment Agreement, dated June 7, 2006, between the Registrant and Curtis Fletcher.
10.11+#	Employment Agreement, dated May 25, 2006, between the Registrant and Susan Dalton.
10.12#	Stock Purchase Agreement, dated April 14, 2005, among the Registrant, Spencer Trask Intellectual Capital Company, LLC, International Business Machines Corporation and Kevin Kimberlin as Shareholders' agent (originally filed as Exhibit 10.7 to the Company's Registration Statement, dated March 22, 2006).
10.13#	Asset Purchase Agreement, dated March 31, 2005, by and among the Registrant, YP Web Partners, LLC, YPSolutions.com, Inc. and The Hammack-Jones Group, LLC (originally filed as Exhibit 10.8 to the Company's Registration Statement, dated March 22, 2006).
10.14#	Form of Subscription Agreement to purchase Series 2 Preferred Stock and Schedule of Purchasers (originally filed as Exhibit 10.9 to the Company's Registration Statement, dated March 22, 2006).
10.15#	Stock Purchase Agreement, dated October 14, 2005, by and among the Registrant and Shane Brinkerhoff, Tyler Houston, Dustin Moore and Aaron Bromagem, as amended by Amendment Number One dated May 1, 2006 (originally filed as Exhibit 10.10 to the Company's Registration Statement, dated March 22, 2006).
10.16#	Stock Purchase Agreement, dated as of October 14, 2005, between the Registrant and the purchasers named therein (originally filed as Exhibit 10.11 to the Company's Registration Statement, dated March 22, 2006).
10.17#	Stock Purchase Agreement, dated as of November 23, 2005, between the Registrant and Kings Road Investments Ltd. (originally filed as Exhibit 10.12 to the Company's Registration Statement, dated March 22, 2006).
10.18#	Placement Agency Agreement, dated January 7, 2005, between the Registrant and Spencer Trask Ventures, Inc. (originally filed as Exhibit 10.13 to the Company's Registration Statement, dated March 22, 2006).

10.19#	Rescission Agreement, dated April 14, 2005, by and among the Registrant, Spencer Trask Intellectual Capital Company LLC and International Business Machines Corporation (originally filed as Exhibit 10.14 to the Company's Registration Statement, dated March 22, 2006).
10.20#	Employment Letter Agreement, dated April 14, 2005, from Spencer Trask Intellectual Capital Company, LLC to Information Services Extended, Inc. and the Registrant (originally filed as Exhibit 10.15 to the Company's Registration Statement, dated March 22, 2006).
10.21#	Letter Agreement, dated April 14, 2005, among Spencer Trask Intellectual Capital Company, LLC, Information Services Extended, Inc. and the Registrant regarding a cash contribution facility provided by Spencer Trask Intellectual Capital Company, LLC to Information Services Extended, Inc., as amended on December 30, 2005 (originally filed as Exhibit 10.16 to the Company's Registration Statement, dated March 22, 2006).
10.22#	Mergers and Acquisition Agreement, dated April 20, 2001, among Information Services Extended, Inc., Spencer Trask Ventures, Inc. and Spencer Trask Intellectual Capital Company LLC, as amended on April 14, 2005 and December 30, 2005 (originally filed as Exhibit 10.17 to the Company's Registration Statement, dated March 22, 2006).
10.23#	Confirmation and Release Agreement, dated October 14, 2005, by and between the Registrant and Spencer Trask Ventures, Inc. (originally filed as Exhibit 10.18 to the Company's Registration Statement, dated March 22, 2006).
10.24#	Voting Proxy Agreement, dated December 30, 2005, among the Registrant and Spencer Trask Ventures, Inc., Spencer Trask Software, LLC, Spencer Trask Investment Partners, LLC, Spencer Trask Intellectual Capital Company, LLC, Spencer Trask Media and Communications Group LLC, Yelo Partners I, LLC and Yelo Partners II, LLC (originally filed as Exhibit 10.19 to the Company's Registration Statement, dated March 22, 2006).
10.25#	Letter of Engagement, dated May 7, 2005, between the Registrant and Cowen Co., LLC, as amended October 17, 2005 (Originally filed as Exhibit 10.20 to the Company's Registration Statement, dated March 22, 2006).
10.26#	Security Agreement, dated April 14, 2005, by and between the Registrant and YP Web Partners, LLC (originally filed as Exhibit 10.21 to the Company's Registration Statement, dated March 22, 2006).
10.27#	Security Agreement, dated October 14, 2005, among MyAreaGuide.com, Inc., Shane Brinkerhoff, Tyler Houston, Dustin Moore and Aaron Bromagem (originally filed as Exhibit 10.22 to the Company's Registration Statement, dated March 22, 2006).
10.28#	Security Agreement, dated October 14, 2005, among Online Web Marketing, Inc., Shane Brinkerhoff, Tyler Houston, Dustin Moore and Aaron Bromagem (originally filed as Exhibit 10.23 to the Company's Registration Statement, dated March 22, 2006).
10.29#	Pledge Agreement, dated October 14, 2005, among the Registrant, Shane Brinkerhoff, Tyler Houston, Dustin Moore and Aaron Bromagem (originally filed as Exhibit 10.24 to the Company's Registration Statement, dated March 22, 2006).
10.30#	Security Agreement, dated April 14, 2005, between Information Services Extended, Inc. and Kevin Kimberlin Partners, L.P. (originally filed as Exhibit 10.25 to the Company's Registration Statement, dated March 22, 2006).

10.31#	Lease agreement, dated August 5, 2005, with respect to property located at 12221 Auraria Parkway, Denver, Colorado (originally filed as Exhibit 10.26 to the Company's Registration Statement, dated March 22, 2006).
10.32#	Lease agreement, dated July 19, 2001, as amended April 25, 2005, with respect to property located at 6301 Northwest Fifth Way, Suite 4000, Fort Lauderdale, Florida (originally filed as Exhibit 10.27 to the Company's Registration Statement, dated March 22, 2006).
10.33#	Lease agreement, dated May 21, 2004, as amended June 28, 2004, with respect to property located at 3445 North Causeway Boulevard, Suite 401, Metairie, Louisiana (originally filed as Exhibit 10.28 to the Company's Registration Statement, dated March 22, 2006).
10.34*	Software Reseller Agreement, dated July 20, 2004, between the Registrant and Fast Search & Transfer International AS.
10.35*	Professional Services and License Agreement, dated June 27, 2003, between the Registrant and Dex Media, Inc.
10.36*	Internet Services Agreement, dated June 18, 2003, between YP Web Partners, LLC and R.H. Donnelley Publishing and Advertising, Inc.
10.37*	Co-Branded Yellow Pages and White Pages Directory Services Agreement, dated December 2, 2004, between MyAreaGuide.com, Inc. and Verizon Directories Corp.
10.38*#	Master License and Support Agreement, dated December 5, 2002, between Information Services Extended, Inc. and Telstra Corporation Ltd. A.B.N. (originally filed as Exhibit 10.35 in Amendment No. 1 to the Company's Registration Statement, dated May 12, 2006).
10.39*#	Services Agreement, dated October 3, 2003, between the Registrant and Sensis Pty, Ltd. (as agent for Telstra Corporation Limited) (originally filed as Exhibit 10.36 in Amendment No. 1 to the Company's Registration Statement, dated May 12, 2006).
10.40*#	Advertising Agreement Insertion Order, dated August 3, 2005, between MyAreaGuide.com, Inc. and Orbitz, LLC.
10.41*	Master Agreement, dated December 31, 2004, between MyAreaGuide.com, Inc. and Overture Services, Inc.
10.42*	Advertising Agreement, dated December 10, 2004, between MyAreaGuide.com, Inc. and Six Continents Hotels, Inc., as amended February 28, 2005.
10.43*	Network Advertising Agreement, dated December 7, 2004, between MyAreaGuide.com, Inc. and Classified Ventures, LLC ("Apartments.com").
10.44#	Master License and Support Agreement, dated January 1, 2003, between Information Services Extended, Inc. and Oy Eniro DS Ab (originally filed as Exhibit 10.42 in Amendment No. 1 to the Company's Registration Statement, dated May 12, 2006).
21.1#	Subsidiaries of the Registrant.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2#	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
23.3	Consent of Grant Thornton LLP, independent registered public accounting firm.
24.1#	Power of Attorney.

†
To be filed by amendment.

+
Indicates management contract or compensatory plan.

*
Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

#
Previously filed.

(b)   Financial Statement Schedules.

        No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 3rd day of August, 2006.

LOCAL MATTERS, INC.
By:	/s/ PERRY R. EVANS Perry R. Evans President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PERRY R. EVANS Perry R. Evans	President, Chief Executive Officer and Director (Principal Executive Officer)	August 3, 2006
/s/ MICHAEL D. DINGMAN, JR. Michael D. Dingman, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	August 3, 2006
* Nancy K. Hamilton	Director	August 3, 2006
* David De Leeuw	Director	August 3, 2006
* Kevin B. Kimberlin	Director	August 3, 2006
* Michael J. Marocco	Director	August 3, 2006
* David J. Moore	Director	August 3, 2006
* Matthew J. Stover	Director	August 3, 2006
*By:	/s/ PERRY R. EVANS Perry R. Evans Attorney-in-Fact	August 3, 2006

Exhibit Index

Exhibit Number	Description of Document
1.1#	Form of Underwriting Agreement.
3.1#	Amended and Restated Certificate of Incorporation, dated October 13, 2005, currently in effect.
3.2†	Form of Certificate of Amendment.
3.3†	Form of Restated Certificate of Incorporation to be effective upon completion of this offering.
3.4#	Amended and Restated Bylaws, currently in effect.
3.5†	Form of Amended and Restated Bylaws to be effective upon completion of this offering.
4.1	Reference is made to Exhibits 3.1 through 3.5.
4.2#	Form of Common Stock Certificate.
4.3†	Form of Warrant to purchase shares of Series 1 Preferred Stock.
4.4#	Form of Warrant Agreement, and related Warrant Certificate, representing the right to purchase shares of Series 2 Preferred Stock of the Registrant.
4.5#	Form of Warrant to purchase shares of Series 3 Preferred Stock of the Registrant.
4.6#	Warrant to purchase 239,554 shares of Series 1 Preferred Stock, dated September 8, 2005, issued to Dex Media, Inc.
4.7†	Form of Warrant to purchase shares of Common Stock of the Registrant.
4.8#	Third Amended and Restated Investor Rights Agreement, dated October 14, 2005, between the Registrant and certain of its Stockholders.
4.9#	First Amendment to Third Amended and Restated Investor Rights Agreement, dated November 23, 2005, between the Registrant and certain of its stockholders.
4.10#	Registration Rights Agreement, dated September 8, 2005, between the Registrant and Dex Media, Inc.
4.11#	Registration Rights Agreement, dated October 14, 2005, between the Registrant and Shane Brinkerhoff, Tyler Houston, Dustin Moore and Aaron Bromagem.
4.12#	Promissory Note, dated December 30, 2005, payable to Kevin Kimberlin Partners LP in the amount of $9,338,563.62.
4.13#	Form of Secured Convertible Promissory Note payable to Search Mezzanine Investors LLC and Schedule of Notes.
4.14#	Promissory Note, dated April 14, 2005, issued to YP Web Partners, LLC in the face amount of $10,000,000 and Allonge to Promissory Note dated May 1, 2006.
4.15#	Form of Secured Convertible Promissory Note, dated October 14, 2005, and Schedule of Note Holders.
4.16#	Secured Convertible Promissory Note, dated October 14, 2005, payable to Aaron Bromagem in the amount of $500,000.
4.17#	Form of Secured Promissory Note, dated October 14, 2005, and Schedule of Note Holders.
5.1†	Opinion of Cooley Godward LLP.
10.1+#	Form of Indemnity Agreement.
10.2+#	2004 Equity Incentive Plan.

10.3+#	2006 Equity Incentive Plan.
10.4+#	Information Services Extended, Inc. 2001 Equity Incentive Plan.
10.5+#	Amended and Restated Employment Agreement, dated June 30, 2005, between the Registrant and Perry R. Evans.
10.6+#	Employment Agreement, dated March 15, 2006, between the Registrant and Jeannette McClennan.
10.7+#	Employment Agreement, dated April 19, 2001, between Information Services Extended Limited and John H. Kemp.
10.8+#	Outsourcing Agreement, dated March 12, 2006, between the Registrant and John Kemp.
10.9+#	Employment Agreement, dated June 12, 2006, between the Registrant and Michael D. Dingman.
10.10+#	Employment Agreement, dated June 7, 2006, between the Registrant and Curtis Fletcher.
10.11+#	Employment Agreement, dated May 25, 2006, between the Registrant and Susan Dalton.
10.12#	Stock Purchase Agreement, dated April 14, 2005, among the Registrant, Spencer Trask Intellectual Capital Company, LLC, International Business Machines Corporation and Kevin Kimberlin as Shareholders' agent (originally filed as Exhibit 10.7 to the Company's Registration Statement, dated March 22, 2006).
10.13#	Asset Purchase Agreement, dated March 31, 2005, by and among the Registrant, YP Web Partners, LLC, YPSolutions.com, Inc. and The Hammack-Jones Group, LLC (originally filed as Exhibit 10.8 to the Company's Registration Statement, dated March 22, 2006).
10.14#	Form of Subscription Agreement to purchase Series 2 Preferred Stock and Schedule of Purchasers (originally filed as Exhibit 10.9 to the Company's Registration Statement, dated March 22, 2006).
10.15#	Stock Purchase Agreement, dated October 14, 2005, by and among the Registrant and Shane Brinkerhoff, Tyler Houston, Dustin Moore and Aaron Bromagem, as amended by Amendment Number One dated May 1, 2006 (originally filed as Exhibit 10.10 to the Company's Registration Statement, dated March 22, 2006).
10.16#	Stock Purchase Agreement, dated as of October 14, 2005, between the Registrant and the purchasers named therein (originally filed as Exhibit 10.11 to the Company's Registration Statement, dated March 22, 2006).
10.17#	Stock Purchase Agreement, dated as of November 23, 2005, between the Registrant and Kings Road Investments Ltd. (originally filed as Exhibit 10.12 to the Company's Registration Statement, dated March 22, 2006).
10.18#	Placement Agency Agreement, dated January 7, 2005, between the Registrant and Spencer Trask Ventures, Inc. (originally filed as Exhibit 10.13 to the Company's Registration Statement, dated March 22, 2006).
10.19#	Rescission Agreement, dated April 14, 2005, by and among the Registrant, Spencer Trask Intellectual Capital Company LLC and International Business Machines Corporation (originally filed as Exhibit 10.14 to the Company's Registration Statement, dated March 22, 2006).
10.20#	Employment Letter Agreement, dated April 14, 2005, from Spencer Trask Intellectual Capital Company, LLC to Information Services Extended, Inc. and the Registrant (originally filed as Exhibit 10.15 to the Company's Registration Statement, dated March 22, 2006).

10.21#	Letter Agreement, dated April 14, 2005, among Spencer Trask Intellectual Capital Company, LLC, Information Services Extended, Inc. and the Registrant regarding a cash contribution facility provided by Spencer Trask Intellectual Capital Company, LLC to Information Services Extended, Inc., as amended on December 30, 2005 (originally filed as Exhibit 10.16 to the Company's Registration Statement, dated March 22, 2006).
10.22#	Mergers and Acquisition Agreement, dated April 20, 2001, among Information Services Extended, Inc., Spencer Trask Ventures, Inc. and Spencer Trask Intellectual Capital Company LLC, as amended on April 14, 2005 and December 30, 2005 (originally filed as Exhibit 10.17 to the Company's Registration Statement, dated March 22, 2006).
10.23#	Confirmation and Release Agreement, dated October 14, 2005, by and between the Registrant and Spencer Trask Ventures, Inc. (originally filed as Exhibit 10.18 to the Company's Registration Statement, dated March 22, 2006).
10.24#	Voting Proxy Agreement, dated December 30, 2005, among the Registrant and Spencer Trask Ventures, Inc., Spencer Trask Software, LLC, Spencer Trask Investment Partners, LLC, Spencer Trask Intellectual Capital Company, LLC, Spencer Trask Media and Communications Group LLC, Yelo Partners I, LLC and Yelo Partners II, LLC (originally filed as Exhibit 10.19 to the Company's Registration Statement, dated March 22, 2006).
10.25#	Letter of Engagement, dated May 7, 2005, between the Registrant and Cowen Co., LLC, as amended October 17, 2005 (Originally filed as Exhibit 10.20 to the Company's Registration Statement, dated March 22, 2006).
10.26#	Security Agreement, dated April 14, 2005, by and between the Registrant and YP Web Partners, LLC (originally filed as Exhibit 10.21 to the Company's Registration Statement, dated March 22, 2006).
10.27#	Security Agreement, dated October 14, 2005, among MyAreaGuide.com, Inc., Shane Brinkerhoff, Tyler Houston, Dustin Moore and Aaron Bromagem (originally filed as Exhibit 10.22 to the Company's Registration Statement, dated March 22, 2006).
10.28#	Security Agreement, dated October 14, 2005, among Online Web Marketing, Inc., Shane Brinkerhoff, Tyler Houston, Dustin Moore and Aaron Bromagem (originally filed as Exhibit 10.23 to the Company's Registration Statement, dated March 22, 2006).
10.29#	Pledge Agreement, dated October 14, 2005, among the Registrant, Shane Brinkerhoff, Tyler Houston, Dustin Moore and Aaron Bromagem (originally filed as Exhibit 10.24 to the Company's Registration Statement, dated March 22, 2006).
10.30#	Security Agreement, dated April 14, 2005, between Information Services Extended, Inc. and Kevin Kimberlin Partners, L.P. (originally filed as Exhibit 10.25 to the Company's Registration Statement, dated March 22, 2006).
10.31#	Lease agreement, dated August 5, 2005, with respect to property located at 12221 Auraria Parkway, Denver, Colorado (originally filed as Exhibit 10.26 to the Company's Registration Statement, dated March 22, 2006).
10.32#	Lease agreement, dated July 19, 2001, as amended April 25, 2005, with respect to property located at 6301 Northwest Fifth Way, Suite 4000, Fort Lauderdale, Florida (originally filed as Exhibit 10.27 to the Company's Registration Statement, dated March 22, 2006).
10.33#	Lease agreement, dated May 21, 2004, as amended June 28, 2004, with respect to property located at 3445 North Causeway Boulevard, Suite 401, Metairie, Louisiana (originally filed as Exhibit 10.28 to the Company's Registration Statement, dated March 22, 2006).
10.34*	Software Reseller Agreement, dated July 20, 2004, between the Registrant and Fast Search & Transfer International AS.

10.35*	Professional Services and License Agreement, dated June 27, 2003, between the Registrant and Dex Media, Inc.
10.36*	Internet Services Agreement, dated June 18, 2003, between YP Web Partners, LLC and R.H. Donnelley Publishing and Advertising, Inc.
10.37*	Co-Branded Yellow Pages and White Pages Directory Services Agreement, dated December 2, 2004, between MyAreaGuide.com, Inc. and Verizon Directories Corp.
10.38*#	Master License and Support Agreement, dated December 5, 2002, between Information Services Extended, Inc. and Telstra Corporation Ltd. A.B.N. (originally filed as Exhibit 10.35 in Amendment No. 1 to the Company's Registration Statement, dated May 12, 2006).
10.39*#	Services Agreement, dated October 3, 2003, between the Registrant and Sensis Pty, Ltd. (as agent for Telstra Corporation Limited) (originally filed as Exhibit 10.36 in Amendment No. 1 to the Company's Registration Statement, dated May 12, 2006).
10.40*#	Advertising Agreement Insertion Order, dated August 3, 2005, between MyAreaGuide.com, Inc. and Orbitz, LLC.
10.41*	Master Agreement, dated December 31, 2004, between MyAreaGuide.com, Inc. and Overture Services, Inc.
10.42*	Advertising Agreement, dated December 10, 2004, between MyAreaGuide.com, Inc. and Six Continents Hotels, Inc., as amended February 28, 2005.
10.43*	Network Advertising Agreement, dated December 7, 2004, between MyAreaGuide.com, Inc. and Classified Ventures, LLC ("Apartments.com").
10.44#	Master License and Support Agreement, dated January 1, 2003, between Information Services Extended, Inc. and Oy Eniro DS Ab (originally filed as Exhibit 10.42 in Amendment No. 1 to the Company's Registration Statement, dated May 12, 2006).
21.1#	Subsidiaries of the Registrant.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2#	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
23.3	Consent of Grant Thornton LLP, independent registered public accounting firm.
24.1#	Power of Attorney.

†
To be filed by amendment.

+
Indicates management contract or compensatory plan.

*
Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

#
Previously filed.